UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PARTNERRE LTD.

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September 25, 2015

Dear PartnerRe Ltd. Shareholders:

We cordially invite you to the special general meeting of the shareholders of PartnerRe Ltd., to be held at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, on November 19, 2015 at 9:00 a.m., Atlantic time.

On August 2, 2015, PartnerRe entered into an Agreement and Plan of Merger with Exor N.V., Pillar Ltd., a wholly owned subsidiary of Exor N.V. and, solely with respect to certain specified sections of the merger agreement, EXOR S.p.A., which was subsequently amended on August 31, 2015. Pursuant to the merger agreement, Pillar Ltd. will be merged with and into PartnerRe, with PartnerRe continuing as the surviving company and a wholly owned subsidiary of Exor N.V.

At the effective time of the merger, each PartnerRe common share issued and outstanding immediately before the effective time will be entitled to receive (i) $137.50 in cash and (ii) a one-time special cash dividend in the amount of $3.00 per common share.

Pursuant to the terms of the merger agreement, each PartnerRe preferred share issued and outstanding immediately before the effective time will continue as a preferred share of the surviving company and the relative rights, terms and conditions of each such share will remain unchanged. Subject to obtaining a private letter ruling from the Internal Revenue Service, the surviving company will launch an exchange offer to exchange preferred shares of the surviving company for newly issued preferred shares with identical terms except reflecting a 100 basis point increase in the current applicable dividend rate and an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on payment of dividends on common shares (subject to certain exceptions) to an amount not exceeding 67% of quarterly net income until December 31, 2020. PartnerRe requested a private letter ruling on September 8, 2015, but there is no assurance that the Internal Revenue Service will grant one. If such ruling is not obtained before the closing date, Exor S.p.A. will make a contingent cash payment of approximately $42.7 million pro rata to holders of PartnerRe preferred shares at closing and after closing, the surviving company will launch an alternate exchange offer to exchange preferred shares of the surviving company for newly issued preferred shares with identical terms except reflecting an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on payment of dividends on common shares (subject to certain exceptions) to an amount not exceeding 67% of quarterly net income until December 31, 2020. The tax reporting obligations resulting from the contingent cash payment and the agreement to launch the alternate exchange offer are uncertain. Although PartnerRe does not believe it is likely, the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer may give rise to tax shelter reporting obligations for holders of surviving company preferred shares after the merger. For a more complete discussion of this topic, holders of surviving company preferred shares are encouraged to read the section in the enclosed proxy statement titled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders of PartnerRe Preferred Shares—Tax Consequences of the Agreement to Enter into the Exchange Offer and Alternate Exchange Offer” and to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer.

We are soliciting proxies for use at the special general meeting to consider and vote upon proposals to approve: (1) an amendment to the PartnerRe bye-laws, (2) the adoption of the merger agreement, the statutory merger agreement required in accordance with Section 105 of the Bermuda Companies Act 1981, as amended, and the merger, which we refer to as the merger proposal, (3) the compensation advisory proposal and (4) the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement, the statutory merger agreement and the merger at such special general meeting, which we refer to as the adjournment proposal. Holders of PartnerRe common shares will be entitled to vote on all four proposals, whereas holders of PartnerRe preferred shares will be entitled to vote on the merger proposal and the adjournment proposal only. We urge all shareholders to read this proxy statement and the documents included with this proxy statement carefully and in their entirety.

The PartnerRe board of directors has unanimously (1) determined that the bye-law amendment is advisable to and in the best interest of PartnerRe, and authorized and approved the bye-law amendment, (2) determined that the merger, on the terms and conditions set forth in the merger agreement is advisable and in the best interests of PartnerRe and fair to the holders of PartnerRe common shares and the holders of PartnerRe preferred shares, (3) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby and (4) resolved that the bye-law amendment proposal and the merger proposal be submitted to the PartnerRe shareholders for their consideration at the special general meeting. Accordingly, the PartnerRe board of directors unanimously recommends that PartnerRe shareholders vote (1) “FOR” the bye-law amendment proposal, (2) “FOR” the merger proposal and (3) “FOR” the other proposals described in this proxy statement in respect of which they are entitled to vote.

If the bye-law amendment proposal is approved, the affirmative vote of a majority of the votes cast, at the special general meeting at which a quorum under PartnerRe’s amended bye-laws is present, will be required to approve and adopt the merger proposal. If the bye-law amendment proposal is not approved, then the affirmative vote of 75% of the votes cast, at the special general meeting at which a quorum consisting of at least two persons holding or representing by proxy more than one-third of the issued shares of PartnerRe is present, will be required to approve and adopt the merger proposal. Shareholder approval of the merger proposal is necessary to complete the merger.

Your vote is very important. Whether or not you plan to attend the special general meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. If you attend the special general meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee, as applicable, will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares, following the procedures provided by your bank, brokerage firm or other nominee.

The accompanying proxy statement provides you with detailed information about the special general meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, PartnerRe’s proxy solicitor, toll-free at (877) 825-8971 (banks and brokers may call collect at (212) 750-5833).

Thank you in advance for your cooperation and continued support.

Sincerely,

Jean-Paul Montupet

Chairman of the Board of Directors

PartnerRe Ltd.

The proxy statement is dated September 25, 2015, and is first being mailed to PartnerRe’s shareholders on or about September 28, 2015.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

90 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 19, 2015

September 25, 2015

To the Shareholders of PartnerRe Ltd.:

On August 2, 2015, PartnerRe Ltd. (which we refer to as “PartnerRe” or the “Company”) entered into an Agreement and Plan of Merger with Exor N.V., Pillar Ltd., a wholly owned subsidiary of Exor N.V. and, solely with respect to certain specified sections of the merger agreement, EXOR S.p.A , which was subsequently amended on August 31, 2015 (we refer to the merger agreement and the amendment thereto collectively as the “merger agreement”). Pursuant to the merger agreement, Pillar Ltd. will be merged with and into PartnerRe, with PartnerRe continuing as the surviving company and a wholly owned subsidiary of Exor N.V. (which we refer to as the “merger”).

Notice is hereby given that a special general meeting of shareholders (which we refer to as the “special general meeting”) of PartnerRe will be held at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, on November 19, 2015 at 9:00 a.m., Atlantic time, for the following purposes:

•	Proposal 1: to approve amending the PartnerRe bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”;

•	Proposal 2: to approve and adopt the merger agreement, the statutory merger agreement required in accordance with Section 105 of the Companies Act and the merger;

•	Proposal 3: on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the merger; and

•	Proposal 4: to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special general meeting.

Consummation of the merger is conditioned on, among other things, the approval of Proposal 2 (which we refer to as the “merger proposal”), but is not conditional on the approval of Proposal 1 (which we refer to as the “bye-law amendment proposal”), Proposal 3 (which we refer to as the “compensation advisory proposal”) or Proposal 4 (which we refer to as the “adjournment proposal”).

Only PartnerRe shareholders of record, as shown in PartnerRe’s register of members at the close of business on September 23, 2015, will be entitled to notice of, and to vote at, the special general meeting and any postponement or adjournment thereof. Of such PartnerRe shareholders, the holders of PartnerRe common shares (as defined below) will be entitled to vote on all of the above proposals and the holders of PartnerRe preferred shares (as defined below) will be entitled to vote on only Proposal 2 and Proposal 4.

Your vote is important. Whether or not you plan to attend the special general meeting, please take the time to vote on the proposals by signing and returning the enclosed proxy card or voting instruction form, or by submitting your proxy over the Internet or by telephone, as soon as possible to ensure that your shares may be represented and voted at the special general meeting.

At any time prior to their being voted at the special general meeting, proxies are revocable by written notice to the Secretary of PartnerRe, by a duly executed proxy bearing a later date or by voting in person at the PartnerRe special general meeting.

The PartnerRe board of directors considers the fair value for each common share of PartnerRe, par value $1.00 per share (which we refer to as “PartnerRe common shares”) to be (i) $137.50 without interest, less any applicable withholding taxes (which we refer to as the “merger consideration”) and (ii) a one-time special cash dividend in the amount of $3.00 per PartnerRe common share (which we refer to as the “special dividend” and together with the merger consideration, the “consideration”). The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Bermuda Companies Act 1981, as amended (which we refer to as the “Companies Act”) and will be conditional and contingent upon the submission of the formal application to the Bermuda Registrar of Companies (which we refer to as the “Registrar of Companies”) for the merger to be registered with payment conditional and contingent upon, and such payment date following, the consummation of the merger by the issuance of the certificate of merger by the Bermuda Registrar of Companies or such other time as the certificate of merger may provide (which we refer to as the “effective time”). The PartnerRe board of directors considers the fair value for each preferred share of PartnerRe, par value $1.00 per share (which we refer to as “PartnerRe preferred shares”) to be such PartnerRe preferred share continuing as a preferred share of the surviving company, par value $1.00 per share with the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by its certificate of designation. PartnerRe shareholders who are not satisfied that they have been offered fair value for their shares and whose shares are not voted in favor of the merger proposal may exercise their appraisal rights under the Companies Act, as amended, to have the fair value of their shares appraised by the Supreme Court of Bermuda (which we refer to as the “Bermuda Court”). PartnerRe shareholders intending to exercise appraisal rights MUST file their application for appraisal of the fair value of their shares with the Bermuda Court within ONE MONTH of the giving of the notice convening the special general meeting.

By order of the Board of Directors,

Christine Patton

Secretary and Corporate Counsel to the Board

Pembroke, Bermuda

September 25, 2015

i

Annex A - Agreement and Plan of Merger, dated August 2, 2015, by and among Exor N.V., Pillar Ltd., PartnerRe Ltd. and solely with respect to Sections 4.01 to 4.05, Section 6.13 and Section 9.13, EXOR S.p.A., and the amendment thereto dated August 31, 2015 (a conformed copy is included in Annex A to this proxy statement)

Annex A-1 - Statutory Merger Agreement to be entered into by and among Exor N.V., Pillar Ltd. and PartnerRe Ltd.

Annex B - Opinion of Credit Suisse Securities (USA) LLC, dated August 2, 2015

Annex C - Opinion of Lazard Fréres & Co. LLC., dated August 2, 2015

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL GENERAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special general meeting. These questions and answers may not address all questions that may be important to you as a shareholder of PartnerRe. For more information, please see the section of this proxy statement titled “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q: Why am I receiving this proxy statement?

A: PartnerRe, Exor N.V. (which we refer to as “Parent”), Pillar Ltd., a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) and solely with respect to certain specified sections, EXOR S.p.A. (which we refer to as “EXOR” or “Parent Guarantor”) have entered into the merger agreement, pursuant to which Merger Sub will be merged with and into PartnerRe, with PartnerRe continuing as the surviving company and a wholly owned subsidiary of Parent.

In order to consummate the merger, PartnerRe shareholders must approve certain proposals and the transactions related to the merger described in this proxy statement. PartnerRe will hold the special general meeting to obtain these approvals. This proxy statement, which you should read carefully, contains important information about the merger and related transactions and other matters being considered at the special general meeting.

Q: When and where is the special general meeting?

A: The special general meeting will take place at 9:00 a.m., Atlantic time, on November 19, 2015, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Q: What is happening at the special general meeting?

A: At the special general meeting, the holders of PartnerRe preferred shares will be asked to consider and vote only on Proposal 2 and Proposal 4 below and the holders of PartnerRe common shares will be asked to consider and vote on all of the following proposals:

•	Proposal 1: to approve amending the PartnerRe bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”;

•	Proposal 2: to approve and adopt the merger agreement, the statutory merger agreement required in accordance with Section 105 of the Companies Act (which we refer to as the “statutory merger agreement”) and the merger;

•	Proposal 3: on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the merger; and

•	Proposal 4: to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special general meeting.

As of the record date, the holders of PartnerRe common shares and the holders of PartnerRe preferred shares hold 58.4% and 41.6% of the aggregate voting power with respect to the approval of Proposals 2 and 4, respectively. If Proposal 1 is approved, the holders of PartnerRe common shares shall have sufficient voting power to approve Proposal 2; whereas, the holders of PartnerRe preferred shares may or may not be able to approve Proposal 2 depending on the number of votes cast by the holders of PartnerRe common shares at the special meeting. If Proposal 1 is not approved, neither the holders of PartnerRe common shares nor the holders of PartnerRe preferred shares can approve Proposal 2 on their own, provided that all PartnerRe common shares and PartnerRe preferred shares are voted at the special meeting.

Q: What will happen in the merger?

A: If PartnerRe shareholders approve and adopt the merger proposal and all other conditions to the merger have been satisfied or waived, Merger Sub will be merged with and into PartnerRe, with PartnerRe continuing as the surviving company and a wholly owned subsidiary of Parent.

Q: What will holders of PartnerRe common shares receive in the merger?

A: Pursuant to the terms of the merger agreement and the statutory merger agreement, each PartnerRe common share issued and outstanding immediately prior to the effective time (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) shall automatically be cancelled and converted into the right to receive the merger consideration. In addition, PartnerRe has also agreed to declare and pay the special dividend to each holder of record of PartnerRe common shares immediately prior to the effective time. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time.

Q: When and to whom will the special dividend be paid?

A: Each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time. Each holder of PartnerRe share options, share appreciation rights or other share-based awards will be entitled to receive the special dividend in respect of each PartnerRe common share subject to such award, subject to and in accordance with the terms of the applicable grant or award agreement (and the number of PartnerRe common shares underlying each performance share unit award will be determined as if the maximum performance were achieved). The special dividend will not be paid with respect to PartnerRe preferred shares.

Q. How does the consideration compare to the closing price of PartnerRe common shares on January 23, 2015, the last trading day prior to the announcement of the now terminated amalgamation with AXIS Capital Holdings Limited (which we refer to as “AXIS”)?

A. The consideration represents a premium of 23% to the closing price of PartnerRe common shares on January 23, 2015, the last trading day prior to the public announcement of the now terminated amalgamation with AXIS.

Q: What will holders of PartnerRe preferred shares receive in the merger?

A: Pursuant to the terms of the merger agreement and the statutory merger agreement, each PartnerRe preferred share issued and outstanding immediately prior to the effective time will continue as a preferred share of the surviving company and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificate of designation, preferences and rights of such PartnerRe preferred shares.

Q: What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?

A: Pursuant to the merger agreement, if PartnerRe obtains a private letter ruling from the Internal Revenue Service (which we refer to as the “IRS”) prior to the closing date of the merger confirming the absence of U.S. tax shelter reporting obligations with respect to the proposed exchange offer (which we refer to as a “ruling”), the surviving company will launch an exchange offer pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares will receive newly issued preferred shares of the surviving company reflecting a 100 basis point increase in the current applicable dividend rate, subject to certain exceptions, an extended redemption date of the later of (i) the fifth anniversary of the date of issuance and (ii) January 1, 2021, and a restriction on payment of dividends on common shares (subject to certain exceptions), to an amount not exceeding 67% of quarterly net income until December 31, 2020 (such securities, which we refer to as the “exchange securities,” and such exchange offer, which we refer to as the “exchange offer”). The terms of the exchange securities would be otherwise identical in all material respects to each PartnerRe preferred share issued and outstanding at the effective time. PartnerRe requested a ruling on September 8, 2015, but there can be no assurance that the IRS will grant one.

Pursuant to the merger agreement, if PartnerRe does not obtain a ruling prior to the closing date of the merger, Parent Guarantor will pay a contingent cash payment, in lieu of a 100 basis point increase in the current applicable dividend rate, of approximately $42.7 million pro rata to holders of PartnerRe preferred shares as of the effective time (which we refer to as the “contingent cash payment”). In this case, the merger agreement provides that the surviving company will launch the alternate exchange offer pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares of the surviving company will receive newly issued preferred shares of the surviving company reflecting, subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on payment of dividends on common shares (subject to certain exceptions), to an amount not exceeding 67% of quarterly net income until December 31, 2020 (such securities, which we refer to as the “alternate exchange securities,” and such exchange offer, which we refer to as the “alternate exchange offer”). The terms of the alternate exchange securities would be otherwise identical in all material respects to each PartnerRe preferred share issued and outstanding at the effective time. The tax reporting obligations resulting from the contingent cash payment and the agreement to launch the alternate exchange offer are uncertain. Although PartnerRe does not believe it is likely, the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer may give rise to tax shelter reporting obligations for holders of surviving company preferred shares after the merger. For a more complete discussion of this topic, holders of surviving company preferred shares are encouraged to read the section in this proxy statement titled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders of PartnerRe Preferred Shares—Tax Consequences of the Agreement to Enter into the Exchange Offer and Alternate Exchange Offer” and to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer.

Q: Are shareholders able to exercise appraisal rights?

A: Dissenting shareholders may exercise, within one month after the date the notice convening the special general meeting is deemed to have been given, appraisal rights under Bermuda law to have the fair value of their PartnerRe common shares or PartnerRe preferred shares appraised by the Bermuda Court, subject to compliance with all of the required procedures, as described in the section of this proxy statement titled “The Merger—Dissenters’ Rights of Appraisal for PartnerRe Shareholders.”

Q: When do the parties expect to complete the merger?

A: The parties expect to complete the merger in the first quarter of 2016, although there can be no assurance that the parties will be able to do so. The closing of the merger is subject to customary closing conditions, including approval of PartnerRe shareholders and receipt of certain insurance and other regulatory approvals.

Please see the section of this proxy statement titled “The Merger Agreement—Conditions to Consummation of the Merger” for more information.

Q: What happens if the merger is not completed?

A: If the merger proposal is not approved by the requisite vote of PartnerRe shareholders, or the merger is not completed for any other reason, the merger will not occur and PartnerRe shareholders will not receive the consideration under the merger agreement, which is described in greater detail in the section of this proxy statement titled “Summary—The Merger Agreement.” Further, neither the exchange offer nor the alternate exchange offer will be launched. Instead, PartnerRe shareholders will continue to own their PartnerRe common shares or PartnerRe preferred shares, as the case may be. PartnerRe will remain an independent public company and PartnerRe common shares will continue to be registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and traded on the New York Stock Exchange (which we refer to as the “NYSE”). If the merger agreement is terminated under certain specified circumstances, PartnerRe may be required to pay Parent a fee of $55 million, $135 million or $250 million and out of pocket costs and expenses in connection with the merger in an amount not to exceed $35 million and, in certain circumstances, Parent may be required to pay PartnerRe a reimbursement payment of $225 million, as described in the sections of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effects of Termination; Liability for Breach.”

Q: What are the U.S. federal income tax consequences of the merger to holders of PartnerRe common shares?

A: The exchange of PartnerRe common shares for the merger consideration pursuant to the merger agreement generally will be a taxable transaction to U.S. holders of PartnerRe common shares for U.S. federal income tax purposes. On an exchange of your PartnerRe common shares for the merger consideration in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by you in the merger and your adjusted tax basis in your PartnerRe common shares.

PartnerRe intends to treat the special dividend as a dividend for U.S. federal income tax purposes and not as part of the merger consideration. PartnerRe intends to treat the special dividend as “qualified dividend income,” in which case individual U.S. holders who meet the applicable holding period requirements will be taxed on the special dividend at preferential tax rates. The IRS may disagree with such treatment and treat the special dividend as additional merger consideration or as ineligible for the preferential tax rates applicable to qualified dividend income.

YOU SHOULD READ THE SECTION OF THIS PROXY STATEMENT TITLED “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, PARTNERRE URGES YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q: What are the U.S. federal income tax consequences of the merger to holders of PartnerRe preferred shares?

A: The continuation of PartnerRe preferred shares as preferred shares of the surviving company in the merger will not be a taxable event for U.S. federal income tax purposes for holders of PartnerRe preferred shares. Except with respect to the contingent cash payment (if applicable), if you are a holder of PartnerRe preferred shares, you will not recognize any income, gain or loss for U.S. federal income tax purposes upon the continuation of your PartnerRe preferred shares as preferred shares of the surviving company, and you will retain an adjusted tax basis and holding period in your surviving company preferred shares equal to the adjusted tax basis and holding period you had in your PartnerRe preferred shares prior to the merger. To the extent that PartnerRe is required to take a position as to the treatment of the contingent cash payment, PartnerRe intends to treat the payment as ordinary income for U.S. federal income tax purposes, taxable to U.S. holders of PartnerRe preferred shares at the time such payment is accrued or received, in accordance with the U.S. holder’s method of tax accounting. The tax reporting obligations resulting from the contingent cash payment and the agreement to launch the alternate exchange offer are uncertain. Although the company does not believe it is likely, the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer may give rise to tax shelter reporting obligations for holders of surviving company preferred shares after the merger.

YOU SHOULD READ THE SECTION OF THIS PROXY STATEMENT TITLED “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, PARTNERRE URGES YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q: Why are PartnerRe’s shareholders voting on the bye-law amendment proposal?

A: The PartnerRe bye-laws do not currently provide for the shareholders to consider and approve a merger of PartnerRe with another company. The Companies Act, however, does permit a company’s bye-laws to provide for the required vote and quorum at a general meeting of shareholders to consider and approve a merger and, in the absence thereof, the required vote and quorum under the Companies Act requires the resolution of the shareholders must be approved by the affirmative vote of 75% of those voting at the general meeting, the quorum for which is two persons at least holding or representing by proxy more than one-third of the issued shares of the company. Under this proposal, the amendment to the PartnerRe bye-laws would result in the required vote and quorum at a general meeting of shareholders to consider and approve a merger of PartnerRe with another company being aligned with the existing required vote and quorum for a resolution of the shareholders to consider and approve an amalgamation currently provided for in PartnerRe bye-laws. Accordingly, in this proposal, PartnerRe is asking its shareholders to approve amending the PartnerRe bye-laws to provide that a merger of PartnerRe with another company requires the affirmative vote of a majority of the votes cast at a PartnerRe general meeting, at which the quorum required is one or more persons present in person or by proxy of shares representing not less than 25% of all PartnerRe shares.

Q: Why are holders of PartnerRe common shares being asked to cast an advisory (non-binding) vote to approve “golden parachute compensation” payable to PartnerRe’s named executive officers under existing agreements with PartnerRe in connection with the merger?

A: The United States Securities and Exchange Commission (which we refer to as the “SEC”), in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which we refer to as the “Dodd-Frank Act”), adopted rules that require PartnerRe to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to PartnerRe’s named executive officers in connection with the merger. For more details on such payments, see the section of this proxy statement titled “The Merger—Interests of PartnerRe’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Q. Do any of PartnerRe’s directors or officers have interests in the merger that may differ from or be in addition to the interests of PartnerRe shareholders?

A. Yes. In considering the recommendation of the PartnerRe board of directors to vote in favor of the approval and adoption of the merger agreement, you should be aware that our directors and officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The PartnerRe board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved and adopted by the shareholders of the Company. For more details, see the section of this proxy statement titled “The Merger— Interests of PartnerRe’s Directors and Executive Officers in the Merger.”

Q: What happened to the proposed amalgamation with AXIS?

A: On January 25, 2015, PartnerRe and AXIS entered into an agreement and plan of amalgamation, as subsequently amended (which we refer to as the “amalgamation agreement”). On July 20, 2015, Parent Guarantor submitted a revised unsolicited acquisition proposal to the PartnerRe board of directors and after consultation with its outside legal and financial advisors, the PartnerRe board of directors determined in good faith on July 21, 2015 that the revised acquisition proposal would reasonably be likely to lead to a superior proposal. Following further negotiations with Parent Guarantor, the PartnerRe board of directors determined that it was in the best interests of PartnerRe shareholders to terminate the amalgamation agreement in order to enter into the merger agreement. On August 2, 2015, PartnerRe and AXIS entered into a termination agreement (the “termination agreement”), whereby the parties agreed to terminate the amalgamation agreement, and in consideration of such termination, PartnerRe agreed to pay $315 million to AXIS in termination fees (which we refer to as the “AXIS termination fee”), which amount has been paid in full.

Q: What shareholder vote is required to approve the items to be voted on at the special general meeting, including the merger?

A: The holders of PartnerRe preferred shares will be entitled to vote on only the merger proposal and the adjournment proposal, whereas the holders of PartnerRe common shares will be entitled to vote on all of the proposals. The affirmative vote of a majority of the votes cast, by the holders of the PartnerRe common shares, at the special general meeting at which a quorum under PartnerRe’s bye-laws is present, is required to approve the bye-law amendment proposal, which will become effective immediately if so approved. Each PartnerRe share, including the PartnerRe preferred shares, carries the right to vote on the merger proposal and, if the bye-law amendment proposal is approved, the affirmative vote of a majority of the votes cast, at the special general meeting at which a quorum under PartnerRe’s amended bye-laws is present, will be required to approve and adopt the merger proposal. If the bye-law amendment proposal is not approved, then in accordance with the Companies Act the affirmative vote of 75% of the votes cast, at the special general meeting at which a quorum consisting of at least two persons holding or representing by proxy more than one-third of the issued shares of PartnerRe is present, will be required to approve and adopt the merger proposal. The affirmative vote of a majority of votes cast at the special general meeting at which a quorum under PartnerRe’s bye-laws is present is required to approve each other matter to be considered, including any adjournment proposal. Each PartnerRe share, including the PartnerRe preferred shares, will carry the right to vote on the adjournment proposal. The affirmative vote of a majority of the votes of common shares cast at the special general meeting at which a quorum under PartnerRe’s bye-laws is present is required to approve the compensation advisory proposal on an advisory (nonbinding) basis. Please see the description in the section of this proxy statement titled “Questions and Answers About the Merger and the Special General Meeting—Who is entitled to vote at the special general meeting?”

Q: Does the PartnerRe board of directors recommend approval of the proposals?

A: PartnerRe’s board of directors unanimously recommends that PartnerRe shareholders vote “FOR” the merger proposal and “FOR” the other proposals described in this proxy statement.

Q: Does Parent have the financial resources to complete the merger?

A: It is anticipated that the total funds needed to complete the merger will be approximately $6.1 billion. Parent has informed us that it will fund this amount through a combination of cash on hand and “certain funds” investment grade loan facilities from Citigroup Global Markets Limited and Morgan Stanley Bank International Limited for an amount up to $3.473 billion. Further, Parent’s obligations under the merger agreement, including its obligation to pay the consideration, have been guaranteed by Parent Guarantor.

Q: Who is entitled to vote at the special general meeting?

A: Only PartnerRe shareholders of record, as shown on PartnerRe’s register of members, respectively, at the close of business on September 23, 2015, the record date for the special general meeting, will be entitled to notice of, and to vote at, the special general meeting or any adjournment or postponement thereof. In accordance with the Companies Act each PartnerRe share, including PartnerRe preferred shares, carries the right to vote in respect of the merger proposal. If it becomes necessary or appropriate to solicit additional proxies for the merger proposal then each PartnerRe common share and PartnerRe preferred share carries the right to vote in respect of the adjournment proposal. In respect of the other proposals to be decided on at the special general meeting only holders of PartnerRe common shares are entitled to vote.

Q: What do I need to do now?

A: We urge you to carefully read this proxy statement, including its annexes and the documents incorporated by reference herein. You are also encouraged to review the documents referenced under the section of this proxy statement titled “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, we encourage you to fill in and return the enclosed proxy card (if you are a shareholder of record) or voting instruction form you receive from your bank, broker or other nominee (if you are a shareholder who holds your shares through a bank, broker or other nominee).

Q: How do I vote my shares?

A: Shareholder of Record. If your PartnerRe shares are registered directly in your name, then you are considered a shareholder of record of PartnerRe with respect to those shares and this proxy statement and the enclosed proxy card were sent to you directly by PartnerRe. As a PartnerRe shareholder of record, you may vote by completing, dating, signing and mailing the enclosed proxy card in the return envelope provided as soon as possible or by following the instructions on the proxy card to submit your proxy by telephone or over the Internet at the website indicated. Submission of the proxy by telephone or over the Internet is available through 11:59 p.m. Eastern Time on the business day immediately before the special general meeting. PartnerRe shareholders of record may also vote by attending the special general meeting in person by bringing valid picture identification. However, whether or not you plan to attend the special general meeting in person, we encourage you to vote your PartnerRe shares in advance to ensure that your vote is represented at the special general meeting. Abstentions and, if applicable, “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before the special general meeting, as described below under the question titled “—What effect do abstentions and ‘broker non-votes’ have on the proposals?”

Beneficial Owner of Shares Held in Street Name. If your PartnerRe shares are held in the name of a bank, broker or other similar organization or nominee, then you are considered a beneficial owner of such shares held for you in what is known as “street name.” Most shareholders of PartnerRe hold their shares in “street name.” If this is the case, this proxy statement has been forwarded to you by your bank, broker or other organization or nominee together with a voting instruction form. You may vote by completing and returning your voting instruction form to your broker. Please review the voting instruction form to see if you are able to submit your voting instructions by telephone or over the Internet. The organization or nominee holding your account is considered the shareholder of record for purposes of voting at the special general meeting. As a beneficial owner, you have the right to instruct the organization that holds your shares of record how to vote the PartnerRe shares that you beneficially own. If you are a beneficial owner of PartnerRe shares held in “street name” rather than a shareholder of record, you may only vote your PartnerRe shares in person at the special general meeting by bringing valid picture identification and a legal proxy form from your broker, bank or other nominee.

Q: What do I do if I want to change my vote?

A: You may change your vote at any time before the vote takes place at the special general meeting. To do so, you may either complete and submit a new proxy card with a later date by mail or send a written notice to the Secretary of PartnerRe stating that you would like to revoke your proxy. You may also complete and submit a new proxy by telephone or over the Internet. In addition, you may elect to attend the special general meeting and vote in person, as described above under the question titled “—How do I vote my shares?.” If you are a PartnerRe shareholder and you hold your shares through a bank, broker or other nominee, you may revoke the instructions only by informing the bank, broker or nominee in accordance with any procedures established by that nominee.

Q: What effect do abstentions and “broker non-votes” have on the proposals?

A: Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before such special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of the specified required percentage of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting. It is not anticipated that there will be any “broker non-votes” as all proposals are non-routine in nature.

Q: What was the outcome of PartnerRe’s solicitation efforts pursuant to the “go-shop” provision in the merger agreement?

A: The merger agreement contains a “go-shop” provision which permitted PartnerRe to solicit competing offers for PartnerRe from the signing of the merger agreement through September 14, 2015 (which we refer to as the “solicitation period”). Under certain circumstances, if a superior proposal were received during the solicitation period, PartnerRe could terminate the merger agreement and enter into an agreement with a third party in connection with such superior proposal upon the payment of $135 million in termination fees and an amount of up to $35 million for expense reimbursement to Parent. For more details, please see the sections of this proxy statement titled “The Merger Agreement—Go Shop” and “The Merger Agreement—Go-Shop Termination and Change of Recommendation in Limited Circumstances.”

At the direction of the PartnerRe board of directors, beginning the week of August 3, 2015, Credit Suisse and Lazard contacted 26 companies, including strategic parties and financial sponsors, that PartnerRe and its financial advisors believed represented all those parties who were potentially interested in making, and that would be likely to have the financial resources to consummate, an acquisition proposal regarding their possible interest in pursuing a potential acquisition of PartnerRe. None of these parties expressed any interest in submitting an indication of interest. As of the end of the solicitation period, no third party had made an acquisition proposal to acquire PartnerRe. Additionally, since the conclusion of the solicitation period through the date of this proxy statement, no other party has submitted an acquisition proposal. For more details, please see the section of this proxy statement titled “The Merger—Background of the Merger.”

Q: Are there any voting agreements in relation to the merger?

A: As of the date of this proxy statement, Parent Guarantor beneficially owns 4,725,726 PartnerRe common shares, or approximately 9.9% of the currently outstanding PartnerRe common shares. Parent Guarantor has agreed in the merger agreement that:

•	until the earlier of (i) the closing of the merger and (ii) the termination of the merger agreement in accordance with its terms, Parent Guarantor shall not and shall cause its affiliates not to transfer the PartnerRe common shares they own to any person other than Parent Guarantor’s direct or indirect wholly owned subsidiaries;

•	it would vote its PartnerRe common shares in favor of the merger or, for so long as it holds such shares, any “superior proposal” that was entered into during the solicitation period in which the consideration was all cash; and

•	it would abstain from voting its shares on any “superior proposal” for the sale of PartnerRe to a party other than AXIS that was entered into during the solicitation period in which some or all of the consideration consists of stock listed on NYSE, NASDAQ, London Stock Exchange, Euronext, SIX Swiss Exchange or Frankfurt Stock Exchange and the implied value per PartnerRe common share (calculated using the volume weighted average price of the consideration stock for the 20 consecutive trading days immediately following the termination of the merger agreement and including any pre-closing dividend in the cash component of consideration) exceeds $140.50.

Q: Who will solicit and pay the cost of soliciting proxies?

A: PartnerRe has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special general meeting. PartnerRe estimates that it will pay Innisfree M&A Incorporated a fee of approximately $25,000 and reimbursement of certain expenses.

Q: Who should PartnerRe shareholders contact with any additional questions?

A: If you have any additional questions about the merger or you would like additional copies of this proxy statement or assistance voting your shares, you should contact Innisfree M&A Incorporated at:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 825-8971

Banks and Brokers may call collect: (212) 750-5833

Q: Where can I find more information about PartnerRe?

A: You can find more information about PartnerRe in the documents described under the section of this proxy statement titled “Where You Can Find More Information.”

SUMMARY

This summary highlights the material information in this proxy statement. To fully understand PartnerRe’s proposals and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, including the annexes and documents incorporated by reference herein, and the other documents to which PartnerRe has referred you. For information on how to obtain the documents that are on file with the SEC, please see the section of this proxy statement titled “Where You Can Find More Information.”

Parties to the Merger

PartnerRe Ltd., a Bermuda exempted company, provides reinsurance on a worldwide basis through its principal wholly owned subsidiaries, including Partner Reinsurance Company Ltd., Partner Reinsurance Europe SE and Partner Reinsurance Company of the U.S. Risks reinsured include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health and alternative risk products. PartnerRe’s alternative risk products include weather and credit protection to financial, industrial and service companies on a worldwide basis. Its telephone number is +1 (441) 292-0888. For additional information on PartnerRe and its business, including how to obtain the documents that PartnerRe has filed with the SEC, see the section of this proxy statement titled “Where You Can Find More Information.”

EXOR S.p.A, a società per azioni organized under the laws of the Republic of Italy, is one of Europe’s leading, listed investment companies, with a market capitalization of approximately $11 billion and a net asset value of approximately $14 billion. EXOR primarily invests in global companies and is currently the controlling shareholder of Fiat Chrysler Automobiles and CNH Industrial. EXOR’s holdings include, among others, The Economist and Juventus Football Club. EXOR was one of the founding investors in PartnerRe in 1993. Its telephone number is +39 011 5090266.

Exor N.V., a Dutch public limited liability company (naamloze vennootschap), is a wholly owned indirect subsidiary of Parent Guarantor. Parent was formed in 2013. Its telephone number is +352 22 21 35.

Pillar Ltd., a Bermuda exempted company, is a wholly owned subsidiary of Parent that was formed by Parent solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will be merged with and into PartnerRe and will cease to exist. Its telephone number is +352 22 21 35.

The Merger

Pursuant to the merger agreement and the statutory merger agreement, Merger Sub will merge with and into PartnerRe, with PartnerRe continuing as the surviving company. At the effective time, the surviving company will continue as a Bermuda exempted company and a wholly owned subsidiary of Parent, and the vesting of PartnerRe’s and Merger Sub’s respective undertakings, property and liabilities in the surviving company shall become effective. The closing of the merger is expected to occur on the third business day after the satisfaction or waiver of all closing conditions set forth in the merger agreement (other than any conditions that by their nature are to be satisfied at the closing), unless otherwise agreed in writing by the parties. The effective time of the merger will be upon the issuance of the certificate of merger by the Registrar of Companies or such other time as the certificate of merger may provide.

Merger Consideration

At the effective time, each PartnerRe common share issued and outstanding immediately prior to the effective time (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) will be cancelled and converted into the right to receive the merger consideration. In addition, each PartnerRe common share issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time.

At the effective time, each PartnerRe preferred share issued and outstanding immediately prior to the effective time will continue as a preferred share of the surviving company and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificates of designation, preferences and rights of such PartnerRe preferred shares.

The Merger Agreement

You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. A copy of the merger agreement is incorporated by reference in its entirety and is included in this proxy statement as Annex A. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section of this proxy statement titled “The Merger Agreement.” A copy of the statutory merger agreement is attached as Annex A-1.

The Special General Meeting

Time, Place and Purpose of the Special General Meeting

The special general meeting will be held on November 19, 2015, starting at 9:00 a.m., Atlantic time, at the Company’s offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda. At the special general meeting, the holders of PartnerRe preferred shares will be asked to consider and vote on only Proposal 2 and Proposal 4 below and the holders of PartnerRe common shares will be asked to consider and vote on all of the following proposals:

•	Proposal 1: to approve amending the PartnerRe bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”;

•	Proposal 2: to approve and adopt the merger agreement, the statutory merger agreement and the merger;

•	Proposal 3: on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the merger; and

•	Proposal 4: to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special general meeting.

Consummation of the merger is conditioned on, among other things, the approval of Proposal 2 above, but is not conditional on the approval of Proposals 1, 3 and 4.

As of the record date, the holders of PartnerRe common shares and the holders of PartnerRe preferred shares hold 58.4% and 41.6% of the aggregate voting power with respect to the approval of Proposals 2 and 4, respectively. If Proposal 1 is approved, the holders of PartnerRe common shares shall have sufficient voting power to approve Proposal 2; whereas, the holders of PartnerRe preferred shares may or may not be able to approve Proposal 2 depending on the number of votes cast by the holders of PartnerRe common shares at the special meeting. If Proposal 1 is not approved, neither the holders of PartnerRe common shares nor the holders of PartnerRe preferred shares can approve Proposal 2 on their own, provided that all PartnerRe common shares and PartnerRe preferred shares are voted at the special meeting.

Record Date and Voting by Directors and Executive Officers

Only shareholders of record, as shown on the Company’s register of members, at the close of business on September 23, 2015, the record date for the special general meeting, will be entitled to notice of, and to vote at, the special general meeting or any adjournment or postponement thereof. As of September 23, 2015, the record date for the special general meeting, there were 47,901,976 PartnerRe common shares and 34,150,000 PartnerRe preferred shares issued and outstanding. As of the same date, the Company’s directors, executive officers and their affiliates had the right to vote 938,599 PartnerRe common shares, representing approximately 1.96% of the total PartnerRe common shares issued and outstanding. The Company currently expects that all of its directors and executive officers will vote “FOR” each proposal on the proxy card.

Quorum

At the commencement of the special general meeting, the quorum required to consider the bye-law amendment proposal and the compensation advisory proposal is the presence in person or by proxy of shares representing not less than 25% of all PartnerRe shares as of the record date. Each PartnerRe preferred share and PartnerRe common share carries the right to vote on the merger proposal and accordingly, if the bye-law amendment proposal is approved, the quorum required to consider the merger proposal is the presence in person or by proxy of shares representing not less than 25% of all PartnerRe shares as of the record date. If the bye-law amendment proposal is not approved, then in accordance with the Companies Act, the quorum required to consider the merger proposal is two or more persons at least holding or representing by proxy more than one-third of the issued shares as of the record date. Each PartnerRe preferred share and PartnerRe common share carries the right to vote on the adjournment proposal and accordingly, the quorum required at the special general meeting to consider the adjournment proposal is the presence in person or by proxy of shares representing not less than 25% of all PartnerRe shares as of the record date.

Required Vote

The holders of PartnerRe preferred shares will be entitled to vote on only the merger proposal and the adjournment proposal, whereas the holders of PartnerRe common shares will be entitled to vote on all of the proposals. Approval of the bye-law amendment proposal requires the affirmative vote of a majority of the votes cast by the holders of PartnerRe common shares at the special general meeting, at which a quorum is present, in accordance with the Company’s bye-laws. The bye-law amendment will become effective immediately if so approved. Each share, including the PartnerRe preferred shares, as of the record date will carry the right to vote on the merger proposal. If the bye-law amendment is approved, the approval of the merger proposal requires the affirmative vote of a majority of the votes cast at the special general meeting, at which a quorum is present, in accordance with the Company’s amended bye-laws. If the bye-law amendment is not approved, then in accordance with the Companies Act, the approval of the merger proposal requires the affirmative vote of 75% of the votes cast of shares at the special general meeting, at which a quorum is present. The affirmative vote of a majority of votes cast at the special general meeting, at which a quorum is present in accordance with the Company’s bye-laws, is required to approve each other matter to be considered, including any adjournment proposal. Each PartnerRe share, including the PartnerRe preferred shares, will carry the right to vote on the adjournment proposal.

Voting Securities

Each PartnerRe common share entitles the holder of record to one vote for each proposal voted on at the special general meeting or any adjournment thereof. Each PartnerRe preferred share entitles the holder of record to one vote on each of the merger proposal and the adjournment proposal. In accordance with PartnerRe’s bye-laws, if any shareholder is deemed to be a Ten Percent Shareholder (as such term is defined in the PartnerRe bye-laws) then the votes conferred by the Controlled Shares (as such term is defined in the PartnerRe bye-laws) are reduced and are automatically reduced in the future by whatever amount is necessary so that after such reduction such shareholder shall not be a Ten Percent Shareholder.

Abstentions and “Broker Non-Votes”

Abstentions and, if applicable, “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before the special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of the specified required percentage of the votes cast assuming a quorum is present, an abstention or, if applicable, a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Revocation of Proxies

At any time prior to their being voted at the special general meeting, proxies are revocable by written notice to the Secretary of PartnerRe, by a duly executed proxy bearing a later date or by voting in person at the special general meeting.

If your PartnerRe common shares are held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your shares using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the special general meeting, or do not provide your bank, broker or other nominee with instructions, as applicable, your shares will not be voted on the proposal to approve and adopt the merger agreement and approve the merger.

Background of the Merger

A description of the actions that led to the execution of the merger agreement, including our discussions with Parent Guarantor, is included under the section of this proxy statement titled “The Merger—Background of the Merger.”

Recommendation of the PartnerRe Board of Directors

The PartnerRe board of directors has unanimously (1) determined that the bye-law amendment is advisable to and in the best interests of PartnerRe, and authorized and approved the bye-law amendment, (2) resolved that the bye-law amendment proposal and the merger proposal be submitted to the PartnerRe shareholders for their consideration at the special general meeting, (3) determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of PartnerRe and fair to the holders of PartnerRe common shares and the holders of PartnerRe preferred shares and (4) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby. Accordingly, the PartnerRe board of directors unanimously recommends that PartnerRe shareholders vote (1) “FOR” the bye-law amendment proposal, (2) “FOR” the merger proposal and (3) “FOR” the other proposals described in this proxy statement in respect of which they are entitled to vote. For the factors considered by the board of directors in reaching its decision to approve the merger agreement, please see the section titled “The Merger— PartnerRe’s Reasons for the Merger and Recommendation of PartnerRe’s Board of Directors.”

Opinions of Financial Advisers

Opinion of Credit Suisse

PartnerRe retained Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”) to act as its co-financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the PartnerRe board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders (other than PartnerRe, Parent or any respective subsidiary or affiliate of PartnerRe or Parent, which we refer to collectively as the “excluded persons”) of PartnerRe common shares of the consideration set forth in the merger agreement. On August 2, 2015, at a meeting of the PartnerRe board of directors held to evaluate the merger, Credit Suisse rendered to the PartnerRe board of directors an oral opinion, confirmed by delivery of a written opinion dated August 2, 2015, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the consideration set forth in the merger agreement was fair, from a financial point of view, to holders (other than the excluded persons) of PartnerRe common shares. Credit Suisse was independently responsible for its own analyses and opinion to the PartnerRe board of directors and does not assume any responsibility for the analyses and opinion of Lazard Frères & Co. LLC (which we refer to as “Lazard”).

The full text of Credit Suisse’s written opinion, dated August 2, 2015, to the PartnerRe board of directors, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the PartnerRe board of directors (in its capacity as such) for its information in connection with its evaluation of the consideration from a financial point of view to holders (other than the excluded persons) of PartnerRe common shares and did not address any other aspect of the merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to PartnerRe or the underlying business decision of PartnerRe to proceed with the merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Opinion of Lazard

PartnerRe retained Lazard to act as its co-financial advisor in connection with the merger. On August 2, 2015, Lazard rendered its oral opinion to the PartnerRe board of directors (which was subsequently confirmed in writing by delivery of Lazard’s written opinion addressed to the PartnerRe board of directors dated the same date) that, as of August 2, 2015, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration provided for in the merger was fair, from a financial point of view, to the holders of PartnerRe common shares (other than the excluded persons and PartnerRe shareholders who are entitled to and properly demand appraisal rights, which we refer to collectively as the “excluded and dissenting holders”). Lazard was independently responsible for its own analyses and opinion to the PartnerRe board of directors and does not assume any responsibility for the analyses and opinion of Credit Suisse.

The full text of the written opinion of Lazard, dated August 2, 2015, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. PartnerRe encourages the holders of PartnerRe common shares to read the opinion carefully and in its entirety. The opinion of Lazard was addressed and directed to, and provided for the use and benefit of, the PartnerRe board of directors (in its capacity as such) in connection with its evaluation of the merger only, and addresses only the fairness, as of the date of the opinion, from a financial point of view, to the holders of PartnerRe common shares (other than excluded and dissenting holders) of the consideration provided for in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any other matter relating thereto. PartnerRe did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which PartnerRe might engage or the merits of the underlying business decision by PartnerRe to engage in the merger.

Financing

Parent Guarantor, Parent, Citigroup Global Markets Limited and Morgan Stanley Bank International Limited have entered into an agreement (which we refer to as the “facility agreement”) pursuant to which Parent can borrow an amount up to $3.473 billion in the aggregate under “certain funds” investment grade loan facilities (which we refer to as the “credit facilities”) to finance (in part) the merger consideration.

Under the merger agreement, Parent has agreed to use its reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the credit facilities on the terms and conditions set forth in the facility agreement. Parent will not permit any amendment or modification to be made to, or any waiver of any provision under, the facility agreement without the prior written consent of PartnerRe if such amendment, modification or waiver (i) reduces the aggregate amount of the credit facilities by an amount or (ii) adversely expands, amends or modifies any of the conditions precedent to the credit facilities in a manner, in each case that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the merger on the closing date. If any portion of the credit facilities necessary to consummate the closing becomes unavailable on the terms and conditions contemplated in the facility agreement, Parent will use its reasonable best efforts to arrange to obtain alternate financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Parent as to conditionality than those contained in the facility agreement and in an amount sufficient for Parent to consummate the merger. Under the merger agreement, Parent Guarantor has guaranteed the full and timely payment and performance of the obligations of Parent when due and payable or required to be performed. For more information on the financing related to the merger agreement, please see the section of this proxy statement titled “The Merger Agreement— Financing.”

Interests of Certain Persons in the Merger

The directors and executive officers of PartnerRe will have interests in the merger that may be different from or in addition to those of PartnerRe shareholders generally. These interests include the treatment in the merger of PartnerRe shares, outstanding PartnerRe equity compensation awards and certain incentive awards that may be made prior to the consummation of the merger, severance arrangements, retirement plan arrangements and other rights that may be held by PartnerRe’s directors and executive officers, and the indemnification of current and former PartnerRe directors and officers by the surviving company. These interests may present such executive officers and directors with actual or potential conflicts of interest. The PartnerRe board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with Parent, Merger Sub and Parent Guarantor and in recommending that the PartnerRe shareholders approve the proposals to be voted upon at the special general meeting. For a more detailed discussion, see the section of this proxy statement titled “The Merger— Interests of PartnerRe’s Directors and Executive Officers in the Merger.”

The Merger Agreement

Treatment of Common Shares

At the effective time, each PartnerRe common share issued and outstanding immediately prior to the effective time (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) shall automatically be cancelled and converted into the right to receive the merger consideration. In addition, each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time.

At the effective time each PartnerRe preferred share issued and outstanding immediately prior to the effective time will continue as a preferred share of the surviving company and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificates of designation, preferences and rights of such PartnerRe preferred shares.

Treatment of Share Options and Other Share-Based Awards and Programs

At the effective time: (i) each outstanding PartnerRe share option, whether vested or unvested, shall be treated in accordance with its terms and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (X) the total number of PartnerRe common shares subject to such option immediately prior to the effective time and (Y) the excess, if any, of the merger consideration over the exercise price per PartnerRe common share of such cancelled option, less applicable withholding taxes; (ii) each outstanding PartnerRe share appreciation right, whether vested or unvested, shall be treated in accordance with its terms and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (X) the total number of PartnerRe common shares subject to such share appreciation right immediately prior to the effective time and (Y) the excess, if any, of the merger consideration over the exercise price per PartnerRe common share of such cancelled share appreciation right, less applicable withholding taxes; and (iii) each other share-based award granted by PartnerRe (including restricted share units and performance share units) that under its terms becomes fully vested and settled as of the effective time shall vest and be settled in accordance with its terms (and any such performance share units will vest and settle as if the maximum performance were achieved), and each PartnerRe common share delivered in settlement thereof shall be eligible to receive the merger consideration for a PartnerRe common share described above. In addition to the merger consideration, each holder of PartnerRe share options, share appreciation rights or other share-based awards will be entitled to receive the special dividend in respect of each PartnerRe common share subject to such award, subject to and in accordance with the terms of the applicable grant or award agreement (and the number of PartnerRe common shares underlying each performance share unit award will be determined as if the maximum performance were achieved).

Post-Closing Exchange Offer for Preferred Shares

The merger agreement also provides that if PartnerRe obtains a ruling, the surviving company will launch the exchange offer pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares will receive the exchange securities described in the section of this proxy statement titled “Questions and Answers About the Merger and Special General Meeting—What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?” PartnerRe requested a ruling on September 8, 2015, but there can be no assurance that the IRS will grant one.

The merger agreement provides that if PartnerRe does not obtain a ruling prior to the closing date of the merger, Parent Guarantor will pay, in lieu of a 100 basis point increase in the current applicable dividend rate, the contingent cash payment. In this case, the merger agreement provides that the surviving company will use its commercially reasonable efforts to launch the alternate exchange offer described in the section of this proxy statement titled “Questions and Answers About the Merger and Special General Meeting—What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?” For more information of the exchange offer, please see the section of the proxy statement titled “The Merger Agreement—Post-Closing Exchange Offer for Preferred Shares.”

Go-Shop

During the solicitation period, PartnerRe and its subsidiaries and their respective representatives had the right to:

•	initiate, solicit or encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal (except that the reference to 15% in such term will be deemed changed to 50%) under the merger agreement, including by providing information regarding, and affording access to the business, properties, assets, books, records and personnel of, PartnerRe and its subsidiaries to any person pursuant to a confidentiality agreement that contains customary terms and conditions (including a standstill provision and it should not include an obligation of PartnerRe to reimburse such person’s expenses) that are not materially less favorable in the aggregate to PartnerRe than those contained in the confidentiality agreement entered into by PartnerRe and Parent on July 31, 2015; and
•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons with respect to any acquisition proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal.

At the direction of the PartnerRe board of directors, beginning the week of August 3, 2015, Credit Suisse and Lazard contacted 26 companies, including strategic parties and financial sponsors, that PartnerRe and its financial advisors believed represented all those parties who were potentially interested in making, and that would be likely to have the financial resources to consummate, an acquisition proposal regarding their possible interest in pursuing a potential acquisition of PartnerRe. None of these parties expressed any interest in submitting an indication of interest. As of the end of the solicitation period, no third party had made an acquisition proposal to acquire PartnerRe. Additionally, since the conclusion of the solicitation period through the date of this proxy statement, no other party has submitted an acquisition proposal. For more details, please see the section of this proxy statement titled “The Merger—Background of the Merger.”

For more information of the go-shop provision in the merger agreement, please see the section of this proxy statement titled “The Merger Agreement—Go-Shop.”

Restrictions on Solicitation of Takeover Proposals After Solicitation Period Expires; Requirement to Submit to Vote

Under the merger agreement except for during the solicitation period and as described below, PartnerRe has agreed not to solicit proposals relating to certain alternative transactions or engage in discussions or negotiations with respect to, or provide non-public information to any person in connection with, any proposal for an alternative transaction. If PartnerRe receives a written unsolicited bona fide proposal relating to an alternative transaction that the PartnerRe board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a superior proposal (as defined in the section of this proxy statement titled “The Merger Agreement—No Solicitation of Acquisition Proposals After Solicitation Period Expires”) or could reasonably be expected to result in a superior proposal, then PartnerRe may, subject to certain conditions, furnish nonpublic information to the third party making the proposal for an alternative transaction and engage in discussions or negotiations with the third-party with respect to the proposal for an alternative transaction.

Prior to the closing of the merger, the PartnerRe board of directors may not withdraw, withhold, modify, or qualify, in a manner adverse to the other party, its recommendation that its shareholders approve the merger proposal, subject to certain limited exceptions with respect to a “superior proposal.” Even if the PartnerRe board of directors has made a change of recommendation, PartnerRe is still required to call and hold its special general meeting for the purpose of obtaining the requisite shareholder vote in connection with the merger. For more information on the restrictions on solicitation of takeover proposals, please see the section of this proxy statement titled “The Merger Agreement—No Solicitation of Acquisition Proposals After Solicitation Period Expires.”

Conditions to the Merger

The consummation of the merger is subject to the satisfaction or waiver by each of PartnerRe, on the one hand, and Parent and Merger Sub, on the other hand, of certain conditions, including, without limitation:

•	PartnerRe shall have obtained the required affirmative vote of its shareholders to adopt and approve the merger agreement, the statutory merger agreement and the merger;

•	all transaction approvals (as such term is defined in the merger agreement) have been filed, have occurred or been obtained and are in full force and effect or the waiting periods applicable thereto have terminated or expired, in each case, without causing a regulatory material adverse effect (as such term is defined in the merger agreement);

•	no law, injunction or order by a governmental entity shall have enjoined, restrained or prohibited the merger or the transactions contemplated by the merger agreement;

•	subject to the applicable materiality standards provided in the merger agreement, the respective representations and warranties of the parties in the merger agreement will be true and correct as of the closing date; and

•	the parties will have performed or complied in all material respects with all obligations and covenants required to be performed by them under the merger agreement at or prior to the Closing Date.

In addition, the obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following condition:

•	since the date of the merger agreement, there has not been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to PartnerRe.

For more information on the conditions to the parties’ respective obligations to consummate the merger, please see the section of this proxy statement titled “The Merger Agreement—Conditions to Consummation of the Merger.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time by mutual written consent of PartnerRe and Parent and, subject to certain limitations described in the merger agreement, by either Parent or PartnerRe if any of the following occurs:

•	the merger has not been consummated by August 2, 2016 (which we refer to as the “end date”) except that this right of termination is not available to any party whose failure to comply in any material respect with any covenant or obligation under the merger agreement has primarily contributed to the failure of the merger to occur on or before such date (such termination, which we refer to as the “end-date termination”);

•	if at the special general meeting (including any adjournment or postponement thereof) the requisite approval of the PartnerRe shareholders is not obtained;

•	a law or regulation prohibits or makes illegal the consummation of the merger, or any order restrains, enjoins or otherwise prohibits consummation of the merger and such order shall have become final and nonappealable, except that this right of termination shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under the merger agreement has primarily caused the issuance of such order; or

•	there has been a material breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would result in the failure of certain closing conditions to be satisfied on or prior to the end date, and such breach is not capable of being cured or has not been cured within 30 business days after detailed written notice of such breach has been received by the party alleged to be in breach.

The merger agreement may also be terminated, at any time prior to obtaining the requisite approval of the PartnerRe shareholders, by Parent, if any of the following occurs:

•	the PartnerRe board of directors effects a change of recommendation;

•	the PartnerRe board of directors fails to reaffirm publicly its recommendation within two business days following the end of the solicitation period;

•	an acquisition proposal with respect to PartnerRe was publicly announced or disclosed after the end of the solicitation period (or any person has publicly announced an intention (whether or not conditional) to make such acquisition proposal after the solicitation period) and the PartnerRe board of directors fails to publicly affirm its recommendation that the PartnerRe shareholders adopt the merger agreement within five business days after receipt of a written request from Parent to do so;

•	the PartnerRe board of directors publicly announces an intention to take any of the foregoing actions described in the three preceding bullet points; or

•	PartnerRe has materially breached (A) its obligations regarding the holding of the special general meeting or (B) its non-solicitation obligations under the merger agreement.

The merger agreement may also be terminated by PartnerRe, prior to the sixth business day immediately following the end of the solicitation period, in accordance with and subject to the terms and conditions of the merger agreement described in more detail in the section of this proxy statement titled “The Merger Agreement—Effect of Termination; Liability for Breach—Go-Shop Termination Fee” (which we refer to as the “go-shop termination”).

For more information on the respective termination rights of the parties under the merger agreement, please see the section of the proxy statement titled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee

Parent will be obligated to pay to PartnerRe or its designee an amount equal to $225 million as partial reimbursement for the payment by PartnerRe to AXIS in consideration of AXIS entering into the termination agreement (which we refer to as the “partial AXIS reimbursement”):

•	in certain circumstances, if there has been an end-date termination; or

•	subject to certain exceptions, if PartnerRe or Parent terminates the merger agreement because a law or regulation prohibits or makes illegal the consummation of the merger, or any order restrains, enjoins or otherwise prohibits consummation of the merger and such order has become final and nonappealable.

PartnerRe will be obligated to pay to Parent or its designee a termination fee of $250 million (which we refer to as the “termination fee”):

•	following termination of the merger agreement for any reason pursuant to the provisions described under the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent;” or

•	if Parent terminates the merger agreement because: (i) PartnerRe materially breaches its representations, warranties, covenants or agreements so that the related closing condition fails or (ii) the end date is reached, in each case following the public announcement of an acquisition proposal with respect to PartnerRe, and within 12 months after the date of such termination PartnerRe enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces or consummates, a business combination.

Upon the go-shop termination, PartnerRe will be obligated to pay to Parent or its designee a fee of $135 million (which we refer to as the “go-shop termination fee”).

PartnerRe will be obligated to pay a fee of $55 million to Parent or its designee (which we refer to as the “no approval fee”) if either party has terminated the merger agreement because the required PartnerRe shareholder approval has not been obtained; provided, that, if an acquisition proposal with respect to PartnerRe was publicly announced prior to the special general meeting of PartnerRe shareholders at which the required vote of PartnerRe’s shareholders was not obtained and, within 12 months after the date of such termination, PartnerRe enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces or consummates, a business combination, then PartnerRe will also pay to Parent or its designee an additional $195 million in cash (in addition to the no approval fee).

Expenses

Upon any termination of the merger agreement where the termination fee, the go-shop termination fee or the no approval fee is payable by PartnerRe, then PartnerRe shall, in addition to the payment of the termination fee, the go-shop termination fee or the no approval fee (as applicable), reimburse Parent and its affiliates after such termination for 100% of their out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in contemplation of, or in connection with the consideration, negotiation or implementation of the merger or the other actions contemplated by the merger agreement in an amount not to exceed $35 million.

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, although the expenses incurred in connection with filing, printing and mailing the proxy statement and otherwise incurred in connection with obtaining the required transaction approvals will be shared equally by PartnerRe and Parent.

Remedies

If it is judicially determined that the termination of the merger agreement was caused by a willful and intentional breach of the merger agreement, then, in addition to other remedies at law or equity for a willful and intentional breach of the merger agreement, the party so found to be willfully and intentionally breaching the merger agreement will indemnify and hold harmless the other parties for their respective reasonable out-of-

pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the merger agreement, including related severance costs and expenses, and related documentation and shareholders’ meetings and consents. Upon payment by PartnerRe of the termination fee or by Parent of the partial AXIS reimbursement, such party will no longer be required to indemnify and hold harmless the other parties for their respective costs pursuant to the provision described in the preceding sentence.

In addition to all other remedies to which a party to the merger agreement may be entitled, each party is also entitled to a decree of specific performance and will further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of the merger agreement.

Side Letter Agreement

On August 2, 2015, Parent Guarantor, Giovanni Agnelli e C. S.a.p.az (which we refer to as “GAC”), a limited partnership represented by shares (Società in Accomandita per Azioni), and the majority and controlling shareholder of Parent Guarantor, and John Elkann, Chairman and Chief Executive Officer of Parent Guarantor and Chairman and partner of GAC, provided PartnerRe with a letter agreement (which we refer to as the “side letter agreement”), pursuant to which Parent Guarantor, GAC and Mr. Elkann each agree to directly perform or cause to be performed Parent’s obligation under the merger agreement regarding the provision of all information concerning Parent, its affiliates and its affiliates’ officers, directors, employees and partners as necessary in connection with obtaining regulatory approvals required for consummation of the merger agreement. For more information on the side letter agreement, please see the section of this proxy statement titled “The Merger Agreement—Side Letter Agreement.”

Market Price of PartnerRe Common Shares

The closing price of the PartnerRe common shares on the NYSE on July 31, 2015, the last trading day prior to the public announcement of the merger, was $135.96 per PartnerRe common share. On September 24, 2015, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of PartnerRe common shares on the NYSE was $137.76 per PartnerRe common share. You are encouraged to obtain current market quotations for PartnerRe common shares in connection with voting your PartnerRe common shares.

Appraisal Rights

Under Bermuda law, PartnerRe shareholders have rights of appraisal, pursuant to which those shareholders of PartnerRe who do not vote in favor of the merger proposal and who are not satisfied that they have been offered fair value for their shares will be permitted to apply to the Bermuda Court for an appraisal of the fair value of their shares within one month from the giving of the notice convening the special general meeting. For more information on appraisal rights, please see the section in this proxy statement titled “Appraisal Rights.”

Delisting and Deregistration of PartnerRe Common Shares

If the merger is completed, the PartnerRe common shares will be delisted from the NYSE and deregistered under the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of PartnerRe common shares for the merger consideration pursuant to the merger agreement generally will be a taxable transaction to U.S. holders of PartnerRe common shares for U.S. federal income tax purposes. On an exchange of your PartnerRe common shares for the merger consideration in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by you in the merger and your adjusted tax basis in your PartnerRe common shares.

PartnerRe intends to treat the special dividend as a dividend for U.S. federal income tax purposes and not as part of the merger consideration. PartnerRe intends to treat the special dividend as “qualified dividend income,” in which case individual U.S. holders who meet the applicable holding period requirements will be taxed on the special dividend at preferential tax rates. The IRS may disagree with such treatment and treat the special dividend as additional merger consideration or as ineligible for the preferential tax rates applicable to qualified dividend income.

The continuation of PartnerRe preferred shares as preferred shares of the surviving company in the merger will not be a taxable event for U.S. federal income tax purposes for holders of PartnerRe preferred shares. Except with respect to the contingent cash payment (if applicable), if you are a holder of PartnerRe preferred shares, you will not recognize any income, gain or loss for U.S. federal income tax purposes upon the continuation of your PartnerRe preferred shares as preferred shares of the surviving company, and will retain an adjusted tax basis and holding period in your surviving company preferred shares equal to the adjusted tax basis and holding period you had in your PartnerRe preferred shares prior to the merger. To the extent that PartnerRe is required to take a position as to the treatment of the contingent cash payment, PartnerRe intends to treat the payment as ordinary income for U.S. federal income tax purposes, taxable to U.S. holders of PartnerRe preferred shares at the time such payment is accrued or received, in accordance with the U.S. holder’s method of tax accounting. The tax reporting obligations resulting from the contingent cash payment and the agreement to launch the alternate exchange offer are uncertain. Although the company does not believe it is likely, the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer may give rise to tax shelter reporting obligations for holders of surviving company preferred shares after the merger. For a more complete discussion of this topic, holders of surviving company preferred shares are encouraged to read the section in this proxy statement titled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders of PartnerRe Preferred Shares—Tax Consequences of the Agreement to Enter into the Exchange Offer and Alternate Exchange Offer” and to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of the contingent cash payment and the agreement to launch the alternate exchange offer.

Termination Agreement

On August 2, 2015, PartnerRe and AXIS entered into the termination agreement whereby the parties agreed to terminate the amalgamation agreement, and in consideration of such termination, PartnerRe agreed to pay AXIS the AXIS termination fee, which amount has been paid in full. The termination agreement also provides for the mutual release by PartnerRe and AXIS of all claims of each party under the amalgamation agreement and continuation of the confidentiality obligations of PartnerRe and AXIS with respect to each other in accordance with the terms and conditions of that certain confidentiality agreement between PartnerRe and AXIS dated as of January 17, 2015.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

PartnerRe has made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of PartnerRe’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of PartnerRe. Forward-looking statements specifically include, without limitation, the information included in or incorporated by reference into this document regarding: projections; efficiencies/cost avoidance; cost savings; income and margins; earnings per share; growth; economies of scale; the economy; future economic performance; conditions to, and the timetable for, completing the merger; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; business portfolios; taxes; and merger and integration-related expenses.

Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “project”, “anticipate”, “will”, “may”, “would”, “likely”, “estimates” or similar statements of a future or forward-looking nature expressions.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those risk factors disclosed in PartnerRe’s current and periodic reporting filed with the SEC could affect the future results of PartnerRe and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	failure of PartnerRe shareholders to adopt the merger agreement;

•	the risk that required governmental and regulatory approvals will not be obtained, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the risk that the other conditions to closing of the merger may not be satisfied;

•	the risk that the merger may not be consummated by the expected closing date or at all;

•	the merger may involve unexpected costs, liabilities or delays;

•	risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the business of PartnerRe may suffer as a result of uncertainty surrounding the merger, including the merger making it more difficult to maintain certain strategic relationships;

•	limitations under the merger agreement placed on PartnerRe’s ability to operate its business;

•	risks relating to litigation in respect of the merger; and

•	developments beyond the parties’ control, including, but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments.

PartnerRe cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. PartnerRe does not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this document or to reflect actual outcomes.

Additional factors that may affect future results and conditions are described in PartnerRe’s filings with the SEC, which are available at the SEC’s website at www.sec.gov or at PartnerRe’s website at www.partnerre.com.

PARTIES TO THE MERGER

The Company

PartnerRe Ltd.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

+1 (441) 292-0888

PartnerRe provides reinsurance on a worldwide basis through its principal wholly-owned subsidiaries, including Partner Reinsurance Company Ltd., Partner Reinsurance Europe SE and Partner Reinsurance Company of the U.S. Reinsured risks include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health and alternative risk products. PartnerRe’s alternative risk products include weather and credit protection to financial, industrial and service companies on a worldwide basis. For additional information on PartnerRe and its business, including how to obtain the documents that PartnerRe has filed with the SEC, see the section of this proxy statement titled “Where You Can Find More Information.”

EXOR

EXOR S.p.A.

Via Nizza, 250

10126 Turin

Italy

+39 011 5090266

Parent Guarantor, a società per azioni organized under the laws of the Republic of Italy, is one of Europe’s leading, listed investment companies, with a market capitalization of approximately $11 billion and a net asset value of approximately $14 billion. Parent Guarantor primarily invests in global companies and is currently the controlling shareholder of Fiat Chrysler Automobiles and CNH Industrial. Parent Guarantor’s holdings include, among others, The Economist and Juventus Football Club. Parent Guarantor was one of the founding investors in PartnerRe in 1993.

Parent

Exor N.V.

Postbus 11063

1001 GB Amsterdam

+352 22 21 35

Parent, a Dutch public limited liability company, is a wholly owned indirect subsidiary of Parent Guarantor. Parent was formed in 2013.

Merger Sub

Pillar Ltd.

c/o Exor N.V.

Postbus 11063

1001 GB Amsterdam

+352 22 21 35

Merger Sub, a Bermuda exempted company, is a wholly owned subsidiary of Parent that was formed by Parent solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. At the effective time, Merger Sub will merge with and into PartnerRe and will cease to exist, and PartnerRe will continue as the surviving company.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is incorporated by reference in its entirety and included in this proxy statement as Annex A. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Effects of the Merger

Pursuant to the merger agreement and the statutory merger agreement, Merger Sub will merge with and into PartnerRe, with PartnerRe continuing as the surviving company. At the effective time, the surviving company will continue as a Bermuda exempted company and a wholly owned subsidiary of Parent, and the vesting of PartnerRe’s and Merger Sub’s respective undertakings, property and liabilities in the surviving company shall become effective.

At the effective time, each PartnerRe common share issued and outstanding immediately prior to the effective time (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) shall automatically be cancelled and converted into the right to receive the merger consideration. In addition, each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time.

At the effective time each PartnerRe preferred share issued and outstanding immediately prior to the effective time will continue as a preferred share of the surviving company and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificates of designation, preferences and rights of such PartnerRe preferred shares.

Background of the Merger

The PartnerRe board of directors and senior management periodically review the company’s operations, financial condition and performance, and long-term strategic plan and objectives, as well as industry conditions, regulatory developments and their respective impact on PartnerRe’s long-term strategic plan and objectives. During 2013 and 2014, the PartnerRe board of directors reviewed and considered the then current and future industry trends and risks to PartnerRe’s ability to execute its strategic plan as a stand-alone entity, including the impact of continuing consolidation in the reinsurance industry, and increasing competitive pricing from, among other things, consolidation of brokers and increasing participation in catastrophe markets by alternative sources of capital.

The PartnerRe board of directors also reviewed the full range of strategic alternatives to continuing to execute its business plan as a stand-alone entity and concluded that continuing as a stand-alone entity and seeking to reposition the company in response to changing market conditions would be the most actionable alternative, and the most attractive alternative, for the shareholders of PartnerRe. At that time, the PartnerRe board of directors concluded that a sale of the company was not in the best interests of the company because, among other things, (i) there were no identifiable potential buyers who PartnerRe believed would be willing to acquire a reinsurance business of PartnerRe’s scale and size for a price that would be acceptable to the PartnerRe board of directors, (ii) challenging market conditions in the reinsurance industry had resulted in depressed valuations relative to historical valuation and (iii) the operational, reputational and business damage of running an auction process, which damage could be particularly significant if the auction process had failed. At that time, EXOR was not a significant participant in the reinsurance sector and, to the knowledge of the PartnerRe board of directors, had not expressed an interest in acquiring a reinsurance business of PartnerRe’s scale and size.

The PartnerRe board of directors identified four key factors that it believed would drive PartnerRe’s operational, financial and business growth as a stand-alone entity in the face of changing industry and market conditions. These factors were: (i) size and scale in both insurance and reinsurance markets; (ii) capabilities in the primary insurance market and the ability to dynamically deploy capital; (iii) ability to leverage third-party capital in catastrophe and non-catastrophe markets; and (iv) pursuit of opportunistic acquisitions that would be accretive.

In September 2013, the senior management of PartnerRe presented a possible strategic acquisition candidate to the PartnerRe board of directors. The PartnerRe board of directors reviewed the merits and challenges of completing the possible acquisition proposed by the senior management, and after preliminary analysis and discussions with the senior management, the PartnerRe board of directors determined that it would be worthwhile exploring that acquisition further. In this regard, the PartnerRe board of directors established a transaction committee of the PartnerRe board of directors (which we refer to as the “PartnerRe transaction committee”) to further evaluate the possibility of proceeding with the transaction. The PartnerRe transaction committee was composed of Mr. Jean-Paul Montupet, Chairman of the PartnerRe board of directors, Mr. Costas Miranthis, the then-Chief Executive Officer of PartnerRe and a member of the PartnerRe board of directors, and Messrs. Roberto Mendoza and David Zwiener, each a member of the PartnerRe board of directors. After preliminary discussions, the PartnerRe transaction committee, while working with the senior management of PartnerRe, determined that the transaction with the counterparty was not actionable.

In early 2014, Mr. Miranthis had preliminary discussions with another counterparty in connection with a potential strategic transaction. Mr. Miranthis further discussed this matter with Mr. Montupet, followed by members of the senior management of PartnerRe and representatives from Davis Polk & Wardwell LLP (which we refer to as “Davis Polk”), PartnerRe’s regular U.S. outside counsel, and Credit Suisse, with whom PartnerRe had a preexisting retainer agreement, which was later modified to cover the amalgamation with AXIS and the merger with EXOR. In February 2014, Mr. Miranthis reported to the PartnerRe board of directors on the preliminary discussions he had had with the counterparty in connection with the potential strategic transaction. In his report, Mr. Miranthis identified potential synergies and strategic benefits of the possible transaction to the PartnerRe board of directors. After discussions with the senior management, the PartnerRe board of directors unanimously supported further dialogue with the counterparty. The PartnerRe board of directors authorized the PartnerRe transaction committee to evaluate the possible transaction and oversee discussions with the counterparty and directed the PartnerRe transaction committee to report back to the PartnerRe board of directors with respect to its findings.

After the February 2014 meeting of the PartnerRe board of directors, the PartnerRe transaction committee, with the assistance of senior management and advisors, explored and evaluated the terms of the potential transaction that it would be willing to pursue. The PartnerRe board of directors was subsequently briefed by the PartnerRe transaction committee and members of the senior management on the further preliminary discussions with such counterparty and unanimously authorized the PartnerRe transaction committee to explore, evaluate and negotiate the terms of a possible transaction with the identified counterparty, and any other strategic transaction that it would deem to be in the best interests of PartnerRe and its shareholders, and to recommend such transaction to the PartnerRe board of directors. In June 2014, after further discussions with the counterparty, the PartnerRe transaction committee concluded that no actionable transaction would be possible on such terms, and the PartnerRe transaction committee terminated discussions with such counterparty.

Following the termination of discussions, the PartnerRe board of directors directed senior management to consider other possible responses to the trends in the industry, including potential acquisitions and strategic options and to report their findings to the PartnerRe board of directors.

During the September and November 2014 meetings of the PartnerRe board of directors, the PartnerRe board of directors considered various strategic options to respond to changing industry trends presented by senior management, including potential transactions with a variety of primary insurance companies or participating in the consolidation of the reinsurance sector. At these meetings, members of senior management gave an overview of certain challenges faced by the reinsurance industry and the strategic landscape, including a review of several potential candidates, which included AXIS. The PartnerRe board of directors then generally concluded that a transaction involving a company in the primary insurance market would be the logical next strategic step for PartnerRe because such a transaction, in comparison to a transaction with a pure-play reinsurance company, likely would lead to higher levels of value creation for PartnerRe’s shareholders by allowing PartnerRe to expand its business platforms and enter the primary insurance market. However, the PartnerRe board of directors discussed the fact that the primary insurance targets that PartnerRe believed it could viably acquire did not have sufficient market presence to enable PartnerRe to enter the primary insurance market in a meaningful manner. Furthermore, since primary insurance companies had at that time and in the past few years traded at higher multiples than reinsurance companies, the premium required for the acquisition of a primary insurance target would likely be dilutive to PartnerRe’s earnings per share. The PartnerRe board of directors considered that AXIS, with its roughly even split of reinsurance and insurance business, could be a merger partner that offered PartnerRe’s shareholders the opportunity to be invested in an entity with a primary insurance business and with an ability to consolidate in the reinsurance market while achieving significant financial and operational synergies, creating a combined company that would be well-positioned as a leader in the broker-based reinsurance distribution channel. The PartnerRe board of directors also considered that a strategic transaction between PartnerRe and AXIS would result in a combined company that would be in a significantly stronger financial and operational position. In light of these considerations, the PartnerRe board of directors thought that AXIS was an attractive merger candidate that could accomplish all of PartnerRe’s strategic goals, provided a transaction could be negotiated on the terms and conditions acceptable to PartnerRe and its shareholders.

Following the November 2014 meeting of the PartnerRe board of directors, the non-executive members of the PartnerRe transaction committee further discussed the strategic alternatives potentially available to PartnerRe at that time. The non-executive members of the PartnerRe transaction committee discussed their belief that a combination with AXIS represented the most likely opportunity for PartnerRe to accomplish all of PartnerRe’s strategic goals, but they would need to explore whether such a transaction was actionable in the form of a merger of equals. Given the rapidly growing trend of consolidation in the reinsurance market and in light of discussions at the November 2014 PartnerRe board of directors meeting, the non-executive members of the PartnerRe transaction committee determined that it was necessary to quickly understand whether AXIS would be receptive to a strategic transaction with PartnerRe. The non-executive members of the PartnerRe transaction committee also determined that, since any merger of equals transaction with AXIS would raise questions about the leadership of the combined company, initial discussions regarding a proposed transaction with AXIS should be at the Chairman to Chairman level.

In December 2014, Mr. Michael Butt, the Chairman of AXIS, and Mr. Montupet had initial discussions in which Mr. Montupet suggested that it could be in the best interests of the two companies and their respective shareholders to explore a potential merger of equals between PartnerRe and AXIS. Mr. Butt, after consulting with Mr. Albert Benchimol, the Chief Executive Officer of AXIS, and certain other directors of AXIS, indicated that AXIS was interested in exploring a potential merger of equals with PartnerRe, but he noted that AXIS’ willingness to do so was conditioned on Mr. Benchimol being appointed as the Chief Executive Officer of the combined company. Mr. Butt indicated that, consistent with a merger of equals structure, PartnerRe could appoint Mr. Montupet as the Chairman of the board of the combined company, with the key members of the management of the combined company coming from both parties. After further deliberations with the other non-executive members of the PartnerRe transaction committee and Davis Polk, Mr. Montupet informed Mr. Butt that, subject to final approval by the PartnerRe board of directors, the non-executive members of the PartnerRe transaction committee were amenable to AXIS’ proposal that Mr. Benchimol be appointed the Chief Executive Officer of the combined business if the other key terms of a proposed transaction could be agreed upon.

In early January 2015, PartnerRe and AXIS negotiated the principal terms for a potential merger of equals, including board composition of the combined company and the proposed ownership split of the combined company for PartnerRe and AXIS shareholders. After reaching a preliminary agreement on these matters,

PartnerRe and AXIS management, along with their financial and legal advisors, engaged in extensive confidential due diligence of each other’s financial, actuarial, accounting, operational, regulatory, legal, human resources, information technology and business profiles. In parallel, the parties and their legal and financial advisors negotiated the definitive transaction documents. PartnerRe and Mr. Miranthis also mutually agreed that Mr. Miranthis would step down as the CEO of PartnerRe at the signing of the amalgamation agreement. During December 2014 and January 2015, the PartnerRe board received several briefings from the non-executive members of the PartnerRe transaction committee on ongoing discussions and negotiations with AXIS.

On January 25, 2015, the PartnerRe board of directors held an in-person meeting (with two directors participating by audio conference), which was also attended by the senior management of PartnerRe and representatives from Credit Suisse, Davis Polk and Appleby (Bermuda) Limited (which we refer to as “Appleby”). After considering the proposed terms of the draft amalgamation agreement and the transactions contemplated thereby and the various presentations of its legal and financial advisors and senior management team of PartnerRe, including the fairness opinion delivered by Credit Suisse and taking into consideration the matters discussed during that meeting and prior meetings and briefings of the PartnerRe board of directors, the PartnerRe transaction committee and prior discussions with PartnerRe’s senior management, the PartnerRe board of directors unanimously resolved that the proposed amalgamation, on the terms and conditions set forth in the draft amalgamation agreement, was in the best interest of PartnerRe and its shareholders and approved the proposed amalgamation, recommended adoption of the draft amalgamation agreement by PartnerRe’s shareholders and authorized PartnerRe to enter into the draft amalgamation agreement.

At the same meeting, the PartnerRe board of directors approved the appointment of Mr. Zwiener, effective immediately, as interim Chief Executive Officer of PartnerRe as well as a separation agreement with Mr. Miranthis.

On January 25, 2015, the draft amalgamation agreement was executed by PartnerRe and AXIS, which was publicly announced in a joint press release.

Between January 25, 2015 and April 13, 2015, PartnerRe and AXIS undertook substantial work to prepare for the consummation of the transactions contemplated by the amalgamation agreement, including the preparation and submission of the filings for regulatory approvals, integration planning, preparations for shareholder approvals and outreach to the investors. The parties also discussed the possibility of, but had not agreed to, a special dividend to PartnerRe shareholders in response to feedback from investors and analysts.

On April 13, 2015, a representative of BDT & Company, LLC (which we refer to as “BDT”) contacted Mr. Montupet to schedule a call to discuss a business proposal from a BDT client, without providing any specificity as to the subject matter of the proposal or whether it related to PartnerRe.

On April 14, 2015, at the agreed upon time, Mr. Montupet received a call from Mr. Elkann, Chairman and CEO of EXOR. Mr. Elkann told Mr. Montupet that later that day, EXOR would publicly announce a proposal to acquire 100% of the common shares of PartnerRe on a fully-diluted basis for $130.00 in cash per share (which we refer to as the “EXOR proposal”). Mr. Elkann added that a formal written proposal would be sent to Mr. Montupet shortly after the call. Representatives of Davis Polk and Credit Suisse also received calls from representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as “Paul Weiss”), legal advisor to Parent, Merger Sub and EXOR, and BDT and Morgan Stanley & Co. LLC (which we refer to as “MS”), financial advisors to EXOR, respectively, informing PartnerRe’s advisors that EXOR would be a making a public announcement to acquire PartnerRe later that day. On the call between Davis Polk and Paul Weiss, in response to an inquiry from a representative of Davis Polk on the subject, a representative of Paul Weiss confirmed that EXOR had engaged Bermuda counsel but had not otherwise engaged any insurance regulatory counsel at that time and committed to providing a list setting out the scope of the due diligence that was contemplated by the confirmatory due diligence request referred to in the EXOR Proposal. Promptly following his call with Mr. Elkann, Mr. Montupet contacted the other members of the PartnerRe transaction committee and representatives of Davis Polk and Credit Suisse to update them on his conversation with Mr. Elkann. Later the same day, Mr. Elkann sent the formal written proposal to Mr. Montupet and EXOR publicly announced the EXOR Proposal. Paul Weiss and BDT and MS forwarded the same written proposal to Davis Polk and Credit Suisse, respectively.

The full text of EXOR’s April 14, 2015 letter, setting forth the EXOR Proposal, is provided below:

* * * * *

April 14, 2015

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Jean-Paul Montupet, Chairman of the Board

Ladies and Gentlemen:

On behalf of EXOR S.p.A. (“EXOR”), I would like to submit our proposal to acquire PartnerRe Ltd. (“PartnerRe”). We strongly believe our offer presents a compelling opportunity for your shareholders, particularly as compared to your Amalgamation Agreement (“AXIS Agreement”) with AXIS Capital Holdings Limited (“AXIS”), and we are eager to move forward swiftly to complete this transaction.

We propose to acquire 100% of the common shares of PartnerRe on a fully-diluted basis for $130.00 per share in cash, on the terms and conditions described below. This all-cash offer represents a premium of 16% to the implied per share value for PartnerRe, under the AXIS Agreement, of $112.53 (based on the average of AXIS’ closing prices for the ten days ending on April 13, 2015). We are confident that your shareholders will enthusiastically support our proposal, and, accordingly, we kindly request your active and immediate cooperation, consistent with the requirements of the AXIS Agreement, to complete the transaction outlined in this letter.

In this letter, we provide you with: (a) a brief overview of EXOR; (b) the strategic rationale for the transaction and our vision for the business going forward; (c) the key terms of our proposal; (d) our view of why our proposal offers superior value to PartnerRe’s shareholders; and (e) next steps.

A. Overview of EXOR

EXOR is one of Europe’s leading, listed investment companies and is controlled by the Agnelli family. We have a market capitalization of approximately $11 billion and a net asset value of approximately $14 billion, including over $2 billion of cash and cash equivalents. We are committed to maintaining a conservative, investment-grade capital structure. Our entrepreneurial history spans over a century of successful, long-term investments. Over the years, we have been involved in very complex transactions, including the acquisition of Chrysler by Fiat, which led to the formation of the seventh-largest car producer in the world. In addition, we oversaw the merger between CNH, the second-largest agricultural equipment manufacturer in the world, and Fiat Industrial, which created the fourth-largest capital goods company globally. Since 2009, EXOR’s net asset value and its share price have grown at compounded annual growth rates of 27.9% and 38.7%, respectively.

We primarily invest in global companies. Today we are the controlling shareholder of: (i) Fiat Chrysler Automobiles, with a market capitalization of approximately $21 billion and (ii) CNH Industrial, with a market capitalization of approximately $11 billion. Our holdings include, among others, The Economist and Juventus Football Club, which represents the longest continuous ownership of any sports franchise globally (nearly 100 years). Previously, EXOR has successfully invested in the insurance and reinsurance industries, and we were one of the founding investors in PartnerRe in 1993.

We are focused on building profitable global companies, which benefit from our long-term investment horizon, network of international relationships, permanent capital base and ability to deploy additional resources to accelerate their growth. EXOR provides management teams with operational autonomy that enables them to build world-class organizations over time, with EXOR retaining responsibility for capital allocation and major investment decisions.

B. Strategic Rationale and Vision for PartnerRe

We have a deep knowledge of the insurance and reinsurance industries and believe that EXOR is an ideal partner for PartnerRe. We admire PartnerRe’s high-quality reinsurance franchise, which possesses true scale, broad diversification, a global footprint, a respected brand, deep underwriting expertise and enduring financial strength.

While PartnerRe is a formidable competitor on its own, we believe its business would be further enhanced under the private ownership of EXOR. Importantly, PartnerRe would be better positioned to manage the volatility of the reinsurance cycle in a disciplined manner without public market pressure. We would also remain committed to maintaining PartnerRe’s existing financial strength and capital structure. Preserving PartnerRe’s unique culture and values would be an important objective under EXOR’s stewardship of the business. Furthermore, we see significant value in the PartnerRe brand, which we plan to utilize after the closing of our proposed transaction.

We view PartnerRe as a long-term investment for EXOR and are excited by the prospect of building one of the best reinsurance companies in the world. Despite the significant challenges the reinsurance industry is currently facing, we have a strong belief that a reinsurance-focused business model will better serve the needs of PartnerRe’s clients by avoiding conflicts of interest, while delivering adequate shareholder returns over an entire reinsurance cycle. Our conviction in completing this transaction is absolute, as is our commitment to growing the PartnerRe franchise for years to come.

C. Key Terms of the Proposal

We are pleased to outline the details of our proposal to acquire PartnerRe below:

1.	Purchase Price: We propose to acquire 100% of the common shares of PartnerRe for $130.00 per share in cash, representing a total equity value of $6.4 billion based on an estimated 49.1 million fully-diluted shares outstanding.

2.	Valuation: Our proposal delivers an immediate, premium valuation to PartnerRe’s shareholders, representing:

•	16% premium to the implied per share value for PartnerRe, under the AXIS Agreement, of $112.53 (based on the average of AXIS’ closing prices for the ten days ending on April 13, 2015)

•	1.l3x PartnerRe’s fully-diluted tangible book value per share as of December 31, 2014

•	14.1 x 2016 consensus earnings estimates for PartnerRe

3.	Financing Certainty: Our all-cash proposal is fully financed. The acquisition will be funded through cash on hand as well as a committed, investment-grade bridge facility and term loan to EXOR from Citibank, N.A., London Branch and Morgan Stanley Bank International Limited for up to $4.75 billion. No capital increase by EXOR is required. EXOR’s longer-term capital structure, following the completion of the transaction with PartnerRe, will remain consistent with its current investment-grade ratings. Furthermore, as EXOR will be funding the acquisition, there will be no impact on the existing financial strength or capital structure of PartnerRe. Please feel free to contact our financial advisors (details below) if you should have any questions with respect to transaction financing.

4.	Amalgamation Agreement: We are attaching a copy of the proposed amalgamation agreement that we would be willing to enter into with PartnerRe, which is substantially similar to the AXIS Agreement, except for changes dictated by the fact that the transaction is for cash and not shares (the “EXOR Agreement”).

5.	Due Diligence: We would seek to complete limited confirmatory due diligence and are prepared to commence this immediately. Based on the materials you have previously prepared in your discussions with AXIS, our advisors should be able to efficiently and effectively complete a swift due diligence process.

6.	Approvals and Timing: Our proposal has been unanimously approved by the EXOR board of directors and requires no approval by our shareholders. It is subject only to the completion of the aforementioned confirmatory due diligence review and execution of mutually acceptable definitive agreements, conditioned upon termination of your agreement with AXIS. We foresee a normal course regulatory review process, similar to your process with AXIS. We are highly confident in our ability to consummate a transaction quickly and anticipate it would close in 2015.

7.	Management and Employees: We have great respect for PartnerRe and the accomplishments of your management team and employees, and we are excited by the prospects of jointly building the franchise on your strong foundation. We envision that PartnerRe’s current senior management team will remain in place and continue to hold important roles in the business following our proposed transaction. Under EXOR’s ownership, we would empower the current PartnerRe management team to continue to operate the business with autonomy, guided by our entrepreneurial mindset and long-term vision for the franchise.

8.	Advisors: We have engaged BDT & Company, LLC and Morgan Stanley & Co. LLC as our financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York and Cox Hallett Wilkinson Limited in Bermuda as our legal advisors. They are prepared to begin work immediately to assist us in completing our confirmatory due diligence review and to finalize an agreed transaction promptly.

D. Superior Proposal

Our all-cash proposal provides superior value and greater certainty for PartnerRe’s shareholders compared to the AXIS Agreement. We are placing no financing risk on your shareholders. Our purchase price of $130.00 per share is clearly more favorable, from a financial point of view, for PartnerRe’s shareholders than the value of 2.18 shares of the combined AXIS/PartnerRe entity for which each PartnerRe share would be exchanged under the AXIS Agreement. The implied per share value for PartnerRe, under the AXIS Agreement, would only be $112.53 (based on the average of AXIS’ closing prices for the ten days ending on April 13, 2015). Even at AXIS’ all-time high share price of $53.02, the implied per share value for PartnerRe would only be $115.58, substantially below our all-cash offer price of $130.00.

Our proposal clearly constitutes a Superior Proposal as defined in the AXIS Agreement. Accordingly, we believe that the PartnerRe board of directors can and must, consistent with its fiduciary duties and its obligations under Section 5.8 of the AXIS Agreement, make a determination that our proposed transaction is a Superior Proposal and authorize PartnerRe to enter into an Acceptable Confidentiality Agreement (as defined in the AXIS Agreement) with us as soon as possible. Thereafter, again consistent with the AXIS Agreement, we are seeking constructive and prompt negotiations to complete a successful transaction with EXOR.

In light of the PartnerRe shareholders meeting to be scheduled to consider the transaction with AXIS, we believe it is in the best interests of all parties to begin discussions immediately, so your shareholders will be able to take full advantage of the value represented by our proposal.

Since EXOR is a public company in Italy, we are required to issue a press release describing our proposal today. A copy of our press release is enclosed for your reference.

E. Next Steps

We want to emphasize to you the seriousness of this proposal and our commitment to completing a transaction with you. We are prepared to engage immediately: our financing is fully in place, our advisors stand ready to commence work, our confirmatory due diligence will be brief and limited, and the EXOR Agreement is substantially similar to the AXIS Agreement.

Please note that this letter is not meant to, and does not, create or constitute any legally binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until we finalize the terms and enter into the EXOR Agreement.

We are pleased to be able to offer this Superior Proposal to your company, which we believe will benefit your shareholders and your employees. We are confident that our proposal presents a compelling opportunity for both our companies and look forward to your response. We would appreciate your response by Monday, April 20, 2015.

If you have any questions or would like to clarify any aspect of our proposal, please do not hesitate to call Dan Jester of BDT & Company, LLC at (312) 660-7300, Eric Bischof of Morgan Stanley & Co. LLC at (212) 761-4000, or Toby Myerson of Paul, Weiss, Rifkind, Wharton & Garrison LLP at (212) 373-3000.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

* * * * *

The written proposal was accompanied by a proposed amalgamation agreement, which reflected the terms on which EXOR would be willing to execute the EXOR Proposal, as well as a press release which was released publicly the same day. No financing documentation was provided with the written proposal. No information was provided regarding EXOR’s controlling shareholder and its ownership of EXOR in order to evaluate the insurance and antitrust regulatory filings required and the feasibility of obtaining those approvals. Additionally, no information was provided on whether and how EXOR would protect PartnerRe and its shareholders from a withdrawal of the EXOR Proposal during the potentially protracted period provided for in the amalgamation agreement beginning with PartnerRe commencing the process to change its recommendation through any termination of the amalgamation agreement as required by the EXOR Proposal.

As required under the terms of the amalgamation agreement with AXIS and in light of the impending public announcement of the EXOR Proposal, Messrs. Montupet and Zwiener promptly contacted Messrs. Butt and Benchimol, respectively, and informed them of Mr. Montupet’s conversation with Mr. Elkann regarding the EXOR Proposal. AXIS was thereafter provided with a copy of the written EXOR Proposal as well as all documents and other material written communications to or from EXOR as required by the amalgamation agreement with AXIS.

Between April 14, 2015 and April 17, 2015, members of the PartnerRe transaction committee, representatives from Davis Polk and Credit Suisse and certain senior executives of PartnerRe had a series of detailed discussions on the EXOR Proposal in order for the committee to make a recommendation to the PartnerRe board of directors. Among the issues discussed and evaluated were the price offered by EXOR, the non-price terms of the EXOR Proposal, EXOR’s proposed financing and available sources of funding, the regulatory approvals required by the EXOR Proposal and the possible requirements of the applicable regulators, the likely timeline for a transaction with EXOR, the contractual commitments of PartnerRe under the amalgamation agreement and the timeline and risks to PartnerRe in satisfying EXOR’s requirement that the amalgamation agreement with AXIS be terminated prior to entering into a definitive agreement with EXOR. PartnerRe also commenced preparation of a data room for EXOR based upon the information made available to AXIS during its due diligence review prior to entering into the amalgamation agreement along with updates thereto reflecting subsequent developments. During the same time period, Mr. Montupet told Messrs. Butt and Benchimol that the PartnerRe board of directors would review and discuss the EXOR Proposal in accordance with its fiduciary duties and make a decision in the best interests of PartnerRe and its constituents. Also, Mr. Montupet had several discussions with Messrs. Butt and Benchimol in which Mr. Montupet asked if AXIS could improve the financial terms of the amalgamation agreement for the benefit of the PartnerRe shareholders.

On April 16, 2015, EXOR’s legal advisors informed representatives of Davis Polk that EXOR had engaged Sutherland Asbill & Brennan LLP (which we refer to as “Sutherland”) as its U.S. insurance regulatory counsel and also provided EXOR’s documentary due diligence request list.

Under the terms of the amalgamation agreement, PartnerRe was not permitted to engage with EXOR without either a waiver of the applicable provisions of the amalgamation agreement or the PartnerRe board of directors first having made the determination, in consultation with its legal counsel and financial advisors, that the EXOR Proposal would reasonably be likely to result in a superior proposal and that failure to engage with EXOR in negotiations or provide non-public information to EXOR would violate the fiduciary duties of the members of the PartnerRe board of directors. In this regard, on April 17, 2015, Mr. Montupet called Messrs. Butt and Benchimol to request a waiver from AXIS to engage with EXOR and its advisors in order to explore the price, terms, certainty, risks and timeline of the EXOR Proposal. Messrs. Butt and Benchimol agreed to grant such waiver to PartnerRe, but only on the condition that PartnerRe would not provide any non-public information to EXOR and that the waiver be for a limited period. Later the same day, PartnerRe and AXIS executed a limited waiver allowing PartnerRe to engage with EXOR through April 24, 2015, but without sharing any non-public information of PartnerRe with EXOR (which we refer to as the “AXIS waiver”).

Later that day, ahead of the PartnerRe board of directors’ meeting on April 18, 2015, Mr. Butt sent the following letter to the PartnerRe board of directors.

* * * * *

CONFIDENTIAL

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke, Bermuda HM 08

April 17, 2015

The Board of Directors of PartnerRe Ltd.

c/o Jean-Paul Montupet, Chairman of the Board

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke, Bermuda HM 08

Dear Members of the Board:

We are writing regarding the public proposal by EXOR S.p.A. (“Exor”) to acquire PartnerRe Ltd. (“PartnerRe”) in lieu of the pending PartnerRe amalgamation with AXIS Capital Holdings Limited (“AXIS”).

On January 25, 2015, we committed to each other to amalgamate and create a diversified global insurance and reinsurance company with the scale, capital and enhanced market presence to deliver superior and sustainable value to your and our shareholders. The strategic, operational and financial merits of a united PartnerRe and AXIS are significant and deliver more value to PartnerRe shareholders than the Exor proposal, particularly given the operating and capital synergies that can be realized by joining our two businesses.

The combination of our two companies will significantly benefit our respective shareholders, employees and clients. Our amalgamation will preserve the strengths of each organization while leveraging the greater resources of the combined company. Acceptance of the Exor proposal would deprive your shareholders of the opportunity to participate in the substantial value creation and synergies we have both calculated will result from our amalgamation.

For the reasons set forth below, we do not agree with Exor that its proposal represents a “Superior Proposal” (as defined in our amalgamation agreement). Instead, the Exor proposal offers your shareholders inferior value, is inferior to our amalgamation, does not meet PartnerRe’s stated strategic objectives and has significant execution risks when compared with our amalgamation.

Comparing the Exor Proposal to the Signed Deal

•	It would not be appropriate to take a snapshot today and say that $130 per PartnerRe share in cash represents greater value than our exchange ratio. You and we expect the value of the amalgamated company’s stock will increase while the amount of cash is forever fixed. As each of PartnerRe and AXIS generates earnings the value of the stock will grow and the value of the amalgamated company’s stock will significantly exceed $130 per share. A sale for cash deprives the PartnerRe shareholders of the significant value of the synergies and growth opportunities the amalgamated company will have, while $130 in cash will always be $130.

Inferior Valuation

The Exor proposal undervalues PartnerRe in a sale transaction.

•	As you know, recent control transactions in the insurance industry have been executed at valuations of 1.16x to 1.60x tangible book value. By contrast, the Exor proposal of $130 per PartnerRe share represents a discount to PartnerRe’s own projected book value per share of $135.141 and an inferior multiple of 1.06x2 to projected tangible book value per share, each measured as of the end of 2015 (which is the likely time of closing of the Exor proposal).

•	Exor states that its $130.00 all-cash offer is “14.1x consensus 2016 earnings estimates for PartnerRe,” while ignoring the multiple of 2016 earnings projection provided by PartnerRe in the S-4 as of March 13, 2015. In fact, Exor’s $6.4 billion all-cash offer is only 12.6x PartnerRe’s 2016 earnings of $508 million as disclosed in the S-4 as of March 13, 2015.

•	Furthermore, the Exor proposal represents only a 14% premium to PartnerRe’s undisturbed share price of $114.14 on January 23, 2015, the business day prior to the announcement of our amalgamation. In contrast, the median premium for all cash-only transactions with U.S. targets over the past 10 years is in excess of 30%, and for insurance transactions the median premium is almost 30%. Catlin was recently acquired by XL at a 24% premium, Montpelier was acquired at a 19% premium,[3] Brit was acquired at a 19% premium, Platinum was acquired at a 24% premium and when Endurance sought to acquire Aspen in 2014, at higher multiples and premium than Exor’s proposal, Aspen’s board rejected that offer.

•

The Exor CEO has acknowledged that he has been seeking an acquisition that does not require a significant investment in order to grow while also producing sustainable dividends to Exor. While the opportunistic acquisition of PartnerRe may represent a great investment for Exor, your shareholders are being asked to relinquish both the future stream of cash flows generated by PartnerRe and the opportunity to receive an adequate control premium for their shares in the future. In contrast, our amalgamation enhances PartnerRe’s profitability and ability to generate cash, while preserving a control premium for PartnerRe shareholders in the future as further detailed below.

Inferior Offer

Exor’s proposal is inferior to the terms of the amalgamation.

•	As we have jointly estimated, the amalgamated company will enjoy annual run-rate synergies of at least $200 million[4]. The value of this to PartnerRe shareholders equates to $860 million[5], or $17.53[6] per PartnerRe share (after giving effect to $164 million[7] in post-tax costs to achieve such synergies), which is well in excess of the $15.86 premium offered by Exor (which premium over time will become unattractive as the value of the amalgamated company’s stock grows as we expect).

•	The amalgamated company is also expected to have a return on equity of approximately 10.5% in 2017[8]. Based on today’s relatively low valuations, that would suggest a multiple of book value at the closing of the amalgamation of 1.18x9, translating to value for PartnerRe’s shareholders of approximately $6.9 billion[10], again exceeding the $6.4 billion offered by the Exor proposal.

•	The Exor proposal is fully taxable to PartnerRe’s shareholders, whereas our amalgamation does not trigger any capital gain tax. For example, a PartnerRe shareholder with a tax basis of $108.15, representing PartnerRe’s average trading price in the 12 months ended April 13, 2015, would have a taxable capital gain of $21.85 in the Exor proposal, as compared to none in our tax- free amalgamation.

The Exor Proposal Does Not Meet PartnerRe’s Strategic Objectives

The Exor proposal is inconsistent with PartnerRe’s stated strategic objectives.

•	PartnerRe did not put itself up for sale, is not for sale and does not have to engage in a sale process.

•	PartnerRe’s board, in the exercise of its fiduciary duties, has determined that it is in PartnerRe’s best interest to amalgamate with AXIS, after having reviewed and analyzed PartnerRe’s ability to execute its strategic plan as a stand-alone entity, the impact of continuing consolidation in the reinsurance industry, increasingly competitive pricing from the consolidation of brokers and greater participation in catastrophe markets by alternative sources of capital.

•	The Exor proposal does not address any of PartnerRe’s previously stated objectives in entering into our amalgamation or your objective of maximizing shareholder value. The amalgamated company, on the other hand, will:

•	enjoy leading positions in three distinct markets and have the ability to compete globally and successfully despite the rapid consolidation of the reinsurance industry,

•	have unique access to opportunities as a major global player, and

•	have a superior ability to generate capital, due to the complementary nature of AXIS’ and PartnerRe’s businesses, with this benefit accruing to all of the amalgamated company’s shareholders.

•	A sale of PartnerRe will hinder its ability to compete in the global market place and will provide substantially diminished career opportunities for your executives and staff.

Pursuing the Exor Proposal Has Execution Risks

Pursuing the Exor proposal creates significant execution risks for PartnerRe.

•	Exor intends to borrow up to $4.75 billion to finance its proposal, and currently has equity of approximately $8.5 billion and debt of $1.8 billion[11]. On a pro forma basis, including PartnerRe’s existing debt, Exor, which would be an insurance holding company, would have a total financial leverage ratio in excess of 49%,[12] thereby significantly jeopardizing PartnerRe’s A+ S&P rating. Indeed, S&P placed Exor’s BBB+ rating on negative “watch” following Exor’s announcement. To put this into perspective, the debt that Exor intends to incur is approximately 9x PartnerRe’s average projected earnings for 2015 through 2017 of $520 million. Also, within a day of the disclosure of the Exor proposal, Fitch noted that it would expect to keep PartnerRe’s ratings on “negative watch” were it to accept the Exor proposal given the uncertainty surrounding Exor’s strategic plan for PartnerRe and the need for an in-depth credit analysis of Exor. As a result, Exor may well be faced with the choice of either walking away from the Exor proposal or having itself and/or PartnerRe downgraded. As Exor’s CEO has admitted “we expect this transaction to keep for Exor our investment grade rating.” Even if Exor remains “investment grade,” this could mean a two-notch downgrade. It remains unclear whether Exor will choose to complete the transaction if faced with an adverse reaction from the rating agencies. Regardless of the outcome of the agencies’ consideration of the Exor proposal, any uncertainty regarding PartnerRe’s ratings will likely affect mid-year renewals and possibly year end renewals. By comparison, Fitch also said it would confirm PartnerRe’s ratings in the amalgamation.

•	PartnerRe must put the amalgamation to a vote of its stockholders unless the amalgamation agreement is terminated. Therefore, Exor cannot even begin the regulatory process until after our shareholder meetings. By contrast, we are ready to file the proxy and have made all required insurance regulatory and antitrust filings. As you know, we have both received very positive feedback from customers and brokers in support of the amalgamation. Delaying the closing of the amalgamation may well erode that support and cause confusion in the market and compromise our joint integration efforts, well into the critical mid-year renewals and possibly into year-end renewals.

We believe that the facts regarding the Exor proposal make it clear that Exor has not presented a Superior Proposal. We believe Exor’s proposal inadequately values PartnerRe, is inferior to the value created for shareholders by the amalgamation even in the relatively short term, deprives PartnerRe’s stockholders of the continued value creation that both of our boards have acknowledged will be achieved in the amalgamation, does not meet PartnerRe’s stated strategic goals and creates both deal uncertainty and market risk.

AXIS remains both steadfast in its commitment and excited to complete its planned amalgamation with PartnerRe and is greatly encouraged by the tremendous progress that has been made towards that goal to date. We would like to engage in an ongoing dialogue with the PartnerRe board concerning all aspects of our amalgamation. In particular, we would like to discuss the analyses we have conducted and share our conviction that our amalgamation would create one of the strongest companies in the insurance and reinsurance industries, and one well positioned to engage in global competition. Albert Benchimol and I would appreciate the opportunity to speak with you and the full board at your next meeting (regardless of whether it is in telephone or in person) to present our analyses and our conviction regarding the superior value of our amalgamation compared to the Exor proposal.

Very truly yours,

/s/ Michael A. Butt

Michael A. Butt

Chairman of the Board

AXIS Capital Holdings Limited

Notes

[1]	Year-End 2015 book value calculated as Year-End 2014 Partner common equity plus 2015 Net Income (as per S-4) less dividends paid (constant DPS from 2014). Quantity divided by 49.087mm PartnerRe Shares assuming no buybacks or issuance occurs during 2015
[2]	Assumes goodwill of $456mm and intangibles of $159.6mm at PartnerRe
[3]	Relative to the undisturbed price per share as of December 10, 2014
[4]	As per S-4, page 60
[5]	Using a multiple of 11.2x, based on peers including ACE, LX, RE, AWH, AHL, RNR, VR, LRE, and applying an implied effective tax rate of 17.9% as per (note h) on page 38 of S-4, based on PartnerRe shareholders’ 51.6% pro forma ownership of the combined company
[6]	Assumes 49.087mm PRE shares as per S-4 page 37
[7]	Costs to achieve assumed to be 100% of one-year fully phased synergies, and applying an implied effective tax rate of 17.9% as per (note h) on page 38 of S-4
[8]	As per Net Income and Book Value adjustments in S-4, pages 41-44 and Net Income projections on pages 71-72
[9]	Based upon regression of current peer price to YE2014 book value multiples against FY2 Returns on Equity as per IBES median estimates
[10]	Calculated as 51.6% of pro forma book value at YE2015 (assumed date of closing)
[11]	Per Exor press release as of April 14, 2015, equity attributable to owners of the parent company was EUR7,995mm as of 12/31/2014 and debt of EUR1,671mm as of 12/31/2014. The Euro to dollar conversion ratio used is 1.064.
[12]	Per Exor press release as of April 14, 2015, equity attributable to owners of the parent company was EUR7,995mm as of 12/31/2014 and debt of EUR1,671mm as of 12/31/2014. Assumes USD $4.75bn of incremental Exor debt and PartnerRe’s existing debt of USD$1,675mm. The Euro to dollar conversion ratio used is 1.064.

* * * * *

The PartnerRe board of directors held a telephonic meeting on April 18, 2015 to discuss the EXOR Proposal. After Mr. Montupet briefed the PartnerRe board of directors on his conversation with Mr. Elkann on April 14, 2015, the members of the PartnerRe board of directors discussed the price and key aspects of the EXOR Proposal, the status of the merger of equals with AXIS, AXIS’ response to the EXOR Proposal and the responses of other constituents, including rating agencies, shareholders, the management team and PartnerRe employees, to the EXOR Proposal. Representatives of Davis Polk then briefed the PartnerRe board of directors on PartnerRe’s contractual commitments under the amalgamation agreement with respect to the EXOR Proposal, alternatives for terminating the amalgamation agreement as required by the EXOR Proposal, and the timelines and risks associated with each such alternative and the key areas to be further explored with EXOR—including certainty and conditionality of EXOR’s financing and funding arrangements, EXOR’s approach to obtaining regulatory approvals, the scope and duration of EXOR’s due diligence and the timeline to closing of their proposed transaction. Representatives of Appleby summarized the fiduciary obligations of the PartnerRe board of directors in connection with the consideration and evaluation of the EXOR Proposal. At the same meeting, representatives of Credit Suisse discussed their preliminary financial analysis of the EXOR Proposal. The members of the PartnerRe board of directors unanimously agreed with the PartnerRe transaction committee’s recommendation to engage with EXOR to explore the improvements EXOR may be prepared to make to the price, terms, timeline, certainty and risks of the EXOR Proposal.

After the meeting of the PartnerRe board of directors, the members of the PartnerRe transaction committee had a meeting with the representatives of Davis Polk and Credit Suisse and certain members of PartnerRe’s senior management team to discuss PartnerRe’s specific response to EXOR. Having discussed the contents of his proposed message with the fellow members of the PartnerRe transaction committee and PartnerRe’s advisors, Mr. Montupet sent the following email to Mr. Elkann.

* * * * *

Dear Mr. Elkann:

I wanted to get back to you following our board’s consideration of your proposal.

While your proposed price and terms are not a basis on which we would be willing to proceed, my board has authorized me to meet with you to explore further your interest in PartnerRe. We have obtained a limited waiver from AXIS Capital through next Friday, April 24, to allow us to engage in exploratory discussions with EXOR.

I am available tomorrow afternoon after 3 p.m.in New York for a meeting. I propose that the two of us meet without advisors. Please let me know if that works for you and I will get back to you with the venue.

We do not intend to publicly disclose our meeting or the AXIS waiver and I would appreciate your confirmation in advance that EXOR similarly does not intend to disclose our meeting. Of course, we recognize that at some point you, we or AXIS Capital may need make such disclosures.

Best Regards,

Jean-Paul.

* * * * *

Having received no response from Mr. Elkann for several hours, representatives of Davis Polk contacted representatives of Paul Weiss to follow up on Mr. Montupet’s request of Mr. Elkann for an in-person meeting. Representatives of Paul Weiss informed representatives of Davis Polk that Mr. Elkann was on a flight to Tokyo, Japan, and that he would likely not be able to meet with Mr. Montupet on April 19, 2015. After learning about Mr. Elkann’s travel plans, Mr. Montupet emailed Mr. Elkann proposing two new dates for an in-person meeting—April 20 and April 22, 2015. When Mr. Elkann landed in Tokyo, he emailed Mr. Montupet asking for a call with him the following morning.

Messrs. Montupet and Elkann had a call on April 19, 2015 during which Mr. Montupet informed Mr. Elkann that the PartnerRe board of directors had authorized him to further discuss potential improvements to the price and non-price terms of the EXOR Proposal with EXOR. Mr. Elkann told Mr. Montupet that if the purpose of the meeting was to negotiate EXOR’s price, there would be no use in having such meeting because EXOR had no flexibility in relation to its proposed price. After further discussion, Mr. Elkann agreed to entertain the possibility of a meeting subject to seeing a proposed agenda for the meeting.

Later that day, members of the PartnerRe transaction committee and representatives of Davis Polk and Credit Suisse had further discussions on developments regarding the EXOR Proposal. After extensive deliberations, the participants agreed on the detailed agenda for a meeting between Messrs. Montupet and Elkann. The agenda included: valuation, EXOR’s vision for PartnerRe (including expected business model, capital structure and access to additional capital support in the future to provide scale and financial flexibility), plans for the management and employees, the conditionality, duration and due diligence requirements relating to EXOR’s financing, the implications of leverage resulting from such financing, including its impact on the ratings profile of EXOR and PartnerRe, timing of and ability to obtain regulatory approvals, scope and duration of due diligence and the deal protection provisions in the EXOR markup of the amalgamation agreement. Later that day, Mr. Montupet sent the detailed agenda to Mr. Elkann and requested an in-person meeting to discuss the items on the agenda. In response, Mr. Elkann recommended that the advisors on both sides engage with each other to discuss the items on the agenda sent by Mr. Montupet in advance of an in-person meeting between Messrs. Montupet and Elkann. Mr. Elkann proposed that he could be available for an in-person meeting with Mr. Montupet in Tokyo on April 23, 2015 or in the United States on April 26, 2015. A meeting was later scheduled to take place in New York on April 26, 2015. The AXIS Waiver was subsequently extended through April 28, 2015 to permit the meeting of Messrs. Montupet and Elkann on April 26, 2015.

On April 21, 2015, the advisors of PartnerRe and EXOR met to discuss the EXOR Proposal. Representatives of Davis Polk, Credit Suisse, Paul Weiss, BDT and MS were present in person, and representatives of Sutherland and Cox Hallett Wilkinson Limited, EXOR’s Bermuda counsel, joined via teleconference. Certain members of the senior management of PartnerRe also joined via teleconference for parts of the discussion. The participants carefully discussed each of the items, other than valuation, set forth on the agenda sent by Mr. Montupet to Mr. Elkann. At the meetings, EXOR’s representatives noted that EXOR had engaged Milliman Inc. (which we refer to as “Milliman”) to conduct actuarial due diligence, which was expected to take no less than three weeks. EXOR’s advisors told PartnerRe’s advisors that EXOR had not engaged any insurance regulatory counsel outside the United States and Bermuda at that time, in response to which PartnerRe’s advisors identified the jurisdictions outside the United States and Bermuda where EXOR would likely need insurance regulatory counsel. PartnerRe’s representatives confirmed that the data room that was prepared for AXIS during its due diligence of PartnerRe would be made available to EXOR, and they discussed the scope of any updates to the data room, if EXOR were to be permitted to conduct due diligence on PartnerRe.

After the in-person advisors meeting, the members of the PartnerRe transaction committee had a call with the representatives of Davis Polk and Credit Suisse and certain members of PartnerRe’s senior management team to discuss the additional information gathered by PartnerRe’s advisors during the in-person meeting. Later the same day, at a meeting that Mr. Montupet had previously scheduled with Mr. Benchimol, Mr. Montupet asked Mr. Benchimol if AXIS would consider revising the exchange ratio in favor of PartnerRe shareholders or the possibility of a special dividend for PartnerRe shareholders. Mr. Benchimol indicated that AXIS would not be willing to change the economic terms of the amalgamation and reaffirmed his commitment to the transaction. Mr. Benchimol expressed his view that the EXOR Proposal was inferior to the terms of the amalgamation.

Between April 21, 2015 and April 23, 2015, advisors for EXOR and PartnerRe further discussed specific areas of the EXOR Proposal:

•	Financing: EXOR provided drafts of its financing mandate letter and related fee letters, which the PartnerRe advisors reviewed.

•	After careful consideration of these documents, PartnerRe’s advisors provided detailed feedback to EXOR’s advisors, particularly in relation to the conditionality of the financing arrangements, the availability of the required funding and the need for specificity around the limitations of the lenders on the commitments EXOR or its controlling shareholders could make to insurance regulators in connection with obtaining the required regulatory approvals.

•	Certain key provisions in the financing documents, including in relation to conditionality, remained subject to negotiation in the full form of a facility agreement. In order to be able to evaluate the certainty of the financing arrangements, representatives of Davis Polk provided follow-up questions to Paul Weiss (including whether EXOR was prepared to commit to escrow the cash required beyond the financing and not use it for competing purposes) and requested fully negotiated drafts of the documents, but EXOR and its advisors denied such request, unless EXOR were to be given access to due diligence.

•

Due Diligence: Two calls were held with representatives from Milliman, legal and financial advisors of EXOR and PartnerRe and senior employees of PartnerRe to discuss the scope of actuarial due diligence and understand the availability of information for due diligence purposes. EXOR also submitted documentary diligence requests in connection with its proposed actuarial diligence. Based on the responses of PartnerRe’s representatives on these calls, Milliman reduced its estimated timeline for actuarial due diligence from three to two weeks.

•	Regulatory: After the in-person advisors meeting, EXOR engaged a team of insurance regulatory counsel in multiple jurisdictions to develop an initial understanding of the requirements for obtaining the insurance regulatory approvals required to consummate a potential transaction with PartnerRe. EXOR’s newly engaged regulatory counsel, representatives of Paul Weiss, senior members of the PartnerRe regulatory team and representatives of Davis Polk had a conference call on April 23, 2015 to discuss the filings and approvals needed in each relevant jurisdiction. Among other things, the participants discussed the volume and nature of information required by regulators, the expected timeline of review and approvals, potential undertakings that regulators might require from EXOR and its controlling shareholders to approve the transaction, and EXOR’s ability and willingness to do or commit to doing everything necessary to obtain the regulatory approvals. EXOR’s advisors declined to provide specificity on the extent to which EXOR’s controlling shareholders would be required to make or participate in regulatory filings or approvals or the limit beyond which EXOR and its controlling shareholders (and, in light of approval rights provided for in the financing mandate letter, EXOR’s lenders) would not be prepared to make or permit commitments or give undertakings to regulators in order to obtain regulatory approvals and EXOR’s advisors were not prepared to discuss whether EXOR would agree to a “hell or high water” standard to obtain such approvals, which would require EXOR and its controlling shareholders to take or agree to take all actions necessary to obtain the required regulatory approvals.

•	Permanent Capital: A separate call was held among representatives of Davis Polk, Credit Suisse, BDT and MS to discuss EXOR’s plan for its permanent capital financing (in lieu of the proposed bridge financing) and related deleveraging in order to achieve rating agency objectives.

•	Amalgamation Agreement: Representatives of Davis Polk and Paul Weiss had separate calls to discuss issues related to tax structuring and the mechanics of EXOR’s irrevocable binding offer pursuant to which EXOR would make an irrevocable offer to PartnerRe to acquire the common shares of PartnerRe that would stay open through a limited period of time after the termination of the amalgamation agreement. Representatives of Davis Polk provided initial feedback on certain issues in EXOR’s proposed amalgamation agreement, especially in relation to a proposed ratings downgrade condition. Representatives of Paul Weiss indicated that they would prefer to discuss all issues on their proposed amalgamation agreement together, rather than on an individual basis. In response to Paul Weiss’ request, on April 23, 2015, representatives of Davis Polk provided feedback on significant issues on EXOR’s markup of the amalgamation agreement including deal certainty and conditionality, deal protection provisions, identity of post-closing officers, continuation of employee benefits and the need for EXOR and its controlling shareholders (in addition to the lower tier shell subsidiaries EXOR proposed be parties to the amalgamation agreement) to undertake contractual commitments in furtherance of the proposed transaction, and requested that Paul Weiss provide a revised draft of the agreement reflecting their positions on the feedback provided by Davis Polk. The representatives of Paul Weiss subsequently stated that EXOR would not negotiate any terms of the amalgamation agreement before the commencement of due diligence and that EXOR envisaged for due diligence and negotiation of definitive documents to proceed on parallel paths. On the same call, representatives of Paul Weiss stated that unless PartnerRe were to sign a confidentiality agreement with EXOR and proceed to due diligence, EXOR would not provide any additional information or documents to PartnerRe or respond to any outstanding questions related to financing and regulatory approvals other than drafts of, (i) a revised amalgamation agreement, reflecting only a change of transaction structure from amalgamation to merger, (ii) an estimated timeline from signing to closing of a transaction with EXOR and (iii) an initial draft form of an irrevocable binding offer.

On April 23, 2015, Messrs. Montupet and Benchimol had a conversation during which Mr. Benchimol reaffirmed his commitment to the merger of equals. Mr. Montupet mentioned that PartnerRe’s advisors had had several meetings with EXOR’s advisors and that the PartnerRe transaction committee continued to consider and evaluate the EXOR Proposal. Mr. Montupet also discussed with Mr. Benchimol his view that PartnerRe shareholders should receive a special dividend as part of the amalgamation with AXIS. Mr. Benchimol stated that AXIS was not in a position to accommodate such an adjustment to the already agreed upon terms of the merger of equals.

On April 24, 2015, members of the PartnerRe transaction committee, representatives of Davis Polk and Credit Suisse and certain members of the senior management of PartnerRe discussed EXOR’s feedback received through Paul Weiss that EXOR was insistent upon proceeding on parallel paths, and that EXOR would not be willing to negotiate any substantive terms of the EXOR Proposal before the commencement of its due diligence on PartnerRe. Later that evening, Paul Weiss provided drafts of, (i) a revised agreement, reflecting only a change of transaction structure from amalgamation to merger, (ii) a high-level estimated timeline from signing to closing of a transaction with EXOR (but without any specificity on how that timeline would be met) and (iii) a draft irrevocable binding offer.

On April 25, 2015, representatives of Paul Weiss notified the representatives of Davis Polk that EXOR would not be providing any further information related to its financing arrangements or negotiate any substantive terms related thereto prior to the commencement of due diligence.

On April 26, 2015, members of the PartnerRe transaction committee had an in-person meeting (with Mr. Mendoza joining via teleconference) with the representatives of Davis Polk and Credit Suisse and certain members of the senior management of PartnerRe to prepare and discuss the agenda for Mr. Montupet’s meeting with Mr. Elkann, scheduled for later the same afternoon. Among other things, the participants also discussed the areas of the EXOR Proposal that still needed further clarity.

Later that same day, Messrs. Montupet and Elkann had an in-person meeting to discuss the price and non-price terms of the EXOR Proposal. Mr. Montupet told Mr. Elkann that the offered price of $130.00 per share significantly undervalued PartnerRe and that the offered price did not take into account the strength of PartnerRe’s balance sheet, expected growth of tangible book value per share between December 31, 2014 and the closing of a potential transaction with EXOR. Mr. Montupet further elaborated that the offered price did not include any control premium or value for the PartnerRe franchise. Mr. Montupet emphasized that the transaction contemplated by the EXOR Proposal, an all-cash change of control transaction, was very different from a no-premium merger of equals with AXIS because such a transaction would terminate the PartnerRe’s shareholders’ ongoing equity interest, and if this upside opportunity were to be removed, the cash price needed to be increased to compensate the PartnerRe shareholders accordingly. In response, Mr. Elkann portrayed EXOR’s $130.00 per share proposal as a best and final price over which EXOR had no flexibility. (As described below in EXOR’s May 21, 2015 letter, EXOR has since stated that Mr. Elkann never said that the $130.00 per share proposal was EXOR’s best and final offer.) Mr. Montupet also asked Mr. Elkann if EXOR would consider acquiring an ownership stake in the amalgamated company, and Mr. Elkann responded that EXOR was not interested in such a transaction. Upon Mr. Elkann’s mention that EXOR’s candidate for the PartnerRe CEO could possibly come from the existing management of PartnerRe, Mr. Montupet indicated that he believed that Mr. Zwiener could possibly extend his interim role for a few months beyond closing if this could help in the process of selecting an internal candidate. At the end of the meeting, Mr. Montupet told Mr. Elkann that based on the price of $130.00 per share, he and his fellow members of the PartnerRe transaction committee would likely not recommend that the PartnerRe board of directors proceed with EXOR but that it would ultimately be up to the PartnerRe board of directors to make the final determination on the EXOR Proposal.

During the course of the meeting, Mr. Elkann requested on numerous occasions that if PartnerRe rejected the EXOR Proposal it do so publicly on the basis of price alone and without identifying the significant execution risks in the EXOR Proposal which had been identified by PartnerRe. At the end of the meeting, Mr. Elkann repeated this request, and Mr. Montupet indicated that he understood the request and would take it into consideration.

Following their meeting, Mr. Elkann sent Mr. Montupet the following letter.

* * * * *

April 26, 2015

Mr. Jean-Paul Montupet Chairman of the Board PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Mr. Montupet,

I enjoyed meeting you earlier today. My impression is that our meeting was constructive and I remain hopeful that we can find common ground to reach an agreement that implements EXOR’s proposal, which is clearly superior to your proposed transaction with AXIS.

As set out below, we have made, in good faith, considerable efforts over the past week to deal with all reasonable requests relating to our proposal. However, those requests keep coming and we are now being asked to improve our contract terms significantly over the terms of your deal with AXIS, before we are allowed to perform due diligence. This is, of course, highly unusual and inappropriate under the circumstances.

Given the superior value of EXOR’s all-cash, $130 per share proposal, the terms of our draft transaction agreement and the supplemental information we have provided, it should be straightforward for the PartnerRe Board to conclude now that the EXOR proposal is “reasonably likely to be superior” under the terms of your agreement with AXIS, and allow us to proceed with confirmatory due diligence.

I would like to summarize briefly the considerable efforts we have made over the last several days to move forward with our transaction.

Our counsel at Paul, Weiss and our financial advisors from BDT & Company and Morgan Stanley have met in person with your counsel from Davis Polk and your financial advisors from Credit Suisse. There have been numerous follow up calls among our respective legal, financial and insurance regulatory advisors. All of these discussions have been facilitated by a waiver of the “no shop” provision in the PartnerRe/AXIS Amalgamation Agreement, which you referred to in an email to me. Davis Polk advised Paul, Weiss that the waiver allows PartnerRe to request information from us and to negotiate with us, but apparently it does not allow you to permit us to conduct due diligence. I believe it is time to remove that impediment and move forward.

In addition to the personal contacts and meetings, your advisors have requested, and we have provided, on very short notice, the following information (a list of which I left with you today):

1.	A draft Merger Agreement to supersede the draft Amalgamation Agreement we previously provided. Your tax advisors and ours concluded that a merger structure would create greater comfort that the transaction would be tax deferred to the holders of PartnerRe’s preferred shares.

2.	Copies of EXOR’s financing commitment documents from Citi and Morgan Stanley which demonstrate a “certain funds” commitment with no contingencies—and without requirements for any additional capital—to be in effect when the irrevocable offer letter referred to under item 3 below is delivered.

3.	A draft of our contemplated legally binding offer letter, providing assurance that PartnerRe will have an irrevocable commitment from EXOR to sign definitive documents on the terms negotiated between us when the PartnerRe agreement with AXIS is terminated.

4.	A description of EXOR’s plan to operate PartnerRe with its current management team, business model, capital structure and financial strength under EXOR’s long-term ownership. In addition, we have confirmed the following:

i.	No extraordinary dividends would be paid by PartnerRe to EXOR in connection with the transaction.

ii.	EXOR’s plan for PartnerRe to maintain a conservative dividend policy following closing, and further enhance PartnerRe’s financial strength by adopting a capital distribution policy that is more conservative than the policy that has been in place at PartnerRe over the last few years, which will certainly be viewed positively by rating agencies and regulators.

iii.	EXOR’s willingness to support the continued growth of PartnerRe in the future.

5.	Lengthy discussions with EXOR’s insurance regulatory counsel in New York, Ireland, UK, Bermuda, Hong Kong and Singapore—the jurisdictions PartnerRe has asked us about—relating to the timing of, and EXOR’s confidence in, obtaining regulatory approval.

6.	A timetable outlining a clear path to receive the regulatory approvals necessary to close a transaction within 4 months of signing (i.e., as early as September 2015).

7.	Assurances that following the acquisition, while a majority of the members of the PartnerRe Board will be from EXOR, the Board will also include management and independent directors.

8.	A short list (1 1⁄2 pages) of confirmatory due diligence items that we would like to review, together with a timetable that contemplates completion of due diligence within two weeks following being given access to the information.

9.	A short list of PartnerRe management members that EXOR would expect to meet in a customary management meeting.

10.	Confirmation that our transaction would not be contingent upon identifying a permanent CEO or entering into any employment agreements.

Having provided all this information, you should have a high degree of certainty that our proposed transaction will be completed and close in a timely manner.

EXOR’s proposal is clearly superior to the AXIS agreement because it offers all-cash consideration of $130 per share, a 16.5% premium to the implied per share value of $111.62 for the AXIS transaction based on Friday’s closing price. Further, EXOR’s draft agreement provided to your counsel (while a merger at your request rather than an amalgamation) closely parallels your agreement with AXIS, except for changes necessitated by the fact that the EXOR proposal is for cash consideration and the AXIS transaction is a stock for stock deal. As we discussed, our proposal is also superior for other stakeholders of the company, including management and employees.

Through our counsel, EXOR formally requested PartnerRe to send us a non-disclosure agreement. I reiterate that request now to permit us to conduct confirmatory due diligence. Once we are given access to due diligence, we are willing to negotiate the definitive transaction documents and perform due diligence on a parallel path to reach a mutually satisfactory definitive agreement promptly. We have suggested that, if permitted to do the requested due diligence, we are likely to be in a position to agree to a transaction agreement that is more favorable to PartnerRe than your agreement with AXIS.

I very much hope that you and your Board will take the necessary steps outlined in this letter to expedite the progress of our proposal, which we believe will be received favorably by your shareholders.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

* * * * *

After the meeting between Messrs. Montupet and Elkann, members of the PartnerRe transaction committee had a meeting with representatives of Davis Polk and Credit Suisse and certain members of senior management of PartnerRe. Mr. Montupet briefed the group on his discussion with Mr. Elkann and relayed the message from Mr. Elkann that EXOR was unwilling to negotiate or increase the $130.00 per share price. The participants also discussed a proposed approach to AXIS to improve the terms of the amalgamation, the timeline to a meeting of PartnerRe’s board of directors to make a decision with respect to the EXOR Proposal and the timing and form of response to EXOR.

Later the same evening, Mr. Montupet called Mr. Benchimol to inform him that the PartnerRe board of directors would be meeting on April 28, 2015 to make a determination with respect to the EXOR Proposal. Mr. Montupet told Mr. Benchimol that the PartnerRe board of directors’ determination would be based on the price and terms of the EXOR Proposal and the information gathered from his meeting with Mr. Elkann and the engagement between PartnerRe’s and EXOR’s advisors.

In that same call and consistent with earlier discussions on this topic, Mr. Montupet requested potential modifications to the amalgamation terms, either in the form of revising the exchange ratio in favor of PartnerRe shareholders or the possibility of a special dividend for PartnerRe shareholders. Mr. Benchimol asked Mr. Montupet to make a specific proposal on the amount of a special dividend to the shareholders of PartnerRe, which he and the AXIS board of directors could consider and respond to.

Following the call with Mr. Benchimol, members of the PartnerRe transaction committee had a meeting with the representatives of Davis Polk and Credit Suisse and certain members of senior management of PartnerRe. The participants further discussed the possibility, amount and implications of a special dividend to PartnerRe shareholders, and Credit Suisse was instructed to prepare an analysis of the possible levels of dividend that could be proposed to AXIS.

On the morning of April 27, 2015, members of the PartnerRe transaction committee had a meeting with the representatives of Davis Polk and Credit Suisse and certain members of senior management of PartnerRe to hear feedback from Credit Suisse on its analysis of the various levels of special dividend and to discuss and finalize PartnerRe’s proposal on the amount of a special dividend to PartnerRe shareholders. After detailed discussion, the members of the PartnerRe transaction committee agreed that a dividend between $10.00 and $15.00 per common share would be appropriate. In finalizing the PartnerRe proposal on the amount of the special dividend, the participants considered the interests of the shareholders of both of PartnerRe and AXIS, and decided on a range of amounts that should be acceptable to both sets of shareholders. Later that morning, the PartnerRe transaction committee conveyed its proposal on the amount of special dividend to AXIS during a call between representatives of PartnerRe and AXIS and their respective advisors.

After a meeting of the AXIS board of directors that took place later the same day, Mr. Benchimol called Mr. Montupet to confirm that AXIS would be willing to entertain agreeing to a special dividend to PartnerRe common shareholders that would be above $10.00 per share, but unlikely to be as high as $15.00 per share, and that further analysis would be required to confirm the precise amount. On the same day, members of the PartnerRe transaction committee, in consultation with their legal and financial advisors, determined that given the inferior economics of the EXOR Proposal and the considerable closing risks in the proposal, they would recommend to the PartnerRe board of directors not to engage further with EXOR, and continue to negotiate a satisfactory final amount for the special dividend.

On April 28, 2015, the PartnerRe board of directors held a telephonic meeting in which Mr. Montupet updated the PartnerRe board of directors on his meeting with Mr. Elkann and the recent discussions with AXIS regarding the possibility of a special pre-closing dividend in the range of $10.00 to $15.00 per share to the common shareholders of PartnerRe. Representatives of Davis Polk then summarized the detailed feedback received to date from EXOR and its advisors regarding the EXOR Proposal, various relevant timelines for the PartnerRe board of directors’ consideration including those associated with the amalgamation with AXIS and the scenarios under which engagement with EXOR could proceed and a transaction could be concluded (depending on the timing of any termination of the amalgamation agreement were the PartnerRe board of directors to change its recommendation in favor of the EXOR Proposal). It was further explained to the PartnerRe board of directors that based on the likely time it would take to reach an executed agreement with EXOR and timing of regulatory approvals, the EXOR Proposal was unlikely to close until near year-end (at the earliest) or the first quarter of 2016; whereas the amalgamation with AXIS was on track to close in the third quarter of 2015. The members of the PartnerRe board of directors agreed to reconvene to make a final decision regarding the EXOR Proposal later that week.

On the same day, representatives of PartnerRe, AXIS and their respective advisors discussed projections and capital models in order to facilitate sizing the dividend and agreeing to the updated synergy model.

Later the same day, Mr. Montupet had a telephone conversation with Mr. Elkann, who was in Brazil, to further discuss the EXOR Proposal. Mr. Montupet told Mr. Elkann that the waiver granted by AXIS was going to expire that evening and that it was therefore EXOR’s last opportunity to indicate whether EXOR had any flexibility on price. Mr. Elkann indicated that there was no such flexibility. (As described below in EXOR’s May 21, 2015 letter, EXOR later stated that Mr. Elkann never said that the $130.00 per share proposal was EXOR’s best and final offer.) Mr. Montupet added that PartnerRe would honor Mr. Elkann’s request that, should PartnerRe reject the EXOR Proposal, it do so strictly on price, provided that any further communications from EXOR, if any, to continue to be on a friendly basis. At the end of the conversation, Mr. Montupet mentioned that Mr. Elkann had previously discussed EXOR’s plans regarding the management of PartnerRe, but had not discussed EXOR’s plans regarding the board structure for PartnerRe, and whether, as part of the transition process, EXOR would want a few of PartnerRe’s existing directors, particularly those with reinsurance background, to continue to serve for a certain period of time. Mr. Elkann responded that this was a possibility.

On April 29, 2015, Mr. Benchimol informed Mr. Montupet that AXIS would have a proposal on the amount of the special dividend by May 2, 2015, at the latest, subject to the approval of the AXIS board of directors. On that basis, Mr. Benchimol recommended that both PartnerRe and AXIS make plans for meetings of their respective boards of directors on the morning of May 3, 2015.

On April 30, 2015, AXIS and PartnerRe attended rating agency meetings to discuss the impact of a special dividend and the expected capital levels of the combined company.

On May 1, 2015, Messrs. Montupet and Benchimol had a conversation during which Mr. Benchimol proposed, among other things, (i) a special dividend of $11.00 or $11.50 per share (but not greater than $11.50 per share), (ii) an increase in any termination fees payable by each of AXIS and PartnerRe by $30 million to $280 million and (iii) amending the triggers to the payment of termination fees so that PartnerRe would have to pay $280 million in termination fees, even if the AXIS shareholders were to vote against the amalgamation, and PartnerRe were to consummate a transaction with a third party within 12 months from the termination of the amalgamation agreement (the change in (iii), which we refer to as the “trigger proposal”). Later in the day,

AXIS’ counsel provided a draft of the amendment agreement to the amalgamation agreement reflecting AXIS’ latest proposal (which we refer to as the “draft amendment agreement”). Between May 1, 2015 and May 3, 2015, the parties negotiated the draft amendment agreement, particularly the trigger proposal and the proposed increase in termination fees by $30 million. As a result of these negotiations, AXIS and the PartnerRe transaction committee agreed to increase the special dividend to $11.50 and termination fees by $30 million to $280 million. On PartnerRe’s insistence, AXIS also agreed to proceed without the trigger proposal. In the morning of May 3, 2015, the parties agreed on the form of the draft amendment agreement subject to the final review and approval of the boards of directors of PartnerRe and AXIS.

On the same day, representatives of PartnerRe, AXIS and their respective advisors had further discussions on projections and capital models.

On May 3, 2015, the PartnerRe board of directors held a telephonic meeting to discuss the draft amendment agreement and to make a decision regarding the EXOR Proposal. Prior to the meeting, the members of the PartnerRe board of directors had been provided with a set of meeting materials, including the draft amendment agreement, a summary of the key terms of the draft amendment agreement and anticipated timelines associated with the AXIS transaction and the EXOR Proposal prepared by Davis Polk, certain financial analyses prepared by Credit Suisse on the financial terms of the EXOR Proposal and the proposed $11.50 special dividend to PartnerRe common shareholders and a summary of management’s evaluation of the EXOR Proposal and the proposed special dividend and feedback from rating agencies on the proposed special dividend to PartnerRe common shareholders. Mr. Montupet summarized the enhanced merger terms for his fellow board members, and explained the negotiation process with AXIS. Mr. Montupet also informed the PartnerRe board of directors that he had a conversation with Mr. Elkann on April 28, 2015, during which Mr. Elkann repeated that EXOR was unwilling to negotiate or increase the price. Mr. Montupet recommended, on behalf of the PartnerRe transaction committee, that the PartnerRe board of directors approve the draft amendment agreement with AXIS and reject the EXOR Proposal. Representatives of Davis Polk summarized the key terms of the draft amendment agreement, the estimated timeline associated with the closing of the amalgamation with AXIS and the path and timeline to further engagement with EXOR, if such a path were to be pursued. Representatives of Davis Polk also reminded the PartnerRe board of directors of their fiduciary duties under Bermuda law, which had been summarized for the PartnerRe board of directors by a representative of Appleby during the previous meetings of the PartnerRe board of directors. Members of the senior management of PartnerRe presented their analysis of the EXOR Proposal and the enhanced merger terms with AXIS. Representatives of Credit Suisse also updated the PartnerRe board of directors on their financial evaluation of the EXOR Proposal and the enhanced merger terms with AXIS. The PartnerRe board of directors then invited the members of the PartnerRe executive committee to provide their thoughts on the EXOR Proposal and the enhanced merger terms with AXIS. Members of the PartnerRe board of directors also asked the PartnerRe executive committee to share the views and sentiments of the wider PartnerRe employee base. After further deliberation and discussion, the PartnerRe board of directors unanimously: (i) approved and adopted the draft amendment agreement in the form presented to the PartnerRe board of directors and declared the draft amendment agreement advisable, (ii) approved, authorized and recommended that the PartnerRe shareholders approve and adopt the amalgamation agreement (as amended by the draft amendment agreement), (iii) resolved, in consultation with its outside legal counsel and financial advisors, that (A) the EXOR Proposal would not reasonably be likely to result in a superior proposal and (B) failure to further engage with EXOR in negotiations or provide non-public information to EXOR would not violate the fiduciary duties of the PartnerRe board of directors and (iv) authorized the PartnerRe transaction committee to terminate all discussions and negotiations with EXOR with respect to the EXOR Proposal.

Later that day, the draft amendment agreement was executed.

Early in the morning on May 4, 2015, AXIS and PartnerRe issued a joint press release reaffirming their commitment to the amalgamation with AXIS, their recommendation that their respective shareholders vote to adopt the amalgamation agreement (as amended) and the amalgamation, and announcing the changes to the terms of the amalgamation agreement contained in the executed amendment (including payment of the special dividend to the PartnerRe shareholders immediately prior to the consummation of the amalgamation). On the same day, PartnerRe separately issued a press release announcing that the PartnerRe board of directors had rejected the EXOR Proposal. Mr. Montupet also sent the following letter to Mr. Elkann notifying him of the decision of the PartnerRe board of directors on the EXOR Proposal, which letter was also forwarded to Paul Weiss by Davis Polk.

* * * * *

EXOR S.p.A	May 4, 2015
Via Nizza, 250
10126 Torino
Italy

Attention: John Elkann, Chairman and Chief Executive Officer

Dear Mr. Elkann:

On behalf of the board of directors of PartnerRe Ltd. (“PartnerRe”), I would like to thank you for EXOR S.p.A’s (“EXOR”) proposal dated April 14, 2015 to acquire 100% of the common shares of PartnerRe for $130 per share (the “Proposal”). We are also very grateful for the opportunity we have had over the past weeks since EXOR made its Proposal to engage extensively with you and your advisors to discuss and explore the Proposal in detail.

Throughout the course of our engagement you have made it absolutely clear that EXOR’s Proposal represents its best and final offer and that there is no possibility of EXOR increasing the value of its Proposal, even as a result of being able to conduct due diligence.

After considering the Proposal with our advisors, our board of directors unanimously believes that EXOR’s Proposal significantly undervalues our company. EXOR’s Proposal implies a negative franchise value and does not:

•	fully recognize the strength of our balance sheet to which, as you know, Wall Street analysts attribute significant value; or

•	compensate our shareholders for our expected growth in tangible book value per share between December 31, 2014 and closing of a potential transaction with EXOR (which we anticipate to be near or after year-end 2015); this growth expectation is validated by our robust first quarter results.

Simply using the value attributed to our strong reserve position by Wall Street analysts together with anticipated growth in book value per share through closing, EXOR’s price at closing would be at a discount to that value. Further, EXOR’s proposed price would not compensate our shareholders for an acquisition of control for cash of our company’s high quality reinsurance franchise, which possesses true scale, broad diversification, a global footprint, a respected brand, deep underwriting expertise and enduring financial strength, and that you point to as key strengths of PartnerRe.

It is for these reasons that our board of directors has concluded that your Proposal does not provide sufficient value to our shareholders and is not therefore a basis on which we are prepared to proceed.

Yours sincerely

/s/ Jean-Paul Montupet

Name: Jean-Paul Montupet

Title: Chairman of the Board of Directors of PartnerRe Ltd.

* * * * *

On the morning of May 12, 2015, EXOR made public an offer to acquire 100% of PartnerRe’s outstanding common shares at $137.50 in cash per share. The same morning, Mr. Elkann sent the following written irrevocable and binding offer (which we refer to as the “EXOR offer”) to Mr. Montupet, and Paul Weiss forwarded the same written offer to Davis Polk.

* * * * *

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

Chairman of the Board

May 12, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Mr. Montupet,

Ladies and Gentlemen:

I am writing in response to your letter and press release of May 4, 2015, in which you confirm the continuing support of the PartnerRe Board of Directors (the “Board”) for the AXIS Capital Holdings Limited (“AXIS”) takeover of PartnerRe. We respectfully disagree with your assessment of our initial proposal, since the facts clearly demonstrate it was a Superior Proposal. We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction. That strategy is no longer available to us because of the provisions of your Amalgamation Agreement with AXIS (the “AXIS Agreement”). Through this letter, EXOR provides a substantially better proposal and a clear path for PartnerRe shareholders to consummate a transaction with EXOR.

EXOR, together with its affiliates, is now PartnerRe’s largest shareholder. Our commitment to the offer described in this letter is underscored by our decision to invest $572 million in PartnerRe, representing 9.32% of the total outstanding common shares.

On behalf of EXOR, I hereby submit an irrevocable and binding offer pursuant to which an indirect, wholly-owned subsidiary of EXOR would merge with and into PartnerRe (the “Merger”), subject to the terms and conditions contained in the enclosed merger agreement which has been signed by the EXOR parties (the “Merger Agreement”). Pursuant to the Merger Agreement, EXOR would acquire indirectly 100% of PartnerRe’s outstanding common shares for $137.50 per share in cash.

Our board of directors has unanimously approved this binding offer and the enclosed signed Merger Agreement, so that, upon termination of the AXIS Agreement in accordance with its terms, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is not conditioned on financing and does not place any financing risk on PartnerRe shareholders. It is not conditioned on due diligence. The only conditions to the closing of the Merger are those contained in the enclosed executed Merger Agreement.

Our binding offer is clearly superior to the transaction under the AXIS Agreement and is a Superior Proposal as defined in section 5.8 of the AXIS Agreement for the reasons set forth below.

Superior Outcome for Common Shareholders.

Superior and Certain Value. Our binding offer of $137.50 per share in cash delivers a 10% premium to the implied value of your shares under the amended AXIS Agreement of $125.17, based on the AXIS closing price on May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS, if its transaction with PartnerRe fails.

PartnerRe’s Board effectively acknowledged the superiority of EXOR’s initial proposal by entering into a revised agreement with AXIS (albeit on terms that continue to be inferior). EXOR’s $137.50 binding offer further widens the gap and unequivocally provides superior value to shareholders.

Our binding offer provides certainty of value to PartnerRe shareholders and avoids the inherent uncertainty in the AXIS stock-for-stock transaction. The AXIS stock value is subject to significant risks related to the realization of meaningful synergies, complex integration plans, retention of key clients and employees, the impacts of a challenging operating environment and market conditions.

Improved Contractual Terms and Conditions. Our binding offer includes a definitive Merger Agreement signed by the EXOR parties, containing substantially the same terms and conditions as those in the AXIS Agreement, except for the superior cash price, requirements about terminating the AXIS Agreement and the following material improvements:

1) Our Merger Agreement does not have an A.M. Best minimum rating condition to closing as in the AXIS Agreement;

2) Our Merger Agreement includes a customary covenant regarding employees and benefits that AXIS did not provide due to its expected level of employee “redundancies”;

3) Our transaction does not require any approvals from EXOR’s shareholders, unlike the AXIS Agreement which requires approval of AXIS’ shareholders; and

4) Our Merger Agreement has a $250 million break-up fee (approximately 3.7% of the common equity value). This contrasts with the excessive break-up fee in the AXIS Agreement, which, at $280 million, constitutes over 4.5% of common equity value under the AXIS Agreement, and appears to be an attempt to be preclusive.

In addition, our Merger Agreement will result in the same treatment of the existing preferred shares as the AXIS Agreement.

Finally, there remains no financing condition in the Merger Agreement and we have separately forwarded to your legal advisors copies of our fully executed definitive loan documents providing for up to $4.75 billion in loans from Citibank and Morgan Stanley for the closing of the Merger. As you will see, those documents provide for a “certain funds” investment grade financing. We have also included a customary financing covenant in the Merger Agreement. All of this, together with EXOR’s credit strength and available cash (details of which we have shared with you and your financial advisors during the “clarification process” under your AXIS waiver), should resolve any questions as to our ability and commitment to fund our binding offer.

For your convenience we have also enclosed a markup of our Merger Agreement against the AXIS Agreement.

Efficient, Customary Closing Process. We are confident that we will obtain all necessary approvals to close a merger with PartnerRe by the end of 2015. As you know, we have a highly experienced and dedicated regulatory team across the globe and we have already commenced preparation of our application filings.

We believe regulatory authorities will view our transaction favorably. Unlike AXIS, we have no intention of materially changing PartnerRe’s business operations, corporate structure or key management and employees. EXOR will have more flexibility than AXIS to strengthen PartnerRe’s balance sheet by retaining more capital over the next several years.

EXOR has an established operating history and business reputation, previous and current investments in regulated financial services companies, experience in executing large and complex transactions, strong capital position and investment grade ratings. As a result, EXOR does not expect regulatory authorities to raise any significant concerns in connection with their review of our transaction.

Superior Outcome for PartnerRe Employees and Clients.

Our binding offer is clearly superior for employees. Our offer preserves PartnerRe’s franchise with continuity of management and brand. Under EXOR’s ownership we will empower PartnerRe management to continue to operate the business with autonomy, guided by our entrepreneurial mindset and long-term vision for the franchise. We believe that, regardless of the legal styling of a “merger of equals,” the reality for your employees will be an AXIS takeover under the AXIS Agreement. This is evidenced by the fact that five of the seven named senior executive roles of the combined company were awarded to AXIS (including the Chief Executive Officer and Chief Financial Officer positions). Our offer respects the contribution of PartnerRe employees and seeks to build long-term value with them, while the AXIS transaction would include efforts to “rationalize” and “synergize” the employees of the two companies (as determined under the leadership of the AXIS chief executive officer). As previously expressed, EXOR’s preference is to appoint an internal candidate as permanent CEO. As your largest shareholder, we want to express the unequivocal view that, until a shareholder vote is taken on the AXIS transaction, the employee integration plan should not be implemented, since doing so would be value-destroying and not in the interests of PartnerRe, EXOR or your other shareholders.

We also believe our binding offer is the superior, less disruptive outcome for PartnerRe clients who will appreciate the importance of management continuity and a reinsurer that does not compete with its clients.

Our binding offer is clearly a Superior Proposal, within the meaning of the AXIS Agreement. We and our financial advisors, BDT & Company, LLC and Morgan Stanley & Co. LLC, and our legal advisors, Paul, Weiss, Rifkind, Wharton & Garrison LLP, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for your shareholders, clients and employees.

Given your familiarity with EXOR and the strength of our proposal, we respectfully request that the Board promptly (a) reach a determination that our binding offer constitutes a Superior Proposal, (b) withdraw its recommendation for the transaction contemplated by the AXIS Agreement and (c) make a recommendation in favor of the transaction contemplated by this binding offer. We have withdrawn our request for pre-signing due diligence, and you now have all the information necessary to make these determinations and recommendations.

Our offer will expire at 5:00 p.m., Bermuda time on the earlier of: (i) two days after the AXIS Agreement is terminated; and (ii) July 11, 2015 (which is two days after PartnerRe’s expected shareholder special general meeting date) (such earlier date and time, the “Expiration Time”), if you do not execute and deliver to us the enclosed Merger Agreement prior to the Expiration Time. In addition, our offer will be deemed to expire prior to any acceptance if your acceptance would violate any Law (as defined in the Merger Agreement). The enclosed Merger Agreement will become null and void and of no further force or effect if our offer is not accepted by delivery of your countersignatures to the Merger Agreement prior to the expiration thereof.

The terms and provisions of Sections 9.4 (Counterparts), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing Law), 9.9 (Consent to Jurisdiction) and 9.11 (Assignment) of the AXIS Agreement as in effect on the date hereof are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter.

I regret that the terms of the AXIS takeover preclude PartnerRe and EXOR from cooperating in delivering a superior outcome for PartnerRe shareholders, but we are resolved to work directly with your shareholders to achieve the same end. Given the importance of this binding offer to our respective shareholders, we are also publicly disclosing this letter and filing today preliminary proxy materials with the Securities and Exchange Commission in connection with your upcoming special general meeting. We remain fully committed to our offer.

We hope to hear from you promptly.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

* * * * *

The EXOR offer was also accompanied by a signed merger agreement (which was not made public until EXOR filed its Schedule 13D with the SEC on May 15, 2015). Separately, Paul Weiss sent EXOR’s fully executed definitive financing documents with Citigroup Global Markets Limited and Morgan Stanley Bank International Limited to Davis Polk accompanied by a request that PartnerRe and AXIS treat them as confidential. As required by the terms of the amalgamation agreement, Davis Polk forwarded the EXOR offer and the accompanying materials sent by EXOR and its advisors, as well as the financing materials, to AXIS’ counsel.

The same day, members of the PartnerRe transaction committee and PartnerRe management and representatives of Davis Polk and Credit Suisse had several discussions on the EXOR offer. The issues discussed included, the price and terms of the EXOR offer, the timing applicable to a termination of the amalgamation agreement with AXIS, the timing for consummating a transaction with EXOR, the timeline for consummating the amalgamation with AXIS, and the execution risks associated with the EXOR offer. Later that day, Messrs. Montupet and Benchimol met in person and discussed, among other things, the status of the AXIS amalgamation, potential share buyback and other capital management plans for the amalgamated company and the EXOR offer. The same day, representatives of Davis Polk, Credit Suisse, AXIS’ counsel and Messrs. Montupet and Benchimol met in person (with the representatives of AXIS’ financial advisors and Messrs. Mendoza and Zwiener joining by teleconference) to discuss potential proposals for buyback initiatives by the amalgamated company.

On May 13, 2015, members of the PartnerRe transaction committee had further discussions with PartnerRe’s advisors to discuss the EXOR offer.

On May 14, 2015, the PartnerRe board of directors held an in-person meeting with certain representatives of Davis Polk and Credit Suisse and certain members of the senior management of PartnerRe also in attendance. Various meeting materials, including materials provided by PartnerRe management and advisors were provided in advance to the directors. At the meeting, Mr. Montupet summarized the developments since the public announcement of the EXOR offer. A representative of Davis Polk provided an overview of the key terms of the EXOR offer and briefed the PartnerRe board of directors on, among other things, the execution risks of the EXOR offer, particularly with respect to regulatory matters, the EXOR entities party to the EXOR merger agreement and their respective individual contractual obligations, the anticipated timeline to closing of the transactions contemplated by the EXOR offer, EXOR’s financing arrangements and related cash needs, and the deal protection provisions in EXOR’s merger agreement. Members of PartnerRe’s senior management also provided an update on the status of the AXIS amalgamation, the developments with respect to integration planning with AXIS and shareholder feedback on the EXOR offer and the AXIS amalgamation. The members of the PartnerRe board of directors discussed the price and terms of the EXOR offer in detail and asked questions of the advisors and the members of the PartnerRe transaction committee and the senior management.

Later the same day, PartnerRe engaged Lazard as co-financial advisor to the Company, and members of the PartnerRe transaction committee had a meeting with the representatives of Lazard to discuss the EXOR offer and explore the options available to the PartnerRe board of directors that would best serve the interests of PartnerRe and its shareholders. Following receipt of the EXOR offer, the PartnerRe transaction committee had discussed retaining an additional financial advisor to assist the PartnerRe board of directors and the PartnerRe transaction committee in connection with their evaluation of the EXOR offer and the amalgamation with AXIS. As a result of those discussions, the PartnerRe transaction committee interviewed Lazard and two other leading investment banking firms. Following these interviews, the PartnerRe transaction committee selected Lazard for a further interview. Thereafter, the proposed engagement of Lazard was discussed with the PartnerRe board of directors at the meeting earlier in the day, which supported engaging Lazard as co-financial advisor with Credit Suisse.

The PartnerRe board of directors had another meeting on May 15, 2015, with certain representatives of Davis Polk and Lazard also in attendance. The representatives of Lazard discussed the EXOR offer and the amalgamation with AXIS and identified various matters which Lazard intended to analyze further before providing further analysis. Thereafter, the members of the PartnerRe board of directors met with Davis Polk alone, and with Davis Polk and Lazard to further discuss the price, terms and execution risks of the EXOR offer and explored possible responses to the EXOR offer. After deliberations, the members of the PartnerRe board of directors unanimously agreed that the price of the EXOR offer undervalued PartnerRe and that the terms of the EXOR offer had significant conditionality that entailed unacceptable levels of execution risk to PartnerRe’s shareholders, but also agreed that PartnerRe should seek to engage with EXOR to explore whether EXOR had further flexibility to improve the price and terms of the EXOR offer. The PartnerRe board of directors agreed to reconvene on May 20, 2015 to make a final decision with respect to the form and content of its response to the EXOR offer.

On May 15, 2015, EXOR filed a Schedule 13D, disclosing that EXOR had beneficial ownership (directly and indirectly) of 4,725,726 PartnerRe common shares equal to 9.9% of all of the outstanding PartnerRe common shares, a further increase from the 9.32% level announced in EXOR’s binding offer letter sent to PartnerRe on May 12, 2015.

On May 17, 2015, members of the PartnerRe transaction committee had discussions with the representatives of Davis Polk, Credit Suisse and Lazard to discuss the possible response to the EXOR offer. The participants discussed various issues related to the EXOR offer and the AXIS amalgamation, including the option of seeking a waiver from AXIS of the applicable terms of the amalgamation agreement to further engage with EXOR, timing and content of public communications in connection with the response to the EXOR offer and the anticipated timeline to the special meeting of PartnerRe shareholders. After these discussions, Mr. Montupet called Mr. Benchimol to inform him of the PartnerRe board of director’s determinations and requested a waiver from AXIS to further engage with EXOR.

On May 18 and May 19, 2015, members of the PartnerRe transaction committee and its advisors along with certain members of the senior management of PartnerRe had several discussions to prepare PartnerRe’s response to the EXOR offer. During the same time period, Messrs. Montupet and Benchimol had several conversations on the subject of AXIS granting a waiver to PartnerRe to further engage with EXOR, and Davis Polk and AXIS’ counsel exchanged several drafts of the proposed waiver. Late in the evening of May 19, 2015, the parties agreed upon a waiver which permitted PartnerRe to engage with (including providing non-public information to) EXOR through June 10, 2015.

On May 20, 2015, the PartnerRe board of directors held a telephone meeting to discuss the proposed response to EXOR, drafts of which were provided to the PartnerRe board of directors in advance, and developments since the last board meeting. Representatives of Davis Polk, Credit Suisse and Lazard also participated in the meeting. Mr. Montupet informed the PartnerRe board of directors that AXIS had granted a waiver permitting PartnerRe to engage with and provide non-public information to EXOR through June 10, 2015. The PartnerRe board of directors discussed the proposed response to the EXOR offer, which included, (i) a press release rejecting the EXOR offer and announcing the PartnerRe board of directors’ decision to seek to engage with EXOR to explore improvements to the price and terms of the EXOR offer (which we refer to as the “EXOR release”), (ii) an open letter from the PartnerRe board of directors to the PartnerRe shareholders providing the rationale behind the decision to reject the EXOR offer and engage with EXOR, and clarifying the record relating to PartnerRe’s engagement with EXOR to date (which we refer to as the “shareholder letter”) and (iii) a letter from Mr. Montupet to Mr. Elkann in response to the EXOR offer. The PartnerRe board of directors unanimously approved the contents of the draft communications.

Later the same day, PartnerRe issued the EXOR release and the shareholder letter. Mr. Montupet also sent the following letter to Mr. Elkann.

* * * * *

CONFIDENTIAL

EXOR S.p.A	May 20, 2015
Via Nizza, 250
10126 Torino
Italy

Attention: John Elkann, Chairman and Chief Executive Officer

Dear Mr. Elkann:

The PartnerRe board has reviewed EXOR’s offer of $137.50 per common share of PartnerRe, and, after careful deliberation, has decided that the price and terms of the offer are not acceptable.

PartnerRe remains committed to exploring any opportunity that could ultimately lead to a proposal that the PartnerRe board could recommend to our shareholders as being in their best interests. We are happy to discuss ways in which EXOR can improve its offer so that it is compelling, on price and terms, to our shareholders.

In particular:

•	EXOR’s offer price of $137.50 per common share significantly undervalues our business by comparison to both the benefits of our proposed merger-of-equals with AXIS and to our value as a standalone entity. We are happy to meet with you to demonstrate why this is the case. We are also willing to provide EXOR and its advisors with access to due diligence information, assuming we can agree on transaction terms that embody the closing certainty that we would require in any circumstance in order to recommend a transaction to our shareholders.

•	We appreciate that EXOR addressed some of the execution risks we identified during our prior discussions notwithstanding your stated unwillingness to negotiate these points. However, EXOR’s offer still entails significant optionality that poses an unacceptable risk to PartnerRe’s shareholders. Under EXOR’s offer, if PartnerRe entered into a transaction with the two identified EXOR subsidiaries that subsequently failed to close, PartnerRe’s shareholders would be out-of-pocket for up to $315 million of termination fees and expense reimbursement under the AXIS agreement without any compensation or meaningful recourse. Specifically:

•	EXOR parent and its controlling shareholders, who are required to make various insurance and antitrust regulatory filings, have no contractual obligations to actually make the required filings or otherwise assist in obtaining regulatory approvals. In addition, EXOR’s offer does not include a regulatory termination fee to incentivize EXOR to obtain such approvals and compensate PartnerRe, net of transaction fees and expense reimbursement under the AXIS agreement, for the risks associated with a transaction with EXOR.

•

EXOR’s parent guarantee only guarantees the payment obligations of the EXOR subsidiary if a transaction with EXOR were to close. If the EXOR parties to the proposed merger agreement breached any of their other obligations, PartnerRe would have recourse only to

EXOR subsidiaries, which based on the limited publicly available information, do not have the resources required to be the accountable party for a transaction of this size.

•	The deal protection measures in EXOR’s proposed merger agreement are not appropriate in the context of an all-cash transaction, especially one without a pre-signing market check. The deal protection measures in any transaction with EXOR must reflect the fact that PartnerRe has never been for sale, nor have we run a sale process (nor can we under the terms of the AXIS agreement). While we recognize EXOR’s offer largely parallels the terms of the AXIS agreement, those deal protections were negotiated in the context of a no-premium merger-of-equals.

•	Any transaction with EXOR will likely involve a protracted period before termination of the AXIS agreement and an even longer period to close, even assuming full cooperation of EXOR and its controlling shareholders (something not required under EXOR’s proposed merger agreement). Accordingly EXOR’s offer should, but fails to, adequately compensate PartnerRe’s shareholders for both (i) the increased value in PartnerRe’s business between now and the closing of any potential transaction with EXOR and (ii) the increased risk posed to PartnerRe’s shareholders by virtue of the delay inherent in a transaction with EXOR relative to the AXIS transaction, which we expect will be able to close at or shortly following shareholder approval.

Quite apart from the issue regarding sufficiency of EXOR’s proposed price, EXOR’s offer entails significant optionality that would allow EXOR to walk away from a transaction without consequence, requires PartnerRe’s shareholders to bear the risk of paying up to $315 million of termination fees and expense reimbursement to AXIS and imposes incremental execution risk while failing to adequately compensate our shareholders in return.

Since EXOR has made certain public statements that, by any measure, are categorically untrue and represent an opportunistic attempt to skew the public record, EXOR has left us no choice but to respond publicly to address these mischaracterizations and I have sent a letter to our shareholders to this effect.

Notwithstanding the above-mentioned concerns, we have obtained a waiver from AXIS to engage with you and your advisors to determine whether we can negotiate price and terms compelling to PartnerRe’s shareholders. We would welcome the opportunity to demonstrate the value proposition and to give you an opportunity to address the execution risks in your proposal.

Regards,

/s/ Jean-Paul Montupet

Name: Jean-Paul Montupet

Title: Chairman of the Board of Directors of PartnerRe Ltd.

* * * * *

On May 21, 2015, Mr. Elkann sent the following letter to Mr. Montupet.

* * * * *

Board of Directors

PartnerRe Ltd.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08

Bermuda

May 21, 2015

Ladies and Gentlemen:

I highly appreciate the determination of the Board of Directors of PartnerRe to engage in discussions with EXOR.

Our Binding Offer of $137.50 per share in cash for all common shares of PartnerRe and the contract we submitted, which is more favorable to PartnerRe in material respects than your existing amalgamation agreement with AXIS, clearly constitute a Superior Proposal and, based on the reaction in the marketplace, we believe your shareholders view it that way as well.

We are willing to engage in good faith negotiations to bring EXOR’s Superior Proposal to fruition for PartnerRe’s shareholders.

The objective of this letter is to:

1.	Clarify to the PartnerRe Board of Directors and shareholders certain aspects of the EXOR Binding Offer which have been misrepresented by the Transaction Committee of the PartnerRe Board; and

2.	Propose to the PartnerRe Board a clear path forward to allow shareholders to benefit from EXOR’s Superior Binding Offer.

1.	Clarifications on Certain Aspects of EXOR’s Superior Binding Offer

Price

The Transaction Committee members continue to claim that our Binding Offer of $137.50 per share in cash does not provide adequate value for your shareholders, both as a standalone entity and by comparison to the benefits inherent in the AXIS transaction. We respectfully disagree with this assertion. In fact:

•	The Transaction Committee, which yesterday suggested our $137.50 per share all-cash Binding Offer was inadequate, has twice previously approved and recommended to the PartnerRe Board transactions with AXIS at considerably lower valuations.

•	While the Transaction Committee has cited the purported value of synergies from the AXIS transaction, the market’s skepticism regarding the strategic rationale of the AXIS transaction is clearly evidenced by the fact that from January 26, 2015 (the day after the AXIS transaction was announced) to April 13, 2015 (the day before the EXOR proposal was announced), the PartnerRe implied per share value under the AXIS agreement traded in a range between $109.61 per share and $115.10 per share.

•	The EXOR Binding Offer of $137.50 per share delivers a premium of 10% to the implied per share value under the AXIS agreement of $125.17 using the closing price of AXIS shares as of May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS if the AXIS agreement fails.

The superiority of EXOR’s Binding Offer from a financial point of view is clear. Of interest to me, and I think to your shareholders, is that your letter does not say that the AXIS proposal is superior.

Closing Certainty

Any attempt by the Transaction Committee to characterize EXOR’s Binding Offer as having low closing certainty is not accurate. In fact:

•	There are no substantive regulatory risks to the EXOR Binding Offer. Our group has previously invested in the insurance and reinsurance industry over the past 100 years and currently owns, through EXOR or its portfolio companies, insurance businesses and other regulated financial service businesses in several jurisdictions. Our transaction is easier for regulators to approve than the AXIS proposal because:

(a) Unlike AXIS, the EXOR Binding Offer does not contemplate a complex integration plan, a change in management of the regulated insurance companies or any change in the business plan of the insurance companies, nor is it dependent upon synergies being realized.

(b) Unlike AXIS, EXOR does not compete with PartnerRe and therefore there are no substantive antitrust issues. As a result, obtaining clearances from competition authorities is only a matter of compliance with filing and waiting period requirements.

(c) Unlike the AXIS agreement, which strips $560 million of cash from PartnerRe to pay an extraordinary dividend, EXOR’s Binding Offer does not involve any extraordinary dividend.

For the reasons outlined above, among others, we are very confident that regulators will look favorably upon EXOR as the ultimate owner of PartnerRe.

The EXOR parties to the Merger Agreement are required to use their “reasonable best efforts” to obtain the necessary approvals. This is a very high legal standard, and is the same exact covenant that applies in the AXIS agreement you approved. The covenant also includes an express obligation to obtain information from affiliated parties for filings. To suggest that these obligations are “illusory” is a significant mischaracterization of the facts.

•	EXOR has made its contract more certain to close than the AXIS agreement by, among other things, eliminating the closing condition that PartnerRe maintain an A.M. Best rating of at least A-. Under the AXIS agreement, AXIS could terminate its transaction if PartnerRe did not maintain this rating after incurring significant losses. In this and other ways, our contract is Superior to the AXIS agreement and provides higher closing certainty to PartnerRe shareholders.

We are confident that the PartnerRe Board and shareholders recognize that EXOR has already spent vastly more than AXIS in its efforts to show its commitment to this transaction, investing approximately $609 million in cash to become PartnerRe’s largest shareholder with 9.9% of PartnerRe’s outstanding common shares (the maximum allowable under PartnerRe’s organizational documents). Contrary to your suggestion, this is not the action of a company looking to preserve “optionality.” EXOR is steadfast in its commitment to bring a superior outcome to PartnerRe shareholders, employees and clients.

To allay any remaining concerns you may have and show our commitment to completing the transaction, we are willing to negotiate in good faith to provide your shareholders with improved closing certainty, once you announce that our all-cash Binding Offer of $137.50 is reasonably likely to be a “Superior Proposal”.

Timing Risk

Contrary to the Transaction Committee’s suggestion, if acted upon promptly, the EXOR Binding Offer can close in the fourth quarter of 2015. Furthermore, the timing risks identified by the Transaction Committee have been misstated. In fact:

•	Your letter asserts that your shareholders would bear significant risks associated with the upcoming hurricane season and other potential catastrophes. That is correct as it relates to the

AXIS transaction since the tangible book value per share of the combined companies could suffer with catastrophe losses. In contrast, under the EXOR Binding Offer, shareholders will receive certain value of $137.50 per share in cash even if PartnerRe suffers significant catastrophe losses prior to closing.

•	Timing risk from the hurricane season does not exist under our all-cash Binding Offer for two reasons. First, we removed the A.M. Best rating condition that AXIS has in its transaction. Second, catastrophe losses are excluded from the closing condition related to material adverse effects.

•	EXOR also notes that, under the existing terms of its proposed transaction, PartnerRe common shareholders will continue to receive regular dividends of up to $0.70 per share per quarter for common shares, plus a pro-rated quarterly dividend through the closing date, which is expected to occur in 2015. These dividends will be paid to PartnerRe common shareholders in addition to the $137.50 per share they will receive at closing.

Deal Protections

•	You have requested that we lower our proposed $250 million break-up fee which is already lower than the $280 million break-up fee you agreed to in the AXIS agreement. Even more significantly, our break-up fee is approximately 3.7% of the value of our offer, contrasted with the above-market AXIS fee which is over 4.5% of the common equity value under the AXIS agreement.

•	We find inappropriate that the Transaction Committee further increased the break-up fee negotiated in the original agreement with AXIS by $30 million and implemented other changes to the existing AXIS agreement in an attempt to preclude EXOR’s Binding Offer or proposals from any other interested parties. We note that your Transaction Committee’s decisions with respect to the break-up fee and expense reimbursement deprived shareholders of more than $6 per share of additional consideration from EXOR and we trust you will not further disadvantage shareholders in their ability to receive our truly Superior Proposal. Further delays and expenses to protect the inferior AXIS transaction do not serve the best interests of PartnerRe shareholders.

•	Your counsel asked that we introduce a “go shop” provision into our agreement. There is no reason to do so. You state in your letter to shareholders that “the Board’s decision to merge with AXIS followed a thorough exploration of strategic options” and that “other transformative transactions such as a sale, were also considered.” Additionally, since the announcement of your transaction with AXIS on January 25, as well as the announcement of our initial proposal on April 14, no other interested parties have emerged. If, however, you would like to solicit additional interest now, we have no objections, trusting that you will act in the best interest of shareholders by not increasing the complexity or length of the process or incurring significant additional expenses. We see no reason to change any of the deal protections in our proposed transaction, which are more favorable to PartnerRe than the protections in your deal with AXIS.

2.	Proposed Path Forward to Allow PartnerRe Shareholders to Benefit from the Superior EXOR Binding Offer

While EXOR will not consider increasing the price of its Binding Offer or changing the deal protections terms, we are willing to negotiate in good faith to provide PartnerRe shareholders with improved closing certainty.

In order to engage constructively with you and your advisors in such conversations, we request that the PartnerRe Board declare EXOR’s Binding Offer reasonably likely to be a Superior Proposal, as currently defined in the AXIS agreement.

Given EXOR’s Binding Offer of $137.50 per share is economically superior to the AXIS proposal, and the contract we submitted is more favorable to PartnerRe in material respects than your agreement with

AXIS, we believe this should be a straightforward decision for the PartnerRe Board. This decision would allow EXOR and PartnerRe to engage constructively over the next few days, without placing any risk on your shareholders because your existing AXIS agreement will continue to remain effective.

We are pleased to engage in dialogue with PartnerRe on the basis contemplated in your agreement with AXIS. However, we are not willing to engage in a dialogue with PartnerRe on the basis of a waiver, because this construct is highly unusual, is not contemplated in your existing agreement with AXIS and has proven in the past not to lead to constructive conversations between our two organizations.

Once the PartnerRe Board determines that EXOR’s Binding Offer is reasonably likely to be a Superior Proposal, we expect to conduct a limited information exchange on regulatory matters and management meetings to be able to provide your shareholders with increased closing certainty.

We hope we can engage in constructive discussions with you in order to bring the EXOR Binding Offer to fruition swiftly, delivering significant benefits to PartnerRe shareholders and more certainty to PartnerRe’s more than 1,000 employees whose morale has, no doubt, been negatively affected by the expected “redundancies” contemplated in the existing AXIS transaction. We believe any additional delay in making a decision to support EXOR’s transaction will not be in the best interest of your shareholders or employees. We sincerely hope you will also take into consideration the views of management and employees in deciding which transaction will serve the best interests of PartnerRe.

On one additional point I want to be very clear: Mr. Montupet never asked me if our original proposal of $130 per share was our best and final offer and I never said it was. The public statements of certain members of the Transaction Committee to the contrary are either a reflection of their lack of direct involvement in the process or a failure of recollection. I did say that our offer was firm in the context of us not bidding against ourselves and not being given access to due diligence information. Our Binding Offer of $137.50 is clear evidence that our initial proposal was not our best and final offer.

We look forward to hearing further from the PartnerRe Board, and, if you really believe that the value for your shareholders under the AXIS agreement is superior, then please announce a record date and a date for a shareholder meeting to allow your shareholders to decide what is in their best interest.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

* * * * *

On May 22, 2015, Mr. Montupet sent the following letter to Mr. Elkann.

* * * * *

EXOR S.p.A	May 22, 2015
Via Nizza, 250
10126 Torino
Italy

Attention: John Elkann, Chairman and Chief Executive Officer

Dear Mr. Elkann:

I am writing in response to your letter to the PartnerRe Board of Directors of May 21, 2015.

First off, I want to emphasize that PartnerRe is ready, willing and able to fully engage with EXOR and its advisors. There is no need for the PartnerRe Board to make the determination you impose as a precondition to further discussions as the waiver from AXIS allows for full and open discussions with EXOR.

By electing to impose an additional and unnecessary condition on EXOR’s willingness to engage with PartnerRe, we believe that EXOR has made clear that it does not wish to discuss improving its offer.

The PartnerRe Board remains steadfast in its belief that EXOR’s offer is not in the best interests of our shareholders. In particular:

•	EXOR’s offer price of $137.50 per common share significantly undervalues our business by comparison to both the benefits of our proposed merger-of-equals with AXIS and to our value as a standalone entity.

•	EXOR’s refusal to engage with PartnerRe demonstrates that its offer is an attempt to acquire PartnerRe at an opportunistic point in the reinsurance cycle and at an inadequate valuation that does not appropriately reflect the strength of PartnerRe’s balance sheet and franchise value.

•	EXOR’s acquisition of a substantial stake in PartnerRe’s common shares is a coercive attempt to further its opportunistic acquisition at the expense of PartnerRe’s long-term shareholders.

•	EXOR’s offer entails significant optionality—particularly as regards the absence of a direct contractual commitment from EXOR’s parent company and controlling family for regulatory approvals and accountability for breach—that poses an unacceptable risk to PartnerRe’s shareholders.

•	EXOR’s offer exposes the PartnerRe shareholders to significant risk that PartnerRe would be out-of-pocket for up to $315 million of termination fees and expense reimbursement under the AXIS agreement without any compensation or meaningful recourse.

•	The deal protection measures in EXOR’s proposed merger agreement are not appropriate in the context of EXOR’s proposed all-cash acquisition.

•	Any acquisition by EXOR will involve a significantly longer time period to closing compared to the AXIS transaction, which we expect will be able to close at or shortly following shareholder approval. EXOR’s offer fails to adequately compensate PartnerRe’s shareholders for this delay and associated risk.

You have been clear that EXOR “will not consider increasing the price of its Binding Offer” and therefore we will continue to move forward with shareholder approval of our amalgamation with AXIS.

Sincerely,

/s/ Jean-Paul Montupet

Jean-Paul Montupet

Chairman of the Board of Directors of PartnerRe Ltd.

* * * * *

Between May 22, 2015 and June 1, 2015, PartnerRe and AXIS continued work on various work streams, including regulatory approvals, the preparation and finalization of the joint proxy statement/prospectus and planning for investor outreach. On June 1, 2015, PartnerRe and AXIS filed the amended joint proxy statement/prospectus with the SEC, in which PartnerRe and AXIS set July 24, 2015 as the date for the PartnerRe and AXIS special general meetings to seek the approvals of their respective shareholders relating to the amalgamation. The amended proxy statement/prospectus was declared effective by the SEC on June 1, 2015.

On June 2, 2015, representatives of Paul Weiss sent the following letter, on behalf of Mr. Elkann, addressed to the PartnerRe board of directors to the representatives of Davis Polk, in which letter EXOR extended the expiration date of its binding irrevocable offer to July 26, 2015 (two days after the scheduled date of the PartnerRe special meeting to approve the amalgamation).

* * * * *

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

Chairman of the Board

June 2, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Mr. Montupet, Ladies and Gentlemen:

I am writing in reference to my letter to you of May 12, 2015 (the “EXOR Binding Offer”). In response to your filings with the United States Securities and Exchange Commission on June 1, 2015, in which you announced that July 24, 2015 is newly scheduled date for the special general meeting of PartnerRe shareholders to consider the proposed PartnerRe amalgamation with AXIS Capital Holdings Limited, I am writing to confirm that EXOR is hereby extending the date in clause (ii) of the definition of Expiration Time in the EXOR Binding Offer to July 26, 2015.

EXOR remains fully committed to the EXOR Binding Offer and, except as extended above, the terms of the EXOR Binding Offer remain unchanged and in full force and effect.

Sincerely,

/s/ John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

* * * * *

During June 2015, PartnerRe and AXIS undertook further work to prepare for the consummation of the transactions contemplated by the amalgamation agreement, including regulatory approvals, integration planning, preparations for shareholder approvals and outreach to investors and proxy advisory firms, including issuing additional proxy solicitation materials and information for investors on the merits of the amalgamation compared to the then-current EXOR offer. The parties also discussed the possibility of, but had not agreed to, a further increase to the already announced special dividend to PartnerRe shareholders.

On June 25, 2015, during its in-person meeting, the PartnerRe board of directors, together with its legal and financial advisors, had extensive discussions on the status of the pending amalgamation with AXIS. Mr. Montupet and other representatives of PartnerRe provided feedback on meetings and discussions with investors and proxy advisory firms. Members of the executive management team also shared their views on the status of the amalgamation and the pending EXOR offer, and provided feedback from clients, employees, brokers and other key constituents on the strategic direction of the company. Mr. Benchimol and certain other members of AXIS management also joined for a part of the meeting to present their vision for the amalgamated company, and they further explained the strategic rationale and merits of the amalgamation. Throughout the meeting, the PartnerRe board of directors engaged in extensive dialogue among themselves and asked questions of the management team and the advisors.

Following the June 25, 2015 meeting of the PartnerRe board of directors, Mr. Montupet had several discussions with Mr. Benchimol on the possibility of further increasing the amount of the special dividend for the PartnerRe shareholders. In these discussions, Mr. Benchimol expressed a willingness to consider increasing the amount of the special dividend, subject to the approval of the AXIS board of directors, but he did not make any commitment to do so.

On June 29, 2015, Paul Weiss submitted a revised merger agreement that was executed by the EXOR parties and subject to the irrevocable and binding EXOR offer. In the revised merger agreement, EXOR expanded the scope of its guarantee to cover not just the payment obligation but also the performance obligations of the EXOR parties to the merger agreement. This revision to the merger agreement addressed one key execution risk that PartnerRe had previously identified to EXOR, but the revised merger agreement did not otherwise increase EXOR’s offered price of $137.50 per PartnerRe common share or respond to the other execution risks associated with the EXOR offer identified by PartnerRe, including the lack of financial compensation to PartnerRe if EXOR failed to obtain regulatory approvals and the lack of contractual obligations on EXOR’s controlling shareholders to make, or provide the information necessary to make, the required regulatory filings.

On July 7, 2015, representatives of Paul Weiss sent the following letter on behalf of Mr. Elkann and addressed to the PartnerRe board of directors to the representatives of Davis Polk.

* * * * *

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

July 7, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Ladies and Gentlemen:

I am writing in reference to my letter to you of May 12, 2015, as amended by my letter to you of June 2, 2015 (as amended, the “EXOR Binding Offer Letter”). In order to ensure that the PartnerRe Board has sufficient time to consider further and accept the terms of our binding offer, EXOR is hereby extending the date in clause (ii) of the definition of Expiration Time in the EXOR Binding Offer Letter to July 28, 2015.

Further, attached hereto as Exhibit A is an improved Agreement and Plan of Merger by and among EXOR N.V., a Dutch public limited liability company (naamloze vennootschav) (“Parent”), Pillar Ltd., a

Bermuda exempted company and a wholly owned subsidiary of Parent, PartnerRe, and solely with respect to Section 9.13 thereof, EXOR, which has been signed by the EXOR parties (the “Merger Agreement”). The Merger Agreement hereby replaces and supersedes the prior merger agreement that was submitted to you on Monday, June 29, 2015. For all purposes of the Binding Offer Letter, the attached Merger Agreement constitutes the “Merger Agreement” referred to therein.

EXOR remains fully committed to the EXOR Binding Offer and, except for the extension provided herein and for the enhancements contained in the revised attached Merger Agreement, the terms of the EXOR Binding Offer remain unchanged and in full force and effect.

Sincerely,

/s/ John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

* * * * *

The letter above was also accompanied by a revised merger agreement that executed by the EXOR parties and subject to the irrevocable and binding EXOR offer. The merger agreement included the following improvements in response to concerns identified by PartnerRe:

•	A “go-shop” provision permitting PartnerRe to solicit competing offers from third parties until August 31, 2015, and, under certain circumstances, to terminate the EXOR merger agreement and enter into an agreement for a superior proposal received during the solicitation period upon the payment to EXOR of a reduced termination fee of $135 million as well as an amount up to $35 million in expense reimbursement;

•	A commitment to launch an exchange offer post-closing in which the holders of PartnerRe preferred shares would be entitled to exchange their existing PartnerRe preferred shares for new preferred shares with the identical rights other than: (i) a 100 basis point increase in the current applicable dividend rate and (ii) subject to certain exceptions, call protection through the later of the fifth anniversary of the date of issuance and January 1, 2021 (which we refer to as the “EXOR exchange offer”);

•	A commitment from EXOR to, subject to certain exceptions, limit distributions to common shares (including through share buybacks) to an amount not greater than 67% of net income per quarter until December 31, 2020; and

•	A personal commitment from Mr. Elkann and EXOR’s controlling shareholder to provide the information required in connection with regulatory filings (which we refer to as the “information commitments”) in the form of the side letter below:

* * * * *

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

July 7, 2015

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger by and among EXOR N.V., a Dutch public limited liability company (naamloze vennootschap) (“Parent”), Pillar Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), and solely with respect to Section 9.13, EXOR S.p.A., a societá per azioni organized under the laws of the Republic of Italy (“EXOR”), which was delivered to PartnerRe on July 7, 2015 (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

As you know, pursuant to Section 5.3 of the Merger Agreement, Parent is obligated to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the merger, including by providing all information concerning it, its Affiliates and its Affiliates’ officer, directors, employees and partners as necessary in connection with obtaining regulatory approvals (the “Information Obligation”) and, pursuant to Section 9.13 of the Merger Agreement, EXOR has guaranteed the Information Obligation.

From the time our original proposal was first made, it was always the intention of the undersigned to collaborate in the proper and timely satisfaction of the obligations set forth in Section 5.3. of the Merger Agreement. Indeed, Mr. John Elkann has previously communicated to Mr. Jean-Paul Montupet directly and also our advisors have communicated to PartnerRe’s advisors, that if PartnerRe were willing to enter into good faith negotiations with EXOR under the terms of your Amalgamation Agreement, EXOR would be willing to make reasonable modifications to its proposal with a view to clarifying its intentions. Today, even without the benefit of good faith negotiations, but for the benefit of your Board and your shareholders, we are offering important enhancements to our earlier proposal in this letter and in the companion letter EXOR is delivering to you today.

By signature below each of the undersigned agree as follows:

1.	In addition to guaranteeing Parent’s Information Obligation, EXOR itself hereby also agrees to directly perform (or cause to be performed) the Information Obligation;

2.	Giovanni Agnelli e C. S.a.p.az (“GAC”), a limited partnership represented by shares (Societá in Accomandita per Azioni), and the majority and controlling shareholder of EXOR, and the only shareholder of EXOR with more than 5% voting interests, hereby also agrees to directly perform (or cause to be performed) the Information Obligation;

3.	John Elkann, Chairman and CEO of EXOR and Chairman and partner of GAC, hereby agrees to directly perform (or cause to be performed) the Information Obligation;

In addition, Mr. Elkann, in his individual capacity, represents and warrants that: (i) he controls GAC’s largest shareholder; (ii) all 5% or greater shareholder voting interests in GAC are held by Senatore Giovanni Agnelli’s heirs, including Mr. Elkann, and other family members of Mr. Elkann; and (iii) he either has all information or the ability to obtain all information necessary to comply with the Information Obligation.

Notwithstanding Section 9.7 of the Merger Agreement, EXOR, GAC and Mr. Elkann intend and agree that their obligations contained in this letter agreement are intended for the benefit of PartnerRe and shall be enforceable by PartnerRe as if it was a party hereto.

Other than as provided herein, the terms and provisions of Sections 9.2 (Notices), 9.4 (Counterparts), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing Law), 9.9 (Consent to Jurisdiction) and 9.11 (Assignment) of the Merger Agreement attached hereto are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter.

Sincerely,

EXOR S.P.A.	GIOVANNI AGNELLI E. C.S.A.P.AZ.

/s/ John Elkann	/s/ John Elkann
John Elkann	John Elkann
Chairman	Chairman

/s/ John Elkann
John Elkann

* * * * *

The same day, members of the PartnerRe transaction committee had extensive discussions with PartnerRe’s advisors on the revised terms of the EXOR offer. The PartnerRe transaction committee and all advisors discussed the potential adverse tax consequences of the proposed EXOR exchange offer for transaction participants, including the preferred shareholders of PartnerRe, because of the risk that the EXOR exchange offer could be classified as a “listed transaction” under the applicable treasury regulations. With respect to regulatory matters, it was further discussed that the revised EXOR offer did not contain a reverse termination fee or other economic compensation for PartnerRe in the event that EXOR failed to obtain the regulatory approvals necessary to close the transaction. Furthermore, although the information commitments in the side letter were helpful, the information commitments were believed to be deficient on two grounds: (i) not all controlling shareholders who would be required to make the regulatory filings were party to the side letter, and (ii) under the relevant insurance regulatory requirements, controlling shareholders are required to make the filings, but the information commitments in the side letter obligated the parties to the side letter to only provide the information needed, and not to make the required filings.

As required under the terms of the amalgamation agreement, representatives of Davis Polk shared the revised draft of EXOR’s merger agreement with AXIS’ counsel. Later the same day, Mr. Montupet had a conversation with Mr. Benchimol, during which they discussed the proposed enhanced terms of the EXOR offer and a range of possible amendments to the amalgamation agreement to improve the terms for PartnerRe shareholders. The options discussed included, among other things, potential improvements to the terms for PartnerRe’s preferred shares (assuming adequate resolution of the tax issues described above), a one-time special dividend to PartnerRe preferred shareholders and an increase in the special dividend for PartnerRe common shareholders. They also discussed the timing of public announcements regarding these potential enhancements for PartnerRe shareholders. In light of the fact that the special shareholder meetings of PartnerRe and AXIS were scheduled for July 24, 2015, Mr. Montupet stressed that time was of the essence, and that if AXIS were to agree to make any enhancements to the terms of the amalgamation for PartnerRe shareholders, such enhancements would need to be announced as soon as possible so that PartnerRe shareholders have sufficient time to consider the revised terms of the amalgamation before the meeting date. Mr. Benchimol informed Mr. Montupet that it was expected that AXIS’ earnings for the second quarter of 2015 would miss analyst forecasts, and that it would be AXIS’ intention to pre-announce the second quarter earnings early the next week. Mr. Benchimol agreed that PartnerRe could conduct further due diligence to better understand the magnitude of the earnings shortfall and the implications for the combined company resulting from the amalgamation with AXIS.

On July 8, 2015, the PartnerRe board of directors held a telephonic meeting to discuss the June 29 and July 7, 2015 improvements in the EXOR offer as well as Mr. Montupet’s recent discussions with Mr. Benchimol on further potential enhancements to the terms of the amalgamation agreement for PartnerRe shareholders. Mr. Montupet also informed the PartnerRe board of directors of AXIS’ expectation that its second quarter earnings would miss analyst forecasts, and that AXIS intended to pre-announce the earnings. Mr. Montupet further explained that AXIS was willing to permit PartnerRe to conduct further due diligence to better understand the magnitude of the earnings shortfall and the implications for the combined company resulting from the amalgamation, and that under AXIS’ proposed timeline, the special meetings of the shareholders of PartnerRe and AXIS would likely have to be postponed. Representatives of Davis Polk explained the revisions made by EXOR to its offer since the last board meeting, discussing in particular, (i) the proposed EXOR exchange offer and the associated tax-related risks for the preferred shareholders, (ii) the introduction of the “go-shop” provision, (iii) the information commitments in the side letter, and the deficiencies therein, (iv) absence of reverse termination fees or other economic compensation for PartnerRe in the event that EXOR failed to obtain the regulatory approvals necessary to close the transaction and (v) EXOR’s agreement to guarantee the performance obligations of EXOR parties to the merger agreement. Throughout the meeting, the PartnerRe board of directors asked various questions of the members of the PartnerRe transaction committee as well as PartnerRe’s advisors. The PartnerRe board of directors instructed the PartnerRe transaction committee to continue negotiations with AXIS on possible amendments to the amalgamation agreement in favor of PartnerRe shareholders and authorized the PartnerRe transaction committee to consider and agree to any modifications to the terms of the preferred shares of PartnerRe, as the PartnerRe transaction committee deemed to be in the best interests of PartnerRe and its shareholders, in response to the proposed EXOR exchange offer or any subsequent modifications that EXOR may propose in respect of PartnerRe preferred shares. The PartnerRe board of directors considered but decided to defer any delay in the special meeting of PartnerRe shareholders pending further negotiations with AXIS.

Between July 8, 2015 and July 9, 2015, Mr. Montupet had several discussions with Mr. Benchimol on the terms and timing of amending the terms of the amalgamation agreement for the benefit of PartnerRe shareholders. During this period, legal and financial advisors of PartnerRe and AXIS also discussed these matters with their counterparts. In light of the additional time it would take to undertake further financial analysis by AXIS’ financial advisors and the internal board approval processes at PartnerRe and AXIS to approve the precise terms of the enhancements, it was agreed in principle between PartnerRe and AXIS (subject to final confirmations of their respective board of directors) to announce the package of enhancements for PartnerRe shareholders on or around July 20, 2015 and to postpone the special shareholder meetings of PartnerRe and AXIS until August 7, 2015 so that the shareholders of both companies would have sufficient time to understand the new enhancements. During these discussions, Mr. Montupet also proposed to Mr. Benchimol that PartnerRe should also be provided with the ability to conduct a “go-shop” in exchange for agreeing to delay the shareholder meeting, but that proposal was not acceptable to AXIS.

On July 10, 2015, the PartnerRe board of directors held a telephonic meeting to discuss the developments related to the negotiations with AXIS and further analysis on EXOR’s revised terms of July 7, 2015. Mr. Montupet updated the PartnerRe board of directors on his discussions with Mr. Benchimol and advised the PartnerRe board of directors it was the recommendation of the PartnerRe transaction committee to postpone the PartnerRe shareholder meeting in order to further negotiate with AXIS and finalize the terms of the potential enhancements for PartnerRe shareholders. Representatives of Davis Polk summarized the timeline associated with postponing the PartnerRe shareholder meeting and further explained the tax issues related to the proposed EXOR exchange offer and ways in which such issues could be addressed. After extensive discussion, the PartnerRe board of directors agreed to postpone the PartnerRe special meeting of shareholders until August 7, 2015. The PartnerRe board of directors also reviewed and approved the joint press release of AXIS and PartnerRe to be issued later the same day announcing the postponement of the special shareholder meetings of PartnerRe and AXIS until August 7, 2015 and further informing the shareholders of both companies that the parties were exploring further enhancements to the terms of the amalgamation agreement.

Between July 10, 2015 and July 14, 2015, representatives of PartnerRe and AXIS along with their respective advisors participated in several discussions to negotiate and finalize the precise terms of the enhancements for PartnerRe shareholders. A variety of structural and economic options were proposed and discussed by both parties with respect to the treatment of the preferred shares, and representatives of PartnerRe and AXIS reached out to preferred shareholders of PartnerRe to solicit feedback on the proposed EXOR exchange offer. During this time period, PartnerRe also completed the bring down due diligence of AXIS to its satisfaction.

On July 14, 2015, following the announcement of its earnings, AXIS proposed to increase the special dividend for PartnerRe shareholders by $6 per common share, and informed PartnerRe that AXIS would not be willing to increase the dividend any further and that the cost of any further enhancements to preferred shares of PartnerRe would be deducted from the incremental $6 increase in the special dividend for PartnerRe common shares. Negotiations continued on the potential enhancement package for the preferred shareholders of PartnerRe and other matters.

On July 15, 2015, the PartnerRe board of directors held a telephonic meeting to discuss AXIS’ proposed enhancements for PartnerRe shareholders. At the meeting, members of the PartnerRe transaction committee and PartnerRe’s advisors explained the status of negotiations regarding open issues:

•	AXIS had proposed to increase the special dividend for PartnerRe common shareholders by $6 per common share;

•	AXIS was likely to agree to remove the condition that PartnerRe’s obligation to close under the amalgamation agreement was conditioned on the absence of a three notch rating downgrade from A.M. Best for AXIS’ insurance subsidiaries in Bermuda, and the reciprocal condition for AXIS as it applied to the A.M. Best ratings of PartnerRe’s insurance subsidiaries domiciled in Bermuda; and

•	AXIS and PartnerRe were still considering potential enhancements for the preferred shareholders and that AXIS had stated that the cost of any enhancements for PartnerRe preferred shareholders would be deducted from the incremental $6 special dividend to common shareholders.

Representatives of Credit Suisse and Lazard presented to the PartnerRe board of directors their financial analysis of the increased special dividend of $17.50 per common share. After further discussion, the PartnerRe board of directors unanimously determined that it was fair and advisable to, and in the best interests of PartnerRe and its shareholders to enter into the fifth amendment to the amalgamation agreement that would give effect to: (i) the incremental $6 special dividend; (ii) the deletion of the A.M. Best ratings conditions, to the extent agreeable to AXIS and (iii) any enhancements to the terms of the preferred shareholders of PartnerRe. The PartnerRe board of directors also unanimously authorized the PartnerRe transaction committee to negotiate, finalize and agree upon the terms of any enhancements to the terms of the preferred shares.

Later the same day, AXIS made a final proposal which (i) included a $6 incremental dividend for common shareholders, (ii) deleted the A.M. Best ratings conditions and (iii) matched the economic terms of the proposed EXOR exchange offer (but subject to obtaining a private letter ruling from the IRS on the “listed transaction” issue associated with the EXOR exchange offer). The fifth amendment agreement to the amalgamation agreement, which reflected this final AXIS proposal, was executed by AXIS and PartnerRe on the same day. On July 16, 2015, a joint press release of PartnerRe and AXIS announcing the enhancements was published the same day.

On July 20, 2015, representatives of Paul Weiss sent the following letter, on behalf of Mr. Elkann, addressed to the PartnerRe board of directors to the representatives of Davis Polk:

* * * * *

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

July 20, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Ladies and Gentlemen:

I am writing in reference to my letter to you of May 12, 2015, as amended by my letters to you of June 2, 2015 and July 7, 2015 (as amended, the “EXOR Binding Offer Letter”). As a result of the postponement of PartnerRe’s upcoming special meeting of its shareholders until August 7, 2015, EXOR is hereby extending the date in clause (ii) of the definition of Expiration Time in the EXOR Binding Offer Letter to August 11, 2015, in order to ensure that the PartnerRe Board has sufficient time to consider further and accept the terms of our binding offer.

Further, attached hereto as Exhibit A is an improved Agreement and Plan of Merger by and among EXOR N.V., a Dutch public limited liability company (naamloze vennootschav) (“Parent”), Pillar Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent, PartnerRe, and solely with respect to Section 9.13 thereof, EXOR, which has been signed by the EXOR parties (the “Merger Agreement”). The Merger Agreement hereby replaces and supersedes the prior merger agreement that was submitted to you on Tuesday, July 7, 2015. For all purposes of the Binding Offer Letter, the attached Merger Agreement constitutes the “Merger Agreement” referred to therein.

EXOR remains fully committed to the EXOR Binding Offer and, except for the extension provided herein and for the enhancements contained in the revised attached Merger Agreement, the terms of the EXOR Binding Offer remain unchanged and in full force and effect.

Sincerely,

/s/ John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

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The letter above was also accompanied by a merger agreement that was executed by the EXOR parties and subject to the irrevocable and binding EXOR offer. The revised draft included the following enhancements:

•	A $3 special dividend to the PartnerRe common shareholders conditioned upon on the closing of the merger;

•	Extension of the “go-shop” provision through September 14, 2015; and

•	Revision of EXOR’s proposed enhancements for the holders of PartnerRe preferred shares which provided, among other things, that to the extent an IRS ruling was obtained on the “listed transaction”

issue before the closing date, the terms of the proposed EXOR exchange offer would remain unchanged, but if such IRS ruling was not obtained before the closing date, in lieu of certain enhancements, Parent Guarantor would pay approximately $42.7 million to holders of PartnerRe preferred shares at closing and launch an alternate exchange offer post-closing in which preferred shares of the surviving company would be exchanged for new preferred shares with the same dividend rate but with call protection through the later of (i) fifth anniversary of the date of issuance and (ii) January 1, 2021.

The same day, members of the PartnerRe transaction committee had extensive discussions with PartnerRe’s advisors and the management team on the revised terms of the EXOR offer. The increased value offered by EXOR for both holders of PartnerRe common shares and PartnerRe preferred shares was analyzed in the context of the value expected to result from the amalgamation with AXIS as well as the value expected from the standalone proposition. In light of an increase in the economic value being offered to PartnerRe shareholders, the recent revisions by EXOR to its merger agreement, which addressed many (but not all) of the execution risks of its offer and the fact that the most recent offer was not described as EXOR’s best and final offer for PartnerRe’s common shares, the members of the PartnerRe transaction committee, in consultation with the management, financial advisors and outside legal counsel, came to the conclusion that they would be inclined to recommend to the PartnerRe board of directors to determine that the revised EXOR offer would reasonably be likely to result in a superior proposal and that further engagement and negotiations would be in the best interests of PartnerRe and its shareholders.

As required under the terms of the amalgamation agreement, representatives of Davis Polk forwarded the revised merger agreement to AXIS’ counsel. Later the same day, Mr. Montupet had a conversation with Mr. Benchimol on the revised EXOR offer during which, Mr. Montupet informed Mr. Benchimol of the decision of the PartnerRe transaction committee to recommend to the PartnerRe board of directors to determine that the revised EXOR offer would reasonably be likely to result in a superior proposal. Mr. Benchimol told Mr. Montupet that AXIS was not in a position to offer any additional enhancements to PartnerRe shareholders.

On July 21, 2015, the PartnerRe board of directors held a telephonic meeting to discuss the revised terms of the EXOR offer. At the meeting, Mr. Montupet provided an update on the terms of the revised EXOR offer, which was followed by a detailed discussion of the revised terms of the EXOR offer. Representatives of Appleby were also in attendance. Representatives of Credit Suisse and Lazard also provided an update regarding trading and other developments since May 3, 2015 and discussed transaction multiples implied by the revised EXOR offer. Throughout the discussion, the PartnerRe board of directors engaged in vigorous discussion and asked various questions of the advisors and the members of the PartnerRe transaction committee. In light of the fact that EXOR had revised its offer six times (twice to increase the economic value being offered to PartnerRe’s common shareholders) and that the most recent revision to the EXOR increased the economic value for PartnerRe shareholders by $3.00 per PartnerRe common share (in the form of the special dividend) and it did not mention that it was EXOR’s best and final offer for PartnerRe common shares, the PartnerRe board of directors determined, after consultation with its outside legal and financial advisors, that although the revised EXOR offer was not a superior proposal, it would reasonably be likely to lead to a superior proposal, and that failure to engage with EXOR would violate the fiduciary duties of the PartnerRe board of directors. The PartnerRe board of directors authorized the PartnerRe transaction committee and members of the management team to engage in discussions and negotiations with EXOR and, as determined by the PartnerRe transaction committee, furnish non-public information of PartnerRe to EXOR after EXOR executes a confidentiality agreement on the terms required by the amalgamation agreement.

After the meeting of the PartnerRe board of directors, the following letter was sent to Mr. Elkann on Mr. Montupet’s behalf:

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EXOR S.p.A	July 21, 2015

Via Nizza, 250

10126 Torino

Italy

Attention: John Elkann, Chairman and Chief Executive Officer July 21, 2015

Dear Mr. Elkann:

I am writing in response to your letter to the PartnerRe Board of Directors of July 20, 2015. On behalf of the PartnerRe Board of Directors, I would like to thank EXOR for its latest proposal.

Our Board of Directors has determined that EXOR’s latest proposal would be reasonably likely to result in a “Superior Proposal”. We are pleased that EXOR has found flexibility regarding the total price it is willing to offer our shareholders. Accordingly, PartnerRe is ready, willing and able to fully engage with EXOR and its advisors to negotiate improvements to the price and terms of EXOR’s offer for all our shareholders and, in that regard, to provide EXOR and its advisors with access to due diligence information.

However, it is important to point out that the PartnerRe Board remains steadfast in its belief that EXOR’s latest proposal is not a “Superior Proposal” (as such term is used in our amalgamation agreement with AXIS) on its current price and terms. In particular:

•	EXOR’s offer price of $137.50 per common share remains inadequate; and the special dividend of $3.00 per common shares is insufficient as it does not adequately compensate shareholders for PartnerRe’s earnings from January 1, 2015 through the closing date (which could be substantially later than Q1, 2016).

•	Certain of EXOR’s controlling shareholders have still not committed to make regulatory filings; all parties that are required to make regulatory filings should be contractually committed to do so.

•	EXOR continues to refuse to introduce a customary reverse termination fee to compensate PartnerRe for the costs and loss of opportunity in terminating the AXIS transaction, should EXOR fail to obtain necessary regulatory approvals.

Once again, we are prepared to engage with EXOR and its advisors to address these issues to our satisfaction and to that end, we are available at your earliest convenience.

I look forward to hearing from you regarding the foregoing.

Sincerely,

/s/ Jean-Paul Montupet

Chairman of the Board of Directors

of PartnerRe Ltd.

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On July 22, 2015, PartnerRe and AXIS issued a joint press release stating it would be more appropriate to implement EXOR’s proposed enhancements for holders of PartnerRe preferred shares only with an IRS ruling in hand, and PartnerRe further stated that EXOR’s proposal for holders of PartnerRe preferred shares appeared to disregard this risk and was therefore unacceptable to PartnerRe board of directors.

Between July 22, 2015 and July 27, 2015, advisors of PartnerRe and EXOR discussed several issues related to EXOR’s offer, including but not limited to, the price offered by EXOR for PartnerRe common shares, lack of reverse termination fees or other form of economic compensation to PartnerRe in the event EXOR failed to obtained the required regulatory approvals, the fact that not all controlling shareholders of EXOR who would be required to make regulatory filings were obligated to make such filings and the limitations on EXOR’s contractual commitments for obtaining regulatory approvals. During this time period, an in-person meeting was scheduled between Messrs. Elkann and Montupet on July 29, 2015 in London.

On July 26, 2015, the PartnerRe board of directors held a telephonic meeting at which the outcome of engagement among PartnerRe’s and EXOR’s advisors was discussed. The PartnerRe board of directors also discussed Mr. Montupet’s upcoming meeting with Mr. Elkann in London on July 29, 2015. A representative of Davis Polk described the most significant issues in EXOR’s most recent merger agreement draft, and the PartnerRe board of directors provided feedback on each such issue. The issues that were discussed included, among other things, lack of reverse termination fees, level and scope of contractual commitments from EXOR to obtain regulatory approvals, the value of the “go shop” provision and the treatment of preferred shares. The PartnerRe board of directors also discussed various scenarios in which PartnerRe would have to pay termination fees (and the amounts of such fees) if the amalgamation agreement were to be terminated. The PartnerRe board of directors also discussed its desire that negotiations with EXOR be completed in a timely manner, so that PartnerRe could enter the critical business renewals season in September with certainty on the company’s strategic future. After discussion with the members of the PartnerRe transaction committee and PartnerRe’s legal and financial advisors, the PartnerRe board of directors provided guidance to the PartnerRe transaction committee on the terms on which it would be willing to execute a definitive merger agreement with EXOR.

Between July 26, 2015 and July 29, 2015, members of the PartnerRe transaction committee had several discussions with their legal and financial advisors and the management of PartnerRe to finalize PartnerRe’s proposal to EXOR in accordance with the feedback given by the PartnerRe board of directors at the July 26, 2015 meeting of the PartnerRe board of directors. During this time period, Messrs. Montupet and Benchimol also had several conversations on the recent developments, and they discussed the possibility of terminating the amalgamation agreement on mutually agreeable terms.

On July 27, 2015, EXOR’s and PartnerRe’s financial advisors held a telephone call to discuss the EXOR offer.

On July 29, 2015, Messrs. Montupet and Elkann met in person to discuss the revised EXOR offer of July 20, 2015. At the meeting, Mr. Montupet presented Mr. Elkann with the following proposal for a transaction which the PartnerRe transaction committee would be prepared to recommend to the PartnerRe board of directors:

•	an acceptable reverse termination fee to compensate PartnerRe if EXOR were to fail to obtain the necessary regulatory approvals. Mr. Montupet noted that PartnerRe was willing to make compromises on the remaining open regulatory-related points if the parties were to agree on an acceptable reverse termination fee. Mr. Montupet initially proposed a reverse termination fee of $400 million;

•	an increase in EXOR’s proposed price for holders of PartnerRe common shares and/or the special dividend so that the total economic value received for each common share was $145; and

•	an increase in the price per PartnerRe common share of 70 cents per common share per month from February 1, 2016 to closing.

Mr. Elkann stated that EXOR had no further flexibility on the price and that $137.50 per PartnerRe common share plus the special dividend of $3.00 was the most EXOR was willing to offer, even were PartnerRe to forego other enhancements that EXOR had made to other terms in the proposed transaction. However, Mr. Elkann expressed a willingness to consider financial consequences of the reverse termination fee requested by Mr. Montupet if regulatory approvals were not obtained by EXOR. Mr. Montupet further requested that EXOR agree not to sell its shares of PartnerRe between signing and closing. Messrs. Montupet and Elkann decided to consult with their respective advisors to consider the open issues in more detail and then meet again the next day.

After his meeting with Mr. Elkann, Mr. Montupet had a discussion with the other members of the PartnerRe transaction committee and PartnerRe advisors and management. Mr. Montupet updated the group on the outcome of the meeting and instructed the advisors to engage with EXOR’s advisors to discuss the open issues. Later the same day, advisors of PartnerRe and EXOR participated in several conference calls to discuss, among other things, the amount, mechanics and triggers of a reverse termination fee proposed by PartnerRe’s advisors, other ways to compensate PartnerRe if EXOR were not able to obtain regulatory approvals and tax disclosures related to EXOR’s proposed enhancements for preferred shareholders. Later that day, EXOR made a proposal to pay $157.5 million to PartnerRe as a partial reimbursement of the termination fee payable to AXIS if the EXOR transaction were not to be completed as a result of a failure to obtain the required regulatory approvals.

On July 30, 2015, Messrs. Montupet and Elkann had another in-person meeting to discuss the open points including, the amount to be paid by EXOR if the EXOR transaction were not to close due to a failure to obtain the required regulatory approvals, the concept of a ticking fee, restrictions on EXOR’s ability to sell its shares of PartnerRe between signing and closing and the consideration for holders of PartnerRe common shares. Mr. Montupet proposed that EXOR be required to pay $225 million (an amount equal to the incremental termination fee payable by PartnerRe to AXIS under the amalgamation agreement if PartnerRe were to enter into the merger agreement within 12 months of PartnerRe shareholders’ failure to approve the amalgamation agreement) if the EXOR transaction were not to close due to a failure to obtain required regulatory approvals. Mr. Elkann agreed to consider this proposal with his advisors. At the end of the meeting, Mr. Montupet again asked Mr. Elkann to reconsider increasing the economic value being offered to PartnerRe common shareholders.

On July 31, 2015, Mr. Elkann called Mr. Montupet to present the revised EXOR offer. Mr. Elkann proposed that EXOR would be willing to: (i) pay $225 million as a partial reimbursement of the termination fee payable to AXIS if the EXOR transaction were not to close due to a failure to obtain required regulatory approvals and (ii) agree to not sell its shares of PartnerRe between signing and closing. Mr. Elkann stated that EXOR had no further flexibility on the economic value being offered to PartnerRe common shareholders and that EXOR would not be agreeable to a ticking fee. Mr. Montupet updated the other members of the PartnerRe transaction committee and PartnerRe’s advisors and management on his meeting with Mr. Elkann, and the PartnerRe transaction committee authorized the negotiation and finalization of the definitive transaction documents with EXOR.

Between July 30, 2015 and August 2, 2015, work continued on several work streams. Representatives from Davis Polk, Credit Suisse, Lazard, senior management of PartnerRe and the members of the PartnerRe transaction committee negotiated the definitive transaction documents with EXOR and its advisors and the terms of the termination agreement to terminate the amalgamation agreement with AXIS and its advisors. On July 31, 2015, PartnerRe and EXOR negotiated and executed a confidentiality agreement. The key issues negotiated with respect to the definitive transaction documents with EXOR included, the triggers for EXOR’s obligation to make the $225 million partial expense reimbursement payment to PartnerRe, EXOR’s voting commitments with respect to any superior proposals emerging during the solicitation period and certain other matters related to employee compensation and benefits. During this time period, Messrs. Montupet and Elkann also discussed the executive management of PartnerRe post-closing and made arrangements for Mr. Elkann to meet members of the senior management of PartnerRe.

On August 2, 2015, the PartnerRe board of directors held a telephonic meeting, which was also attended by the senior management of PartnerRe and representatives from Credit Suisse, Lazard, Davis Polk and Appleby. Prior to the meeting, the members of PartnerRe’s board of directors had been provided with a set of meeting materials, including draft definitive agreements with EXOR, a draft termination agreement with AXIS, summaries of the key terms and conditions of the draft definitive agreements with EXOR and key terms of the proposed draft termination agreement with AXIS that were prepared by Davis Polk and certain financial analyses prepared by Credit Suisse and Lazard, as further described in the sections below titled “—Opinion of Credit Suisse” and “—Opinion of Lazard.” At the meeting, Mr. Montupet reviewed the course of negotiations with EXOR and AXIS since the last meeting of the PartnerRe board of directors. A representative of Davis Polk summarized the key terms of the draft definitive agreements negotiated with EXOR and the draft termination agreement negotiated with AXIS and the expected closing timeline of the EXOR transaction. A representative of Credit Suisse presented to the PartnerRe board of directors various financial analyses prepared by Credit Suisse, as further described in the section below titled “—Opinion of Credit Suisse,” in connection with the proposed merger with EXOR. In connection with the deliberations of the PartnerRe board of directors, Credit Suisse then delivered to the PartnerRe board of directors its oral opinion, which was confirmed by delivery of a written opinion dated August 2, 2015, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the consideration in the draft definitive agreements with EXOR was fair, from a financial point of view, to the holders of PartnerRe common shares (other than excluded holders), as more fully described in the section below titled “—Opinion of Credit Suisse.” A representative of Lazard presented to the PartnerRe board of directors various financial analyses prepared by Lazard, as further described the section below titled “—Opinion of Lazard,” in connection with the proposed transaction with EXOR. In connection with the deliberations of the PartnerRe board of directors, Lazard then delivered to the PartnerRe board of directors its oral opinion, which was confirmed by delivery of a written opinion dated August 2, 2015, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration in the draft definitive agreements with EXOR was fair, from a financial point of view, to the holders of PartnerRe common shares (other than excluded and dissenting holders), as more fully described the section below titled “—Opinion of Lazard.” Representatives of Credit Suisse and Lazard then described the anticipated “go-shop” process to be pursued after the execution of the draft definitive agreements with EXOR and familiarized the PartnerRe board of directors with various aspects of the process, including the list of potential buyers proposed to be contacted on PartnerRe’s behalf and the proposed timeline to selecting a superior transaction during the “go-shop” period (if such a superior proposal is received during the “go-shop” period). After considering the proposed terms of the draft definitive agreements negotiated with EXOR and the draft termination agreement negotiated with AXIS and the transactions contemplated thereby and the various presentations of its legal and financial advisors and discussions with senior management of PartnerRe, and taking into consideration the matters discussed during that meeting and prior meetings and briefings of the PartnerRe board of directors, the PartnerRe transaction committee and prior discussions with PartnerRe’s senior management, including the factors described the section below titled “—PartnerRe’s Reasons for the Merger and Recommendation of PartnerRe’s Board of Directors,” the PartnerRe board of directors unanimously resolved that the proposed merger with EXOR and the termination of the amalgamation agreement with AXIS, on the terms and conditions set forth in the draft definitive documents negotiated with EXOR and the draft termination agreement negotiated with AXIS, were advisable and in the best interest of PartnerRe and its shareholders and approved the proposed merger and the termination of the amalgamation agreement with AXIS, recommended adoption of the draft definitive agreements with EXOR by PartnerRe’s shareholders and authorized PartnerRe to enter into the draft definitive agreements with EXOR and the draft termination agreement with AXIS.

At the same meeting, the PartnerRe board of directors unanimously agreed to cancel the previously announced special meeting of PartnerRe shareholders (scheduled to take place on August 7, 2015).

Later the same day, the draft definitive agreements with EXOR and the draft termination agreement with AXIS were executed.

On August 3, 2015, PartnerRe issued a press release announcing execution of definitive agreements with EXOR and the termination agreement with AXIS and the cancellation of the special meeting of PartnerRe shareholders.

On September 1, 2015, the borrowing availability under the facility agreement was reduced by $1.277 billion, representing the net proceeds of the sale of EXOR’s interest in Cushman & Wakefield, in accordance with the terms of the facility agreement.

During the solicitation period, PartnerRe and its subsidiaries and representatives had the right to initiate, solicit or encourage any inquiry or the making of an acquisition proposal from third parties, and to provide nonpublic information to and engage in, enter into, continue or otherwise participate in any discussions or negotiations with third parties regarding acquisition proposals.

On August 2, 2015, Credit Suisse and Lazard presented to the PartnerRe board of directors, a list of 26 companies, including strategic parties and financial sponsors, that PartnerRe and its financial advisors believed represented all those parties who were potentially interested in making, and that would be likely to have the financial resources to consummate, an acquisition proposal. Credit Suisse and Lazard prepared a process letter describing the timing for submission of indications of interest and the process for conducting due diligence and negotiating a merger agreement. Davis Polk prepared a form of confidentiality agreement based on the confidentiality agreement that PartnerRe had entered into with EXOR, consistent with the requirements of the merger agreement.

At the direction of the PartnerRe board of directors, beginning the week of August 3, 2015 Credit Suisse and Lazard contacted the 26 companies by telephone and/or email regarding their possible interest in pursuing a potential acquisition of PartnerRe. Of the 26 parties contacted, two expressed potential interest in evaluating the possibility of submitting an indication of interest, and each such party received a process letter, but none of these parties, nor any other company contacted by Credit Suisse or Lazard, entered into a confidentiality agreement, requested non-public information regarding PartnerRe or submitted an indication of interest. As of the end of the solicitation period, no third party had made an acquisition proposal to acquire PartnerRe. Additionally, since the conclusion of the solicitation period through the date of this proxy statement, no other party has submitted an acquisition proposal.

At a meeting of the PartnerRe board of directors on August 31, 2015, representatives of Credit Suisse and Lazard gave the board a detailed update on the process that had been undertaken to date in the solicitation period and the fact that no parties had expressed any interest in submitting an indication of interest.

In accordance with the terms of the merger agreement, on September 15, 2015 the PartnerRe board of directors publicly reaffirmed its recommendation of the transaction with EXOR.

PartnerRe’s Reasons for the Merger and Recommendation of PartnerRe’s Board of Directors

The PartnerRe board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of PartnerRe and fair to the holders of PartnerRe common shares and holders of PartnerRe preferred shares. Accordingly, the PartnerRe board of directors has approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby and recommends that the PartnerRe shareholders vote “FOR” adoption of the merger agreement, the statutory merger agreement and the transactions contemplated thereby, including the merger.

As described the section above titled “The Merger—Background of the Merger,” the PartnerRe board of directors, prior to and in reaching its decision at its meeting on August 2, 2015 to approve the merger agreement, the termination agreement and the transactions contemplated thereby, consulted with PartnerRe’s management and financial, legal and proxy solicitation advisors and considered a variety of potentially positive factors relating to the merger, including, but not limited to, the following:

The Consideration

•	The fact that the consideration of $140.50 per common share to be received by PartnerRe common shareholders in the merger (including the special dividend) represents a significant premium over the market prices at which PartnerRe common shares had previously traded prior to the announcement and execution of the AXIS amalgamation agreement, including the fact that the consideration of $140.50 represented a premium of approximately:

•	23% over the closing price of PartnerRe common shares of $114.14 on January 23, 2015, the last trading day prior to the announcement of the execution of the AXIS amalgamation agreement;

•	24% over the average closing price of PartnerRe common shares of $113.24 for the 30 calendar days ending on January 23, 2015; and

•	23% over the average closing price of PartnerRe common shares of $114.58 for the 90 calendar days ending on January 23, 2015.

•	The fact that the consideration is all cash, which affords PartnerRe shareholders with certainty of value (and less risk) compared to the transactions contemplated by the AXIS amalgamation agreement pursuant to which each PartnerRe common shareholder would have received substantially all of the consideration in stock of the amalgamated company, the value of which is subject to uncertainty and could decline, in particular owing to following considerations:

•	That amalgamated company may not be integrated successfully or that the amalgamated company’s operations may not achieve the anticipated financial and strategic benefits;

•	The amalgamated company would be exposed to potentially significant losses from catastrophic events, negative business developments and other exposures that the amalgamated company would cover, which could cause volatility in the amalgamated company’s financial results;

•	Risks relating to the U.S. or global economy, reinsurance industry and the general securities markets, any decline in which could adversely affect the market price of the stock consideration offered in the proposed amalgamation with AXIS; and

•	That anticipated synergies resulting from the amalgamation with AXIS may not be realized, or may be realized to a lesser extent than expected.

•	The belief of the PartnerRe board of directors that the consideration for PartnerRe common shareholders compared adequately at the time of the signing of the merger agreement to a range of values of PartnerRe as an independent company based on traditional valuation analyses such as discounted cash flow analyses, dividend discount analyses, comparable companies’ trading statistics analyses and comparable transactions analyses.

•	The belief of the PartnerRe board of directors that after extensive negotiations with the representatives of EXOR, PartnerRe obtained the highest price and best terms that EXOR was willing to offer for PartnerRe. Due to PartnerRe’s efforts, EXOR increased the consideration for PartnerRe shareholders on three occasions: (i) on May 12, 2015, EXOR increased its cash offer price for each PartnerRe common share from $130.00 to $137.50; (ii) on July 7, EXOR proposed the exchange offer for PartnerRe preferred shares to extend the call protection and increase the dividend rate by 100 basis points for holders of PartnerRe preferred shares (the terms of the proposed exchange offer were subsequently further revised) and (iii) on July 20, 2015, EXOR further increased the consideration by providing for the special dividend of $3.00 for each PartnerRe common share.

•	The fact that AXIS waived its last look right under the amalgamation agreement, did not propose any further adjustments to the terms and conditions of the amalgamation agreement after EXOR increased the consideration by offering the special dividend of $3.00 for each PartnerRe common share, and instead agreed to terminate the amalgamation agreement without exercising its right to force a PartnerRe shareholder vote on the amalgamation.

•	The fact that none of the 26 parties contacted during the solicitation period expressed any interest in submitting an indication of interest with respect to pursuing a potential acquisition of PartnerRe.

•	The fact that no party other than EXOR had contacted PartnerRe to express an interest in pursuing a change of control transaction with PartnerRe during the more than six-month period that had elapsed since the announcement and execution of the AXIS amalgamation agreement.

•	The detailed financial analyses and other information with respect to PartnerRe presented by Credit Suisse and Lazard, including (i) Credit Suisse’s opinion to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the consideration provided for in the merger was fair, from a financial point of view, to holders of PartnerRe common shares, other than excluded holders (a copy of Credit Suisse’s written opinion is attached to this proxy statement as Annex B) and (ii) Lazard’s opinion to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration provided for in the merger was fair, from a financial point of view, to the holders of PartnerRe common shares, other than excluded and dissenting holders (a copy of Lazard’s written opinion is attached to this proxy statement as Annex C).

Terms of the Merger Agreement

•	The fact that the merger agreement contained a “go-shop” provision permitting PartnerRe to solicit offers from, negotiate with and provide non-public information to potentially interested third parties from the execution of the merger agreement during the solicitation period.

•	The fact that PartnerRe had the right to terminate the merger agreement until September 22, 2015 if an acquisition proposal was received during the solicitation period which the PartnerRe board of directors determined to be a superior proposal, in order to enter into such superior proposal by paying a reduced termination fee of $135 million to Parent plus an amount up to $35 million for Parent’s out-of-pocket expenses in connection with the merger.

•	The likelihood that the merger would be completed because of limited and customary conditions to the merger.

•	The likelihood that the merger would be completed, in light of EXOR’s financial resources and the financing commitments it received from Citigroup and Morgan Stanley.

•	The fact that there was no financing closing condition in the merger agreement.

•	The fact that EXOR had guaranteed the payment and performance obligations of Parent under the merger agreement.

•	EXOR revised its offer on several occasions to provide additional assurances to the PartnerRe board of directors of its commitment and ability to obtain the required regulatory approvals, which assurances included:

•	Parent to pay PartnerRe $225 million if the merger were not consummated due to a failure to obtain such regulatory approvals;

•	An undertaking from Parent Guarantor and certain of its controlling shareholders to provide the information necessary to make the required regulatory filings and to make such filings; and

•	An obligation to use reasonable best efforts to obtain such approvals and to take all actions as might be necessary to obtain such regulatory approvals (including with respect to selling, holding separate or otherwise disposing of any assets or business) so long as doing so would not be or would not reasonably be expected to constitute a material adverse effect on the surviving company and its subsidiaries, taken as a whole.

•	Specifically, with respect to the holders of PartnerRe preferred shares, the PartnerRe board of directors considered the fact that the merger will significantly enhance the terms of PartnerRe’s preferred shares, including through:

•	Subject to obtaining a ruling, the surviving company will use its commercially reasonable efforts to launch an exchange offer to exchange preferred shares of the surviving company for newly issued preferred shares with the identical rights other than: (i) a 100 basis points higher dividend rate and (ii) call protection through the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021;

•	If a ruling is not obtained, in lieu of a 100 basis point increase in the current applicable dividend rate, Parent Guarantor will make a contingent cash payment of approximately $42.7 million pro rata to holders of PartnerRe preferred shares at closing and after closing, the surviving company will use its commercially reasonable efforts to launch an alternate exchange offer to exchange preferred shares of the surviving company for newly issued preferred shares with identical rights other than call protection through the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021;

•	A commitment from Parent to, subject to certain exceptions, limit distributions to common shares to an amount not greater than 67% of quarterly net income as determined in accordance with GAAP until December 31, 2020.

•	The fact that Parent Guarantor has agreed that:

•	Until the earlier of (i) the closing of the merger and (ii) the termination of the merger agreement in accordance with its terms, Parent Guarantor shall not and shall cause its affiliates not to transfer the PartnerRe common shares they own to any person other than Parent Guarantor’s direct or indirect wholly owned subsidiaries;

•	It would vote its PartnerRe common shares in favor of the merger or, for so long as it holds such shares, any “superior proposal” that was entered into during the solicitation period in which the consideration was all cash; and

•	It would abstain from voting its shares on any “superior proposal” for the sale of PartnerRe to a party other than AXIS that was entered into during the solicitation period in which some or all of the consideration consists of stock listed on NYSE, NASDAQ, London Stock Exchange, Euronext, SIX Swiss Exchange or Frankfurt Stock Exchange and the implied value per PartnerRe common share (calculated using the volume weighted average price of the consideration stock for the 20 consecutive trading days immediately following the termination of the merger agreement and including any pre-closing dividend in the cash component of consideration) exceeds $140.50.

•	The requirement that the merger agreement be submitted to a vote of PartnerRe shareholders, and the requirement under Bermuda law that if the merger is approved by shareholders, those who do not vote in favor of approval have the right to demand appraisal of their shares pursuant to Bermuda law.

•	The fact that the merger agreement allows PartnerRe to continue to declare and pay regular quarterly cash dividends of up to 70 cents per PartnerRe common share.

•	The fact that under the merger agreement, the current senior management team of PartnerRe (other than the interim CEO) was expected to continue as the management team of the surviving company after the merger.

•	Other specific terms of the merger agreement permitting PartnerRe to consider a “superior proposal” received after the expiration of the solicitation period and at any time prior to the receipt of the requisite PartnerRe vote, including:

•	PartnerRe’s ability, under certain circumstances, to consider and respond to a written unsolicited bona fide proposal received after the solicitation period for a business combination or the acquisition of 15% or more of the shares or assets of PartnerRe or engage in discussions or negotiations with the third party making such a proposal, in each case if the PartnerRe board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such “acquisition proposal” either constitutes or is reasonably likely to result in a “superior proposal” (as such terms are defined and described in the section of this proxy statement titled “—The Merger Agreement—No Solicitation of Acquisition Proposals”); and

•	The ability of the PartnerRe board of directors to change its recommendation that PartnerRe shareholders vote in favor of adoption of the merger agreement if, in response to a written unsolicited bona fide acquisition proposal, the PartnerRe board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would violate the directors’ fiduciary duties under applicable law and the PartnerRe board of directors had determined in good faith (after consultation with its outside legal counsel and financial advisors) that such proposal constitutes a superior proposal (see the section of this proxy statement titled “The Merger Agreement—No Solicitation of Acquisition Proposals”).

Other Reasons

•	Due to the recommendations of various proxy advisory firms that PartnerRe shareholders vote against the amalgamation with AXIS, it became extremely unlikely that the vote of PartnerRe shareholders to approve the amalgamation with AXIS would be successful.

•	Given the high likelihood that PartnerRe shareholders would vote against the AXIS amalgamation, the PartnerRe board of directors had the choice to pursue either a standalone proposition for the company or to sell the company. EXOR had indicated its intentions to continue pursuing the acquisition of PartnerRe even if PartnerRe had pursued a standalone proposition. In the opinion of the PartnerRe board of directors, EXOR’s continued efforts to acquire the company would continue the significant uncertainty about PartnerRe’s strategic direction, which would have had a significant adverse impact on the performance of the business during the annual Monte Carlo insurance conference in September. The PartnerRe board of directors considered that certainty over the company’s strategic direction and a timely agreement with EXOR were desirable to avoid the risk of serious adverse impact on the value of the business.

•	The fact that EXOR understood the risk to PartnerRe’s business if the company faced continuing uncertainty over its strategic direction during the annual Monte Carlo insurance conference in September, and that it was willing to execute the merger agreement in a timely manner and before the conference.

•	The fact that in recognition of the need to execute the merger agreement before the annual Monte Carlo insurance conference in September, EXOR was prepared to proceed without conducting due diligence or selecting and announcing the post-closing senior management team.

•	Consideration of current and future industry trends and the risks to PartnerRe’s ability to execute its long-term strategic plan as a stand-alone entity, including the impact of continuing consolidation in the reinsurance industry and increasing competitive pricing from, among other things, consolidation of brokers and increasing participation in catastrophe markets by alternative capital sources.

Risk and Other Considerations of the Merger

In the course of its deliberations, the PartnerRe board of directors, in consultation with PartnerRe management and legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•	The possibility that the merger might not be completed, or that the completion might be delayed.

•	The risk of diverting management focus and resources from other strategic opportunities and operational matters while implementing the merger.

•	The restrictions on the conduct of PartnerRe’s business during the pendency of the merger.

•	The risk that PartnerRe shareholders may fail to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

•	The potential negative effect of the pendency of the merger on PartnerRe’s business and relationships with customers, vendors, business partners and employees, including the risk that key employees might not choose to remain employed with PartnerRe prior to the completion of the merger, regardless of whether or not the merger is completed.

•	The risk that governmental entities may oppose or refuse to approve the merger or impose conditions on PartnerRe, Parent and/or Parent Guarantor (or any of their respective affiliates) prior to approving the merger.

•	The fact that PartnerRe was obliged to pay AXIS $315 million in termination fees in order to enter into the merger agreement, part or all of which may not be recoverable from EXOR if the merger fails to close.

•	The risk that if Parent’s financing was not available for any reason, it may be unable to obtain alternate financing to fund the merger consideration or other payment obligations of Parent under the merger agreement.

•	The specific terms of the merger agreement, including:

•	The terms of the merger agreement placing certain limitations on the ability of PartnerRe, after the expiration of the solicitation period, to initiate, solicit or take any action to knowingly facilitate or knowingly encourage any inquiries or requests for information by a third party with respect to an acquisition proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

•	The fact that PartnerRe must pay Parent a termination fee of $250 million and reimburse certain expenses incurred by Parent in connection with the merger (up to $35 million) if the merger agreement is terminated under certain circumstances, or which may become payable following a termination of the merger agreement in circumstances where no alternative transaction or superior proposal is ultimately consummated (which fees and expenses the PartnerRe board of directors determined was reasonable and customary);

•	That if PartnerRe’s shareholders vote against the proposal to adopt the merger agreement, PartnerRe may be required to pay Parent a termination fee of $55 million and reimburse certain expenses incurred by Parent in connection with the merger (up to $35 million) (which fees and expenses the PartnerRe board of directors determined was reasonable and customary);

•	The fact that PartnerRe is required to put the proposal to adopt the merger agreement to a vote of its shareholders in all circumstances (other than where the merger agreement has been terminated to enter into a “superior proposal” that was received during the solicitation period), including if the PartnerRe board of directors has changed its recommendation; and

•	The fact that PartnerRe does not have the right under the terms of the merger agreement to change its recommendation in circumstances not involving a superior proposal.

•	The possibility that the IRS would treat the preferred shareholders as having tax shelter reporting obligations for U.S. federal income tax purposes, and the potential negative tax consequences arising therefrom.

•	The fact that for U.S. federal income tax purposes, with respect to the holders of PartnerRe common shares, the amalgamation with AXIS was expected to be treated as a tax-free reorganization whereas the merger with EXOR is a taxable transaction.

•	The effect of EXOR’s acquisition of PartnerRe on the credit profile and ratings of PartnerRe, and the consequent negative implications for preferred shareholders.

•	The effect of EXOR’s acquisition of PartnerRe on the financial strength ratings of PartnerRe, and the consequent negative implications for insurance regulators.

•	The fact that the consideration to be received by PartnerRe common shareholders was fixed and that, except for 70 cents per share in quarterly dividends, PartnerRe common shareholders may not be compensated for any increase in the book value and tangible book value between the signing and closing of the merger.

The PartnerRe board of directors concluded, however, that some of these negative factors could be managed or mitigated by PartnerRe or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of the factors considered by the PartnerRe board of directors is not intended to be exhaustive, but rather a summary of the material factors considered by the PartnerRe board of directors. In reaching its decision to approve and adopt the merger agreement, including the merger and other transactions contemplated by the merger agreement, the PartnerRe board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PartnerRe board of directors considered the various factors as a whole, including decisions with, and questioning of, PartnerRe management and PartnerRe’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by PartnerRe’s board of directors is forward-looking in nature. This information should be read in light of the factors described under the section of this proxy statement titled “Forward-Looking Statements.”

Opinion of Credit Suisse

PartnerRe retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the PartnerRe board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders (other than the excluded persons) of PartnerRe common shares of the consideration set forth in the merger agreement. On August 2, 2015, at a meeting of the PartnerRe board of directors held to evaluate the merger, Credit Suisse rendered to the PartnerRe board of directors an oral opinion, confirmed by delivery of a written opinion dated August 2, 2015, to the effect that, as of that date and based on and subject to the subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the consideration set forth in the merger agreement was fair, from a financial point of view, to holders (other than the excluded persons) of PartnerRe common shares.

The full text of Credit Suisse’s written opinion, dated August 2, 2015, to the PartnerRe board of directors, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the PartnerRe board of directors (in its capacity as such) for its information in connection with its evaluation of the consideration from a financial point of view to holders (other than the excluded persons) of PartnerRe common shares and did not address any other aspect of the merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to PartnerRe or the underlying business decision of PartnerRe to proceed with the merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed the execution version of the merger agreement dated August 2, 2015, certain related agreements and certain business and financial information relating to PartnerRe and Parent. Credit Suisse also reviewed certain other information relating to PartnerRe, including certain financial forecasts relating to PartnerRe through 2017, prepared by and provided to or discussed with Credit Suisse by PartnerRe and met with the management of PartnerRe to discuss the business and prospects of PartnerRe. See the section below titled “—Certain PartnerRe Prospective Financial Information.” Credit Suisse also considered certain financial and stock market data of PartnerRe, and compared that data with similar data for other publicly held companies in businesses it deemed similar to those of PartnerRe and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all respects. With respect to the financial forecasts for PartnerRe that Credit Suisse used and relied upon for purposes of its analyses and opinion, management of PartnerRe advised Credit Suisse, and Credit Suisse assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PartnerRe as to the future financial performance of PartnerRe. Credit Suisse also assumed, with PartnerRe’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the surviving company or any of its subsidiaries or the contemplated benefits of the merger and that the merger would be consummated and the special dividend will be made in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof, including as a result of the terms of the statutory merger agreement. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal (including any actuarial appraisal) of the assets or liabilities (contingent or otherwise) of PartnerRe, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse are not legal, tax, regulatory or actuarial advisors. Credit Suisse are financial advisors only and relied upon, without independent verification, the assessment of PartnerRe and its legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters. With PartnerRe’s consent, Credit Suisse further assumed that the final form of the merger agreement, when executed by the parties thereto, would confirm to the draft reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses, and Credit Suisse’s opinion and the terms of the statutory merger agreement will in no way be material to the contemplated benefits of the merger, Credit Suisse’s analyses or Credit Suisse’s opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders (other than the excluded persons) of PartnerRe common shares of the consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the merger to, or any consideration to be received in connection therewith, by, the holders of any other classes of securities, including PartnerRe’s 6.50% Series D Cumulative Preferred Shares, PartnerRe’s 7.25% Series E Cumulative Preferred Shares or PartnerRe’s 5.875% Series F Non-Cumulative Preferred Shares, the fairness of the consideration that may be paid to dissenting holders of PartnerRe common shares, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee. Credit Suisse has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to PartnerRe, nor did it address the underlying business decision of PartnerRe to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of PartnerRe; however, Credit Suisse was advised that PartnerRe would solicit such indications of interest from potential buyers for a limited period after the date of the merger agreement as permitted under the provisions thereof.

In preparing its opinion to the PartnerRe board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond PartnerRe’s control. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to PartnerRe or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between PartnerRe and Parent, and the decision to enter into the merger agreement was solely that of the PartnerRe board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the PartnerRe board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the PartnerRe board of directors or management with respect to the merger and related transactions or the consideration.

The following is a summary of the material financial analyses reviewed with the PartnerRe board of directors on August 2, 2015 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Selected Companies Analysis.

Credit Suisse reviewed financial and stock market information of PartnerRe and the following five selected publicly traded companies, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes as publicly traded property and casualty insurance and reinsurance companies with market capitalization between $1 billion and $10 billion and at least 50% of premiums sourced from reinsurance, which five companies collectively are referred to as the PartnerRe Credit Suisse selected companies:

•	Alleghany Corporation

•	Endurance Specialty Holdings Ltd.

•	Everest Re Group, Ltd.

•	RenaissanceRe Holdings Ltd.

•	Validus Holdings Ltd.

Credit Suisse reviewed, among other things, per share stock prices as multiples of calendar years 2015 and 2016 estimated earnings per share, referred to as EPS, book value per share and tangible book value per share. The overall low to high calendar year 2015 and calendar year 2016 estimated EPS multiples observed for the PartnerRe Credit Suisse selected companies were 8.8x to 17.3x (with a mean of 11.7x and a median of 11.2x) and 9.7x to 17.7x (with a mean of 11.9x and a median of 10.7x), respectively. Credit Suisse noted that calendar year 2015 and calendar year 2016 estimated EPS multiples observed for PartnerRe were 13.5x and 14.4x, respectively, based on research analysts’ publicly available estimates. Credit Suisse then applied selected ranges of EPS multiples of 10.0x to 12.0x derived by Credit Suisse from the PartnerRe Credit Suisse selected companies to corresponding data of PartnerRe based on management estimates for 2015 and 2016 earnings. The results of this analysis are set forth in the table below.

The overall low to high book value per share and tangible book value per share multiples observed for the PartnerRe Credit Suisse selected companies were 1.02x to 1.13x (with a mean of 1.09x and a median of 1.11x) and 1.06x to 1.23x (with a mean of 1.15x and a median of 1.17x), respectively. Credit Suisse noted that book value per share and tangible book value per share multiples observed for PartnerRe were 1.07x and 1.17x, respectively. Credit Suisse then applied selected ranges of book value per share and tangible book value per share multiples of 0.95x to 1.10x and 1.00x to 1.15x, respectively, derived by Credit Suisse from the PartnerRe Credit Suisse selected companies to corresponding book value and tangible book value data of PartnerRe as of June 30, 2015. The results of this analysis are set forth in the table below.

Financial data of the PartnerRe Credit Suisse selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of PartnerRe was based on publicly available research analysts’ estimates and internal estimates of PartnerRe’s management. See the section below titled “—Certain PartnerRe Prospective Financial Information.” The foregoing analyses indicated the following approximate implied per share value reference range for PartnerRe as compared to the implied total consideration of $140.50 per PartnerRe common share:

Implied Valuation Per Share Based on:

EPS (2015E management estimates)	EPS (2016E management estimates)	Price / Book Value	Price / Tangible Book Value
$120.93–$145.11	$114.53–$137.44	$120.88–$139.96	$115.90–$133.29

Selected Transaction Analysis.

Credit Suisse reviewed and considered publicly available financial information of the following nine selected transactions, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes involving property and casualty insurance and reinsurance companies with deal values between $1 billion and $10 billion and at least 50% of premiums sourced from reinsurance:

Date Announced	Acquiror	Target
07/27/15	CM International Holdings	Sirius International Insurance Group
03/31/15	Endurance Specialty Holdings	Montpelier Re
11/24/14	RenaissanceRe Holdings Ltd	Platinum Underwriters Holdings, Ltd.

04/11/14(1)	Endurance Specialty Holdings	Aspen Insurance Holdings
12/18/12	Markel Corporation	Alterra Capital Holdings
11/21/11	Alleghany Corporation	Transatlantic Holdings
03/03/10	Max Capital Group	Harbor Point
07/05/09	PartnerRe	PARIS RE
03/31/09	Validus Holdings	IPC Holdings

(1)	Transaction not consummated and excluded in aggregated statistics.

The overall low to high book value per share and tangible book value per share multiples observed for the PartnerRe Credit Suisse selected companies were 0.80x to 1.21x (with a mean of 0.99x and a median of 0.97x) and 0.82x to 1.28x (with a mean of 1.06x and a median of 1.07x), respectively. Credit Suisse then applied selected ranges of book value per share and tangible book value per share multiples of 1.00x to 1.25x and 1.00x to 1.30x, respectively, derived by Credit Suisse from the selected transactions to corresponding book value and tangible book value data of PartnerRe as of June 30, 2015. The results of this analysis are set forth in the table below.

Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of PartnerRe was based on public filings. The foregoing analyses indicated the following approximate implied per share value reference range for PartnerRe as compared to the implied total consideration of $140.50 per PartnerRe common share:

Price / Book Value	Price / Tangible Book Value
$127.24–$159.05	$115.90–$150.67

Dividend Discount Analysis.

Credit Suisse calculated the estimated present value of distributable cash flow that PartnerRe was forecasted to generate during calendar years ending December 31, 2015 through December 31, 2017 based upon publicly available financial forecasts relating to PartnerRe and certain other forecasts with respect to earnings per share long-term growth rate and certain other forecasts with respect to tangible assets. Credit Suisse then calculated terminal value ranges for PartnerRe by applying a range of terminal value multiples of 1.00x to 1.15x to PartnerRe’s calendar year ending December 31, 2017 estimated tangible book value, which range of multiples was selected based on the PartnerRe Credit Suisse selected companies. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 5.75% to 6.75%, which range of discount rates was selected based on a cost of equity analysis using the PartnerRe Credit Suisse selected companies. The resulting analysis indicated an approximate implied per share value reference range for PartnerRe of $125.08 to $142.73 as compared to the implied total consideration of $140.50 per PartnerRe common share.

Other Factors.

Credit Suisse also noted for the PartnerRe board of directors certain additional factors that were not considered in its financial analysis with respect to its opinion but that were referenced for informational purposes.

Specifically, Credit Suisse reviewed the closing trading price of each PartnerRe common share on January 23, 2015(1), April 13, 2015(2) and July 31, 2015(3) of $114.14, $119.14 and $135.96, respectively. Credit Suisse also reviewed with the PartnerRe board of directors the 52-week(4) trading low and trading high range of PartnerRe common shares of $100.20 to $122.45. Finally, Credit Suisse reviewed the 90-day volume-weighted average share price of PartnerRe common shares of $115.18 from December 8, 2014 to April 13, 2015.

(1)	Last unaffected price prior to PartnerRe and AXIS amalgamation announcement.

(2)	Last unaffected price prior to EXOR’s initial offer.

(3)	Last unaffected price prior to PartnerRe entering into the merger agreement.

(4)	As of April 13, 2015, the last unaffected price prior to EXOR’s initial offer.

Miscellaneous.

PartnerRe selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with PartnerRe and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to a general engagement letter originally entered into in December 2011, which was subsequently supplemented in May 2014 in connection with services provided by Credit Suisse in connection with PartnerRe’s consideration of a potential transaction in 2014, and then further amended in connection with services provided in relation to the merger, PartnerRe has agreed to pay Credit Suisse for its financial advisor services to PartnerRe in connection with these engagements an aggregate fee of $28.0 million for its services, $3.25 million of which has already been paid and $24.75 million of which is contingent upon consummation of the merger. PartnerRe also may, in its sole discretion, pay to Credit Suisse an additional fee of up to $2.0 million. In addition, PartnerRe has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse’s engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to PartnerRe and its affiliates for which Credit Suisse and its affiliates have received and would expect to receive compensation. Such services include acting as joint book running manager in connection with PartnerRe’s issuance of 5.875% Series F Non-Cumulative Redeemable Preferred Shares in February 2013 and providing ongoing strategic advice to PartnerRe. Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial services (including banking facilities) to CNH Industrial N.V. (a company in which Parent Guarantor, as of January 31, 2015, was a 27.1% beneficial owner of common shares and held 41.4% of combined voting shares) and its subsidiaries. In June 2014, Credit Suisse was a book runner for a $500 million high yield bond offering by CNH Capital LLC and earned $842,142 in fees with respect to that transaction. Currently, Credit Suisse has extended $100 million in a Revolving Credit Facility to CNH Capital LLC with a maturity date of June 27, 2017. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to PartnerRe, Parent Guarantor and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of PartnerRe, Parent Guarantor and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Opinion of Lazard

PartnerRe has retained Lazard to act as its financial advisor in connection with the merger. As part of this engagement, PartnerRe requested that Lazard evaluate the fairness, from a financial point of view, to the holders of PartnerRe common shares (other than excluded and dissenting holders) of the consideration. At a meeting of the PartnerRe board of directors held to evaluate the merger on August 2, 2015, Lazard rendered an oral opinion to the PartnerRe board of directors, subsequently confirmed in writing dated the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration was fair, from a financial point of view, to the holders of PartnerRe common shares (other than excluded and dissenting holders).

The full text of Lazard’s written opinion, dated August 2, 2015, which sets forth, among other things, the subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety. Lazard’s opinion was addressed and directed to, and provided for the use and benefit of, the PartnerRe board of directors (in its capacity as such) in its evaluation of the merger only, and addresses only the fairness, as of the date of the opinion, from a financial point of view, to the holders of PartnerRe common shares (other than excluded and dissenting holders) of the consideration provided for in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which PartnerRe common shares may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not requested to and did not solicit indications of interest from third parties regarding a potential transaction with PartnerRe prior to delivering its oral opinion on August 2, 2015. PartnerRe did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which PartnerRe might engage or the merits of the underlying decision by PartnerRe to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to PartnerRe;

•	reviewed various financial forecasts for the six months ended 2015 and the years ended 2016 and 2017 and other data provided to Lazard by PartnerRe relating to the business of PartnerRe, as further described in the section below titled “—Certain PartnerRe Prospective Financial Information”;

•	held discussions with members of the senior management of PartnerRe with respect to the business and prospects of PartnerRe;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of PartnerRe;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of PartnerRe;

•	reviewed historical share prices and trading volumes of PartnerRe common shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (including loss reserves), contingent or otherwise, of PartnerRe or concerning the solvency or fair value of PartnerRe, and Lazard was not furnished with any such valuation or appraisal. For the purposes of Lazard’s analyses, with the consent of PartnerRe, Lazard utilized the financial forecasts referred to above (which did not include any forecasts relating to the business of PartnerRe beyond 2017, as such later forecasts were not prepared by management of PartnerRe), and Lazard assumed, with the consent of PartnerRe, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of PartnerRe. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of PartnerRe, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of PartnerRe, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on PartnerRe or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory, accounting or actuarial matters, as to which Lazard understood that PartnerRe obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the consideration to the extent expressly specified herein) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the consideration or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the PartnerRe board of directors in connection with Lazard’s opinion, dated August 2, 2015. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PartnerRe. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to PartnerRe or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 30, 2015, and is not necessarily indicative of current market conditions.

Selected Comparable Companies Analysis

In performing its selected comparable companies analysis with respect to PartnerRe, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable publicly-traded reinsurance companies or companies that operate reinsurance business segments (which we refer to collectively as the “PartnerRe Lazard selected companies”), whose operations Lazard believed to be similar to the operations of PartnerRe’s reinsurance business, for purposes of this analysis. While the selected group of companies represents a mix of comparable public companies that encompasses the primary business segments and attributes of PartnerRe, no company, independently or as part of a set, is identical to PartnerRe or its business segments. The PartnerRe Lazard selected companies were as follows:

•	Alleghany Corporation

•	Allied World Assurance Company Limited

•	Aspen Insurance Holdings Limited

•	Axis Capital Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	Everest Re Group, Ltd.

•	RenaissanceRe Holdings Ltd.

•	Validus Holdings Ltd.

•	XL Group plc

Lazard reviewed, among other things, per share stock prices as multiples of book value per share and tangible book value per share as of June 30, 2015, and as multiples of calendar years 2015 and 2016 earnings per share, referred to as “EPS”, based on research analysts’ publicly available estimates.

The overall low to high book value per share and tangible book value per share multiples observed for the PartnerRe Lazard selected companies were 0.99x to 1.12x (with a mean of 1.07x and a median of 1.08x) and 1.06x to 1.27x (with a mean of 1.15x and a median of 1.14x), respectively. Lazard noted that book value per share and tangible book value per share multiples observed for PartnerRe were 1.07x and 1.17x, respectively. Based on its review of the PartnerRe Lazard selected companies and its experience and professional judgment, Lazard then applied selected ranges of book value per share and tangible book value per share multiples of 1.00x to 1.10x and 1.05x to 1.20x, respectively, derived by Lazard from the PartnerRe Lazard selected companies to corresponding book value and tangible book value data of PartnerRe as of June 30, 2015. The results of this analysis are set forth in the table below.

The overall low to high calendar year 2015 and calendar year 2016 estimated EPS multiples observed for the PartnerRe Lazard selected companies were 8.8x to 17.5x (with a mean of 12.5x and a median of 11.6x) and 9.7x to 17.5x (with a mean of 12.0x and a median of 11.3x), respectively. Lazard noted that calendar year 2015 and calendar year 2016 estimated EPS multiples observed for PartnerRe were 13.3x and 14.3x, respectively, based on research analysts’ publicly available estimates. Based on its review of the PartnerRe Lazard selected companies and its experience and professional judgment, Lazard then applied selected ranges of EPS multiples of 9.0x to 11.5x and 10.0x to 11.0x derived by Lazard from the PartnerRe Lazard selected companies for 2015 and 2016, respectively, to corresponding data of PartnerRe based on management estimates for 2015 and 2016 EPS. The results of this analysis are set forth in the table below.

The financial information for each of the PartnerRe Lazard selected companies listed above and used by Lazard in its analysis was based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information. Financial data of PartnerRe was based on public filings and internal estimates of PartnerRe’s management. The approximate implied per share value reference range for PartnerRe was calculated based upon PartnerRe’s reported book value per share and tangible book value per share as of June 30, 2015, and PartnerRe management estimates for 2015 and 2016 EPS. An approximate implied per share value reference range was also calculated excluding the per share value of the $315 million AXIS termination fee. The foregoing analysis indicated the following approximate implied per share selected valuation range for PartnerRe as compared to the consideration of $140.50 per PartnerRe common share:

	Implied Valuation Per Share
	As Reported		Adjusted for AXIS Termination Fee
Trading Comparables	Low	High	Low	High
Price / Book Value
6/30/15 Book Value	$127.24	$139.96	$120.80	$133.53
6/30/15 Tangible Book Value	121.70	139.08	115.26	132.64

Price / Earnings (Management)
2015E EPS	$108.81	$139.04	$102.37	$132.60
2016E EPS	114.50	125.95	108.06	119.51

Selected Valuation Range	$125.00	$139.50	$119.00	$133.50

Selected Precedent Transactions Multiple Analysis

Lazard reviewed and analyzed certain publicly available financial information for selected precedent merger and acquisition transactions from 2012 to 2015 with a transaction value greater than $1.0 billion involving companies principally in the reinsurance industry that Lazard believed, based on its experience with companies in the reinsurance industry, to be relevant for purposes of this analysis.

Although none of the selected precedent transactions or the companies party to such transactions are directly comparable to the merger, the transactions were chosen because they involve targets that, for purposes of analysis, may be considered to principally operate in the same industry as PartnerRe. The transactions reviewed were:

Announcement Date	Acquiror	Target
July 27, 2015	China Minsheng Investment Corp.	Sirius International Insurance Group Ltd.
Mar. 31, 2015	Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.
Nov. 24, 2014	RenaissanceRe Holdings Ltd.	Platinum Underwriters Holdings Ltd.
Dec. 19, 2012	Markel Corp.	Alterra Capital Holdings Limited

Lazard also considered the transactions listed below, but ultimately excluded each transaction from its analysis as not being relevant (either because the transaction involved a target that had substantial Lloyd’s operations with a majority of its premiums in primary lines, the transaction was not ultimately consummated or the date of the transaction was not considered by Lazard to be recent enough):

Announcement Date	Acquiror	Target
January 9, 2015	XL Group plc	Catlin Group Limited
June 2, 2014	Endurance Specialty Holdings Ltd.	Aspen Insurance Holdings Ltd.
November 21, 2011	Alleghany Corp.	Transatlantic Holdings Ltd.
July 9, 2009	Validus Holdings Ltd.	IPC Holdings, Ltd.
July 5, 2009	PartnerRe Ltd.	PARIS RE Holdings Limited

For each of the transactions for which information was publicly available, Lazard compared the per share stock price implied by the purchase price in each transaction as a multiple of book value per share, tangible book value per share and forward year 1 EPS (which we refer to as “FY1 EPS”) for the target company based on the most recently available public information at the time of announcement of the relevant transaction. The overall low to high estimated book value per share, tangible book value per share and FY1 EPS multiples observed for the selected transactions were as follows:

Price /
Tangible
Book Value	Book Value	FY1 EPS
1.07x–1.26x	1.09x–1.28x	9.1x–19.4x

Based on its review of the selected precedent transactions and its experience and professional judgment, Lazard then applied selected ranges of book value per share, tangible book value per share and EPS multiples of 1.05x to 1.25x, 1.10x to 1.30x and 9.0x to 13.0x, respectively, derived by Lazard from the selected transactions to corresponding book value, tangible book value and EPS data of PartnerRe as of June 30, 2015. The foregoing analysis indicated the following approximate implied per share selected valuation range for PartnerRe as compared to the consideration of $140.50 per PartnerRe common share:

	Implied Valuation Per Share
	As Reported		Adjusted for AXIS Termination Fee
Precedent Transaction Comparables	Low	High	Low	High
Price / Book Value
6/30/15 Book Value	$133.60	$159.05	$127.16	$152.61
6/30/15 Tangible Book Value	127.49	150.67	121.05	144.23

Price / Earnings (Management)
2015E EPS	$108.81	$157.17	$102.37	$150.73
Selected Valuation Range	$132.00	$152.00	$126.00	$146.00

Dividend Discount Analysis

Lazard performed a dividend discount analysis of PartnerRe to calculate the estimated net present value of (1) the standalone unlevered, after-tax distributable cash flows that PartnerRe was projected to generate during the six months ending December 31, 2015 and during calendar years ending December 31, 2016 and December 31, 2017, based upon publicly available management projections relating to PartnerRe; and (2) the terminal value for PartnerRe. In performing its dividend discount analysis, Lazard assumed a case that included the impact of the AXIS termination fee payable as a result of the termination of the amalgamation agreement, and a case that did not include the impact of the AXIS termination fee. Lazard then calculated terminal value ranges for PartnerRe by applying a range of terminal value multiples of 1.00x to 1.20x to PartnerRe’s

December 31, 2017 estimated tangible book value, which range of multiples was selected based on the current and historical trading levels of the PartnerRe Lazard selected companies. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 5.75% to 6.75%, which range of discount rates was selected based on a cost of equity analysis using PartnerRe and the PartnerRe Lazard selected companies. The resulting analysis indicated an approximate implied per share equity value reference range for PartnerRe common shares of $124.00 to $144.00 (not including the impact of the AXIS termination fee) and $118.00 to $138.00 (including the impact of the AXIS termination fee), compared to the consideration of $140.50 per PartnerRe common share.

Miscellaneous

In connection with Lazard’s services as financial advisor, PartnerRe has agreed to pay Lazard an aggregate fee for such services of $5 million, $1.5 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is payable upon the closing of the merger. In addition, PartnerRe may pay Lazard a discretionary fee, payable by PartnerRe in its sole discretion, upon the closing of the merger. PartnerRe also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard has in the past provided and in the future may provide certain investment banking services to EXOR and/or certain of its affiliates, for which Lazard has received and may receive compensation, including, during the past two years, having (a) advised Fiat S.p.A. on the acquisition of the remaining equity interests in Chrysler Group LLC from VEBA Trust (EXOR was at the time and continues to be the largest shareholder in Fiat S.p.A.) and (b) been retained to act as investment banker to the Special Committee of CNH Global in connection with the 2013 merger between CNH Global and Fiat Industrial (EXOR was at the time and continues to be the largest shareholder in Fiat Industrial and the successor firm CNH Industrial). Furthermore, Lazard has had, and is currently engaged in, discussions with EXOR and certain of its affiliates on matters unrelated to PartnerRe and may in the future be engaged by such parties. In addition, in the ordinary course of their respective businesses, Lazard and its affiliates and employees may trade securities of PartnerRe, EXOR and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of PartnerRe, EXOR and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard did not recommend any specific consideration to the PartnerRe board of directors or that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the PartnerRe board of directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the PartnerRe board of directors or PartnerRe’s management with respect to the merger consideration provided for in the merger or as to whether the PartnerRe board of directors would have been willing to determine that a different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as PartnerRe’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and its familiarity with PartnerRe and its business.

Certain PartnerRe Prospective Financial Information

PartnerRe management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the significant unpredictability inherent in its businesses. However, PartnerRe provided, among other information, certain financial projections prepared by PartnerRe management to Credit Suisse and Lazard, the co-financial advisors to the PartnerRe board of directors, in connection with their evaluation of the merger (which we refer to as the “financial projections”). The financial projections were not developed for the purposes of providing earnings guidance.

The financial projections each represent only one scenario in a wide range of potential outcomes. While presented with numeric specificity, the financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to PartnerRe’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond PartnerRe’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. These financial projections may also be affected by PartnerRe’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement titled “Where You Can Find More Information” and in PartnerRe’s Form 10-K for the fiscal year ended December 31, 2014 and the other reports filed by PartnerRe with the SEC. PartnerRe shareholders should read such sections of this proxy statement and such reports filed with the SEC for additional information regarding the risks inherent in forward-looking information such as the financial projections. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in view of PartnerRe’s management, were prepared on a reasonable basis. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial projections. Neither PartnerRe’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Deloitte Ltd. reports incorporated by reference into this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so. Certain of the financial projections set forth herein may be considered non-generally accepted accounting principles (which we refer to as “non-GAAP”) financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with generally accepted accounting principles (which we refer to as “GAAP”), and non-GAAP financial measures as used in the financial projections may not be comparable to similarly titled amounts used by other companies or persons.

The information about the financial projections set forth below do not give effect to the merger and none of the financial projections take into account the effect of any failure of the merger to be consummated.

You are strongly cautioned not to place undue reliance on the financial projections set forth below. The inclusion of the financial projections in this proxy statement should not be regarded as an indication that any of PartnerRe, Parent or their affiliates, advisors or representatives considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied upon as such. None of PartnerRe, Parent or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not materially differ from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. None of PartnerRe, Parent or their respective affiliates, advisors or representatives makes any representation to any other person regarding the financial projections. The financial projections are not being included in this proxy statement to influence a shareholder’s decision regarding how to vote on any given proposal, but because the financial projections were provided to Credit Suisse and Lazard. These financial projections are for illustration purposes and should not be considered an indication of what PartnerRe may do in the future.

Financial Projections

These financial projections for PartnerRe are as of August 2, 2015, the date of the merger agreement.

	Fiscal year ending December 31,
	($ in millions)
	2015E	2016E	2017E
Net premiums written	$5,623	$5,623	$5,623
Combined ratio, including life	93.3%	94.9%	95.4%
Operating earnings attributed to PartnerRe common shareholders	$572	$508	$479
Common shareholders’ equity attributable to PartnerRe	$6,060	$6,108	$6,157

The financial projections developed by PartnerRe reflect:

•	non-life loss reserve development assumptions in consideration of actual reported experience in recent years;

•	capital management assumptions, including the payment of dividends to holders of PartnerRe common shares and PartnerRe common share repurchases, consistent with management’s assumptions regarding capital levels desired to support the projected business; and

•	mark-to-market investment losses in 2015 totaling $149 million, after-tax reflecting the expectation of higher interest rates and equity markets.

Financing of the Merger

Pursuant to the facility agreement, Parent can borrow an amount up to $3.473 billion in the aggregate under the credit facilities to finance (in part) the amount of merger consideration.

Under the merger agreement, Parent has agreed to use its reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the credit facilities on the terms and conditions set forth in the facility agreement. Parent will not permit any amendment or modification to be made to, or any waiver of any provision under, the facility agreement without the prior written consent of PartnerRe if such amendment, modification or waiver (i) reduces the aggregate amount of the credit facilities by an amount or (ii) adversely expands, amends or modifies any of the conditions precedent to the credit facilities in a manner, in each case that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the merger on the closing date. If any portion of the credit facilities necessary to consummate the closing becomes unavailable on the terms and conditions contemplated in the facility agreement, Parent will use its reasonable best efforts to arrange to obtain alternate financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Parent as to conditionality than those contained in the facility agreement and in an amount sufficient for Parent to consummate the merger. Under the merger agreement, Parent Guarantor has guaranteed the full and timely payment and performance of the obligations of Parent when due and payable or required to be performed. For more information on the financing related to the merger agreement, please see the section of this proxy statement titled “The Merger Agreement—Financing.”

Effective Time of Merger

The closing of the merger is expected to take place no later than the third business day following the date on which the last of the conditions to the closing of the merger (described in the section of this proxy statement titled “The Merger Agreement—Closing; Effective Time of the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or written waiver of those conditions).

The merger will become effective upon the date specified in the certificate of merger issued by the Registrar of Companies. Under the terms of the merger agreement, the Company and Parent agreed that they will request the Registrar of Companies to provide in the certificate of merger that the effective time will be the closing date of the merger.

Interests of PartnerRe’s Directors and Executive Officers in the Merger

In considering the recommendation of the PartnerRe board of directors, PartnerRe shareholders should be aware that certain directors and executive officers of PartnerRe (including Mr. Miranthis, PartnerRe’s former President and Chief Executive Officer) will have interests in the proposed merger that are different from, or in addition to, the interests of PartnerRe shareholders generally and which may create potential conflicts of interest. These interests are described in more detail below, and, with respect to the named executive officers of PartnerRe, are quantified in the table below. The PartnerRe board of directors was aware of these interests and considered them when it adopted the merger agreement and approved the merger. The date and share price used to quantify certain of the interests below were selected for illustrative purposes only and do not necessarily reflect the date on which certain events will occur or the value of the PartnerRe common shares at that time.

Treatment of PartnerRe Shares Held by Directors and Executive Officers of PartnerRe Pursuant to the Merger

As a group, the PartnerRe directors and executive officers (including Mr. Miranthis) beneficially owned, as of August 25, 2015, an aggregate of approximately 174,643 PartnerRe common shares. Upon the consummation of the merger, each PartnerRe common share held by the directors and executive officers that is issued and outstanding immediately prior to the effective time shall, like all other PartnerRe common shares, be automatically cancelled and converted into the right to receive the merger consideration.

At the effective time and contingent upon the application to register the merger being submitted to the Registrar of Companies, each PartnerRe director and executive officer (including Mr. Miranthis) will, subject to compliance with the Companies Act, be entitled to receive the special dividend with respect to each issued and outstanding PartnerRe common share held by him or her immediately prior to the effective time, as with all other PartnerRe common shares. Further information about the special dividend is set forth in the section below titled “—Dividends, Distributions and Share Repurchases.”

The following table sets forth the total number of PartnerRe common shares beneficially owned by each PartnerRe executive officer and director, as of August 25, 2015.

Name	PartnerRe Common Shares Beneficially Owned (#)
Executive Officers
William Babcock	9,892
Emmanuel Clarke	23,656
Laurie Desmet	10,667
Theodore C. Walker	9,043
David Zwiener	6,565
Costas Miranthis (1)	64,706

Non-Employee Directors
Jean-Paul L. Montupet	10,848
Judith Hanratty	2,336
Jan H. Holsboer	21,703
Roberto Mendoza	3,491
Debra J. Perry	—
Rémy Sautter	11,736
Greg F.H. Seow	—
Kevin M. Twomey	—
Egbert Willam	—

(1)	Mr. Miranthis resigned as President and Chief Executive Officer on January 25, 2015, and his employment with PartnerRe terminated on March 31, 2015.

Treatment of PartnerRe Options and Share Appreciation Rights

The PartnerRe executive officers held, as of August 25, 2015, options to acquire 41,065 PartnerRe common shares, at a weighted average exercise price of $72.72. The PartnerRe directors held, as of August 25, 2015, options to acquire 183,489 PartnerRe common shares, at a weighted average exercise price of $71.46. The PartnerRe executive officers held, as of August 25, 2015, share appreciation rights underlying 625,122 PartnerRe common shares, at a weighted average exercise price of $84.69.

At the effective time, each outstanding PartnerRe share option, whether vested or unvested, shall be treated in accordance with its terms and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of PartnerRe common shares subject to such option immediately prior to the effective time and (ii) the excess, if any, of the merger consideration over the exercise price per PartnerRe common share of such cancelled option, less applicable withholding taxes. Each outstanding PartnerRe share appreciation right, whether vested or unvested, shall be treated in accordance with its terms and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of PartnerRe common shares subject to such share appreciation right immediately prior to the effective time and (ii) the excess, if any, of the merger consideration over the exercise price per PartnerRe common share of such cancelled share appreciation right, less applicable withholding taxes.

In addition to the merger consideration, each holder of PartnerRe share options or share appreciation rights will be entitled to receive the special dividend in respect of each PartnerRe common share subject to such award, subject to and in accordance with the terms of the applicable grant or award agreement.

Further information about the treatment of the PartnerRe share options and share appreciation rights is set forth in the section of this proxy statement titled “The Merger Agreement—Treatment of Share Options and Other Share-Based Awards and Programs.”

The following table sets forth the number and weighted average exercise price of the vested and unvested share options and share appreciation rights held by each executive officer and director of PartnerRe, as of August 25, 2015.

	PartnerRe Share Options			PartnerRe Share Appreciation Rights
Name	Vested (#)	Unvested (#)	Weighted Average Exercise Price ($)	Vested (#)	Unvested (#)	Weighted Average Exercise Price ($)
Executive Officers
William Babcock	—	—	—	100,317	50,543	87.19
Emmanuel Clarke	12,000	—	75.85	94,329	35,919	84.87
Laurie Desmet	—	—	—	69,387	29,248	85.74
Theodore C. Walker	—	—	—	209,460	35,919	82.63
David Zwiener	29,065	—	71.43	—	—	—
Costas Miranthis	—	—	—	—	—	—

Non-Employee Directors
Jean-Paul L. Montupet	42,932	—	72.82	—	—	—
Judith Hanratty	10,127	—	71.12	—	—	—
Jan H. Holsboer	64,375	—	70.33	—	—	—
Roberto Mendoza	26,614	—	71.05	—	—	—
Debra J. Perry	—	—	—	—	—	—
Rémy Sautter	20,895	—	69.82	—	—	—
Greg F.H. Seow	—	—	—	—	—	—
Kevin M. Twomey	18,546	—	74.85	—	—	—
Egbert Willam	—	—	—	—	—	—

Conversion of PartnerRe Restricted Share Units and Performance Share Units

The PartnerRe directors and executive officers held, as of August 25, 2015, rights to receive 207,346 PartnerRe common shares in connection with restricted share units and performance share units.

At the effective time, each outstanding PartnerRe restricted share unit and performance share unit held by an executive officer or director, will vest and settle (and any such performance share units will vest and settle as if the maximum performance were achieved), and each PartnerRe common share delivered in settlement thereof will be eligible to receive the merger consideration for a PartnerRe common share described above.

In connection with the special dividend, each PartnerRe director and executive officer will be entitled to a cash payment equal to the value of the special dividend in respect of each PartnerRe common share underlying any of his or her restricted share unit and performance share unit awards, subject to and in accordance with the terms of the applicable grant or award agreement. For purposes of calculating the cash payments, the number of PartnerRe common shares underlying any performance share unit awards will be determined as if the maximum performance had been achieved.

Further information about the treatment of the PartnerRe other share-based awards is set forth in the section of this proxy statement titled “The Merger Agreement—Treatment of Share Options and Other Share-Based Awards and Programs.”

The following table sets forth the total number of outstanding PartnerRe restricted share units and performance share units held by each executive officer and director of PartnerRe, as of August 25, 2015.

Name	PartnerRe Restricted Share Units (#)	PartnerRe Performance Share Units (#)
Executive Officers
William Babcock	13,828	15,218
Emmanuel Clarke	15,797	15,797
Laurie Desmet	16,275	12,154
Theodore C. Walker	15,797	15,797
David Zwiener	18,896	—
Costas Miranthis	—	—

Non-Employee Directors
Jean-Paul L. Montupet	9,336	—
Judith Hanratty	7,059	—
Jan H. Holsboer	11,643	—
Roberto Mendoza	7,925	—
Debra J. Perry	4,204	—
Rémy Sautter	9,306	—
Greg F.H. Seow	4,587	—
Kevin M. Twomey	7,059	—
Egbert Willam	6,668	—

PartnerRe Change in Control Policy

PartnerRe sponsors a Change in Control Policy (which we refer to as the “CIC policy”), which would provide payments and benefits to certain employees in the event of a qualifying termination following the merger. Each of PartnerRe’s executive officers (other than Messrs. Zwiener and Miranthis) is eligible for payments and benefits under the CIC policy if, within 12 months of the merger, the surviving company delivers to the executive notice of its intent to terminate such executive’s employment without cause (as defined in the CIC policy) or, within six months of the merger, such executive delivers to the surviving company notice of his or her intent to terminate for good reason (as defined in the CIC policy), provided, in either case, that such termination occurs within 12 months following such delivery of notice. In the event of such a termination of employment, each executive would be entitled to the following payments and benefits:

•	two times the executive’s base salary;

•	an amount equal to the greater of the target annual cash incentive for the current year or an amount that is equal to the percentage calculated by multiplying the sum of the percentage that is the payout as percentage of target, as determined by the PartnerRe Compensation & Management Development Committee, for each of the three fiscal years prior to the fiscal year in which the notice of termination occurs, divided by three, and multiplying the resulting percentage by the target annual cash incentive value (which we refer to as the “average incentive”), prorated for the number of days elapsed in the fiscal year of termination prior to the executive’s termination date;

•	an amount equal to two times the average incentive;

•	for Mr. Clarke, housing and school allowance for up to 12 months;

•	health and welfare benefit continuation for two years; and

•	immediate vesting of all equity awards.

In addition to the payments and benefits that the executives are eligible to receive under the CIC policy, under each executive’s employment agreement (other than Messrs. Zwiener and Miranthis), such executive is entitled to 12 months’ notice prior to a termination without cause, during which time the executive is entitled to continued compensation and benefits. If the executive is terminated prior to the end of the notice period, such executive is entitled to a lump-sum payment in lieu of the payments and benefits that such executive would have received during the notice period. Such amounts would be paid in addition to the payments and benefits under the CIC policy, as described above.

Clarke Retention Bonus

On September 8, 2015, PartnerRe announced that Emmanuel Clarke had been appointed President of PartnerRe. In connection with his promotion, Mr. Clarke will receive a retention bonus of $950,000, to be paid on the earlier of December 31, 2016 or the date that is twelve months after the date of the closing of the merger.

No Golden Parachute Excise Tax Gross-Up

In connection with the merger, no executive officer or director will be entitled to a gross-up payment related to excise taxes imposed on any executive officer or director in the event that any payments or benefits result in an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

Indemnification and Insurance

Pursuant to the terms of the merger agreement, PartnerRe’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under the directors’ and officers’ liability insurance policies from the surviving company. See the section of this proxy statement titled “The Merger Agreement— Directors’ and Officers’ Indemnification and Insurance.”

Quantification of Payments and Benefits to PartnerRe’s Named Executive Officers

The following table and the related footnotes present information about the compensation payable to PartnerRe’s named executive officers in connection with the proposed merger. The compensation shown in this table is subject to a vote, on a nonbinding advisory basis, of the PartnerRe shareholders at the special general meeting, as described in the section of this proxy statement titled “Proposal 3—Approval of the Compensation Advisory Proposal.”

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for PartnerRe’s named executive officers (who include Mr. Miranthis) based on the merger, assuming that the merger was completed on August 25, 2015 and the named executive officers were terminated without cause on the day immediately following the consummation of the merger. The actual amounts payable would depend on the date of termination, the manner of the termination and the terms of the agreements in effect at such time. More detail on the included payments and benefits are set forth in the section above titled “—Interests of PartnerRe’s Directors and Executive Officers in the Merger.”

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
William Babcock	4,081,081	6,834,027	53,077	10,968,185
Emmanuel Clarke	4,599,380	6,785,437	173,710	11,558,527
Laurie Desmet	3,961,155	5,742,612	41,400	9,745,167
Theodore C. Walker	3,656,679	6,785,437	62,371	10,504,487
Costas Miranthis (4)	12,707,178	—	395,025	13,102,203

(1)	This amount reflects the total cash severance payments that would be payable to each named executive officer under the CIC policy and his or her employment agreement in the event of a termination without cause within 12 months following the consummation of the merger, as applicable, subject to footnote 4 below.
(2)	This amount includes the value of unvested share appreciation rights, restricted share units and performance share units, the vesting of which would be accelerated immediately upon the consummation of the merger (based on the consideration of $140.50 per share).

The following table lists the portion of the value set forth in the “Equity” column in the table above attributable to each type of accelerated equity held by PartnerRe’s named executive officers:

Name	Value of PartnerRe Share Appreciation Rights ($)	Value of PartnerRe Restricted Share Units ($)	Value of PartnerRe Performance Share Units ($)
William Babcock	1,683,999	1,942,834	3,207,194
Emmanuel Clarke	1,236,740	2,219,479	3,329,218
Laurie Desmet	894,518	2,286,638	2,561,456
Theodore C. Walker	1,236,740	2,219,479	3,329,218
Costas Miranthis	—	—	—

(3)	This amount includes certain other amounts to which the named executive officers may be entitled following their termination pursuant to the CIC policy and the executive employment agreements, including health and welfare benefit continuation and, in some cases, continued housing and/or school allowances.
(4)	Mr. Miranthis resigned as President and Chief Executive Officer on January 25, 2015, and his employment with PartnerRe terminated on March 31, 2015. The payments that Mr. Miranthis actually received or will receive in connection with his departure are set forth in the separation agreement between PartnerRe and Mr. Miranthis, dated January 25, 2015.

Dividends, Distributions and Share Repurchases

PartnerRe customarily pays a quarterly cash dividend on the PartnerRe common shares and the PartnerRe preferred shares. Under the terms of the merger agreement, prior to the effective time, PartnerRe is permitted to declare and pay ordinary course quarterly cash dividends on the PartnerRe common shares and the PartnerRe preferred shares with record and payment dates consistent with past practice. However, during this period, PartnerRe is permitted to increase its quarterly cash dividends on the PartnerRe common shares to an amount not to exceed $0.70 per share per quarter. During the fiscal quarter in which the closing of the merger occurs, PartnerRe may pay a pro rata dividend on the PartnerRe common shares for the period from the first day of such quarter until the day immediately preceding the closing date of the merger.

Under the terms of the merger agreement, at the effective time, each holder of record of a PartnerRe common share issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time.

Regulatory Clearances Required for the Merger

Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, PartnerRe and Parent have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.

Notwithstanding the foregoing, in connection with obtaining a required regulatory approval, no party to the merger agreement nor any of their respective subsidiaries will be required to agree to take any action that would, or would reasonably be expected to, have a regulatory material adverse effect (as described in the section of this proxy statement titled “The Merger Agreement—Efforts to Complete the Merger”).

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”), PartnerRe and Parent cannot consummate the merger until PartnerRe and Parent have notified the Department of Justice’s Antitrust Division (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”) of the merger and furnished them with certain information and materials relating to the merger and the applicable waiting period has terminated or expired. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. PartnerRe and Parent filed the required notifications with the Antitrust Division and the FTC on August 14, 2015, and the applicable waiting period was terminated early on August 24, 2015.

Both PartnerRe and Parent operate in the European Union. The EU Merger Regulation requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding given thresholds. The European Commission has an initial period of 25 working days after receipt of the notification to issue its decision (which we refer to as “Phase I”). The European Commission may extend this Phase I period to 35 working days if, within the first 20 working days after submission of the notification, the parties propose remedies to address any competition concerns identified by the European Commission. The European Commission may open an extended investigation, which extends Phase I by up to 90 working days, and can be extended to 105 working days if remedies are offered after the 55th working day or to 110 working days by request of the parties or by the Commission with consent of the parties. The merger cannot be consummated until after the European Commission has issued its clearance decision or the relevant waiting periods have expired without the issuance of a decision. PartnerRe and Parent have submitted a final notification with the European Commission on September 16, 2015.

PartnerRe and Parent derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required, including clearances in Brazil, Canada, China, Colombia, COMESA, Japan, Macedonia, Montenegro, Russia, Serbia, South Africa, South Korea, Switzerland, Turkey and Ukraine. With the exception of Colombia and COMESA, the merger cannot be consummated until after the applicable waiting periods have expired or been terminated or the relevant approvals have been obtained under the antitrust and competition and foreign investment laws of the jurisdictions listed above where filings or approvals are or may be required. With the exceptions of Ukraine, Colombia and COMSEA, PartnerRe and Parent filed the required applications with the relevant regulatory authorities and has thus far received approval in Brazil, Canada, Serbia, South Africa and South Korea. The parties expect to submit all required applications in Ukraine in the near future. While approval from the regulatory authorities in Colombia and COMESA is not required to consummate the transaction, applications will be submitted in these jurisdictions as soon as practicable.

Insurance and Other Regulatory Matters

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, under the laws of certain states, an acquirer must obtain the approval of the state’s insurance regulator to acquire control of an insurance company that is commercially domiciled in that state.

Applications or notifications in connection with the merger or the changes in control of various subsidiaries of PartnerRe and Parent that may be deemed to occur as a result of the merger have been filed, pursuant to the merger agreement, with various U.S. state regulatory authorities, including the Delaware Insurance Department, the Montana Department of Insurance, the New York Department of Financial Services and the Ohio Department of Insurance.

Applications for approval or notification to regulators have been filed in certain non-U.S. jurisdictions, including but not limited to, Singapore, Bermuda, Ireland, the United Kingdom and Brazil. Applications for approval or notifications to regulators shall also be filed in certain non-U.S. jurisdictions, including but not limited to, Canada and Hong Kong.

Although PartnerRe and Parent do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that PartnerRe and/or Parent will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition that would trigger a burdensome condition, which, in such case, would permit PartnerRe or Parent to refuse to close the transactions contemplated by the merger agreement and consummate the merger.

Other than the approvals and notifications described above, neither PartnerRe nor Parent is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all, or would not constitute a regulatory material adverse effect.

Payment of Merger Consideration and Surrender of Share Certificates

Paying Agent

At least five business days prior to the effective time, Parent will designate a paying agent reasonably acceptable to PartnerRe for the purpose of acting as the paying agent for the payments to be made in respect of the PartnerRe common shares outstanding immediately prior to the effective time. Parent will deposit or cause to be deposited with the paying agent on or prior to the effective time sufficient funds for the payment of the aggregate consideration to be paid in respect of the PartnerRe common shares, PartnerRe share options and PartnerRe share appreciation rights pursuant to the merger agreement (except to the extent that Parent determines to make any payments with respect to PartnerRe share options or PartnerRe share appreciation rights through the payroll of the surviving company).

Payment Process

As promptly as practicable, but in no event later than five business days following the effective time, the surviving company shall cause the paying agent to mail a letter of transmittal, in form and substance as PartnerRe and Parent may reasonably specify at least three business days prior to the effective time, to each holder of record of PartnerRe common shares converted into the right to receive the merger consideration, as well as instructions to effect the surrender of PartnerRe certificates or uncertificated PartnerRe common shares in exchange for the merger consideration. Upon surrender of certificates, which immediately prior to the effective time represented the respective holder’s PartnerRe common shares, or in the case of PartnerRe common shares held in book-entry form, pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth in the letter of transmittal, together with the duly executed letter of transmittal and any other documents reasonably required by the paying agent, each such holder of PartnerRe common shares shall be entitled to receive their merger consideration payable in respect of their PartnerRe common shares. Any certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of certificates or otherwise.

Unregistered Transferees

If any merger consideration is to be paid to a person or entity other than the person or entity in whose name the surrendered PartnerRe certificate is registered, it will be a condition to the payment of such merger consideration to such transferee that the surrendered certificate be accompanied by all documents required to evidence and effect the transfer that are reasonably satisfactory to the surviving company and that the person or entity requesting such payment of their respective merger consideration pays the applicable transfer taxes or establishes to the satisfaction of the surviving company and the paying agent that any applicable transfer taxes have already been paid or are not applicable.

No Other Rights

Until surrendered with the procedures described above, each PartnerRe common share (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) shall be deemed, from and after the effective time, to represent only the right to receive the applicable merger consideration and, in the case of dissenting shares, the right to receive consideration as described below in the section titled “—Dissenters’ Rights of Appraisal for PartnerRe Shareholders.”

Duration of Payment Fund

Any portion of the payment fund held by the paying agent that has not been distributed to holders of PartnerRe common shares within 180 days following the effective time will be delivered to the surviving company, upon demand, and after such transfer, any holders of PartnerRe common shares may look only to the surviving company for payment of their respective merger consideration.

Withholding

The paying agent, the surviving company, PartnerRe or Parent, as applicable, will be entitled to deduct and withhold from the merger consideration those amounts as it is required to deduct and withhold with respect to the making of payments under any provision of applicable tax or other law. Amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the PartnerRe shareholder in respect of whom the deduction and withholding was made.

Delisting and Deregistration of PartnerRe Common Shares

PartnerRe will use its reasonable best efforts to cause the PartnerRe common shares currently listed on the NYSE to be delisted and deregistered under the Exchange Act promptly following consummation of the merger.

Listing of PartnerRe Preferred Shares

It is currently intended that PartnerRe preferred shares will continue to be listed on NYSE and registered with the SEC following the closing of the merger. The merger agreement provides that PartnerRe shall use commercially reasonable efforts to cause the PartnerRe preferred shares to be issued in the exchange offer or the alternate exchange offer to be listed for public trading and registered with the SEC.

Dissenters’ Rights of Appraisal for PartnerRe Shareholders

Any dissenting shareholder who did not vote in favor of the merger proposal and who is not satisfied that it has been offered fair value for its PartnerRe shares may, within one month of the giving of the notice calling the special general meeting, apply to the Bermuda Court to appraise the fair value of its PartnerRe shares.

FOR THE AVOIDANCE OF DOUBT, A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS PARTNERRE SHARES APPRAISED.

Where the Bermuda Court has appraised the fair value of any PartnerRe shares and the merger, as is anticipated, has proceeded prior to the appraisal then, within one month of the Bermuda Court appraising the value of the PartnerRe shares, if the value received by any dissenting shareholder for its PartnerRe shares is less than the value of its PartnerRe shares appraised by the Bermuda Court, the surviving company shall within one month of the final determination by the Bermuda Court of such appraised value pay to such dissenting shareholder the difference in value appraised by the Bermuda Court.

There shall be no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of the PartnerRe shares shall be at the discretion of the Bermuda Court.

THE MERGER AGREEMENT

The following section contains summaries of selected material provisions of the merger agreement. These summaries are qualified in their entirety by reference to the merger agreement, a copy of which is incorporated by reference in its entirety and included in this proxy statement as Annex A. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The merger agreement has been included to provide shareholders of PartnerRe and other investors with information regarding its terms. It is not intended to provide any other factual information about the surviving company, PartnerRe, Merger Sub, Parent and Parent Guarantor or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement were made by PartnerRe, Parent, Merger Sub and Parent Guarantor only for purposes of the merger agreement and as of specific dates; were solely for the benefit of PartnerRe, Parent, Merger Sub and Parent Guarantor; may be subject to limitations agreed upon by PartnerRe, Parent, Merger Sub and Parent Guarantor, including being qualified by confidential disclosures made for the purposes of allocating risk among PartnerRe, Parent, Merger Sub and Parent Guarantor instead of establishing these matters as facts (such disclosures include information that has been included in PartnerRe’s and Parent’s public disclosures, as well as additional non-public information); and may be subject to standards of materiality applicable to PartnerRe that differ from those applicable to shareholders and other investors. Shareholders and other investors are not third-party beneficiaries under the merger agreement (except for the right to receive consideration from and after the consummation of the merger and, solely with respect to those shareholders who are current or former directors or officers of PartnerRe or its respective subsidiaries, the right to indemnification) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of PartnerRe or any of its subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the merger agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in PartnerRe’s public disclosures or this proxy statement.

Structure of the Merger

Merger

Pursuant to the merger agreement and the statutory merger agreement, Merger Sub will merge with and into PartnerRe, with PartnerRe continuing as the surviving company. At the effective time, the surviving company will continue as a Bermuda exempted company and a wholly owned subsidiary of Parent, and the vesting of PartnerRe’s and Merger Sub’s respective undertakings, property and liabilities in the surviving company shall become effective.

Surviving Company Memorandum of Association and Bye-laws

The memorandum of association of PartnerRe immediately prior to the effective time will be the memorandum of association of the surviving company until changed or amended as provided therein or pursuant to applicable law.

The bye-laws of the surviving company will be in the form of the bye-laws of Merger Sub in effect immediately prior to the effective time until changed or amended as provided therein or pursuant to applicable law.

Board and Management of the Surviving Company

The initial directors of the surviving company will be comprised of the board of directors of Merger Sub in place immediately prior to the effective time until their respective successors are duly elected or appointed in accordance with the bye-laws of the surviving company.

The initial officers of the surviving company will be the officers of PartnerRe immediately prior to the effective time until their respective successors are duly elected or appointed in accordance with the bye-laws of the surviving company.

Closing; Effective Time of the Merger

The closing is expected to occur on the third business day after the date of the satisfaction or waiver of all closing conditions (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), which are summarized below in the section titled “—Conditions to Consummation of the Merger,” unless otherwise agreed in writing by the parties.

The merger will become effective at the effective time.

The Consideration

At the effective time, each PartnerRe common share issued and outstanding immediately prior to the effective time (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) shall automatically be cancelled and converted into the right to receive the merger consideration. In addition, each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time.

Without prejudice to the appraisal rights described below in the section titled “—Dissenting Shares”, at the effective time each PartnerRe preferred share issued and outstanding immediately prior to the effective time will continue as a preferred share of the surviving company and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificates of designation, preferences and rights of such PartnerRe preferred shares.

Payment of Merger Consideration and Surrender of Share Certificates

Paying Agent

At least five business days prior to the effective time, Parent will designate a paying agent reasonably acceptable to PartnerRe for the purpose of acting as the paying agent for the payments to be made in respect of the PartnerRe common shares outstanding immediately prior to the effective time. Parent will deposit or will cause to be deposited, with the paying agent on or prior to the effective time sufficient funds for the payment of the aggregate consideration to be paid in respect of the PartnerRe common shares (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent), PartnerRe share options and PartnerRe share appreciation rights pursuant to the merger agreement (except to the extent that Parent determines to make any payments with respect to PartnerRe share options or PartnerRe share appreciation rights through the payroll of the surviving company).

Payment Process

As promptly as practicable, but in no event later than five business days following the effective time, the surviving company shall cause the paying agent to mail a letter of transmittal, in form and substance as PartnerRe and Parent may reasonably specify at least three business days prior to the effective time, to each holder of record of PartnerRe common shares converted into the right to receive the merger consideration, as well as instruction to effect the surrender of PartnerRe certificates or uncertificated PartnerRe common shares in exchange for the merger consideration. Upon surrender of certificates, which immediately prior to the effective time represented the respective holder’s PartnerRe common shares, or in the case of PartnerRe common shares held in book-entry form, pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth in the letter of transmittal, together with the duly executed letter of transmittal and any other documents reasonably required by the paying agent, each such holder of PartnerRe common shares shall be entitled to receive their respective merger consideration payable in respect of their PartnerRe common shares. Any certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of certificates or otherwise.

Unregistered Transferees

If any merger consideration is to be paid to a person or entity other than the person or entity in whose name the surrendered PartnerRe certificate is registered, it will be a condition to the payment of such merger consideration to such transferee that the surrendered certificate be accompanied by all documents required to evidence and effect the transfer that are reasonably satisfactory to the surviving company and that the person or entity requesting such payment of their respective merger consideration pays the applicable transfer taxes or establishes to the satisfaction of the surviving company and the paying agent that any applicable transfer taxes have already been paid or are not applicable.

No Other Rights

Until surrendered with the procedures described above, each PartnerRe common share (other than common shares held by any respective subsidiary or affiliate of PartnerRe or Parent) shall be deemed, from and after the effective time, to represent only the right to receive the applicable merger consideration and, in the case of dissenting shares, the additional right to receive consideration as described below in the section titled “—Dissenting Shares.”

Duration of Exchange Fund

Any portion of the payment fund held by the paying agent that has not been distributed to holders of PartnerRe common shares within 180 days following the effective time will be delivered to the surviving company, upon demand, and after such transfer, any holders of PartnerRe common shares may look only to the surviving company for payment of their respective merger consideration.

Withholding

The paying agent, the surviving company, PartnerRe or Parent, as applicable, will be entitled to deduct and withhold from the merger consideration those amounts as it is required to deduct and withhold with respect to the making of payments under any provision of applicable tax or other law. Amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the PartnerRe shareholder in respect of whom the deduction and withholding was made.

Treatment of Share Options and Other Share-Based Awards and Programs

At the effective time: (i) each outstanding PartnerRe share option, whether vested or unvested, shall be treated in accordance with its terms and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (X) the total number of PartnerRe common shares subject to such option immediately prior to the effective time and (Y) the excess, if any, of the merger consideration over the exercise price per PartnerRe common share of such cancelled option, less applicable withholding taxes; (ii) each outstanding PartnerRe share appreciation right, whether vested or unvested, shall be treated in accordance with its terms and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (X) the total number of PartnerRe common shares subject to such share appreciation right immediately prior to the effective time and (Y) the excess, if any, of the merger consideration over the exercise price per PartnerRe common share of such cancelled share appreciation right, less applicable withholding taxes; and (iii) each other share-based award granted by PartnerRe (including restricted share units and performance share units) that under its terms becomes fully vested and settled as of the effective time shall vest and be settled in accordance with its terms (and any such performance share units will vest and settle as if the maximum performance were achieved), and each PartnerRe common share delivered in settlement thereof shall be eligible to receive the merger consideration for a PartnerRe common share described above. In addition to the merger consideration, each holder of PartnerRe share options, share appreciation rights or other share-based awards will be entitled to receive the special dividend in respect of each PartnerRe common share subject to such award, subject to and in accordance with the terms of the applicable grant or award agreement (and the number of PartnerRe common shares underlying each performance share unit award will be determined as if the maximum performance were achieved).

Post-Closing Exchange Offer for Preferred Shares

The merger agreement also provides that if PartnerRe obtains a ruling, the surviving company will launch the exchange offer pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares will receive the exchange securities described in the section of the proxy statement titled “Questions and Answers About the Merger and Special General Meeting—What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?” PartnerRe requested a ruling on September 8, 2015, but there can be no assurance that the IRS will grant one.

The merger agreement provides that if PartnerRe does not obtain a ruling prior to the closing date of the merger, Parent Guarantor will pay, in lieu of a 100 basis point increase in the current applicable dividend rate, the contingent cash payment. In this case, the merger agreement provides that the surviving company will launch the alternate exchange offer pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares of the surviving company will receive the alternate exchange securities described in the section of this proxy statement titled “Questions and Answers About the Merger and Special General Meeting—What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?”

The merger agreement also provides that if PartnerRe does not obtain a ruling prior to the closing date of the merger, Parent will use commercially reasonable efforts to obtain an opinion of Paul Weiss, to the effect that the alternate exchange offer will not result in the alternate exchange securities being treated as “fast-pay stock” for U.S. federal income tax purposes. If Parent is unable to obtain an opinion from Paul Weiss prior to commencement of the alternate exchange offer, the merger agreement provides that Parent will disclose that fact in the alternate exchange offer documentation. Paul Weiss confirmed on August 2, 2015, the date the merger agreement was signed, that if PartnerRe were its client and the transactions had closed and the alternate exchange offer was launched on the signing date, it would have been prepared to deliver a tax opinion to the holders of PartnerRe preferred shares that the alternate exchange securities will not be treated as “fast-pay stock” for U.S. federal income tax purposes.

Representations and Warranties

The merger agreement contains various customary representations and warranties that, with certain limited exceptions, each of PartnerRe, on the one hand, and Parent and Merger Sub, on the other hand, make to the other relating to, among other things:

•	organization, good standing and corporate power (such representation is also made by Parent Guarantor to PartnerRe);

•	capital structure;

•	authorization to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	approval of such party’s board of directors in connection with the merger;

•	enforceability of the merger agreement;

•	absence of conflicts with, or violations of: (i) organizational documents, (ii) applicable law or order or (iii) contracts (except reinsurance contracts), indentures or other instruments in each case as a result of the merger or entry into the merger agreement;

•	ownership of subsidiaries;

•	consents, approvals, registrations and filings with governmental entities required to be made or obtained before the closing in connection with entry into the merger agreement and the consummation of the merger (such representation is also made by Parent Guarantor to PartnerRe);

•	the accuracy of the information contained in this proxy statement (whether included by PartnerRe or provided by Parent and Merger Sub to PartnerRe for inclusion);

•	broker’s fees payable in connection with the merger; and

•	the absence of other representations or warranties.

The merger agreement contains certain additional customary representations and warranties that PartnerRe makes to Parent and Merger Sub relating to, among other things:

•	the required vote of PartnerRe’s shareholders;

•	the filing, accuracy and completeness of PartnerRe’s SEC reports;

•	the preparation and presentation of financial statements, disclosure controls and the absence of material weaknesses in internal controls;

•	the absence of undisclosed liabilities and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of certain changes since December 31, 2014;

•	the absence of pending or threatened legal and arbitration proceedings and investigations;

•	investments and derivatives;

•	insurance matters, including statements and reports filed with applicable insurance regulatory authorities and the enforceability of ceded reinsurance contracts;

•	material contracts;

•	employee benefit plans;

•	labor relations and other employment-related matters;

•	tax matters;

•	intellectual property;

•	real property and personal property;

•	governmental permits and compliance with applicable laws;

•	inapplicability of takeover statutes to the merger agreement and the merger;

•	interested party transactions;

•	insurance reserves;

•	insurance policies maintained by each party;

•	accuracy of information supplied for inclusion in this proxy statement;

•	the opinions of: each of Credit Suisse and Lazard to the PartnerRe board of directors (each as described in the sections of this proxy statement titled “The Merger—Opinion of Credit Suisse” and “The Merger—Opinion of Lazard” ); and

•	environmental matters.

The merger agreement also contains certain additional customary representations and warranties that Merger Sub and Parent make to PartnerRe relating to, among other things:

•	the ability of Parent to pay the merger consideration; and

•	the advice of Paul Weiss regarding the matters related to the exchange offer described above.

Some of the representations and warranties of each party in the merger agreement are qualified by knowledge, materiality thresholds or a “material adverse effect” clause. PartnerRe’s representations and warranties are qualified by its publicly available disclosures filed with the SEC after January 1, 2014 and before August 2, 2015 (other than disclosures contained in the “Risk Factors” or “Forward-Looking Statements” sections of such SEC reports or that otherwise constitute risk factors or that are cautionary, predictive or forward-looking in nature).

For purposes of the merger agreement, a “material adverse effect” on PartnerRe means any event, circumstance, change or effect that is materially adverse (a) to the business, operations, assets or financial condition of PartnerRe or its subsidiaries, taken as a whole, or (b) on the ability of PartnerRe to perform its obligations under the merger agreement without material delay or impairment; provided, that, for the purposes of clause (a) in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any effects resulting from any of the following be taken into account in determining whether there has been, or will be, a material adverse effect:

1.	a change in general political, legislative, economic or financial market conditions or securities, credit, financial or other capital markets or currency conditions;

2.	the commencement, continuation or escalation of actions or war, armed hostilities, sabotage, acts of terrorism or other man-made disaster;

3.	changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas and product markets in which such party or its subsidiaries conduct business;

4.	any change in any applicable law;

5.	any change in U.S. GAAP or applicable statutory accounting principles following the date of the merger agreement;

6.	liabilities under policies of insurance written or assumed reinsurance contracts from any terrorist act, earthquake, hurricane, tsunami, tornado, windstorm, epidemic or other natural or man-made disaster;

7.	the public announcement of the execution of the merger agreement or the consummation of the merger, including the impact thereof on relationships, contractual or otherwise, with customers, cedents, reinsureds, retrocessionaires, reinsurance brokers or intermediaries, suppliers, vendors, lenders, venture partners or employees;

8.	any decline, in and of itself, in the market price, or change in trading volume, of the PartnerRe common shares, as applicable;

9.	the failure, in and of itself, to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following August 2, 2015;

10.	any action taken at the written request of the other party; or

11.	any change or announcement of a potential change in a party’s or any of its subsidiaries’ creditor claims paying rating or the rating of any of its or its subsidiaries’ businesses or securities,

except: (i) in the case of the foregoing clauses (1) through (5) to the extent those events, circumstances, changes or effects have a disproportionate effect on such party and its subsidiaries compared to other companies of similar size operating in the industries and geographic regions in which such party and its subsidiaries operate; and (ii) the exceptions described in the foregoing clauses (8) and (9) shall not prevent or otherwise affect a determination that any underlying changes, state of facts, circumstances, events or effects have resulted in, or contributed to, a material adverse effect.

For purposes of the merger agreement, a “material adverse effect” on Parent or Merger Sub means any event, circumstance, change or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the merger or performance by Parent or Merger Sub of any of their material obligations under the merger agreement.

In most instances, the representations and warranties of a party in the merger agreement that are qualified by “material adverse effect” are qualified to the extent that the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” on such party and its subsidiaries, taken as a whole. The representations and warranties of the parties in the merger agreement do not survive after the effective time.

Please see the introduction to this section of this proxy statement titled “The Merger Agreement” for additional information regarding the nature of the representations and warranties in the merger agreement.

Conduct of Business

Except as required by applicable law, or as set forth in PartnerRe’ disclosure letters or with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the execution of the merger agreement to the effective time, PartnerRe shall, and shall cause each of its subsidiaries: (i) to conduct its operations only in the ordinary course of business consistent with past practice, (ii) to use its commercially reasonable efforts to maintain and preserve intact its business, maintain its permits and to preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, regulators, suppliers and other persons with whom it has material business relationships and (iii) without limiting the generality of the preceding clauses (i) and (ii), not to take any of the following actions:

1.	amend or propose to amend its organizational documents (other than the bye-law amendment proposal) or waive any requirement thereof;

2.

declare or pay any dividends or make other distributions on its share capital, other than (A) dividends paid by a direct or indirect wholly owned subsidiary to it or its wholly owned subsidiaries and (B) ordinary course quarterly cash dividends on PartnerRe common shares and PartnerRe preferred shares, with record and payment dates consistent with past practice; provided, that, in the case of clause (B), (i) the quarterly cash dividends payable in respect of PartnerRe common shares shall be permitted to increase in an amount not to exceed $0.70 per share per quarter and (ii) PartnerRe shall be entitled to pay, for the quarter in which the closing date occurs, a pro rata dividend for the period from the first day of such quarter until the day immediately preceding the closing date. Notwithstanding the foregoing or any other provisions of the merger agreement to the contrary, PartnerRe may declare and pay, and PartnerRe has agreed to declare and pay, the special dividend in respect of common shares that are either issued and outstanding immediately prior to the effective time or underlie any share options, share appreciation rights, restricted share units and performance share units granted by PartnerRe to its directors and employees. PartnerRe shall be permitted to incur indebtedness for the purposes of paying all or part of the special dividend; provided that PartnerRe shall consult in good faith with the Parent prior to such incurrence of indebtedness regarding the terms and timing of such incurrence. The declaration of the special dividend will occur prior to the effective time and is subject to compliance with the Companies Act and will be conditional and contingent upon the submission of the formal application to the Registrar of Companies for the merger to be registered with payment conditional and contingent upon, and such payment date following, the effective time;

3.	(A) adjust, subdivide, consolidate or reclassify its share capital or issue, deliver or sell or authorize or propose the issuance, delivery or sale of any other securities in respect of, in lieu of or in substitution for, its share capital or that of its subsidiaries; (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares, (C) grant any person any right or option to acquire any shares, (D) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any shares or securities (other than repurchases in the ordinary course pursuant to employee benefit plans or employment agreements, in each case in effect on the date of the merger agreement), or (E) enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, except, as may be applicable in each of the preceding clauses (A) to (E), for: (i) the issuance of PartnerRe common shares upon the exercise or settlement of share options or other equity-related awards outstanding on the date of the merger agreement under the PartnerRe share plans, (ii) issuances, sales or transfers by a wholly owned subsidiary of share capital, to it or another of its wholly owned subsidiaries and (iii) certain grants of equity awards certain employees;

4.	except as required by certain existing benefit plans, certain accrued bonuses or as otherwise disclosed to the other party: (A) grant or increase any severance, change in control, retention or termination payments or benefits or any equity or equity-based compensation to any employee, director, officer, independent contractor or consultant (we refer to such persons, collectively, as “associates”) other than for certain existing equity awards or certain non-equity based compensation in the ordinary course of business with respect to employees who are not directors or executive officers, (B) increase (or commit to increase) the compensation, bonus or benefits of any of its associates other than certain existing equity awards and non-equity in the ordinary course of business with respect to employees who are not directors or executive officers, (C) establish, adopt, terminate or amend any benefit plan (or any benefit plan, agreement, program, policy or commitment or other arrangement that would be a benefit plan if it were in existence on the date of the merger agreement) other than routine changes to welfare plans, (D) take any affirmative action to accelerate the vesting or payment of, or fund or in any other way secure the payment of, compensation or benefits under any benefit plan (including any outstanding awards of equity or equity-based compensation), (E) hire or promote any associate or (F) terminate, without “cause,” any employees other than, in the case of clauses (E) and (F), in the ordinary course of business and consistent with past practice (but subject to certain specified exceptions);

5.	acquire any business or any entity or division thereof, or any substantial portion of any of the foregoing, or sell, lease, assign, transfer, license or encumber any of its material assets, product lines, businesses, rights or properties, other than (as may be applicable): (A) transactions between it and any of its wholly owned subsidiaries or transactions between any such subsidiaries, (B) the acquisition or disposition of investment assets in the ordinary course of business and in accordance with its investment guidelines, (C) acquisitions or dispositions, in either case by lease or license, of immaterial or obsolete tangible assets in the ordinary course of business, and (D) the creation or incurrence of permitted liens;

6.	establish, adopt or enter into any collective bargaining agreement or similar labor agreement;

7.	make or authorize any capital expenditures individually in excess of $2,000,000;

8.

(A) enter into, terminate, or modify and amend in any material respect any material contract, (B) enter into any new ceded reinsurance contracts except in the ordinary course of business consistent with past practice, (C) enter into any new contracts that would limit or otherwise restrict it, its subsidiaries, or the surviving company or its subsidiaries from engaging or competing in any line of business, in any geographic area or with any person or entity in any material respect, (D) enter into or modify or amend any contract constituting or relating to an interested party transaction, (E) enter into or modify any contract involving the assumption or insurance by it or any of its subsidiaries of liabilities other than in material compliance with their existing risk management and underwriting policies, practices and guidelines, (F) terminate, cancel or request any material change or waive any of its material rights in any material contract, ceded reinsurance contract or real property lease or (G) enter, to the extent material, any new lines of business, class or any markets in which it did not operate (as of the date of the merger agreement);

9.	incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or other rights to acquire any debt securities of it or any of its subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another person, or enter into any swap or hedging transaction or other derivative agreements, other than (A) indebtedness incurred under the PartnerRe credit facilities to support the insurance and reinsurance obligations of its insurance subsidiaries in the ordinary course of their business, (B) any amendment or replacement of the PartnerRe credit facilities in connection with the merger, (C) indebtedness for borrowed money among it and any of its wholly owned subsidiaries (or otherwise among any of its wholly owned subsidiaries) and (D) any swap or hedging transaction or other derivative agreements entered into: (x) in the ordinary course of business in connection with investment assets and in accordance with its investment guidelines or (y) in the ordinary course of business in connection with its weather and commodities business;

10.	(A) make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to any of its wholly owned subsidiaries, or (B) make, forgive or discharge, in whole or in part, any loans or advances to any of its or its subsidiaries’ current or former associates;

11.	change its accounting policies or procedures, subject to certain exceptions;

12.	change any material method of tax accounting, settle or compromise any audit or other proceeding relating to a material amount of tax, make or change any material tax election or file any material tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim any material tax refund;

13.	alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, reserving or actuarial practice, guideline or policy or any material assumption underlying any reserves or actuarial practice or policy, subject to certain exceptions;

14.	settle or compromise any legal action, other than a settlement that (A) is solely for monetary damages for an amount not to exceed $500,000 for any such settlement individually or $2 million in the aggregate, and (B) is in the ordinary course for claims under policies and reinsurance contracts within applicable policy or contractual limits;

15.	acquire or dispose of any investment assets in any manner inconsistent with its investment guidelines;

16.	amend, modify or otherwise change its investment guidelines in any material respect;

17.	adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, merger, consolidation, restructuring, recapitalization or other reorganization;

18.	cancel any material indebtedness or waive any claims or rights of material value, in each case other than in the ordinary course of business;

19.	abandon, modify, waive or terminate any material permit; or

20.	agree, authorize or commit to do any of the foregoing.

Go-Shop

During the solicitation period, PartnerRe and its subsidiaries and their respective representatives will have the right to (i) initiate, solicit or encourage any inquiry or the making of any proposal or offer that constitutes an “acquisition proposal” (as described below) under the merger agreement (except that the reference to 15% in such term will be deemed changed to 50% for purposes of any acquisition proposal received during the solicitation period), including by providing information regarding, and affording access to the business, properties, assets, books, records and personnel of, PartnerRe and its subsidiaries to any person pursuant to a confidentiality agreement that contains customary terms and conditions (including a standstill provision and it should not include an obligation of PartnerRe to reimburse such person’s expenses) that are not materially less favorable in the aggregate to PartnerRe than those contained in the confidentiality agreement entered into by PartnerRe and Parent on July 31, 2015; provided, that PartnerRe shall (to the extent not already provided to Parent) make available to Parent (at substantially the same time) any non-public information concerning PartnerRe or its subsidiaries that is provided to any person and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons with respect to any acquisition proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal. PartnerRe has agreed to promptly (and in any event within 24 hours) notify Parent in writing of the identity of each person from whom PartnerRe receives an acquisition proposal during the solicitation period, the material terms and conditions of such acquisition proposal (including the financing sources, if applicable) and a copy of such acquisition proposal (including any agreements relating to such financing, if applicable).

No Solicitation of Acquisition Proposals After Solicitation Period Expires

Except (i) for actions permitted during the solicitation period described above and (ii) as described below, PartnerRe has agreed that, from the date of the merger agreement until the effective time or, if earlier, the termination of the merger agreement in accordance with its terms, neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly:

•	initiate, solicit or take any action to knowingly facilitate or knowingly encourage any inquiry or requests for information with respect to, or the making of, or that could reasonably be expected to result in an acquisition proposal;

•	enter into, participate or engage in any negotiations concerning, or provide any non-public information or data relating to it or any of its subsidiaries to any person, or afford access to such party’s properties and books or records in connection with an acquisition proposal, or any inquiry, or indication of interest that could reasonably be expected to result in an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger or amalgamation agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal;

•	terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement or obligations of any person; or

•	propose publicly or commit, authorize or agree to do any of the foregoing relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal,” when used with respect to PartnerRe, means any proposal or offer made by any third-party with respect to:

•	a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction with PartnerRe, as applicable;

•	any purchase of an equity interest (including by means of a tender or exchange offer) of 15% or more of the voting or economic interests in PartnerRe, as applicable; or

•	any purchase of assets, securities or ownership interests representing 15% or more of the consolidated assets, consolidated net revenues or earnings before interest, taxes, depreciation and amortization of PartnerRe and its subsidiaries taken as a whole, as applicable.

Except as described below, PartnerRe has also agreed that, prior to the closing date of the merger, neither its board of directors nor any committee thereof will, directly or indirectly:

•	withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its board recommendation that the PartnerRe shareholders vote affirmatively to adopt the merger agreement, the statutory merger agreement and the merger;

•	approve, adopt, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any acquisition proposal or otherwise enter into or permit PartnerRe to enter into any acquisition agreement;

•	if a tender offer or exchange offer for any outstanding shares of PartnerRe’s share capital is commenced, fail to recommend against the acceptance of such tender offer or exchange offer by PartnerRe’s shareholders (which includes taking no position or a neutral position) within five business days of the commencement thereof (or in the event of a change in the terms of the tender offer or exchange offer, within five business days of the announcement of such change); or

•	fail to include in this proxy statement its board recommendation that the PartnerRe shareholders vote affirmatively to adopt the merger agreement, the statutory merger agreement and the merger.

Any of the four actions described in the immediately preceding paragraph are referred to in this proxy statement as a “change of recommendation.”

Go-Shop Termination and Change of Recommendation in Limited Circumstances

Until the earlier of the receipt of the requisite PartnerRe shareholder vote and the termination of the merger agreement in accordance with its terms, if PartnerRe receives a written unsolicited bona fide acquisition proposal after the solicitation period that the PartnerRe board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors: (i) constitutes a “superior proposal” (as defined below) or (ii) would reasonably be likely to result in a superior proposal, then PartnerRe may (A) furnish or disclose non-public information to the third party making such acquisition proposal if prior to such furnishing or disclosing such information such third party executes a confidentiality agreement with customary provisions not materially less favorable in the aggregate to the receiving party than the existing confidentiality agreement, dated July 31, 2015, between PartnerRe and Parent, and (B) engage in discussions or negotiations with such third-party with respect to its acquisition proposal, in each case, only if PartnerRe’s board determines in good faith, after consultation with its outside legal counsel, that failure to do so would violate the fiduciary duties of the PartnerRe board of directors under applicable law.

For purposes of the merger agreement, “superior proposal” when used with respect to PartnerRe, means a bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to 15% are replaced by 50%) made after the date of the merger agreement by any person (other than Parent or its subsidiaries) on terms that the PartnerRe board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the PartnerRe board of directors considers to be appropriate (including all the terms and conditions of the acquisition proposal, including any break-up fees, conditions to consummation, the timing and likelihood of consummation of such proposal), are more favorable to PartnerRe and the PartnerRe shareholders than the transactions contemplated by the merger agreement, taking into account any change to the transaction proposed by Parent.

Nothing contained in the merger agreement, however, will prevent the PartnerRe board of directors:

•	in response to the receipt of a bona fide acquisition proposal received during the solicitation period, which the PartnerRe board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors constitutes a superior proposal, to, either effect a change of recommendation, or if the superior proposal is received during the solicitation period, to terminate the merger agreement and concurrently enter into a definitive agreement with respect to such superior proposal; or

•	at any time prior to the receipt of the requisite PartnerRe shareholder vote, in response to the receipt of a written unsolicited bona fide acquisition proposal after the solicitation period has expired from effecting a change of recommendation if the PartnerRe board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) failure to make such change of recommendation would violate the fiduciary duties of the PartnerRe board of directors under applicable law and (y) such acquisition proposal constitutes a superior proposal;

provided, that, the PartnerRe board of directors will not be permitted to effect the go-shop termination or make a change of recommendation: (A) until at least five business days have passed following the Parent board of directors’ receipt of a written notice from PartnerRe that includes the reasons for the go-shop termination or change of recommendation and the material terms and conditions of the superior proposal (including any proposed agreement, the identity of the third party, its sources of financing (if any) and any agreements related to financing (and any change in financial or other material terms of such proposal will require an additional five business day notice to the other party)); (B) during such five business day period (i) the PartnerRe board of directors provides Parent with a reasonable opportunity to make any adjustments to the terms and conditions of the merger agreement and the merger so that the acquisition proposal ceases to be a superior proposal, and negotiates with Parent in good faith with respect to any adjustments; and (ii) only in the case of a change of recommendation, the PartnerRe board of directors has determined in good faith at the end of such five business day period, after considering the results of the negotiations and the revised proposals made by Parent, and after consultation with its outside legal counsel and financial advisor, that the superior proposal giving rise to the written notice continues to be a superior proposal and that a failure to make a change in its recommendation would violate its fiduciary duties under applicable laws; (C) unless the PartnerRe board of directors has not materially breached its obligations described under this section “—No Solicitation of Acquisition Proposals.”

Except in the case of the go-shop termination, even if PartnerRe has made a change of recommendation, it is still required to call and hold its shareholders’ meeting for the purpose of obtaining the requisite PartnerRe shareholder vote in connection with the merger.

PartnerRe will: (i) promptly orally notify Parent of any request for information or inquiries relating to an acquisition proposal, indicating the identity of the person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including copies of the most recent version of the proposed agreement and financing agreements (if any)), (ii) provide to Parent written notice of any inquiry, proposal or offer within 24 hours of receipt and copies of any related written or electronic correspondence, (iii) keep Parent informed orally, as soon as is reasonably practicable, of the status and terms of any acquisition proposal, and (iv) provide any information to Parent (that was not previously provided) that it is furnishing to a third party, pursuant to the provisions described in this section “—No Solicitation of Acquisition Proposals,” at substantially the same time it provides such information to such other third party.

PartnerRe also agreed that it and its subsidiaries will: (i) immediately following each of the date of the merger agreement and the end of the solicitation period, cease and terminate any existing activities, solicitations, discussions or negotiations, if any, with any third party or its representatives conducted prior to the date of the merger agreement or prior to the end of the solicitation period, as applicable, with respect to any acquisition proposal, (ii) request that any such third party and its representatives that has executed a confidentiality agreement in the 24-month period prior to the date of the merger agreement that relates to an acquisition proposal with PartnerRe return or destroy as promptly as practicable all confidential information furnished by PartnerRe; (iii) immediately take all steps necessary to the extent reasonably possible to terminate any approval under any confidentiality, “standstill” or similar provision that may have been previously given by PartnerRe to any third person to make an acquisition proposal; and (iv) take the necessary steps to promptly inform their representatives of their obligations described in this section “—No Solicitation of Acquisition Proposals.”

Efforts to Obtain Required Shareholder Votes

PartnerRe has agreed to hold its shareholders’ meeting within 40 days of the mailing of this proxy statement (provided that PartnerRe may adjourn or postpone the meeting in accordance with its bye-laws and applicable law to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to its shareholders), and to use its reasonable best efforts to solicit the requisite shareholder approval for the proposals to approve the merger agreement, the statutory merger agreement, the merger and the bye-law amendment. The merger agreement requires PartnerRe to submit these proposals to a shareholder vote even if its board of directors has changed its recommendation related to such proposals, and this proxy statement and any accompanying materials may include appropriate disclosure with respect to such adverse recommendation change if and to the extent the PartnerRe board of directors determines that the failure to include such disclosure would violate its fiduciary duties under applicable laws.

Efforts to Complete the Merger

PartnerRe, Parent and Merger Sub agreed, upon the terms and subject to the conditions of the merger agreement, to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any event prior to the end date (described below under “—Termination of the Merger Agreement”) the merger, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental entities and the making of all other necessary registrations and filings,

•	the obtaining of all consents, approvals or waivers from third parties that are necessary or desirable or required in connection with the merger and are material to PartnerRe’s business, and

•	the execution and delivery of any additional instruments necessary to complete the transactions contemplated by the merger agreement.

In connection with the foregoing, however, neither party will be required to sell, divest or hold separate or otherwise dispose of any assets, product lines or businesses, the surviving company will not be required to conduct the business of either Parent or PartnerRe or their subsidiaries, taken as whole after giving effect to the merger, in a specified manner following the effective time, and no party will be required to take any action (including any of the foregoing actions) if such action would reasonably be expected to have a material adverse effect on the surviving company or its subsidiaries taken as whole after giving effect to the merger. The actions described in this paragraph shall be collectively referred to as “regulatory material adverse effect.”

PartnerRe has agreed that as promptly as practicable after the execution of merger agreement, it shall prepare and cause to be filed with the SEC this proxy statement in preliminary form. Parent has agreed that it shall promptly provide all information concerning it to PartnerRe, including all information required by the Exchange Act to be included in this proxy statement, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of this proxy statement.

PartnerRe has also agreed to satisfy all obligations to AXIS when due under the termination agreement. For more details on PartnerRe’s obligations under the termination agreement, please see the section below titled “—Termination Agreement.”

Parent Guarantee

Parent Guarantor has absolutely, irrevocably and unconditionally guaranteed the full and timely payment and performance of the obligations of Parent under the merger agreement when due and payable or required to be performed, as applicable, in accordance with the merger agreement. If Parent fails to discharge any of its obligations when due under the merger agreement, upon written notice from PartnerRe to Parent Guarantor of such failure, Parent Guarantor will perform and discharge such obligations.

Consents and Approvals

See the section of this proxy statement titled “The Merger—Regulatory Clearances Required for the Merger”, for a description of the material regulatory approvals required for consummation of the merger.

Directors’ and Officers’ Indemnification and Insurance

Following the effective time, the surviving company will indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of PartnerRe and its subsidiaries against all losses, claims, damages, judgments, expenses and other liabilities that are paid in settlement of or in connection with any legal action based or arising on such person’s respective service prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including acts or omissions relating to the approval of the merger), to the fullest extent permitted under PartnerRe’s organizational documents and any indemnification agreement entered into between PartnerRe and such person.

In addition, at the effective time the surviving company will purchase a “tail” directors’ and officers’ liability insurance policy, for the present and former directors and officers of each of PartnerRe and its subsidiaries who were covered prior to the effective time by existing policies of directors’ and officers’ liability insurance, which provides coverage for six years following the effective time and on other terms that provide at least substantially equivalent benefits to the covered persons as the existing policies.

If the surviving company consolidates with or merges into any person and is not the surviving company, or transfers substantially all of its assets or properties to any person, then the surviving company or its successors or assigns must ensure that such person assumes the surviving company’s obligations described in this section of the proxy statement.

Employees and Employee Benefits

For a period of one year following the closing date, Parent will, or will cause the surviving company or any of its affiliates to, provide to each employee of PartnerRe or any of its subsidiaries who continues employment with the surviving company or any of its affiliates (we refer to such employees as “continuing employees”) (i) the same salary or hourly wage rate provided to such continuing employee immediately prior to the effective time, (ii) the same short-term (annual or more frequent) bonus or commission opportunity provided to such continuing employee immediately prior to the effective time and (iii) other compensation and benefits (excluding equity and equity-based awards, which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, as those provided to such continuing employee under the compensation and benefit plans, programs, policies, agreements and arrangements of PartnerRe and its subsidiaries in effect immediately prior to the effective time. In order to retain key employees, it is Parent’s intention to have PartnerRe implement total compensation packages, including incentive compensation, that will be market competitive and will take into account the prior total compensation opportunity of continuing employees

Employees of PartnerRe will receive service credit for the purposes of eligibility to participate in and vesting (but not for the purposes of benefit accrual or vesting of equity compensation) under the employee benefit plans maintained by the surviving company, to the same extent that service was recognized prior to the effective time under a comparable plan of PartnerRe.

PartnerRe agreed to terminate its employee share purchase plans effective as of the effective time, and to ensure that: (i) no new offering periods will begin after August 2, 2015; (ii) no new participants will be permitted to be enrolled in any employee share purchase plans and existing participants will not be able to increase deferral rates under an employee share purchase plan; and (iii) if the closing occurs during an existing offer period, to take such actions required to end the offering period effective as of the last business day prior to the effective time.

Financing

Pursuant to the facility agreement, Parent can borrow an amount up to $3.473 billion in the aggregate under the credit facilities to finance (in part) the amount of the merger consideration.

Under the merger agreement, Parent has agreed to use its reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the credit facilities on the terms and conditions set forth in the facility agreement. Parent will not permit any amendment or modification to be made to, or any waiver of any provision under, the facility agreement without the prior written consent of PartnerRe if such amendment, modification or waiver (i) reduces the aggregate amount of the credit facilities by an amount or (ii) adversely expands, amends or modifies any of the conditions precedent to the credit facilities in a manner, in each case that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the merger on the closing date.

Parent has further agreed to use reasonable best efforts to (i) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the facility agreement, (ii) upon satisfaction of such conditions, cause the funding of the facilities at or prior to the closing, and (iii) give PartnerRe prompt notice (A) of any material breach by any party to the facility agreement of which Parent has become aware or (B) if Parent no longer believes in good faith that it will be able to obtain the facilities on the terms set forth in the facility agreement.

If any portion of the facilities necessary to consummate the merger becomes unavailable on the terms and conditions contemplated in the facility agreement, Parent shall promptly notify PartnerRe and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Parent as to conditionality than those contained in the facility agreement and in an amount sufficient for Parent to consummate the closing. If Parent proceeds with such alternative financing, it shall be subject to the same obligations with respect to such alternative financing as those set forth in the two preceding paragraphs with respect to the credit facilities.

Restrictions on Distributions

Parent has agreed that from and after the closing until December 31, 2020, neither the surviving company nor any of its subsidiaries will: (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any PartnerRe common shares or any other class or series of PartnerRe shares issued or outstanding over which the PartnerRe preferred shares have preference or priority in either payment of dividends or distribution of asset (the “junior shares”); or (ii) redeem, purchase or otherwise acquire any junior shares (excluding any redemption, purchase or other acquisition of PartnerRe common shares made for purposes of an employee incentive or benefit plan of PartnerRe or any of its subsidiaries), except for distributions to junior shares declared or paid with respect to any fiscal quarter that are less than, in the aggregate, 67% of the surviving company’s net income, as determined in accordance with GAAP, during such fiscal quarter; provided, that with respect to the first fiscal quarter immediately following the closing date, the amount available for distribution to junior shares shall be defined as the sum of (A) 67% of the surviving company’s net income during such fiscal quarter, plus (B) (X) 67% of PartnerRe’s net income during the 2015 fiscal year, minus (Y) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on PartnerRe common shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by PartnerRe during the 2015 fiscal year to repurchase PartnerRe common shares; provided, further, that if the surviving company does not make aggregate distributions to junior shares of all of such permitted amount during any fiscal quarter, such remaining amount shall carryover and be available for distributions to junior shares in subsequent fiscal quarters, regardless of the surviving company’s net income during such subsequent fiscal quarters.

Voting of Parent Guarantor Shares

From the date of the merger agreement until the earlier of (i) the effective time and (ii) the termination of the merger agreement in accordance with its terms, Parent Guarantor has agreed not to, and to cause its affiliates not to, (A) transfer any PartnerRe common shares or PartnerRe preferred shares held by Parent Guarantor or its affiliates from time to time (which we refer to as the “EXOR shares”) to any other person (other than any direct or indirect wholly owned subsidiary of Parent Guarantor, so long as such transferee remains a direct or indirect wholly owned subsidiary of Parent Guarantor) or (B) enter into any hedging arrangement with respect to ownership of its PartnerRe common shares, except in each case with the prior written consent of the PartnerRe board of directors.

Parent Guarantor has agreed to vote, and to cause its affiliates to vote, all EXOR shares that it or its affiliates are entitled to vote at the special general meeting to approve and adopt the merger agreement, the merger and all agreements related to the merger and any proposals related thereto (including the bye-law amendment proposal).

If (i) PartnerRe has entered into an agreement for a superior proposal during the solicitation period in accordance with the terms of the merger agreement and (ii) the consideration provided to the holders of PartnerRe common shares under such transaction is entirely cash, then Parent Guarantor will vote, and cause its affiliates to vote, all EXOR shares that it and its affiliates are entitled to vote at the time of any vote to approve and adopt, among other things, such superior transaction and the proposals related thereto at any meeting of the shareholders of PartnerRe convened to approve such matters, but solely to the extent such vote remains consistent with the then current recommendation of the PartnerRe board of directors.

If (i) PartnerRe has entered into an agreement for a superior proposal for the sale of PartnerRe to a party other than AXIS prior to the end of the solicitation period in accordance with the terms of the merger agreement, (ii) some or all of the consideration provided to holders of PartnerRe common shares under such transaction agreement consists of securities of a third party public company listed on the NYSE, NASDAQ Global Market, London Stock Exchange, Frankfurt Stock Exchange, Euronext or SIX Swiss Exchange and (iii) the implied per share value of PartnerRe common shares under such transaction calculated using the volume weighted average price of such third-party securities during the twenty consecutive trading day period immediately following the termination date of the merger agreement, plus the amount of any cash component (including any special dividends conditioned on and payable at or shortly following the closing of such transaction), if any, exceeds $140.50, then Parent Guarantor will abstain, and cause its affiliates to abstain, from voting any EXOR shares that it and its affiliates are entitled to vote at the time of any vote to approve and adopt (among other things) such superior transaction and the proposals related thereto at any meeting of the shareholders of PartnerRe convened to approve such matters, but solely to the extent such vote remains consistent with the then current recommendation of the PartnerRe board of directors.

If, during the solicitation period, PartnerRe enters into an agreement for a superior proposal that is not an all-cash transaction or a transaction of the type described in the preceding paragraph, then Parent Guarantor and its affiliates shall have the right to vote the EXOR shares in any manner (in their sole discretion), irrespective of any recommendation of the PartnerRe board of directors.

Until the later of the (i) termination of the merger agreement in accordance with its terms or (ii) day following the conclusion of a PartnerRe shareholders’ meeting at which an agreement for a superior proposal that was received during the solicitation period and entered into by PartnerRe is voted on by holders of PartnerRe common shares and PartnerRe preferred shares (as applicable), Parent Guarantor will not, and will cause its affiliates not to, without the prior written consent of PartnerRe, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any EXOR shares (other than in connection with a transfer of such EXOR shares permitted under the terms of the merger agreement).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality and access by Parent to certain information about PartnerRe during the period prior to the effective time;

•	right to review and approve over the other party’s public announcements and broadly-distributed emails and memos to non-executive employees, in each case relating to the merger agreement, other than (i) as required by applicable law or the requirements of the NYSE (and in that event only if time does not permit), (ii) with respect to a change of recommendation by PartnerRe’s board of directors or (iii) in connection with any unsolicited acquisition proposal made to, or received by, PartnerRe;

•	PartnerRe taking reasonably necessary actions to cause certain dispositions or acquisitions of PartnerRe common shares by certain individuals resulting from the merger to be exempt from Section 16(b) of the Exchange Act;

•	notifying the other party of: (i) any communication by a third party alleging that the consent of such third party is or maybe required in connection with the merger, (ii) any communication from any governmental entity in connection with the merger, and (iii) any legal actions threatened or commenced against it or any of its subsidiaries or otherwise affecting it or any of its subsidiaries that are related to the merger or (iv) any event which causes or is reasonably likely to cause a material adverse effect;

•	(i) PartnerRe notifying Parent of any shareholder litigation (including derivative actions) brought by any of its shareholders relating to the merger agreement or the merger, (ii) PartnerRe providing Parent with the opportunity to participate in the defense or settlement of any such shareholder litigation, and (iii) obtaining Parent’s consent prior to agreeing to any such settlement (which consent may not be unreasonably withheld, conditioned or delayed);

•	other than the requisite PartnerRe shareholder vote, each of the parties obtaining all requisite board of directors, shareholder and member approvals, to the extent not obtained prior to the date of the merger agreement, that may be required to be obtained to consummate the transactions; and

•	each of Merger Sub and PartnerRe fulfilling its obligations to inform and consult with any employee representative bodies (including any unions, labor organizations or works councils) which represent employees affected by the transactions.

Conditions to Consummation of the Merger

The obligations of PartnerRe, Parent and Merger Sub to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	PartnerRe shall have obtained the required affirmative vote of its shareholders to adopt and approve the merger agreement, the statutory merger agreement and the merger;

•	all transaction approvals have been filed, have occurred or been obtained and are in full force and effect or the waiting periods applicable thereto have terminated or expired, in each case, without causing a regulatory material adverse effect; and

•	no law, injunction or order by a governmental entity shall have enjoined, restrained or prohibited the merger or the transactions contemplated by the merger agreement.

In addition, PartnerRe’s obligation to consummate the transactions is also separately subject to the satisfaction or waiver of the following additional conditions:

•	subject to the applicable materiality standards provided in the merger agreement, the representations and warranties of Parent, Merger Sub and Parent Guarantor in the merger agreement will be true and correct as of the closing date;

•	each of Parent and Merger Sub will have performed or complied in all material respects with all obligations and covenants required to be performed by them under the merger agreement; and

•	receipt by PartnerRe of a duly executed certificate from Parent certifying that the conditions set forth in each of the preceding two bullet points have been satisfied.

In addition, Parent’s and Merger Sub’s obligation to consummate the transactions is also separately subject to the satisfaction or waiver of the following additional conditions:

•	subject to the applicable materiality standards provided in the merger agreement, the representations and warranties of PartnerRe in the merger agreement will be true and correct as of the closing date;

•	PartnerRe will have performed or complied in all material respects with all obligations and covenants required to be performed by them under the merger agreement;

•	since the date of the merger agreement, there has not been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to PartnerRe; and

•	receipt by Parent of a duly executed certificate from PartnerRe certifying that the conditions set forth in each of the preceding three bullet points have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time by mutual written consent of Parent and PartnerRe and, subject to certain limitations described in the merger agreement, by either Parent or PartnerRe if any of the following occurs:

•	the merger has not been consummated by the end date except that this right of termination is not available to any party whose failure to comply in any material respect with any covenant or obligation under the merger agreement has primarily contributed to the failure of the merger to occur on or before such date;

•	if at the special general meeting (including any adjournment or postponement thereof) the requisite approval of the PartnerRe shareholders has not been obtained;

•	a law or regulation prohibits or makes illegal the consummation of the merger, or any order restrains, enjoins or otherwise prohibits consummation of the merger and such order shall have become final and nonappealable, except that this right of termination shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under the merger agreement has primarily caused the issuance of such order; or

•	there has been a material breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would result in the failure of certain closing conditions to be satisfied on or prior to the end date, and such breach is not capable of being cured or has not been cured within 30 business days after detailed written notice of such breach has been received by the party alleged to be in breach.

Termination by Parent

The merger agreement may also be terminated, at any time prior to obtaining the required vote of the PartnerRe shareholders, by Parent, if any of the following occurs:

•	the PartnerRe board of directors effects a change of recommendation;

•	the PartnerRe board of directors fails to reaffirm publicly its recommendation within two business days following the end of the solicitation period;

•	an acquisition proposal with respect to PartnerRe was publicly announced or disclosed after the end of the solicitation period (or any person has publicly announced an intention (whether or not conditional) to make such acquisition proposal after the solicitation period) and the PartnerRe board of directors fails to publicly affirm its recommendation that the PartnerRe shareholders adopt the merger agreement within five business days after receipt of a written request from Parent to do so;

•	the PartnerRe board of directors publicly announces an intention to take any of the foregoing actions described in the three preceding bullet points; or

•	PartnerRe has materially breached (A) its obligations regarding the holding of the special general meeting or (B) its non-solicitation obligations under the merger agreement.

Termination by PartnerRe

The merger agreement may also be terminated, at any time prior to obtaining the required vote of the PartnerRe shareholders, by PartnerRe, if prior to the sixth business day immediately following the end of the solicitation period, in accordance with and subject to the terms and conditions of the merger agreement described in the section above titled “—Go-Shop Termination and Change of Recommendation in Limited Circumstances,” provided, that PartnerRe enters into a superior acquisition agreement concurrently with such termination.

Delisting and Deregistration of PartnerRe Common Shares

PartnerRe has agreed to use its reasonable best efforts to cause the PartnerRe common shares to be delisted from the NYSE and deregistered under the Exchange Act promptly following the effective time.

Effect of Termination; Liability for Breach

If the merger agreement is terminated as described in the section above titled “—Termination of the Merger Agreement,” the merger agreement will become void and have no effect (other than the survival of certain provisions including those relating to confidentiality), without any liability of any party or its directors, officers or shareholders, except that no party will be relieved of liability for fraud or any willful and intentional breach of any provision of the merger agreement. If it is judicially determined that the termination of the merger agreement was caused by a willful and intentional breach of the merger agreement, then, in addition to other remedies at law or equity for a willful and intentional breach of the merger agreement, the party so found to be willfully and intentionally breaching the merger agreement will indemnify and hold harmless the other parties for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the merger agreement, including severance costs and related expenses, and related documentation and shareholders’ meetings and consents.

Termination Fee

Upon payment by PartnerRe of the termination fee or by Parent of the partial AXIS reimbursement, such party will no longer be required to indemnify and hold harmless the other parties for their respective costs pursuant to the provision described in the preceding sentence.

Parent will be obligated to pay the partial AXIS reimbursement to PartnerRe or its designee:

•	if there has been an end-date termination and at such time all of the joint conditions of PartnerRe, Parent and Merger Sub to consummate of the merger (except the conditions to consummation of the merger that relate to the transaction approvals being obtained and no law or order that prohibits the consummation of the merger being enacted, but only to the extent that such law or order prohibiting the consummation of the merger is enacted, issued, promulgated, enforced or entered by a governmental entity in connection with the transaction approvals) and those conditions to consummate the merger that are only of Parent and Merger Sub set forth in the section above titled “—Conditions to Consummation of the Merger” have been satisfied (other than those conditions that have been waived by Parent and other than those conditions that by their nature can only be satisfied at or immediately prior to the closing, but are capable of being satisfied at such time); or

•	if PartnerRe or Parent terminates the merger agreement because a law or regulation prohibits or makes illegal the consummation of the merger, or any order restrains, enjoins or otherwise prohibits consummation of the merger and such order shall have become final and nonappealable (except that this right of termination shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under the merger agreement has primarily caused the issuance of such order); provided, that any law, statute, ordinance, rule, regulation, agency requirement of general application or published interpretation of any governmental entity will only be considered final and non-appealable prior to the end date for purposes of this bullet if the transaction approval has been expressly denied in a writing delivered to the parties from the relevant governmental entity with competent jurisdiction and such written decision is not subject to change, further review or appeal or any administrative or legislative overturn, regardless of any efforts or actions.

PartnerRe will be obligated to pay to Parent or its designee the termination fee:

•	following termination of the merger agreement for any reason pursuant to the provision described in the section above titled “—Termination of the Merger Agreement—Termination by Parent” or

•	if Parent terminates the merger agreement because: (i) PartnerRe materially breaches its representations, warranties, covenants or agreements so that the related closing condition fails or (ii) the end date is reached, in each case following the public announcement of an acquisition proposal with respect to PartnerRe, and within 12 months after the date of such termination PartnerRe enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces or consummates, a business combination.

For the purposes of this section of this proxy statement, the term “business combination” shall mean any merger, merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving PartnerRe as a result of which the shareholders of PartnerRe prior to such transaction in the aggregate cease to own more than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate entity thereof), (i) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in PartnerRe, or (ii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets (including shares of the subsidiaries of PartnerRe), consolidated net revenues or earnings before interest, taxes, depreciation and amortization of PartnerRe and its subsidiaries, taken as a whole.

Go-Shop Termination Fee

Upon a go-shop termination, PartnerRe will be obligated to pay to Parent or its designee the go-shop termination fee.

No Approval Fee

PartnerRe will be obligated to pay to Parent or its designee the no approval fee if either party has terminated the merger agreement because the required PartnerRe shareholder approval has not been obtained; provided, that, if an acquisition proposal with respect to PartnerRe was publicly announced prior to the special general meeting of PartnerRe shareholders at which the required vote of PartnerRe’s shareholders was not obtained and, within 12 months after the date of such termination, PartnerRe enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces or consummates, a business combination, then PartnerRe will also pay to Parent or its designee an additional $195 million in cash (in addition to the no approval fee).

Expense Reimbursement

Upon any termination of the merger agreement where the termination fee, the go-shop termination fee or the no approval fee is payable by PartnerRe, then PartnerRe shall, in addition to the payment of the termination fee, the go-shop termination fee or the no approval fee (as applicable), reimburse Parent and its affiliates after such termination for 100% of their out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in contemplation of, or in connection with the consideration, negotiation or implementation of the merger or the other actions contemplated by the merger agreement in an amount not to exceed $35 million.

Expenses

Except as described in the section above titled “—Effect of Termination; Liability for Breach,” all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, although the expenses incurred in connection with filing, printing and mailing the proxy statement and otherwise incurred in connection with obtaining the required transaction approvals will be shared equally by Parent and PartnerRe.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties in writing, by action of their respective boards of directors, at any time before or after the receipt of the requisite approval of the PartnerRe shareholders, but after any such shareholder approval, no amendment may be made which by law requires the further approval or authorization by the shareholders of PartnerRe without such further shareholder approval or authorization.

Prior to the effective time, PartnerRe and Parent, by action of their respective boards of directors, may, in writing and to the extent legally allowed: (i) extend the time for performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance of the other party with any of the applicable agreements or conditions contained in the merger agreement or any document delivered pursuant to the merger agreement.

Governing Law; Jurisdiction

The merger agreement is governed by and is to be construed, in all respects, with regard to the laws of New York, including as to validity, interpretation and effect; provided, that any provisions of the merger agreement relating to a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under the laws of Bermuda, shall be governed by the laws of Bermuda (including mergers under the Companies Act). The parties have agreed and submitted to the exclusive jurisdiction of the Bermuda Court for the purposes of any litigation or other proceeding arising out of or relating to the merger agreement or its subject matter. Each party has agreed to waive any objection to the laying of venue in such court.

Dissenting Shares

At the effective time, all PartnerRe common shares or PartnerRe preferred shares held by a dissenting shareholder shall respectively be cancelled and converted into the right to receive the consideration for such shares set forth in the merger agreement or, as the case may be, remain outstanding as preferred shares of the surviving company as described in the merger agreement. In the event that the fair value of a dissenting share as appraised by the Bermuda Court under Section 106(6) of the Companies Act is greater than the consideration or, as the case may be, the value of the preferred share of the surviving company received for such share pursuant to the terms of the statutory merger agreement, the dissenting shareholder shall be entitled to receive such difference from the surviving company by payment made within one month after such fair value is finally determined pursuant to such appraisal procedure. PartnerRe must give prompt notice to Parent of any demands (or withdrawal thereof) or applications for appraisal and provide Parent with the opportunity to participate and be regularly consulted in any appraisal proceedings or settlement negotiations.

No Third-Party Beneficiaries

While the merger agreement is not intended, and will not be construed, to create any third-party beneficiaries or confer upon any person other than the parties to the merger agreement any rights, benefits or remedies of any nature, it provides a limited exception for (i) each present and former director and officer of PartnerRe to continue to have indemnification, advancement of expenses and liability insurance coverage following the effective time as described in the section above titled “—Directors’ and Officers’ Indemnification and Insurance” and (ii) the holders of PartnerRe preferred shares solely with respect to the restrictions on distributions described in the section above titled “—Restrictions on Distributions” and the exchange offer with respect to preferred shares of the surviving company described in the section above titled “—Post-Closing Exchange Offer for Preferred Shares.”

Specific Performance

PartnerRe and Parent have recognized and agreed that, if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable law. Accordingly, in addition to all other remedies to which a party to the merger agreement may be entitled, each party is also entitled to a decree of specific performance and will further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of the merger agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of the merger agreement, no party will allege, and each party has waived the defense, that there is an adequate remedy under applicable law.

Side Letter Agreement

On August 2, 2015, Parent Guarantor, GAC, a limited partnership represented by shares (Società in Accomandita per Azioni), and the majority and controlling shareholder of Parent Guarantor, and John Elkann, Chairman and CEO of Parent Guarantor and Chairman and partner of GAC, provided PartnerRe with the side letter agreement.

Pursuant to the side letter agreement:

•	in addition to guaranteeing Parent’s obligation under the merger agreement to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the merger, including by providing all information concerning it, its affiliates and its affiliates’ officer, directors, employees and partners as necessary in connection with obtaining regulatory approvals (which we refer to as the “information obligation”), Parent Guarantor also agreed to directly perform (or cause to be performed) the information obligation; and

•	each of GAC and Mr. Elkann also agreed to directly perform (or cause to be performed) the information obligation.

Under the side letter agreement, the information obligation includes with respect to any individual whose signature is required under applicable regulations for any of the regulatory applications for approval to be filed with applicable insurance regulators under the provisions in the merger agreement described in the section above titled “—Efforts to Complete the Merger,”, the signature of such individual and, if required, the fingerprints of such individual.

In addition, Mr. Elkann, in his individual capacity, represented and warranted under the side letter agreement that: (i) he controls GAC’s largest shareholder, (ii) all 5% or greater shareholder voting interests in GAC are held by Senatore Giovanni Agnelli’s heirs, including Mr. Elkann, and other family members of Mr. Elkann, and (iii) he either has all information or the ability to obtain all information necessary to comply with the information obligation.

Notwithstanding the provision in the merger agreement described in the section above titled “—No Third-Party Beneficiaries,” Parent Guarantor, GAC and Mr. Elkann intended and agreed that their obligations contained in the side letter agreement are intended for the benefit of PartnerRe and shall be enforceable by PartnerRe as if it were a party to the side letter agreement.

Termination Agreement

On August 2, 2015, PartnerRe and AXIS entered into the termination agreement, whereby the parties terminated the amalgamation agreement, and in consideration of such termination, PartnerRe agreed to pay the AXIS termination fee, which amount has been paid in full. The termination agreement also provides for the mutual release by PartnerRe and AXIS of all claims of each party under the amalgamation agreement and continuation of the confidentiality obligations of PartnerRe and AXIS with respect to each other in accordance with the terms and conditions of that certain confidentiality agreement between PartnerRe and AXIS dated as of January 17, 2015.

MARKET PRICE OF PARTNERRE COMMON SHARES

PartnerRe common shares are quoted on the NYSE under the ticker symbol “PRE.” The following table shows the intraday high and low prices for the PartnerRe common shares and cash dividends per share, for the periods indicated as reported by the NYSE. These prices do not necessarily represent actual transactions.

		PartnerRe
	High	Low	Dividend
Year ending December 31, 2015
First quarter	$122.45	$110.06	$0.70
Second quarter	$136.18	$113.68	$0.70
Third quarter (through August 25, 2015)	$138.58	$138.01	$0.70	(1)
Year ended December 31, 2014
Fourth quarter	$118.47	$107.57	$0.67
Third quarter	$113.35	$103.57	$0.67
Second quarter	$109.73	$99.99	$0.67
First quarter	$104.95	$94.50	$0.67
Year ended December 31, 2013
Fourth quarter	$105.90	$90.48	$0.64
Third quarter	$93.44	$85.98	$0.64
Second quarter	$96.41	$86.13	$0.64
First quarter	$94.26	$80.50	$0.64

(1)	The dividend will be payable on September 1, 2015, to PartnerRe common shareholders of record on August 7, 2015.

On July 31, 2015, the last business day before the public announcement of the merger agreement, and September 24, 2015, the last reported sales price of PartnerRe common shares, as reported by the NYSE, was $135.96 and $137.76, respectively. PartnerRe shareholders are encouraged to obtain current market quotations for PartnerRe common shares before making any decision with respect to the merger. No assurance can be given concerning the market price for PartnerRe common shares before or after the date on which the merger will close. The market price for PartnerRe common shares will fluctuate between the date of this proxy statement and the date on which the merger closes and thereafter.

As of September 23, 2015, there were approximately 37 holders of record of PartnerRe common shares. This does not represent the actual number of beneficial owners of PartnerRe common shares because shares are frequently held in “street names” by securities dealers and others for the benefit of beneficial owners who may vote shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of August 25, 2015 with respect to the beneficial ownership of issued and outstanding PartnerRe common shares by (i) PartnerRe’s Chief Executive Officer, PartnerRe’s Chief Financial Officer, and each of the three remaining most highly compensated executive officers during the 2014 fiscal year (which we refer to, collectively, as the “named executive officers”) and (iv) each person known by us to beneficially own 5% or more of the issued and outstanding PartnerRe common shares. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant, or right. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning PartnerRe common shares included in the footnotes to this table shall not be construed as confirmation that such persons are the beneficial owners of such PartnerRe common shares.

As of August 25, 2015, the PartnerRe common shares owned by all directors and executive officers as a group (including Mr. Miranthis) constitute approximately 1.77% of the issued and outstanding PartnerRe common shares, net of treasury shares. The shares detailed in the table below are not necessarily owned by the entity named but may be owned by accounts over which it exercises discretionary investment authority.

Name of Beneficial Owner	Common Shares	Exercisable Options/SSARs	Amount of Beneficial Ownership	Percentage of Issued and Outstanding PartnerRe Common Shares
David Zwiener	6,565	29,065	35,630	0.07%
William Babcock	9,892	100,317	110,209	0.23%
Emmanuel Clarke	23,656	106,329	129,985	0.27%
Laurie Desmet	10,667	69,387	80,054	0.17%
Theodore C. Walker	9,043	209,460	218,503	0.46%
Costas Miranthis	64,706	—	64,706	0.14%
Jean-Paul L. Montupet	10,848	42,932	53,780	0.11%
Judith Hanratty	2,336	10,127	12,463	0.03%
Jan H. Holsboer	21,703	64,375	86,078	0.18%
Roberto Mendoza	3,491	26,614	30,105	0.06%
Debra J. Perry	—	—	—	—
Rémy Sautter	11,736	20,895	32,631	0.07%
Greg F. H. Seow	—	—	—	—
Kevin M. Twomey	—	18,546	18,546	0.04%
Egbert Willam	—	5,908	5,908	0.01%
All directors and executive officers (15 total)			878,598	1.84%
Other Beneficial Owners (1)
EXOR S.p.A. (2) Via Nizza, 250 Turin, 10126 Italy	4,725,726	—	4,725,726	9.9%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	3,803,996	—	3,803,996	7.8%

*	Denotes beneficial ownership of less than 1%.
(1)	The information contained in Other Beneficial Owners is based solely on reports on Schedules 13D/A and Schedule 13G/A filed with the SEC; PartnerRe has not independently verified the data.

(2)	As of August 2, 2015, based on a report on Schedule 13D/A filed on August 4, 2015, EXOR beneficially owns and has sole voting power and sole dispositive power over 4,725,726 PartnerRe common shares. The ownership percentage is based on the assumption that EXOR continues to own the number of PartnerRe common shares reflected in the table above as of August 25, 2015.
(3)	As of December 31, 2014, based on a report on Schedule 13G filed on February 11, 2015, The Vanguard Group, Inc. beneficially owns and has sole voting power over 45,694 PartnerRe common shares, sole dispositive power over 3,762,002 PartnerRe common shares and shared dispositive power over 41,994 common shares. Vanguard Fiduciary Trust Company a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficially owner of 28,894 PartnerRe common shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 29,900 PartnerRe common shares. The ownership percentage is based on the assumption that The Vanguard Group, Inc. continues to own the number of PartnerRe common shares reflected in the table above as of August 25, 2015.

There are no arrangements, known to PartnerRe, including any pledge by any person of securities of PartnerRe, the operation of which may at a subsequent date result in a change in control of PartnerRe, other than the merger agreement between PartnerRe and Parent (see “Business—General” in Item 1 of Part I of PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2014).

APPRAISAL RIGHTS

Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The board considers the fair value for each: (i) PartnerRe common share to be the consideration and (ii) each PartnerRe preferred share to be such preferred share continuing as a preferred share par value $1.00 of the surviving company with the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by its certificate of designation.

Any PartnerRe shareholder who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the merger agreement and the merger may exercise its appraisal rights under the Companies Act to have the fair value of its shares appraised by the Bermuda Court. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any PartnerRe shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Bermuda Court within one month after the date the notice convening the special general meeting to approve the merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules and limited decisions of the court prescribing in detail the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Bermuda Court; the Bermuda Court retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Companies Act.

If a PartnerRe shareholder votes in favor of the merger agreement, the statutory merger agreement and the merger at the special general meeting, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its PartnerRe common shares, and instead, if the merger is consummated, and as discussed in the section of this proxy statement titled “The Merger Agreement—The Consideration,” each share held by such PartnerRe shareholder will be converted into the right to receive the consideration. Voting against the merger, or not voting, will not in itself satisfy the requirements for notice and exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.

FOR THE AVOIDANCE OF DOUBT, A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS PARTNERRE SHARES APPRAISED.

In any case where a registered holder of shares has made an appraisal application, in respect of the shares held by such dissenting shareholder, and the merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares, then the dissenting shareholder shall be entitled to receive the consideration and, if the fair value of the dissenting shares is later appraised by the Bermuda Court, such dissenting shareholder will be paid the difference, if any, between the amount paid to him as the consideration and the value appraised by the court within one month of the Bermuda Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Bermuda Court before the merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Bermuda Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the merger is terminated under the terms of the merger agreement, in which case no payment shall be made. However, it is anticipated that, subject to having obtained the requisite approval, the merger would have proceeded prior to the appraisal by the Bermuda Court.

The payment to a shareholder of the fair value of its shares as appraised by the Bermuda Court could be less than, equal to, or more than the value of the consideration that the shareholder would have received in the merger if such shareholder had not exercised its appraisal rights in relation to its shares.

A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for apportioning the costs of any application to the court under Section 106 of the Companies Act will be in the court’s discretion.

The relevant portion of Section 106 of the Companies Act in relation to appraisal rights is as follows:

“(6) Any shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation or merger in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”

SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE PARTNERRE COMMON SHARES OR PREFERRED SHARES, AS APPLICABLE. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A shareholder who elects to exercise appraisal rights under Section 106(6) of the Companies Act should mail or deliver a written demand to:

PartnerRe Ltd.

Attention: Chief Legal Counsel,

Wellesley House South,

90 Pitts Bay Road

Pembroke HM 08, Bermuda

THE SPECIAL GENERAL MEETING

Date, Time and Place

The special general meeting will take place on November 19, 2015, starting at 9:00 a.m., Atlantic time, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Purposes of the Special General Meeting

At the special general meeting, the holders of PartnerRe preferred shares will be asked to consider and vote on only Proposal 2 and Proposal 4 below and the holders of PartnerRe common shares will be asked to consider and vote on all of the following proposals:

•	Proposal 1: to approve amending the PartnerRe bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”;

•	Proposal 2: to approve and adopt the merger agreement, the statutory merger agreement and the merger;

•	Proposal 3: on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the merger; and

•	Proposal 4: to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special general meeting.

Consummation of the merger is conditioned on, among other things, the approval of Proposal 2 above, but is not conditional on the approval of Proposals 1, 3 and 4.

The PartnerRe board of directors has unanimously (1) determined that the bye-law amendment is advisable to and in the best interests of PartnerRe, and authorized and approved the bye-law amendment, (2) resolved that the bye-law amendment proposal and the merger proposal be submitted to the PartnerRe shareholders for their consideration at the special general meeting, (3) determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of PartnerRe and fair to the holders of PartnerRe common shares and holders of PartnerRe preferred shares, and (4) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby. Accordingly, the PartnerRe board of directors unanimously recommends that PartnerRe shareholders vote (1) “FOR” the bye-law amendment proposal, (2) “FOR” the merger proposal and (3) “FOR” the other proposals described in this proxy statement in respect of which they are entitled to vote.

Record Date and Voting by Directors and Executive Officers

Only shareholders of record, as shown on PartnerRe’s register of members, at the close of business on September 23, 2015, the record date for the special general meeting, will be entitled to notice of, and to vote at, the special general meeting or any adjournment or postponement thereof. As of September 23, 2015, the record date for the special general meeting, there were 47,901,976 PartnerRe common shares and 34,150,000 PartnerRe preferred shares issued and outstanding. As of the same date, PartnerRe’s directors, executive officers and their affiliates had the right to vote 938,599 PartnerRe common shares, including any exercisable PartnerRe share options and share appreciation rights representing approximately 1.96% of the total PartnerRe common shares issued and outstanding. PartnerRe currently expects that all of its directors and executive officers will vote “FOR” each proposal on the enclosed proxy card.

Quorum

At the commencement of the special general meeting, the quorum required to consider the bye-law amendment proposal and the compensation advisory proposal is the presence in person or by proxy of shares representing not less than 25% of all PartnerRe shares as of the record date. Each PartnerRe preferred share and PartnerRe common share carries the right to vote on the merger proposal and accordingly, if the bye-law amendment proposal is approved, the quorum required to consider the merger proposal is the presence in person or by proxy of shares representing not less than 25% of all PartnerRe shares as of the record date. If the bye-law amendment proposal is not approved, then in accordance with the Companies Act, the quorum required to consider the merger proposal is two or more persons at least holding or representing by proxy more than one-third of the issued shares as of the record date. Each PartnerRe preferred share and PartnerRe common share carries the right to vote on the adjournment proposal and accordingly, the quorum required at the special general meeting to consider the adjournment proposal is the presence in person or by proxy of shares representing not less than 25% of all PartnerRe shares as of the record date.

Required Vote

The holders of PartnerRe preferred shares will be entitled to vote on only the merger proposal and the adjournment proposal, whereas the holders of PartnerRe common shares will be entitled to vote on all of the proposals. Approval of the bye-law amendment proposal requires the affirmative vote of a majority of the votes cast by the holders of the PartnerRe common shares at the special general meeting, at which a quorum is present, in accordance with the Company’s bye-laws. The bye-law amendment will become effective immediately if so approved. Each share, including the PartnerRe preferred shares, as of the record date will carry the right to vote on the merger proposal. If the bye-law amendment is approved, the approval of the merger proposal requires the affirmative vote of a majority of the votes cast at the special general meeting, at which a quorum is present, in accordance with PartnerRe’s amended bye-laws. If the bye-law amendment is not approved, then in accordance with the Companies Act, the approval of the merger proposal requires the affirmative vote of 75% of the votes cast of shares at the special general meeting, at which a quorum is present. The affirmative vote of a majority of votes cast at the special general meeting, at which a quorum is present in accordance with PartnerRe’s bye-laws, is required to approve each other matter to be considered, including any adjournment proposal. Each share, including the PartnerRe preferred shares, will carry the right to vote on the adjournment proposal.

Voting Securities

Except as provided below: (i) holders of PartnerRe common shares have one vote for each PartnerRe common share held by them and are entitled to vote on all the proposals voted on at the special general meeting or any adjournment thereof and (ii) holders of PartnerRe preferred shares have one vote for each PartnerRe preferred share held by them and are entitled to vote on each of the merger proposal and the adjournment proposal.

If any person would be a Ten Percent Shareholder (as such capitalized term is defined in the PartnerRe bye-laws), notwithstanding any provision to the contrary in the PartnerRe bye-laws, the votes conferred by the Controlled Shares (as such capitalized term is defined in the PartnerRe bye-laws) of such person are reduced (and shall automatically be reduced in the future) by whatever amount is necessary so that after any such reduction such person shall not be a Ten Percent Shareholder. In determining the reduction in votes conferred by Controlled Shares pursuant to the PartnerRe bye-laws, the reduction in vote conferred by the Controlled Shares of any person shall be effected proportionately among all the Controlled Shares of such person, provided, however, that if a PartnerRe shareholder owns, or is treated as owning by the application of section 958 of the Code, interests in another PartnerRe shareholder, any reduction in votes conferred by Controlled Shares of such PartnerRe shareholder (determined solely on the basis of PartnerRe shares held directly by such PartnerRe shareholder and PartnerRe shares attributed to such PartnerRe shareholder) shall first be effected by reducing the votes conferred on the PartnerRe shares held directly by the PartnerRe shareholder that owns directly or through another entity an interest in such other PartnerRe shareholder.

Notwithstanding anything to the contrary in the PartnerRe bye-laws, in addition to the above, PartnerRe shares shall not carry rights to vote, or shall have reduced voting rights, to the extent that the PartnerRe board of directors reasonably determines that it is necessary that such shares should not carry the right to vote or should have reduced voting rights in order to avoid non-de minimis adverse tax, legal or regulatory consequences to PartnerRe or any subsidiary of PartnerRe or any PartnerRe shareholder or affiliate of any PartnerRe shareholder, provided that the PartnerRe board of directors shall use reasonable efforts to exercise such discretion equally among similarly situated PartnerRe shareholders.

Because the applicability of PartnerRe’s voting power reduction bye-law provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, PartnerRe requests that PartnerRe shareholders holding 9.9% or more of issued PartnerRe shares contact PartnerRe promptly so that PartnerRe may determine whether the voting power of such holder’s PartnerRe shares should be reduced. PartnerRe’s board of directors may require any direct or indirect holder of shares to provide such information as PartnerRe’s board of directors may reasonably request for the purpose of implementing the provision in the PartnerRe bye-laws relating to the adjustment of voting power. If a PartnerRe shareholder fails to timely respond to such a request, or submits incomplete or inaccurate information in response to such a request, the PartnerRe board of directors may determine in its sole discretion that such holder’s shares shall carry no or reduced voting rights until otherwise determined by the PartnerRe board of directors in its reasonable discretion.

Abstentions and “Broker Non-Votes”

Abstentions and, if applicable, “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before the special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of the specified required percentage of the votes cast assuming a quorum is present, an abstention or, if applicable, a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Revocation of Proxies

At any time prior to their being voted at the special general meeting, proxies are revocable by written notice to the Secretary of PartnerRe, by a duly executed proxy bearing a later date or by voting in person at the special general meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 825-8971 (banks and brokers may call collect at (212) 750-5833).

PROPOSAL 1—APPROVAL OF THE BYE-LAW AMENDMENT

In this proposal, PartnerRe is asking its shareholders to approve amending the PartnerRe bye-laws by inserting in Bye-law 45 the words “AND MERGERS” in the title and after “amalgamation” the words “or merger.”

The Companies Act permits a company’s bye-laws to provide for the required vote and quorum at a general meeting of shareholders to consider and approve a merger and, in the absence thereof, the required vote and quorum under the Companies Act requires the resolution of the shareholders must be approved by the affirmative vote of 75% of those voting at the general meeting, the quorum for which is two persons at least holding or representing by proxy more than one-third of the issued shares of the company. The PartnerRe bye-laws do not currently provide for the required vote and quorum at a general meeting of shareholders to consider a merger of PartnerRe with another company and, therefore, the required vote and quorum to approve the merger is currently as set out in the Companies Act.

Under this proposal, the amendment to the PartnerRe bye-laws would result in the required vote and quorum at a general meeting of shareholders to consider and approve a merger of PartnerRe with another company being aligned with the existing required vote and quorum for a resolution of the shareholders to consider and approve an amalgamation currently provided for in PartnerRe’s bye-laws. Accordingly, in this proposal PartnerRe is asking its shareholders to approve amending the PartnerRe bye-laws to provide that a merger of PartnerRe with another company requires the affirmative vote of a majority of the votes cast at a general meeting, at which the quorum required is one or more persons present in person and representing in person or by proxy shares representing not less than 25% of all PartnerRe shares. The PartnerRe board of directors unanimously determined that the bye-law amendment is advisable to and in the best interests of PartnerRe, authorized and approved the bye-law amendment, and resolved that the bye-law amendment proposal be submitted to PartnerRe shareholders for their consideration at the special general meeting.

The affirmative vote of a majority of the votes cast by the holders of PartnerRe common shares at the special general meeting, at which a quorum is present in accordance with PartnerRe’s bye-laws, is required to approve the bye-law amendment proposal, which will become effective immediately if so approved. Approval of the bye-law amendment proposal IS NOT a condition to the consummation of the merger.

The PartnerRe board of directors unanimously recommends a

vote “FOR” this Proposal 1 to approve the bye-law amendment.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, STATUTORY MERGER AGREEMENT AND THE MERGER

In this proposal, PartnerRe is asking its shareholders to approve and adopt the merger agreement, the statutory merger agreement and the merger. Approval of this proposal IS a condition to consummation of the merger.

The PartnerRe board of directors unanimously (1) determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of, PartnerRe and fair to the holders of PartnerRe common shares and PartnerRe preferred shares, (2) approved the merger agreement, the statutory merger agreement and the transactions contemplated thereby and (3) resolved that the merger proposal be submitted to the PartnerRe shareholders for their consideration at the special general meeting.

Each PartnerRe share, including the PartnerRe preferred shares, as of the record date will carry the right to vote on this proposal. If the bye-law amendment is approved, the approval of this proposal requires the affirmative vote of a majority of the votes cast at the special general meeting, at which a quorum is present, in accordance with PartnerRe’s amended bye-laws. If the bye-law amendment is not approved, then in accordance with the Companies Act, the approval of this proposal requires the affirmative vote of 75% of the votes cast of PartnerRe shares at the special general meeting, at which a quorum is present.

The PartnerRe board of directors unanimously recommends a vote “FOR”

this Proposal 2 to approve and adopt the merger proposal.

PROPOSAL 3—APPROVAL OF THE COMPENSATION ADVISORY PROPOSAL

PartnerRe is providing the holders of PartnerRe common shares with the opportunity to cast an advisory (nonbinding) vote to approve the “golden parachute” compensation payments that will or may be made by PartnerRe to its named executive officers in connection with the merger, as required by the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act. This proposal, commonly known as “say-on-golden parachute,” gives the holders of PartnerRe common shares the opportunity to vote on an advisory (nonbinding) basis on the “golden parachute” compensation payments that will or may be paid by PartnerRe to its named executive officers in connection with the merger.

The “golden parachute” compensation that PartnerRe’s named executive officers may be entitled to receive from PartnerRe in connection with the merger is summarized in the table titled “Golden Parachute Compensation,” which can be found in the section of this proxy statement titled “The Merger—Interests of PartnerRe’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.” Such summary, in table form, includes all compensation and benefits that may or will be paid by PartnerRe to its named executive officers in connection with the merger.

The PartnerRe board of directors encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement.

The PartnerRe board of directors unanimously recommends that the holders of PartnerRe common shares approve the following resolution:

“RESOLVED, that the holders of PartnerRe common shares approve, on an advisory (nonbinding) basis, the compensation that will or may become payable by PartnerRe to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The affirmative vote of a majority of the votes cast, by the holders of PartnerRe common shares at the special general meeting, at which a quorum is present in accordance with PartnerRe’s bye-laws, is required to approve this compensation advisory proposal.

The vote on the compensation advisory proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Since the vote on the compensation advisory proposal is advisory only, it will not be binding on either Parent or PartnerRe. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by PartnerRe to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (nonbinding) vote of the holders of PartnerRe common shares.

The PartnerRe board of directors unanimously recommends a vote “FOR”

this Proposal 3 to approve the compensation advisory proposal.

PROPOSAL 4—APPROVAL OF THE ADJOURNMENT PROPOSAL

The special general meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special general meeting, the number of PartnerRe common and PartnerRe preferred shares present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, PartnerRe intends to move to adjourn the special general meeting in order to solicit additional proxies for the adoption and approval of the merger agreement, the statutory merger agreement and the transactions contemplated thereby. PartnerRe does not intend to call a vote on this proposal if the merger proposal has been approved at the special general meeting.

In this proposal, PartnerRe is asking its shareholders to authorize the holder of any proxy solicited by the PartnerRe board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the special general meeting to another time and place for the purpose of soliciting additional proxies. If PartnerRe shareholders approve this adjournment proposal, PartnerRe could adjourn the special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from PartnerRe shareholders who have previously voted.

Each PartnerRe share, including the PartnerRe preferred shares, as of the record date will carry the right to vote on this proposal. The affirmative vote of a majority of the votes cast at the special general meeting, at which a quorum is present in accordance with PartnerRe’s bye-laws, is required to approve the adjournment proposal.

The PartnerRe board of directors unanimously recommends a vote “FOR”

this Proposal 4 to approve the adjournment proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of the merger and the special dividend applicable to U.S. holders (as defined below) of PartnerRe common shares, and the material U.S. federal income tax consequences of the merger, contingent cash payment, and agreement to enter into the alternate exchange offer applicable to U.S. holders of PartnerRe preferred shares.

The following discussion is based upon the Code, U.S. Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as currently in effect on the date of this proxy statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to holders that hold their PartnerRe shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular shareholder, such as the application of the Medicare contribution tax, or to shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	S corporations, partnerships or other pass-through entities (and investors in such entities);

•	dealers in securities or currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	shareholders that hold their PartnerRe shares as part of a “straddle,” “conversion transaction” or other integrated transaction;

•	shareholders who acquired their PartnerRe shares pursuant to the exercise of employee share options or otherwise in connection with the performance of services;

•	shareholders who have a functional currency other than the United States dollar;

•	persons who are “United States shareholders” of PartnerRe, as defined under Section 951(b) of the Code;

•	EXOR and any of its affiliates; and

•	shareholders who exercise their appraisal rights.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a PartnerRe shareholder, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding PartnerRe shares should consult its tax advisors with respect to the tax consequences of the transaction.

This discussion does not address tax considerations under state, local and non-U.S. laws. Except to the extent relating to the alternate exchange offer, this discussion also does not address the tax consequences to holders of PartnerRe preferred shares of holding preferred shares of the surviving company.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of PartnerRe shares that is (i) a citizen or resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia or (iii) an estate or trust , the income of which is subject to U.S. federal income tax regardless of its source.

Holders of PartnerRe shares are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of the transaction to them, as well as any tax consequences arising under any state, local and non-U.S. tax laws or any other U.S. federal tax laws. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the consequences of continuing to hold their PartnerRe preferred shares as preferred shares of the surviving company, as well as any tax consequences arising under any state, local and non-U.S. tax laws or any other U.S. federal tax law.

Tax Consequences to U.S. Holders of PartnerRe Common Shares

Tax Consequences of the Merger

The exchange of PartnerRe common shares for the merger consideration pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion titled “—Passive Foreign Investment Company,” a U.S. holder will generally recognize capital gain or loss for U.S. federal income tax purposes on the exchange of PartnerRe common shares for the merger consideration in an amount equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the PartnerRe common shares exchanged. Gain or loss, as well as the holding period, will be determined separately for each block of PartnerRe common shares (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year on the date of the exchange. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Any such gain or loss recognized by U.S. holders will generally be treated as U.S.-source gain or loss.

Tax Consequences of the Special Dividend

Pursuant to the terms of the merger agreement, PartnerRe will pay the special dividend to holders of record of PartnerRe common shares immediately prior to the effective time. PartnerRe intends to treat the special dividend as a distribution with respect to the PartnerRe common shares for U.S. federal income tax purposes. It is possible, however, that the IRS could treat the special dividend as additional consideration received by holders of PartnerRe common shares in the merger that is subject to the rules described in the section above titled “—Tax Consequences of the Merger.”

If the special dividend is treated as a distribution with respect to the PartnerRe common shares, subject to the discussion under the section below titled “—Passive Foreign Investment Company,” the amount paid to U.S. holders of PartnerRe common shares will be characterized as a dividend to the extent paid out of PartnerRe’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Subject to applicable limitations, certain dividends received by certain non-corporate U.S. holders from a foreign corporation are taxed at the preferential rates applicable to “qualified dividend income,” provided certain holding period requirements are met and the foreign corporation is treated as a “qualified foreign corporation” with respect to the shares on which such dividends are paid. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on shares that are readily tradable on an established securities market in the United States. The PartnerRe common shares are listed on the NYSE, and, pursuant to Treasury Department guidance, are readily tradable on an established securities market in the United States. PartnerRe intends to treat the special dividend as a distribution paid on shares that are readily tradable on an established securities market in the United States, and therefore eligible for taxation at the preferential rates applicable to qualified dividend income. This conclusion is based on PartnerRe’s belief that it should not be classified as a passive foreign investment company (which we refer to as a “PFIC”), as discussed further below. However, pursuant to the merger agreement, the PartnerRe common shares will be delisted as of the closing date of the merger, which is also the record date of the special dividend, and holders of PartnerRe common shares will receive the special dividend after the closing date, although pursuant to the merger agreement, the dividend will be declared before closing (but with payment contingent on the closing having occurred). It is therefore possible that the IRS could take the position that the special dividend is not eligible for the preferential rates applicable to qualified dividend income because it is not paid with respect to shares of a “qualified foreign corporation.” Non-corporate U.S. holders should consult their tax advisors regarding the classification of the special dividend as a dividend and the eligibility of the special dividend for the preferential rates applicable to qualified dividend income. In any event, the special dividend will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Passive Foreign Investment Company

In general, a foreign corporation will be treated as a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” or (ii) 50% or more of its assets produce (or are held for the production of) passive income. For purposes of the PFIC determination, a non-U.S. corporation is generally treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the corporation’s shares. Passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. PartnerRe has indicated in public filings that it does not believe that it is, or ever has been, a PFIC. However, the determination of PFIC status is factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Further, PartnerRe’s counsel has not made any determination regarding the PFIC status of PartnerRe for any taxable year. Accordingly, there can be no assurance that PartnerRe is or was not a PFIC for its current or any prior taxable year.

If PartnerRe were a PFIC for the taxable year of the merger or any prior taxable year in which the U.S. holder held PartnerRe common shares, unless the U.S. holder had made a valid mark-to-market election with respect to their PartnerRe common shares, any gain recognized by a U.S. holder on the exchange of PartnerRe common shares for the merger consideration pursuant to the merger generally would be allocated ratably over such U.S. holder’s holding period for the PartnerRe common shares. The amount allocated to the taxable year of the merger and to any taxable year before PartnerRe became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to such year. If the U.S. holder had made a valid mark-to-market election with respect to their PartnerRe common shares, any gain recognized by the U.S. holder would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If PartnerRe is a PFIC for the taxable year of the merger or has been a PFIC during any prior year in which a U.S. holder held PartnerRe common shares, a U.S. holder generally would be required to file IRS Form 8621 with respect to the PartnerRe common shares. The PFIC rules are complex, and each U.S. holder should consult their own tax advisors regarding the classification of PartnerRe as a PFIC, and the effect of the PFIC rules on such U.S. holder.

Tax Consequences to U.S. Holders of PartnerRe Preferred Shares

Tax Consequences of the Merger

The continuation of PartnerRe preferred shares as preferred shares of the surviving company will not be a taxable event for U.S. federal income tax purposes. Except with respect to the contingent cash payment, U.S. holders of PartnerRe preferred shares will not recognize any income, gain or loss upon the continuation of their PartnerRe preferred shares as preferred shares of the surviving company, and will retain an adjusted tax basis and holding period in their surviving company preferred shares equal to the adjusted tax basis and holding period such U.S. holder had in their PartnerRe preferred shares prior to the merger.

Tax Consequences of the Contingent Cash Payment

As described above in the section of this proxy statement titled “Questions and Answers About the Merger and Special General Meeting—What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?,” if PartnerRe does not obtain a ruling from the IRS prior to the closing date of the merger, at or as soon as reasonably practicable following the effective time, Parent Guarantor will make the contingent cash payment. To the extent that PartnerRe is required to take a position as to the treatment of the contingent cash payment, PartnerRe intends to treat the payment as ordinary income (and not as the merger consideration or a dividend) for U.S. federal income tax purposes, taxable to U.S. holders of PartnerRe preferred shares at the time such payment is accrued or received, in accordance with the U.S. holder’s method of tax accounting. U.S. holders of PartnerRe preferred shares should consult their tax advisors regarding the U.S. federal income tax treatment of the contingent cash payment.

Tax Consequences of the Agreement to Enter into the Exchange Offer and Alternate Exchange Offer

The merger agreement also provides that if PartnerRe does not obtain a ruling prior to the closing date of the merger, the surviving company shall use its commercially reasonable efforts to launch the alternate exchange offer pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares of the surviving company will receive the alternate exchange securities. In anticipation of the exchange offer, or, if no ruling is obtained, the alternate exchange offer, at or as reasonably practicable following the effective time, Parent will use commercially reasonable efforts to obtain opinions of Paul Weiss to the effect that none of the transactions to be consummated pursuant to the merger agreement, including, if no ruling is obtained, the alternate exchange offer, will result in preferred shares of the surviving company being treated as “fast-pay stock” for U.S. federal income tax purposes. Paul Weiss confirmed on August 2, 2015, the date the merger agreement was signed, that if PartnerRe were its client and the transactions had closed and the alternate exchange offer was launched on the signing date, it would have been prepared to deliver a tax opinion to holders of PartnerRe preferred shares that the alternate exchange securities will not be treated as “fast-pay stock” for U.S. federal income tax purposes.

PartnerRe requested a ruling on September 8, 2015, but there can be no assurance that the IRS will grant one, and opinions of counsel are not binding on the IRS. It is possible if the IRS does not grant a ruling or if a ruling is obtained, depending on its scope, that the IRS will take the position that the preferred shares of the surviving company held by holders of PartnerRe preferred shares following the merger, or the alternate exchange securities received by holders of surviving company preferred shares in the alternate exchange offer, are “fast-pay stock” for U.S. federal income tax purposes. Although PartnerRe does not believe that it is likely that such preferred shares or alternate exchange securities would be characterized as “fast-pay stock” based on the relevant facts and circumstances, if the preferred shares of the surviving company are treated as “fast-pay stock,” all U.S. holders of preferred shares of the surviving company, including U.S. holders that do not participate in the alternate exchange offer, may be required under applicable Treasury Regulations to file a disclosure statement (IRS Form 8886 or successor form) with their U.S. federal income tax returns identifying their participation in a prohibited tax shelter transaction and to mail a copy of such form to the IRS Office of Tax Shelter Analysis. Failure to comply with these disclosure requirements may result in onerous penalties. Material advisors to a transaction that is treated as a “fast-pay arrangement” are also required to file a disclosure statement with the IRS, and can be subject to onerous fee disgorgement penalties for failure to comply. In light of these onerous fee disgorgement penalties, and depending on the outcome of PartnerRe’s request for a ruling from the IRS, as discussed above under the section of this proxy statement titled “Questions and Answers About the Merger and Special Meeting—What are the terms and conditions of the proposed exchange offer for the PartnerRe preferred shares?,” certain material advisors to PartnerRe and Parent Guarantor are likely to file protective disclosure statements with the IRS to avoid the risk of penalties. All U.S. holders of PartnerRe preferred shares are urged to consult their tax advisors as to the U.S. federal income tax consequences of the arrangements described herein, including as to the advisability of protectively filing disclosure statements with the IRS.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding with respect to the amount of cash received in the merger, including the special dividend received by U.S. holders of PartnerRe common shares, and the contingent cash payment, if any, received by U.S. holders of PartnerRe preferred shares. A U.S. holder may be subject to backup withholding unless the U.S. holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, or otherwise complies with the applicable requirements. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

SHAREHOLDER PROPOSALS

The PartnerRe board of directors has not yet set a date for the 2015 annual general meeting of shareholders. Shareholder proposals intended to be presented at the 2015 annual general meeting of shareholders, once the date for the meeting has been set, must be received by PartnerRe no earlier than ninety days prior to such annual general meeting of shareholders and no later than the later of sixty days prior to such annual general meeting of shareholders or the tenth day following the day on which public announcement of the date of the meeting was first made by PartnerRe.

HOUSEHOLDING OF THE PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact PartnerRe at the address identified below. PartnerRe will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to PartnerRe at its address below.

WHERE YOU CAN FIND MORE INFORMATION

PartnerRe files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that PartnerRe files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at +1 (800) SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet website maintained by the SEC at http://www.sec.gov.

If you are a PartnerRe shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through PartnerRe, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from PartnerRe without charge, excluding all exhibits, except that, if PartnerRe has specifically incorporated by reference an exhibit in this proxy statement, the exhibit will also be provided without charge.

You may obtain documents filed by PartnerRe with the SEC by requesting them in writing or by telephone from the following addresses:

PartnerRe Ltd.

Attention: Secretary and Corporate Counsel

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

+1 (441) 292-0888

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the applicable special general meeting. This means you must request this information no later than November 12, 2015 if you are a PartnerRe shareholder. PartnerRe will mail promptly requested documents to requesting shareholders by first-class mail, or another equally prompt means.

You can also get more information by visiting PartnerRe’s website at www.partnerre.com.

Materials from this website and other websites mentioned in this proxy statement are not incorporated by reference into this proxy statement. If you are viewing this proxy statement in electronic format, each of the URLs mentioned in this proxy statement is an active textual reference only.

The SEC allows PartnerRe to “incorporate by reference” information in this proxy statement, which means that PartnerRe can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement.

The documents listed below that PartnerRe has previously filed with the SEC are incorporated by reference into this proxy statement. They contain important business and financial information about PartnerRe:

Annual Report on Form 10-K	For the fiscal year ended December 31, 2014, filed with the SEC on: February 26, 2015.

Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2015, filed with the SEC on May 4, 2015 and for the quarter ended June 30, 2015, filed with the SEC on July 31, 2015.

Current Reports on Form 8-K	Filed with the SEC on: September 15, 2015, September 9, 2015, September 2, 2015, August 3, 2015, July 27, 2015, July 22, 2015, July 21, 2015, July 20, 2015, July 16, 2015, July 13, 2015, July 10, 2015, July 7, 2015, June 30, 2015, June 24, 2015, June 23, 2015, June 22, 2015, June 18, 2015, June 17, 2015, June 8, 2015, June 5, 2015, June 3, 2015, June 1, 2015, May 27, 2015, May 22, 2015, May 20, 2015, May 13, 2015, May 6, 2015, May 4, 2015, April 27, 2015, April 14, 2015, April 1, 2015, March 25, 2015, March 11, 2015, February 17, 2015, February 4, 2015, January 30, 2015, January 29, 2015 (two filings) and two filings on January 26, 2015 (other than the portions of those documents not deemed to be filed).

The description of PartnerRe common shares contained in its Registration Statement on Form S-3, as amended or supplemented for the purpose of updating the description	Filed with the SEC on: April 3, 2015.

PartnerRe also hereby incorporates by reference any additional documents that PartnerRe may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special general meeting. Nothing in this proxy statement shall be deemed to incorporate information furnished but not filed with the SEC.

PartnerRe has supplied all of the information contained or incorporated by reference into this proxy statement relating to PartnerRe and Parent has supplied all of the information contained or incorporated by reference into this proxy statement relating to Parent, Merger Sub and Parent Guarantor.

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT IN DECIDING HOW TO VOTE YOUR PARTNERRE COMMON OR PARTNERRE PREFERRED SHARES. PARTNERRE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 25, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO PARTNERRE SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

This proxy statement contains a description of the representations and warranties that PartnerRe, on the one hand, and Parent, Merger Sub and Parent Guarantor, on the other hand, have made to the other in the merger agreement. Representations and warranties made by the applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as Annexes to this proxy statement or are incorporated by reference into this proxy statement. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding PartnerRe, Parent, Merger Sub and Parent Guarantor or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EXOR N.V.,

PILLAR LTD.,

PARTNERRE LTD.

AND

SOLELY WITH RESPECT TO SECTIONS 4.01 to 4.05, SECTION 6.13 AND

SECTION 9.13, EXOR S.p.A.

Dated as of August 2, 2015 (as subsequently amended)

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 2, 2015, by and among Exor N.V., a Dutch public limited liability company (naamloze vennootschap) (“Parent”), Pillar Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), PartnerRe Ltd., a Bermuda exempted company (“PRE” ), and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 , EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent Guarantor”). PRE, Parent, Merger Sub, and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13, Parent Guarantor, are collectively referred to herein as the “parties.”

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merger Sub (the “Merger Sub Board”) and the Board of Directors of PRE (the “PRE Board”) have determined that a business combination between Merger Sub and PRE is in the best interest of their respective companies and accordingly have determined to effect a business combination upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that Merger Sub will merge with and into PRE (the “Merger”) with PRE continuing as the surviving company in the Merger (the “Surviving Company”), upon the terms and subject to the conditions of this Agreement and a statutory merger agreement in a form to be agreed between the parties (the “Statutory Merger Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the Parent Board, the Merger Sub Board and the PRE Board have unanimously: (i) determined that the Merger is advisable and fair to, and in the best interests of, Parent, Merger Sub and PRE, respectively; and (ii) approved and adopted this Agreement, the Statutory Merger Agreement and the Transactions;

WHEREAS, that certain Agreement and Plan of Amalgamation dated as of January 25, 2015 as amended (the “AXIS Agreement”) between AXIS Capital Holdings Limited (“AXIS”) and PRE has been terminated in accordance with its terms prior to the execution and delivery of this Agreement by PRE; and

WHEREAS, in connection with such termination pursuant to an agreement dated as of the date hereof between AXIS and PRE (the “AXIS Termination Agreement”), PRE has agreed to pay to AXIS in cash $315,000,000 (the “AXIS Termination Fee”) in full satisfaction of all of PRE’s remaining obligations under the AXIS Agreement.

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

Section 1.01. The Merger; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, Merger Sub and PRE will cause an application for registration of the Surviving Company (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under S.108 of the Companies Act on or prior to the Closing Date and will cause the Merger to become effective pursuant to the Companies Act. The Merger shall become effective upon the issuance of a certificate of merger (the “Certificate of Merger”) by the Registrar or such other time as the Certificate of Merger may provide. The parties agree that they will request the Registrar provide in the Certificate of Merger that the Effective Time will be 9:00 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 1.02. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), 1285 Avenue of the Americas, New York, New York, at 11:00 a.m., New York City time, on the date (the “Closing Date”) that is the third Business Day after the day on which the last of those conditions (other than any conditions set forth in Article 7 that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as Parent and PRE may agree in writing. When any condition is first satisfied after 11:00 a.m. New York City time on any day, that condition shall be deemed to have been first satisfied at 8:00 a.m. New York City time on the immediately succeeding Business Day for purposes hereof.

Section 1.03. Effects of the Merger. As of the Effective Time, subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, Merger Sub shall merge with and into PRE and the separate corporate existence of Merger Sub shall thereupon cease and the Surviving Company shall continue as the Surviving Company after the Merger. The parties acknowledge and agree that for purposes of Bermuda Law: (x) the Merger shall be effected so as to constitute an “merger” in accordance with S.104H of the Companies Act; and (y) the Surviving Company shall be deemed to be a “surviving company” as such term is understood under the Companies Act. Under the Companies Act, from and after the Effective Time: (a) the merger of Merger Sub with and into PRE and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (b) the property of each of Merger Sub and PRE shall become the property of the Surviving Company; (c) Surviving Company shall continue to be liable for the obligations and liabilities of each of Merger Sub and PRE; (d) any existing cause of action, claim or liability to prosecution shall be unaffected; (e) a civil, criminal or administrative action or proceeding pending by or against Merger Sub or PRE may be continued to be prosecuted by or against Surviving Company; and (f) a conviction against, or ruling, order or judgment in favor of or against, Merger Sub or PRE may be enforced by or against Surviving Company.

Section 1.04. Surviving Company Memorandum of Association and Bye-Laws.

(a) The memorandum of association of PRE immediately prior to the Effective Time shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable law; and

(b) The bye-laws of the Surviving Company shall be in the form of the bye-laws of Merger Sub in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable law.

Section 1.05. Governance; Directors and Officers.

(a) The parties shall take all actions necessary to cause the Merger Sub Board at the Effective Time to constitute the full Surviving Company board of directors from and after the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the Bye-Laws of the Surviving Company.

(b) The parties shall take all actions necessary to cause the officers of PRE at the Effective Time to constitute the officers of the Surviving Company from and after the Effective Time until their respective successors are duly elected or appointed in accordance with the Bye-Laws of the Surviving Company.

ARTICLE 2

CONVERSION OF SECURITIES

Section 2.01. Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any share capital of Merger Sub or PRE:

(a) Cancellation of Treasury Shares. Notwithstanding anything in this Agreement to the contrary, each common share of PRE, par value $1.00 per share (a “PRE Common Share”) that is owned by PRE, Parent or by any respective Subsidiary or Affiliate of PRE or Parent immediately prior to the Effective Time (the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no PRE Consideration shall be delivered in respect of the Excluded Shares.

(b) Conversion of PRE Common Shares. Each PRE Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall automatically be cancelled and converted into the right to receive an amount in cash equal to $137.50 without interest thereon (the “PRE Consideration”). As of the Effective Time, all PRE Common Shares shall be cancelled automatically and shall cease to exist and the holders of PRE Common Shares (the “PRE Shareholders”) shall cease to have any rights with respect to such PRE Common Shares, except: (i) in the case of the PRE Common Shares (other than Excluded Shares), the right to receive the PRE Consideration in accordance with Section 2.02, and (ii) in the case of the PRE Dissenting Shares that are PRE Common Shares, the right to receive the excess, if any, of the fair value thereof as determined in accordance with (and subject to the terms and conditions of) Section 2.02(f) over the PRE Consideration.

(c) Conversion of Merger Sub Shares. Each common share of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into one validly issued, fully paid and non-assessable common share of the Surviving Company, par value $1.00 per share.

(d) Certain Adjustments. The PRE Consideration shall be appropriately adjusted to reflect fully and equitably the effect of any share split, reverse share split, share consolidation, share subdivision, share bonus issue, share dividend (including any dividend or similar distribution of securities convertible into PRE Common Shares), reorganization, recapitalization, reclassification or other similar event that occurs between the date of this Agreement and the Effective Time with respect to PRE Common Shares in order to provide the PRE Shareholders with the same economic effect as contemplated by this Agreement and the Statutory Merger Agreement prior to any such event; provided, that nothing in this Section 2.01(d) shall be construed to permit PRE to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Statutory Merger Agreement.

(e) Intentionally Left Blank.

(f) Shares of PRE Dissenting Holders. At the Effective Time any PRE Dissenting Shares shall be cancelled, and unless otherwise required by applicable Law, be converted into the right to receive the PRE Consideration as described in Section 2.01(b) or, as the case may be, the preferred shares of the Surviving Company as described in Section 2.01(g) and any PRE Dissenting Holders, in the event that the Appraised Fair Value of a PRE Dissenting Share is greater than the PRE Consideration or, as the case may be, the value of their preferred shares of the Surviving Company described in Section 2.01(g), be entitled to receive such difference from the Surviving Company by payment within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure. PRE shall give Parent: (i) prompt notice of (A) any demands for appraisal of PRE Dissenting Shares or withdrawals of such demands received by PRE and (B) to the extent that PRE has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the PRE Dissenting Shares; and (ii) to the extent permitted by applicable Law, the opportunity to participate with PRE in, and to be regularly consulted by PRE with respect to, any settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act.

(g) Preferred Shares. Each of the PRE Preferred Shares issued and outstanding at the Effective Time shall remain outstanding as preferred shares of the Surviving Company (“Surviving Company Preferred Shares”) and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificate of designation, preferences and rights of such PRE Preferred Shares.

Section 2.02. Payment Procedures.

(a) Paying Agent. At least five Business Days prior to the Effective Time, Parent shall designate a paying agent reasonably acceptable to PRE (the “Paying Agent”) for the purpose of acting as the paying agent for the payments to be made in respect of the share certificates registered in the name of a PRE Shareholder and representing PRE Common Shares (each, a “PRE Certificate”) or PRE Common Shares registered in the register of shareholders of PRE (the “PRE Share Register”) outstanding immediately prior to the Effective Time (“Uncertificated PRE Common Shares”).

(b) Payment Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in accordance with this Article 2 sufficient funds for the payment of the aggregate PRE Consideration to be paid in respect of the PRE Certificates and Uncertificated PRE Common Shares, together with the aggregate PRE Option Payments and PRE SAR Payments payable pursuant to this Agreement (except to the extent that Parent determines to make any such PRE Option Payments or PRE SAR Payments to employees through the payroll of the Surviving Company). The PRE Consideration and other amounts so deposited pursuant to this Section 2.02(b) are hereinafter referred to as the “Payment Fund.” No interest shall be paid or accrued for the benefit of the respective holders of the PRE Certificates and Uncertificated PRE Common Shares on cash amounts payable from the Payment Fund pursuant to this Section 2.02.

(c) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund as directed by the Surviving Company; provided, that such investments shall be in either direct obligations of, or fully guaranteed by, the United States of America or in money market funds having a rating in the highest investment category granted by an internationally recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be promptly paid to the Surviving Company and any amounts in excess of the amounts payable under Sections 2.01(b) and (d) shall be promptly returned to the Surviving Company. To the extent that there are any losses with respect to any such investments, the Surviving Company shall promptly replace or restore the cash to the Payment Fund so as to ensure that there is sufficient cash for the Paying Agent to make all such payments.

(d) Payment Procedures. As promptly as practicable (but in no event later than five Business Days) following the Effective Time, the Surviving Company shall cause the Paying Agent to mail to: (1) each PRE Shareholder of record of PRE Common Shares converted pursuant to Section 2.01(b): (i) a letter of transmittal (which shall be in form and substance as the parties may reasonably specify at least three Business Days prior to the Effective Time, including that delivery shall be effective upon the proper delivery of the PRE Certificates or, in the case of Uncertificated PRE Common Shares, pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth therein), and (ii) instructions to effect the surrender of PRE Certificates or Uncertificated PRE Common Shares in exchange for the PRE Consideration. Following the Effective Time, upon surrender of title to the PRE Common Shares previously held by a PRE Shareholder in accordance with this Section 2.02, together with a duly executed letter of transmittal and such other documents as the Paying Agent may reasonably require, a PRE Shareholder shall be entitled to receive the PRE Consideration in exchange therefor, and any PRE Certificate so surrendered shall be marked as cancelled immediately. In the event that the PRE Consideration is to be paid to a Person that is not registered in the transfer records of PRE, the PRE Consideration may be issued to such Person if: (i) the PRE Certificate representing such PRE Common Shares (if any) is presented to the Paying Agent; (ii) all documents so required to evidence and effect such transfer that are reasonably satisfactory to the Surviving Company are presented to the Paying Agent; and (iii) evidence reasonably satisfactory to the Surviving Company is presented confirming that any applicable stock transfer taxes have been paid.

(e) Intentionally Left Blank.

(f) No Further Rights in PRE Common Shares. All PRE Consideration paid upon the surrender of title to PRE Common Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such PRE Common Shares. From and after the Effective Time, the PRE Share Register shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the PRE Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any outstanding PRE Common Shares are presented to the Surviving Company or the Paying Agent, such PRE Common Shares shall be cancelled and exchanged for PRE Consideration provided for, and in accordance with the provisions set forth, in this Article 2.

(g) Intentionally Left Blank.

(h) Lost, Stolen or Destroyed Certificates. If any PRE Certificates have been lost, stolen or destroyed, the Paying Agent shall issue and pay in exchange for such lost, stolen or destroyed PRE Certificates, upon the making of an affidavit of that fact by the Person claiming to be the holder thereof, the PRE Consideration payable pursuant to this Article 2 in respect thereof; provided, that the Surviving Company may, in its reasonable discretion, require such Person to either deliver a bond in such sum as the Surviving Company may reasonably direct or otherwise indemnify the Surviving Company in a manner reasonably satisfactory to the Surviving Company against any claim that may be made against the Surviving Company or the Paying Agent with respect to the PRE Certificates alleged to have been lost, stolen or destroyed.

(i) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the respective PRE Shareholders for 180 days following the Effective Time shall be delivered to the Surviving Company, upon demand. Any respective holder of PRE Common Shares who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company for payment of their respective PRE Consideration.

(j) No Liability. To the extent permitted under applicable Law, any PRE Consideration that remains undistributed to any PRE Shareholder shall be delivered to and become the property of the Surviving Company on the Business Day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. Neither the Surviving Company nor the Paying Agent shall be liable to any PRE Shareholder for any such property delivered to the Surviving Company or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k) Withholding Rights. The Paying Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any PRE Consideration or other amounts payable pursuant to this Agreement to any PRE Shareholder such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the PRE Shareholder in respect of whom such deduction or withholding was made.

Section 2.03. Treatment of Equity Awards.

(a) Treatment of PRE Options. As of the Effective Time, each outstanding option to purchase PRE Common Shares under any PRE Share Plan (each, a “PRE Option”), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and PRE Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of PRE Common Shares subject to such PRE Option immediately prior to the Effective Time and (ii) the excess, if any, of the PRE Consideration over the exercise price per PRE Common Share of such cancelled PRE Option, less applicable withholding taxes (such excess amounts payable hereunder, the “PRE Option Payments”). For the avoidance of doubt, in the event that the product obtained by such calculation with respect to a PRE Option is zero or a negative number, then such PRE Option shall, immediately prior to the Effective Time, be cancelled without consideration, and such PRE Option shall have no further force or effect

(b) Treatment of PRE Share Appreciation Rights. As of the Effective Time, each outstanding share appreciation right under any PRE Share Plan (each, a “PRE SAR”), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and PRE Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of PRE Common Shares subject to such PRE SAR immediately prior to the Effective Time and (ii) the excess, if any, of the PRE Consideration over the exercise price per PRE Common Share of such cancelled PRE SAR, less applicable withholding taxes (such amounts payable hereunder, the “PRE SAR Payments”). For the avoidance of doubt, in the event that the product obtained by such calculation with respect to a PRE SAR is zero or a negative number, then such PRE SAR shall, immediately prior to the Effective Time, be cancelled without consideration, and such PRE SAR shall have no further force or effect.

(c) Treatment of PRE Other Share-Based Awards. Immediately prior to the Effective Time, each right of any kind, contingent or accrued, to receive PRE Common Shares (including restricted share units and performance share units), other than PRE Options and PRE SARs (each, a “PRE Other Share-Based Award”), which under the terms of the applicable grant or award agreement and PRE Share Plan becomes fully vested and settled effective as of the Effective Time shall vest and be settled in accordance with its terms (and for the avoidance of doubt, all such performance share units shall vest and settle as if the maximum performance were achieved) and each PRE Common Share delivered in settlement thereof (after giving effect to any required reduction in respect of withholding tax obligation due in respect of such vesting and settlement), shall be eligible to receive the PRE Consideration pursuant to Section 2.01(b) of this Agreement.

(d) Intentionally Left Blank.

(e) Intentionally Left Blank.

(f) Intentionally Left Blank.

(g) Prior to the Effective Time, the PRE Board and its compensation committee, shall take all actions necessary to effectuate the provisions of this Section 2.03.

Section 2.04. Intentionally left blank.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PRE

Except as: (i) set forth in the disclosure letter delivered by PRE to Parent simultaneously with the execution of this Agreement (the “PRE Disclosure Letter”), or (ii) disclosed in the PRE SEC Reports publicly filed with the SEC on or following January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in the “Risk Factors” or “Forward-Looking Statements” sections of such PRE SEC Report or that otherwise constitute risk factors or that are cautionary, predictive or forward-looking in nature), PRE hereby represents and warrants to Parent and Merger Sub, with respect to itself and its Subsidiaries, as follows:

Section 3.01. Organization, Standing and Power.

(a) Each of it and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized or incorporated, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization or incorporation, except for those jurisdictions where failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of it and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of it and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, exempted company, limited liability company or other legal entity and is in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) in each jurisdiction where the character or location of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of their respective Organizational Documents in any material respect.

(c) It has provided or made available to Parent and Merger Sub true and complete copies of: (i) its memorandum of association (the “Memorandum of Association”) and bye-laws (the “Bye-Laws”) in effect as of the date hereof; and (ii) the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of its material Insurance Subsidiaries.

Section 3.02. Capitalization.

(a) Its authorized share capital and issued and outstanding share capital as of the date set forth in Section 3.02(a) of the PRE Disclosure Letter, including any capital reserved for issuance upon the exercise or payments of outstanding warrants, share options, share appreciation rights or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, each an “Equity Award”), are described in Section 3.02(a) of the PRE Disclosure Letter. None of its share capital, equity-related securities or warrants are held by it or by its Subsidiaries. Section 3.02(a) of the PRE Disclosure Letter also sets forth a true and complete list of all outstanding Equity Awards outstanding as of the date of this Agreement and the name of each holder thereof and the number of PRE Common Shares for which any such warrant, option, share appreciation right, restricted share, restricted share unit or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof).

(b) Except as described in this Section 3.02, as of the date hereof, there are: (i) no shares or securities of, or other equity or voting interests in, it; (ii) no issued and outstanding shares or securities of it that are convertible into or exchangeable for share capital of, or other equity or voting interests in, it; (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from it, or that obligate it to issue, any shares or securities, or other equity or voting interests in, it; (iv) no obligations of it to grant, extend or enter into any subscription, warrant, right, convertible or exchange security or other similar agreement or commitment relating to any shares or securities of, or other equity or voting interests in it (the items in clauses (i), (ii), (iii) and (iv) being referred to, collectively, as its “Securities”); and (v) no other obligations by it or any of its Subsidiaries to make any payments based on the price or value of any of its Securities, or dividends paid thereon.

(c) With respect to the Equity Awards: (i) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the PRE Board, or a committee thereof or such committee’s designee (as the case may be) and any required approval by its shareholders; (ii) each such grant was made in accordance with all applicable Laws, including the rules of the NYSE; (iii) the per share exercise price of each PRE Option was not less than the fair market value of a respective PRE Common Share on the applicable Grant Date; (iv) each such grant qualifies in all material respects for the Tax and accounting treatment afforded to such Equity Awards in its Tax Returns and its SEC Reports, respectively; and (v) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code. The treatment of the Equity Awards provided in Section 2.03 will comply with all applicable Laws and the terms and conditions of the PRE Share Plans and the applicable Equity Award agreements.

(d) All PRE Common Shares and PRE Preferred Shares that are issued and outstanding or that are subject to issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable: (i) are, or, in the case of shares issued after the date hereof, will be, duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with applicable Law and the terms and provisions of its applicable Organizational Documents; and (ii) are not, or, in the case of shares issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option call or right of first refusal or similar rights.

(e) There are no outstanding contractual obligations of it or any of its Subsidiaries: (i) to repurchase, redeem or otherwise acquire any PRE Common Shares, PRE Preferred Shares, bonds, debentures, notes or other indebtedness of it or share capital, bonds, debentures, notes or other indebtedness of any Subsidiary of it; or (ii) to provide any funds to or make any investment in (A) any Subsidiary of it that is not wholly owned by it or (B) any other Person. No holder of securities in it or any of its Subsidiaries has any right to have such securities registered by it or any of its Subsidiaries under the Exchange Act.

(f) The PRE Common Shares and PRE Preferred Shares constitute the only issued and outstanding classes of securities of it or its Subsidiaries registered under the Exchange Act.

(g) Section 3.02(g) of the PRE Disclosure Letter contains a list of all insurance linked securities, sidecars, catastrophe bonds or weather-related bonds or similar instruments issued, guaranteed or sponsored by it or any of its Subsidiaries.

(h) It has not guaranteed the obligations of any of its Subsidiaries.

Section 3.03. Corporate Authorization. It has all necessary corporate power and authority to enter into this Agreement and the Statutory Merger Agreement and, subject to approval and adoption of this Agreement and the Statutory Merger Agreement by the Requisite PRE Vote to consummate the Transactions. The execution, delivery and performance by it of this Agreement, the Statutory Merger Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on its part, subject only to the Requisite PRE Vote. The Requisite PRE Vote is the only vote of the holders of any class or series of its share capital or other securities necessary to approve this Agreement, the Statutory Merger Agreement or the Transactions to which it is a party.

Section 3.04. Board Approval.

(a) The PRE Board, by resolutions duly passed at a meeting duly called and held, has: (i) determined that the PRE Consideration constitutes fair value for each PRE Common Share in accordance with the Companies Act and deemed it advisable and fair to, and in the best interests of, PRE to enter into this Agreement and to consummate the Transactions to which PRE is a party; (ii) approved and adopted this Agreement and authorized and approved the Transactions to which PRE is a party; (iii) recommended that the shareholders of PRE vote affirmatively in connection with obtaining the Requisite PRE Vote (the “PRE Board Recommendation”), subject to Section 6.08, and directed that this Agreement, the Statutory Merger Agreement and the Transactions to which PRE is a party be submitted for consideration by the shareholders of PRE at the PRE Shareholder Meeting; and (iv) determined that the PRE Bye-law Amendment is in the best interests of PRE and authorized and approved the PRE Byelaw Amendment.

(b) Intentionally Left Blank.

Section 3.05. Enforceability. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 3.06. Non-Contravention. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by it and the consummation by it of the Transactions to which it is a party do not and will not (assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 4.03 and Section 4.05 below):

(a) contravene or conflict with, or result in any violation or breach of, any provision of its Organizational Documents, as they may be amended by the PRE Bye-law Amendment;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to it or any of its Subsidiaries or by which any of its assets or those of any of its Subsidiaries (“PRE Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.08 have been obtained or made or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts, except for any Reinsurance Contracts, to which it or any of its Subsidiaries is a party or by which any of their assets are bound (collectively, “PRE Contracts”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any PRE Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any PRE Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(f) cause the creation or imposition of any Liens on any PRE Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07. Subsidiaries.

(a) Each of its Subsidiaries is wholly owned by it, directly or indirectly, free and clear of any Liens other than Permitted Encumbrances. Except for Investment Assets held in the ordinary course of business and the capital stock or other equity ownership interests of its Subsidiaries set forth in Section 3.07 of the PRE Disclosure Letter, it does not own, directly or indirectly, any share capital or other equity interest of, or any other securities convertible or exchangeable into or exercisable for share capital or equity interest of, any Person.

(b) Each issued and outstanding share of the share capital or non-corporate equity interests (including partnership interests and limited liability company interests), as applicable, of each of its Subsidiaries that is held, directly or indirectly, by it: (i) is duly authorized, validly issued, fully paid and nonassessable, and was issued in compliance with the applicable Laws, terms and conditions of the applicable Subsidiary’s Organizational Documents and any preemptive or similar rights, subscription rights, anti-dilutive rights, purchase option, call or right of first refusal or similar rights; and (ii) is not or, in the case of any share or non-corporate equity interest issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option, call or right of first refusal or similar rights.

(c) All of the outstanding share capital of, or other equity or voting interests in, each of its Subsidiaries are owned directly or indirectly, by it free and clear of all Liens other than Permitted Encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any share capital or other equity or voting interests of any of its Subsidiaries, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any of its Subsidiaries. None of its Subsidiaries has any outstanding equity compensation plans relating to the share capital of, or other equity or voting interests in, any of its Subsidiaries. Neither it nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any of its Subsidiaries or dividends paid thereon.

Section 3.08. Governmental Authorizations. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by it and its Subsidiaries and the consummation by it and its Subsidiaries of the Transactions do not and will not require any consent, approval or other authorization of, or filing, license, permit, declaration or registration with or notification to, or waiver from, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) (i) the filing of the Merger Application and related attachments with the Registrar and (ii) the written notification from the Bermuda Monetary Authority confirming that the Bermuda Monetary Authority has no objection to the Merger;

(b) (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and any other materials as may be required in connection with this Agreement and the Transactions and (ii) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(c) compliance with the New York Stock Exchange (“NYSE”) rules and regulations;

(d) Intentionally Left Blank.

(e) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, as set forth in Section 3.08(e) of the PRE Disclosure Letter, with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws;

(f) notices, applications, filings, authorizations, orders, approvals and waivers that are set forth in Section 3.08(f) of the PRE Disclosure Letter (such notices, filings, authorizations, orders, approvals and waivers described in clauses (e) and (f), together with the Specified Approvals, the “Transaction Approvals”); and

(g) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09. Vote Required.

(a) The Requisite PRE Vote is the only vote of the holders of any class or series of the share capital of it or any of its Subsidiaries necessary (under its Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger.

(b) There are no shareholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which it or any of its Subsidiaries is a party or of which it has Knowledge with respect to the voting of any of its shares or those of any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of it or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which its shareholders may vote.

Section 3.10. SEC Reports.

(a) It has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and any documents or information furnished to the SEC on a voluntary basis on Current Reports on Form 8-K, in each case since January 1, 2012 (collectively, the “SEC Reports”). Its SEC Reports, as filed with or furnished to the SEC: (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act; (ii) were prepared in all material respects in accordance with the respective requirements of the Securities Act, the Exchange Act and other applicable Laws; and (iii) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, and at their respective effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. None of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

(b) As of their respective dates, or, if amended, as of the date of the last such amendment, its SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, there are no outstanding or unresolved written comments from the SEC with respect to its SEC Reports. As of the date hereof, to its Knowledge, none of its SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

Section 3.11. Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements (including all related notes and schedules) of it and its consolidated Subsidiaries included or incorporated by reference in its SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements); and

(iii) fairly present in all material respects the consolidated financial position of it and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are, individually or in the aggregate, material).

(b) No material weaknesses exist with respect to its internal control over financial reporting that would be required to be disclosed pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in its SEC Reports as filed with or furnished to the SEC prior to the date hereof. It has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to ensure that information required to be disclosed by it in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by it in the reports that it files and submits under the Exchange Act is accumulated and communicated to its management, as appropriate, to allow timely decisions regarding required disclosure. It has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. It has provided or made available to Parent and Merger Sub true and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to its independent auditors and the audit committee of its Board since January 1, 2012.

Section 3.12. Liabilities.

(a) There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of it or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet, including the footnotes thereto, prepared in accordance with GAAP, other than:

(i) Liabilities reflected or reserved for in the consolidated balance sheet of it and its consolidated Subsidiaries as of December 31, 2014 or disclosed in the footnotes thereto, set forth in its Annual Report on Form 10-K for the period ended December 31, 2014, as filed with the SEC prior to the date hereof; and

(ii) Liabilities incurred since December 31, 2014 in the ordinary course of business.

(b) Neither it nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among it and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its Subsidiaries in its SEC Reports.

(c) It is in compliance in all material respects with: (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the SEC promulgated thereunder that are applicable to it and (ii) the rules and regulations of the NYSE that are applicable to it. With respect to each of its SEC Reports on Form 10-K or Form 10-Q, each of its principal executive officer and principal financial officer has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the

Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to such SEC Reports. None of the “back-up” or “sub-certifications” made by any of its officers or employees or any of its Subsidiaries since January 1, 2012 to support any such certifications made by its principal executive officer or principal financial officer has identified or raised any significant exceptions.

Section 3.13. Absence of Certain Changes. Since December 31, 2014 to the date of this Agreement: (a)except for the execution, delivery and performance of this Agreement and the discussions, negotiations and Transactions related thereto, its business and that of its Subsidiaries has been carried on and conducted in all material respects in the ordinary course; (b) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution in respect of any of the PRE Common Shares or other of its equity or voting interests, except for ordinary course quarterly dividends with payment dates and amounts consistent with past practice; (c) there has not been any change in any material respect in its or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required by GAAP, by Applicable SAP or applicable Law, and (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.14. Litigation. Other than ordinary course claims under Reinsurance Contracts within applicable policy or contractual limits that do not involve allegations of bad faith or seek extra-contractual obligations, are not the subject of any proceeding by or before any Governmental Entity and have not proceeded to formal litigation, arbitration or mediation, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to its Knowledge, threatened against: (a) it or any of its Subsidiaries; or (b) any of its or its Subsidiaries’ directors, officers or employees or other Person for whom it or any of its Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Orders outstanding against it, any of its Subsidiaries or their respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15. Investments; Derivatives.

(a) Except for bonds, stocks, mortgage loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternatives investments and direct and indirect investments in hedge funds and other investments (the “Investment Assets”) sold in the ordinary course of business after December 31, 2014 or in compliance with the Investment Guidelines, each of it and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Encumbrances. A copy of its policies with respect to the investment of the Investment Assets has been made available no later than one day prior to the date hereof (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and it and its Subsidiaries have complied in all material respects with, the Investment Guidelines.

(b) The Investment Assets in all material respects comply with, and the acquisition thereof complied with, any and all investment restrictions under applicable Law.

Section 3.16. Insurance Matters.

(a) Section 3.16(a) of the PRE Disclosure Letter contains a true and correct list of each of its Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company, reinsurance company or insurance or reinsurance intermediary (collectively, its “Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance or as an intermediary. None of its Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its formation. Each of its Insurance Subsidiaries and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed, authorized or otherwise eligible to conduct its business as currently conducted, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed, authorized or otherwise eligible to conduct its business as currently conducted would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as required by Insurance Laws of general applicability and the insurance Permits maintained by its Insurance Subsidiaries, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or on any of its Insurance Subsidiaries or to which it or any of its Insurance Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor have it or any of its Insurance Subsidiaries adopted any board or committee resolutions at the request of any Governmental Entity, in each case with respect to such Insurance Subsidiaries, including any that would (i) limit the ability of any of its Insurance Subsidiaries to enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any of its Insurance Subsidiaries, (iii) in any manner relate to the ability of any of its Insurance Subsidiaries to pay dividends, (iv) require any investment of any of its Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent), (v) require or impose any capital commitment, “keep well” or similar capital maintenance arrangement with respect to any of its Insurance Subsidiaries, or (vi) otherwise restrict the conduct of business of any of its Insurance Subsidiaries, nor have any of its Insurance Subsidiaries been advised by any Governmental Entity that it is contemplating any such undertakings.

(c) The financial statements included in all annual, quarterly and other periodic statements submitted to the appropriate Insurance Regulator of each jurisdiction in which any of its Insurance Subsidiaries is licensed or authorized or otherwise eligible or accredited with respect to the conduct of the business of reinsurance since January 1, 2012 (collectively, its “Statutory Statements”) were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (and shareholders’ equity, as applicable) of such Insurance Subsidiary for the respective periods then ended. Such Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of it, orally) by any Insurance Regulator with respect to any of such Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(d) It has provided or made available to Parent and Merger Sub to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2012 through the date of this Agreement relating to its Insurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement. It has also provided Parent with true and complete copies of its written guidelines and policies with regard to underwriting, claims handling and actuarial reserves practices.

(e) (i) Each Ceded Reinsurance Contract is valid and binding on its applicable Insurance Subsidiary, and to its Knowledge, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) its applicable Insurance Subsidiary and, to its Knowledge, any other party thereto, has performed all obligations required to be performed by it under each Ceded Reinsurance Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) none of its Insurance Subsidiaries has received written or, to its Knowledge, oral, notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Insurance Subsidiary under any Ceded Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, (iv) to its Knowledge, with respect to each Ceded Reinsurance Contract, (A) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Ceded Reinsurance Contract, (B) to its Knowledge as of the date hereof, no such counterparty is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) the financial condition of any reinsurer or retrocessionaire under such Ceded Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (D) no notice of intended cancellation has been received by its Insurance Subsidiary from any such reinsurer or retrocessionaire, and (E) its Insurance Subsidiary is entitled under the law of its domiciliary jurisdiction to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to such Ceded Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account and are properly reflected in its Statutory Statements. As of the date hereof, there are no pending, and since January 1, 2012 to the date hereof, there have not been any, material disputes under any of the Ceded Reinsurance Contracts.

(f) Section 3.16(f) of the PRE Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each intercompany Reinsurance Contract between it and any of its Subsidiaries or among its Subsidiaries.

Section 3.17. Material Contracts.

(a) As of the date hereof, there are no Contracts to which it or any of its Subsidiaries is a party (other than Reinsurance Contracts, Real Property Leases and Benefit Plans): (i) that are required to be described in, or filed as an exhibit to, any of its SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act; (ii) that contain any provisions restricting the ability of it or any of its Subsidiaries, or which, following the consummation of the Merger, would restrict the ability of PRE or any of its Subsidiaries or any of their successors, including the Surviving Company and its Subsidiaries, to compete or transact in any business or with any Person or in any geographic area or grants a right of exclusivity to any Person; (iii) pursuant to which any indebtedness of it or any of its Subsidiaries is outstanding or may be incurred in excess of $50 million or pursuant to which it or any of its Subsidiaries guarantees any indebtedness of any other Person (other than it or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business); (iv) involving any material partnership, joint venture or other similar arrangement with any other Person (other than it or any of its Subsidiaries), relating to the formation, creation, operation, management or control of any such partnership or joint venture; (v) that involves or could reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $5 million in any twelve-month period, other than: (A) Contracts that can be terminated by it or any of its Subsidiaries on less than 90 days’ notice without payment by it or any of its Subsidiaries of any penalty, or (B) Assumed Reinsurance Contracts; (vi) that have been entered into since January 1, 2012 or otherwise provide for material ongoing obligations of it or any of its Subsidiaries and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business (excluding, for the avoidance of doubt, acquisitions or dispositions of Investment Assets, and immaterial tangible assets in the ordinary course of business); (vii) that outsources any material function or part of its business or that of any Subsidiary or Subsidiaries; (viii) that prohibits or restricts the payment of dividends or distributions in respect of its shares or capital stock or those of any of its Subsidiaries, prohibits the pledging of the shares or capital stock of it or any of its Subsidiaries or prohibits or restricts the issuance of any guarantee by it or any of its Subsidiaries; (ix) that restricts its ability to incur indebtedness or guarantee the indebtedness of others; (x) in its case (and not in the case of any of its Subsidiaries) that are guarantees, including of obligations, suretyship contracts, performance bonds or other form of guaranty agreement or capital maintenance agreements or any keep wells; or (xi) Contracts or agreements that contain a put, call or similar right pursuant to which it or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50 million (each such Contract described in clauses (i)-(xi), other than any Reinsurance Contract, Real Property Lease or Benefit Plan, a “Material Contract”).

(b) (i) Each Material Contract is a legal, valid and binding agreement of it and its Subsidiaries to the extent such Person is a party thereto and, to its Knowledge, each other party thereto is in compliance in all material respects with its terms and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) it and each of its Subsidiaries and, to its Knowledge, each other party thereto, has performed all obligations required to be performed by such Person under such Material Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither it nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of it or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 3.17(c) of the PRE Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each Material Contract entered into by it or any of its Subsidiaries.

Section 3.18. Benefit Plans.

(a) It has disclosed in Section 3.18 of the PRE Disclosure Letter a true and complete list of all material Benefit Plans other than Benefit Plans maintained by it outside of the United States primarily for the benefit of Associates working outside of the United States (collectively, the “Non-U.S. Benefit Plans”), which are contributed to, sponsored by or maintained by it or its Subsidiaries, or under which any current or former Associate of it has any present or future rights to benefits. For the purposes of this Agreement, “Benefit Plans” include all benefit and compensation plans, programs, contracts, policies, agreements or arrangements covering its current or former Associates, or under which it has any liability (including any contingent liability), including but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plans are subject to ERISA, and deferred compensation, pension, retirement, health, welfare, severance, employment, perquisite, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive, collective bargaining, fringe benefit, employee loan and bonus plans, programs, contracts, policies, agreements or arrangements. True and complete copies of all material Benefit Plans (or a written summary of any unwritten material Benefit Plan), including, to the extent applicable, (i) any trust agreement or insurance contract forming a part of such Benefit Plans, (ii) the most recent determination letter, (iii) the most recent Form 5500 and attached schedules, (iv) actuarial valuation reports, and (v) any amendments and a summary of any proposed amendments or changes anticipated to be made to such Benefit Plans, have been provided or made available to Parent and Merger Sub prior to the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan other than the Non-U.S. Benefit Plans, (collectively, the “U.S. Benefit Plans”) has been funded, established, maintained and administered in compliance with their respective terms, ERISA, the Code and other applicable Laws, (ii) each U.S. Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan, (iii) there are no pending or, to its Knowledge, threatened actions, claims or lawsuits against or relating to the Benefit Plans, the assets of any of the trusts under such plans or the sponsor or the administrator, or against any fiduciary of the Benefit Plan with respect to the operation of such arrangements (other than routine benefits claims), (iv) no Benefit Plan is under audit or investigation by any Governmental Entity which is reasonably expected to result in a material liability to it, (v) no “reportable event” (as such term is defined by Section 4043 of ERISA) or failure to satisfy the “minimum funding standard” within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA has occurred with respect to any Benefit Plan.

(c) It has not engaged in a transaction with respect to any Benefit Plan which is subject to ERISA that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject it to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. It has not incurred, and it does not reasonably expect to incur, a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(d) Except as disclosed in Section 3.18(d) of the PRE Disclosure Letter, neither it, its Subsidiaries, nor any of their respective predecessors, has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, within the last six (6) years prior to the date hereof with respect to (i) an employee benefit plan that is or was subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (ii) a “multiple employer plan” (as defined in Section 413 of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Benefit Plans provide retiree health, life insurance or other welfare benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law.

(e) There has been no amendment to, or announcement by it relating to, any of the U.S. Benefit Plans that would result in a material increase in liabilities to it above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2014. Except as disclosed in Section 3.18(e) of the PRE Disclosure Letter, neither the execution of this Agreement, shareholder approval and adoption of this Agreement and the Statutory Merger Agreement, receipt of approval or clearance from any one or more Governmental Entities in connection with the Merger or the other Transactions, nor the consummation of the Transactions, alone or in combination with any other event, will (i) entitle any Associates of it to severance or other payment, or increase any compensation or benefits due (other than severance pay required by applicable Law), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount of compensation or benefits payable, under any Benefit Plan, (iii) result in payments that would individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code, or (iv) limit or restrict its right to merge, amend or terminate any Benefit Plan. Except as disclosed in Section 3.18(e) of the PRE Disclosure Letter, it is not a party to, and is not otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provision of state or local Law).

(f) All of the material Non-U.S. Benefit Plans are listed in Section 3.18(f) of the PRE Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of its Non-U.S. Benefit Plan been funded, established, maintained and administered in compliance in all material respects with their respective terms and all applicable Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities) and have been approved by any applicable taxation authorities for favorable taxation status to the extent such approval is available (and circumstances do not exist that are reasonably likely to cause such approval to cease to apply), (ii) it has no material unfunded liabilities with respect to any such Non-U.S. Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into its SEC Reports filed prior to the date of this Agreement and (iii) there is no pending or, to the Knowledge of its executive officers, threatened material litigation relating to the Non-U.S. Benefit Plans.

Section 3.19. Labor Relations.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each individual who renders (or, since January 1, 2012, any other individual who previously rendered) services to it or any of its Subsidiaries who is or was classified by it or any of its Subsidiaries as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is currently or was previously properly so characterized.

(b) It is not party to any collective bargaining or similar agreement covering its employees, and its employees are not represented by any union, works council or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.19(b) of the PRE Disclosure Letter: (i) neither it nor any of its Subsidiaries is the subject of any proceeding that asserts that it or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization; and (ii) there is no pending or, to its Knowledge, threatened, labor strike, dispute, walk-out, work stoppage, slow down or lockout involving it or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of it and its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, plant closing and mass layoff Laws (including the Worker Adjustment and Retraining Notification Act, as amended, and each similar state, local or foreign Law) and terms and conditions of employment. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no charges with respect to or relating to either it or its Subsidiaries pending or, to its Knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices.

Section 3.20. Taxes. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to it or any of its Subsidiaries have been timely (taking into account any applicable extensions) filed and all such Tax Returns are true, complete and correct.

(b) It and each of its Subsidiaries have fully paid all Taxes required to be paid and have made adequate provision (in accordance with GAAP or Applicable SAP, as applicable) for any Taxes that are not yet due and payable or that are being contested in good faith for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) It and each of its Subsidiaries have withheld all Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from it or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) No audit or other proceeding by any Governmental Entity is pending or to its Knowledge, threatened in writing with respect to any Taxes due from or with respect to it or any of its Subsidiaries. No claim for unpaid Taxes has been asserted against it or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved and paid in full.

(f) Neither it nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

(g) Neither it nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(h) There are no Liens for Taxes on its assets or the assets any of its Subsidiaries other than Permitted Encumbrances.

(i) Neither it nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (other than loss transactions) or comparable provision of any other applicable Tax Law, and neither it nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code. For the avoidance of doubt, none of the transactions occurring pursuant to this Agreement (including the Closing and the transactions contemplated by Section 6.12) shall constitute a breach of this Section 3.20(i).

(j) Neither it nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a group of which it or one of its Subsidiaries is the common parent) or (ii) has any liability for any Taxes of any Person (other than it or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, by contract or by operation of Law.

(k) Neither it nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement (other than commercial agreements the primary subject matter of which is not Tax matters).

(l) It and each of its Subsidiaries currently satisfies (assuming the relevant taxable year ended on the date this representation is being given), and expects to satisfy with respect to the taxable year which includes the Closing Date falls, either or both of the exceptions described in Sections 953(c)(3)(A) and (B) of the Code so that none of its “United States shareholders” (within the meaning of Section 953(c) of the Code) will be required to include in income any of its or its Subsidiaries’ “related person insurance income” (within the meaning of Section 953(c)(2) of the Code) by operation of Sections 951(a) and 953(c)(5) of the Code.

(m) Neither it nor any of its Subsidiaries reasonably expects that it will be a passive foreign investment company (as defined in Section 1297 of the Code and the Treasury Regulations thereunder) for the taxable year which includes the Closing Date.

(n) Neither it nor any of its non-U.S. Subsidiaries are engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or have a permanent establishment in the United States.

(o) It has not elected under Section 897(i) of the Code to be treated as a “domestic corporation.”

Section 3.21. Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) it and its Subsidiaries own or have enforceable rights or licenses to use the Intellectual Property used in, and necessary for, their business as currently conducted. Its and its Subsidiaries’ conduct of their business as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted or, to its Knowledge, threatened against it or any of its Subsidiaries that the conduct of its and its Subsidiaries’ business as currently conducted infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party;

(ii) none of its present or former employees, officers, or directors, or agents, outside contractors or any other third party holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property;

(iii) none of the Intellectual Property owned or purported to be owned by it or any of its Subsidiaries (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and, to its Knowledge, the Owned Intellectual Property is valid and enforceable. To its Knowledge, no Person is engaging in any activity that infringes upon the Owned Intellectual Property;

(iv) to its Knowledge, each agreement under which Intellectual Property is licensed to it or any of its Subsidiaries is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and no party thereto is in breach thereof or default thereunder;

(v) it and its Subsidiaries have taken commercially reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use;

(vi) to its Knowledge, the software it or any of its Subsidiaries owns or licenses for use does not contain any disabling mechanism or protection feature designed to prevent its use, including any computer virus, worm, software lock, drop-dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to software or that otherwise bypasses security or audit controls), time bomb or malware or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable software or data, other software operating systems, computers or equipment with which the software interacts; and

(vii) in the past 12 months, there has been no failure or malfunction of any IT Systems which has caused any material disruption to its business or that of its Subsidiaries. It and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures.

(b) To its Knowledge, it and its Subsidiaries are compliant in all material respects with their respective privacy policies and contractual commitments to their respective customers and employees, concerning data protection and the privacy and security of Personal Data of such customers and employees, including any applicable Data Protection Laws. Since January 1, 2012, to its Knowledge, it and its Subsidiaries have not experienced any Information Security Breach.

Section 3.22. Real Property; Personal Property.

(a) Set forth in Section 3.22(a) of the PRE Disclosure Letter is a complete list of real property that it or its Subsidiaries own (“Owned Real Property”). With respect to each Owned Real Property, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) it or its respective Subsidiary has good and clear record and marketable title to such property, free and clear of any Lien other than Permitted Encumbrances; and (ii) there are no outstanding options or right of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property, or interest therein.

(b) It and its Subsidiaries have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) material to the conduct of their respective businesses as such businesses are currently being conducted. Neither it nor any of its Subsidiaries’ leasehold interest in any such real property is subject to any Lien, except for Permitted Encumbrances. None of it or any of its Subsidiaries is in material breach of, or material default under, or has received written notice of any material breach of, or material default under, any Real Property Lease, agreement evidencing any Lien or other agreement affecting any lease, license, or sublease or other agreement (“Real Property Lease”) under which it or any of its Subsidiaries uses or occupies or has a right to use or occupy now or in the future, any real property (“Leased Real Property”), which default remains uncured as of the date of this Agreement.

(c) Each Real Property Lease is valid, binding and in full force and effect, and no termination event or condition or uncured material breach or default on the part of it or any of its Subsidiaries exists under any Real Property Lease. No option has been exercised by it or any of its Subsidiaries under any Real Property Lease, and neither it nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. None of it or any of its Subsidiaries has sold, assigned, transferred, pledged or created or suffered a Lien (except for Permitted Encumbrances) on all or any part of its leasehold interest in the Leased Real Property. As of the date hereof, to its Knowledge, no landlord under any Real Property Lease has indicated that it will not grant its consent to the sublease of the respective Leased Real

Property or assignment of such Real Property Lease by the tenant thereunder, or that such landlord will condition its granting of any such consent on the payment of any non de minimis fee.

(d) The Owned Real Property, the Leased Real Property and any buildings or equipment thereon owned or leased by it or its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses, and, in the case of buildings (including the roofs thereof), are structurally sound.

Section 3.23. Permits; Compliance with Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of it and its Subsidiaries is, and since January 1, 2012, has been, in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is currently being conducted (collectively, its “Required Permits”), and all such Required Permits are in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no suspension or cancellation of any of the Required Permits is pending or threatened, and no such suspension or cancellation will result from consummation of the Transactions.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, it and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with: (i) all Laws applicable to it or such Subsidiary or its respective business or properties; and (ii) all its Required Permits. Neither it nor any of its Subsidiaries is subject to any Order of, or any continuing, pending or threatened in writing formal investigation or formal inquiry by, any Governmental Entity except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, it and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with: (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder; (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention; and (iii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither it or any of its Subsidiaries nor, to its Knowledge, any of their respective directors, officers, employees or agents, does any business with or involving the government of, any Person or project located in any country targeted by any of the economic sanctions promulgated by any Executive Order issued by the President of the United States or administered by the United States Treasury Department’s Office of Foreign Assets Control, or knowingly supports or facilitates any such business or project, in each case other than as permitted under such economic sanctions. Neither it nor any of its Subsidiaries has received any written notice of violation (or allegation of violation) of such sanctions from any Governmental Entity. This Section 3.23 does not relate to its SEC Reports, financial statements or compliance with the Sarbanes-Oxley Act (as associated rules and regulations), which are the subject of Section 3.10, Section 3.11 and Section 3.12.

Section 3.24. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation (collectively, “Takeover Statutes”) would reasonably be expected to restrict or prohibit this Agreement, the Statutory Merger Agreement or the Transactions by reason of it being a party to this Agreement and the Statutory Merger Agreement, or performing its obligations hereunder and thereunder and consummating the Merger and the other Transactions.

Section 3.25. Interested Party Transactions. There are no undisclosed transactions, Contracts, arrangements or understandings between: (a) it and any of its Subsidiaries, on the one hand; and (b) any director, officer or employee of it or any Person (other than it or its Subsidiaries) which owns of record or beneficially any equity interest in it or any of its Subsidiaries, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, an “Interested Party Transaction”).

Section 3.26. Reserves.

(a) The insurance reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each of its Insurance Subsidiaries contained in its Statutory Statements: (i) were, except as otherwise noted in the applicable Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Statutory Statements, and (iii) satisfied the requirements of all applicable Laws in all material respects.

(b) With respect to its Insurance Subsidiaries, it has provided or made available to Parent and Merger Sub true and complete copies of: (i) all actuarial reports by independent external actuaries and (ii) all material internal actuarial reports, in each case, prepared on or after January 1, 2012 and prior to the date of this Agreement. The information and data furnished by it and its Insurance Subsidiaries to its actuaries in connection with the preparation of such actuarial reports were (i) obtained from the books and records of the relevant Insurance Subsidiary and (ii) accurate in all material respects for the periods covered in such reports.

Section 3.27. Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) all property and liability insurance policies maintained by it and its Subsidiaries covering it and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither it nor any of its Subsidiaries is in breach or default of any such insurance policies or has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any such insurance policies; and (c) no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination or modification under such insurance policies.

Section 3.28. Proxy Statement. None of the information contained in the proxy statement and form of proxies relating to the PRE Shareholders Meeting to be held to obtain approval to the PRE Bye-law Amendment and to obtain the Requisite PRE Vote (as it may be amended, supplemented or modified and including any such amendments or supplements, the “Proxy Statement”) at the date of the mailing of the Proxy Statement and at the date of the PRE Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is made by PRE with respect to statements made therein based on information supplied by Parent and Merger Sub in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 3.29. Opinion of Financial Advisors. The PRE Board has received the opinion of each of its co-financial advisors, Credit Suisse and Lazard Frères & Co. LLC, dated as of a recent date, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the PRE Consideration is fair, from a financial point of view, to the holders of PRE Common Shares.

Section 3.30. Brokers or Finders. Other than Credit Suisse and Lazard Frères & Co. LLC, no agent, broker, investment banker, financial advisor is or will be entitled to any broker’s, finder’s or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of it or any of its Subsidiaries.

Section 3.31. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or complaint has been received, no order, judgment decree or injunction has been issued or is otherwise in effect, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to its Knowledge, is threatened with respect to it or any of its Subsidiaries (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance; (ii) it and its Subsidiaries (and their respective predecessors) are and have at all times been in compliance with all Environmental Laws; and (iii) there are no liabilities or obligations of it or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) Other than as does not identify any actual or potential material violation of or material liability under Environmental Law, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which it has Knowledge in relation to its or its Subsidiaries’ current or prior business or any property or facility now or previously owned or leased by it or any of its Subsidiaries that has not been delivered to Parent and Merger Sub at least five Business Days prior to the date hereof.

(c) The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 3.32. Termination of AXIS Agreement. PRE has (a) terminated the AXIS Agreement in accordance with its terms and has no further Liabilities thereunder, (b) agreed to pay to AXIS a total amount of $315,000,000 in cash in connection with such termination and PRE has sufficient funds available to satisfy those payment obligations when due and (c) instructed AXIS to return to PRE or destroy any non-public information previously furnished to AXIS or to AXIS’ Representatives by or on behalf of PRE or any of its Subsidiaries. PRE has delivered to Parent a true and complete copy of the AXIS Termination Agreement.

Section 3.33. PRE Disclosure Letter. Except as set forth in Section 3.33 of the PRE Disclosure Letter, the PRE Disclosure Letter is identical to the PRE Disclosure Letter as delivered in connection with the execution and delivery of (and as defined in) the AXIS Agreement.

Section 3.34. No Other Representations or Warranties. Except in the case of fraud and except for the representations and warranties set forth in Article 3, Parent and Merger Sub acknowledge and agree that PRE is not making, nor shall either of them have been deemed to have made, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, and PRE disclaims having made any such representation or warranty.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to PRE simultaneously with the execution of this Agreement by Parent and Merger Sub (the “Parent Disclosure Letter”), each of Parent, Merger Sub and Parent Guarantor hereby represents and warrants to PRE as follows (but in the case of Parent Guarantor, only with respect to the matters in Sections 4.01 to 4.05 below)

Section 4.01. Organization, Standing and Power. Each of it and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized or incorporated, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization or incorporation, except for those jurisdictions where failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of it and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02. Corporate Authorization. It has all necessary corporate power and authority to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions. The execution, delivery and performance by it of this Agreement, the Statutory Merger Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on its part. This Agreement and the Statutory Merger Agreement have been approved and adopted by the Requisite Merger Sub Vote.

Section 4.03. Non-Contravention. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement (if applicable) by it and the consummation by it of the Transactions to which it is a party do not and will not (assuming the accuracy of the representations and warranties of the other parties hereto made in Section 3.06 and Section 3.08 above):

(a) contravene or conflict with, or result in any violation or breach of, any provision of its Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to it or any of its Subsidiaries or by which any of its assets or those of any of its Subsidiaries are bound (collectively, the “Parent Assets”), assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.05 have been obtained or made or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(f) cause the creation or imposition of any Liens on any Parent Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.04. Board Approval. Each of the Parent Board, Merger Sub Board and the board of directors of Parent Guarantor, by resolutions duly passed at a meeting duly called and held, has approved and adopted this Agreement and authorized and approved the Transactions to which the Parent, Merger Sub or Parent Guarantor is a party.

Section 4.05. Governmental Authorizations. Assuming the accuracy and completeness of the representations and warranties contained in Section 3.08, the execution, delivery and performance of this Agreement and the Statutory Merger Agreement (if applicable) by it and its Subsidiaries and the consummation by it and its Subsidiaries of the Transactions do not and will not require any consent, approval or other authorization of, or filing, license, permit, declaration or registration with or notification to, or waiver from, any Governmental Entity, other than:

(a) those contemplated under Section 3.08 hereof (including Section 3.08 of the PRE Disclosure Letter) (including any not included in the PRE Disclosure Letter upon reliance of Section 3.08(g));

(b) notices, applications, filings, authorizations, orders, approvals and waivers that are set forth in Section 4.05(b) of the Parent Disclosure Letter (the “Specified Approvals”); and

(c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06. Financial Capability. Parent and Merger Sub will each have all funds needed to pay and perform all of its obligations when due under this Agreement.

Section 4.07. Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.08. Litigation. There are no Legal Actions pending or, to its Knowledge, threatened against: (a) it or any of its Subsidiaries; or (b) any of its or its Subsidiaries’ directors, officers or employees or other Person for whom it or any of its Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.09. Company Proxy Statement. The information supplied by Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof) will not, at the date first mailed to PRE’s shareholders and at the time of the PRE Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.10. Tax Opinion. Parent and Merger Sub have been advised by their counsel, Paul, Weiss, that based on applicable U.S. federal income Tax Law as of the date hereof, as well as the facts and circumstances of the PRE Preferred Shares and the Exchange Offer that exist as of the date hereof, consummation of the Exchange

Offer on the date hereof should not result in the Exchange Securities (as defined below) being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)), and if the Surviving Company were its client, it would be able to provide to the Surviving Company an opinion to such effect, in the form attached hereto as Exhibit B.

Section 4.11. Brokers or Finders. Other than Morgan Stanley & Co. LLC and BDT & Company, no agent, broker, investment banker, financial advisor is or will be entitled to any broker’s, finder’s or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of it or any of its Subsidiaries.

Section 4.12. No Other Representations or Warranties. Except in the case of fraud and except for the representations and warranties set forth in Article 4, PRE acknowledges and agrees that Parent and Merger Sub are not making, nor shall have been deemed to have made, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, and Parent and Merger Sub disclaim having made any such representation or warranty.

ARTICLE 5

MUTUAL COVENANTS OF THE PARTIES

Section 5.01. Preparation of Proxy Statement; Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement PRE shall prepare and shall cause to be filed with the SEC the Proxy Statement in preliminary form.

(b) PRE shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Parent shall promptly furnish all information concerning it to PRE, including all information required the Exchange Act to be included therein, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. PRE shall cause the Proxy Statement to include all information reasonably requested by Parent. Each of PRE and Parent shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. PRE shall, as promptly as practicable after the receipt thereof, provide the Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. PRE shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, PRE shall: (i) provide Parent with a reasonable opportunity to review and comment on such document or response or amendment or supplement as applicable (including the proposed final version of such document or response) and (ii) give due consideration to incorporating in such document or response any comments reasonably proposed by Parent. PRE shall also use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not so qualified on the date of this Agreement) required to be taken under any applicable securities Laws in connection with the Transactions, with respect to the treatment of PRE Options, PRE SARs and PRE Other Share-Based Awards pursuant to Section 2.03, and PRE shall furnish all information concerning PRE and the PRE Shareholders, holders of PRE Options, PRE SARs and PRE Other Share-Based Awards as may be reasonably requested in connection with any such action.

(c) If, at any time prior to the Effective Time, either PRE or Parent obtains Knowledge of any information pertaining to it or previously provided by it for inclusion in the Proxy Statement that would require any amendment or supplement to Proxy Statement so that any such document would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such party shall promptly advise the other party thereof and PRE and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of PRE.

(d) PRE shall, in accordance with its Bye-Laws and applicable Law, duly call, give notice of, convene and hold a meeting of the shareholders of PRE (the “PRE Shareholders Meeting”) for purposes of seeking and obtaining the approval of the PRE Bye-law Amendment and the Requisite PRE Vote as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the mailing of the Proxy Statement). Without the prior written consent of Parent, no proposals other than the PRE Bye-law Amendment Requisite PRE Vote and routine proposals required in connection therewith shall be included in the Proxy Statement or transacted at the PRE Shareholders Meeting. Unless the PRE Board shall have made a Change of Recommendation, as permitted by Section 6.08(e), PRE shall: (i) use its reasonable best efforts to solicit or cause to be solicited from its shareholders, in accordance with applicable Law, its Bye-Laws and the rules and regulations of the NYSE, proxies to secure the PRE Bye-law Amendment and the Requisite PRE Vote; (ii) include the PRE Board Recommendation in the Proxy Statement; and (iii) take all other actions necessary or advisable to secure the PRE Bye-law Amendment and the Requisite PRE Vote. Within 2 Business Days following the Solicitation Period, the PRE Board shall publicly reaffirm the PRE Board Recommendation. PRE agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 5.01 shall not be affected by the commencement, public proposal, public disclosure or communication to PRE of any Acquisition Proposal with respect to PRE or by a Change of Recommendation by the PRE Board.

(e) Following the PRE Shareholders Meeting and at or prior to the Closing, PRE shall deliver to the corporate secretary of Parent a certificate setting forth the voting results from the PRE Shareholder Meeting.

Section 5.02. Access to Information; Confidentiality. Subject to applicable Law, PRE shall, and shall cause each of its Subsidiaries to, permit Parent and its Representatives (including debt financing sources), during the period before the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, to: (a) have reasonable access for reasonable purposes related to the consummation of the Transactions, during normal business times and upon reasonable advance written notice, to PRE’s premises, properties, management, accountants, personnel, books, records, contracts and documents and (b) promptly furnish to Parent and its Representatives such information concerning its business, personnel and prospects as reasonably requested; provided, that, Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of PRE; provided, further, that PRE shall not be obligated to provide such access or information if doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, or waive the protection of an attorney-client privilege or other legal privilege, in each case to the extent existing as of the date hereof (as long as PRE has used commercially reasonable efforts to obtain the consent of any third party required thereunder). Information exchanged pursuant to this Section 5.02 shall be subject to the confidentiality agreement, dated July 31, 2015 between Parent and PRE, the “Confidentiality Agreement”). No investigation conducted under this Section 5.02 will affect or be deemed to modify any representation or warranty made in this Agreement, and PRE and Parent agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

Section 5.03. Filings; Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable on their part to consummate and make effective, in the most expeditious manner practicable and in any event prior to the End Date, the Merger and the other Transactions, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental

Entities and the making of all other necessary registrations and filings; (ii) the obtaining of all consents, approvals or waivers from third parties that are necessary or desirable or required in connection with the Transactions and material to the business of PRE; (iii) the preparation of the Proxy Statement; (iv) the execution and delivery of any additional instruments necessary to consummate any of the Transactions; and (v) the providing of all such information concerning such party, its Affiliates and its Affiliates’ officers, directors, employees and partners as may reasonably be requested or necessary in connection with any statement, filing, action or application or any of the matters described in this Section 5.03.

(b) In furtherance and not in limitation of the foregoing, each of PRE and Parent agrees to make the appropriate initial application filings and notifications required by the Transaction Approvals as promptly as practicable after the date hereof, including in connection with approvals required pursuant to the HSR Act and filings and notifications with respect to the Bermuda Monetary Authority and Registrar. Subject to applicable Laws relating to the exchange of information, Parent and PRE shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or PRE, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with this Agreement, the Statutory Merger Agreement and the Transactions. In exercising the foregoing rights, each of Parent and PRE shall act reasonably and as promptly as practicable. None of PRE, Parent or any of their respective Affiliates shall permit any of their respective Representatives to participate in any meeting with any Governmental Entity (including any Insurance Regulator) in respect of any filings, investigation or other inquiry relating to this Agreement, the Statutory Merger Agreement and the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity and applicable Laws, gives the other party the opportunity to attend and participate at such meeting.

(c) Subject to applicable Laws and as required by any Governmental Entity, Parent and PRE shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other party with copies of non-routine notices or other communications received by Parent, PRE or any of their respective Affiliates, as the case may be, from any third party or any Governmental Entity with respect to the Transactions. If Parent or PRE receives a request for information or documentary material from any such Governmental Entity that is related to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent and its Affiliates shall advise PRE, and PRE and its Affiliates shall advise Parent, prior to making or entering into any understandings, undertakings or agreements (oral or written) in connection with the Transactions with the Federal Trade Commission, the Department of Justice, any Insurance Regulator or any other Governmental Entity or any private party challenging the Transactions.

(d) In connection with subsections 5.03(a), 5.03(b) and 5.03(c) above: (i) neither party nor any of its Subsidiaries shall be required to sell, divest, hold separate, or otherwise dispose of any of its or its Subsidiaries respective businesses, product lines or assets; (ii) the Surviving Company and its Subsidiaries shall not be required to conduct the businesses of Parent and its Subsidiaries and PRE and its Subsidiaries, taken as a whole after giving effect to the Merger in a specified manner; and (iii) no party shall be required to agree to (A) take any of the actions set forth in clause (i) or (ii), (B) take any other action or (C) any restriction, limitation or condition that, in the case of any of clause (i), (ii) or this clause (iii), would or would reasonably be expected to have a Material Adverse Effect on the Surviving Company and its Subsidiaries taken as a whole after giving effect to the Merger (such material adverse effect, a “Regulatory Material Adverse Effect”).

Section 5.04. AXIS Termination Fees. PRE shall satisfy all obligations when due under the AXIS Termination Agreement.

Section 5.05. Public Announcements. Except: (a) as required by applicable Law or requirements of the NYSE (and in that event only if time does not permit), (b) with respect to any Change of Recommendation by the PRE Board that has occurred pursuant to Section 6.08, or (c) in connection with any unsolicited Acquisition

Proposal made to, or received by, PRE at any time following the date of this Agreement, at all times prior to the earlier of the Closing or termination of this Agreement pursuant to Section 8.01, Parent and PRE shall consult with each other before issuing, and shall give each other the opportunity to review and approve, any press release or other public statement or any broadly-distributed emails or memos to non-executive employees relating to this Agreement or any of the Transactions and shall (i) not issue any such press release or make such other public statement or comment or issue any such broadly-distributed emails or memos to non-executive employees prior to such review and subsequent approval and (ii) include in such press release or other public statement or comment or in such broadly-distributed emails or memos to non-executive employees all comments reasonably proposed by the other party.

Section 5.06. Section 16 Matters. Prior to the Effective Time, PRE shall take such steps as may be reasonably necessary or advisable to cause the dispositions of PRE’s equity securities (including derivative securities thereof) resulting from the Transactions by each individual who is a director or officer of PRE subject to Section 16 of the Exchange Act, or who will become subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.07. Notification of Certain Matters.

(a) PRE shall promptly notify Parent, and Parent shall promptly notify PRE, of: (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions; (ii) any communication from any Governmental Entity in connection with the Transactions; (iii) any Legal Actions threatened or commenced against or otherwise affecting PRE or any of its Subsidiaries (in the case of PRE) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Transactions (including any Legal Action brought by a shareholder of PRE, in accordance with Section 5.07(b)) or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause a Material Adverse Effect.

(b) PRE shall promptly advise Parent, orally and in writing, of any Legal Action brought by any shareholder of PRE, either derivatively, individually or on behalf of a putative class of shareholders as applicable, against PRE or its respective directors or officers relating to this Agreement or the Transactions. PRE shall give Parent the opportunity to participate, in any such Legal Action, including the defense or settlement of any Legal Action initiated by any shareholder of PRE, either derivatively, individually or on behalf of a putative class of shareholders as applicable, or any of its respective directors or officers relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01. Conduct of Operations of PRE. Except as required by applicable Law as otherwise expressly provided in this Agreement or as set forth in Section 6.01 of the PRE Disclosure Letter, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, PRE shall, and shall cause each of its respective Subsidiaries to: (1) conduct its operations only in the ordinary course of business consistent with past practice; and (2) use its commercially reasonable efforts to maintain and preserve intact its business, maintain its Permits and to preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, regulators, suppliers and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, from the date of this Agreement and until the Closing, and except as required by applicable Law, expressly provided in this Agreement or set forth in Section 6.01 of the PRE Disclosure Letter, PRE shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Amend or propose to amend its Memorandum of Association or Bye-Laws (other than the PRE Bye-law Amendment) or other Organizational Documents (whether by merger, amalgamation, consolidation or otherwise) or waive any requirement thereof;

(b) Declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital, whether in cash, shares or property or any combination thereof, except for: (i) dividends paid by a direct or indirect wholly owned Subsidiary to it or its other wholly owned Subsidiaries; and (ii) ordinary course quarterly cash dividends on PRE Common Shares and PRE Preferred Shares, with record and payment dates consistent with past practice, provided, that, in the case of this clause (ii), (A) the quarterly cash dividends payable in respect of PRE Common Shares shall be permitted to increase to an amount not to exceed $0.70 per share per quarter, and (B) PRE shall be entitled to pay immediately prior to the Effective Time on PRE Common Shares, for the quarter in which the Closing Date occurs, a pro rata dividend for the period from the first day of such quarter until the day immediately preceding the Closing Date. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, PRE may declare and pay, and PRE agrees to declare and pay, a one-time extraordinary cash dividend to holders of record (collectively, the “Relevant Record Holders”) of PRE Common Shares immediately prior to the Effective Time (the “Conditional Dividend Record Date”) in the amount of $3.00 per PRE Common Share held by each such holder on the Conditional Dividend Record Date, which dividend (the “Conditional Extraordinary Dividend”) shall be declared prior to the PRE Shareholder Meeting, but shall only become payable, and such payment shall be conditioned, upon the occurrence of the Effective Time. PRE shall be permitted to incur indebtedness for the purposes of paying all or part of the Conditional Extraordinary Dividend; provided that PRE shall consult in good faith with Parent prior to such incurrence regarding the terms and timing of such incurrence. The parties hereto agree that on and after the Effective Time (i) each Relevant Record Holder shall be entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share held by each such holder on the Conditional Dividend Record Date, in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger, (ii) each PRE Other Share-Based Award that is outstanding on the Conditional Dividend Record Date shall become entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share subject to such PRE Other Share-Based Award, subject to and in accordance with the terms of the applicable grant or award agreement (including, for the avoidance of doubt, that the number of PRE Common Shares underlying each performance share unit award shall be determined as if the maximum performance were achieved), in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger, (iii) each PRE Option that is outstanding on the Conditional Dividend Record Date shall become entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share subject to such PRE Option, subject to and in accordance with the terms of the applicable grant or award agreement, in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger and (iv) each PRE SAR that is outstanding on the Conditional Dividend Record Date shall become entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share subject to such PRE SAR, subject to and in accordance with the terms of the applicable grant or award agreement, in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger;

(c) (i) Adjust, subdivide, consolidate or reclassify its share capital or issue, deliver or sell or authorize or propose the issuance, delivery or sale of any other securities in respect of, in lieu of or in substitution for, its share capital or that of its Subsidiaries; (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares; (iii) grant any Person any right or option to acquire any shares; (iv) issue, deliver or sell (other than repurchases in the ordinary course pursuant to employee benefit plans or employment agreements, in each case in effect on the date hereof) any additional shares or any securities convertible or exchangeable into or exercisable for any shares or such securities; or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, other than, as may be applicable in each case: (A) the issuance of PRE Common Shares required to be issued upon the exercise or settlement of PRE Options or other equity-related awards outstanding on the date hereof under the PRE Share Plans, in effect on the date hereof (including any PRE Common Shares issued for any associated payment of exercise price and/or withholding taxes and the purchase of PRE Common Shares under the Purchase Plans pursuant to Section 6.05(a)), (B) issuances, sales or transfers by a wholly owned Subsidiary of share capital, to it or another of its wholly owned Subsidiaries, and (C) grants of equity awards to its or its Subsidiaries’ employees in the amounts, and with the vesting schedule, set forth in Section 6.01(c) of the PRE Disclosure Letter;

(d) Except as required under any Benefit Plan in effect as of the date of this Agreement, and except with respect to any bonuses accrued but unpaid as of December 31, 2014 pursuant to a Benefit Plan disclosed in Section 3.18(a) or Section 3.18(f), (i)grant or increase any severance, change in control, retention or termination payments or benefits or any equity or equity-based compensation to any of its Associates (except for equity awards pursuant to Section 6.01(c)(C) or set forth on Section 6.01 of the PRE Disclosure Letter or granted in the ordinary course of business to non-employee directors and non-equity based compensation in the ordinary course of business with respect to employees who are not directors or executive officers), (ii) increase, or commit to increase, the compensation, bonus or benefits of any of its Associates (except for equity awards pursuant to Section 6.01(c)(C) and non-equity in the ordinary course of business with respect to employees who are not directors or executive officers), (iii) establish, adopt, terminate or amend any Benefit Plan or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (other than routine changes to welfare plans), (iv) take any affirmative action to accelerate the vesting or payment of, or fund or in any other way secure the payment of, compensation or benefits under any Benefit Plan, (v) hire or promote any Associate, or (vi) terminate, without “cause,” any of its employees, in each case of (v) and (vi) other than in the ordinary course of business and consistent with past practice; provided, that upon notification of and consultation with Parent during the process, it may hire employees to fill a vacancy as a result of the termination of employment of an employee on the date of this Agreement so long as (A) such terminated employee’s aggregate annual compensation and benefits during 2014 were less than $500,000 (with applicable adjustments made for periods of employment of less than a full calendar year) and (B) such replacement employee’s aggregate annual compensation and benefits (with applicable adjustments made for periods of employment of less than a full calendar year) are not in excess of the compensation and benefits that were provided to the terminated employee during 2014 (with applicable adjustments made for periods of employment of less than a full calendar year);

(e) (i) Acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, any of its material assets, product lines, businesses, rights or properties (including capital stock or share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries), other than as may be applicable in each case (A)transactions between it and any of its wholly owned Subsidiaries or transactions between any such wholly owned Subsidiaries, (B) the acquisition or disposition of Investment Assets in the ordinary course of business and in accordance with its Investment Guidelines, (C) acquisitions or dispositions, including in either case by lease or license, of immaterial or obsolete supplies, products, office equipment, furnishings, fixtures or other tangible assets (including software) in the ordinary course of business, and (D) the creation or incurrence of a Permitted Encumbrance;

(f) Establish, adopt or enter into any collective bargaining agreement or similar labor agreement;

(g) Make or authorize any capital expenditures individually in excess of $2,000,000;

(h) (i) Enter into, terminate, modify or amend in any material respect any Material Contract, (ii) enter into any new Ceded Reinsurance Contract except in the ordinary course of business consistent with past practice, (iii) enter into any Contract that would limit or otherwise restrict it or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Surviving Company or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (iv) enter into, modify or amend any Contract constituting or relating to an Interested Party Transaction, (v) enter into, modify or amend any Contract involving the assumption or insurance by it or any of its Subsidiaries of liabilities other than in material compliance with their existing risk management and underwriting policies, practices and guidelines, (vi) terminate, cancel, request any material change or waive any of its material rights in connection with any Material Contract, Ceded Reinsurance Contract or Real Property Lease or (vii) enter, to the extent material, any new lines of business, classes or any markets in which it and its Subsidiaries do not operate as of the date of this Agreement;

(i) Incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any swap or hedging transaction or other derivative agreements, other than: (i) indebtedness incurred under the PRE Credit Facilities to support the insurance and reinsurance obligations of its Insurance Subsidiaries in the ordinary course of their business, including the replacement of existing or maturing letters of credit issued thereunder; (ii) any amendment or replacement of the PRE Credit Facilities in connection with the Transactions; (iii) indebtedness for borrowed money among it and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries; and (iv) any swap or hedging transaction or other derivative agreements entered into: (A) in the ordinary course of business in connection with Investment Assets and in accordance with its Investment Guidelines; or (B) in the ordinary course of business in connection with its weather and commodities business;

(j) (i) Except as provided in Section 6.01(j) of the PRE Disclosure Letter make any loans, advances or capital contributions to, or investments in, any other Person, other than to any of its wholly-owned Subsidiaries or (ii) make, forgive or discharge, in whole or in part, any loans or advances to any of its or its Subsidiaries’ current or former Associates;

(k) Change the accounting policies or procedures of it or any of its Subsidiaries, other than as required by changes in applicable Laws, GAAP, Regulation S-X of the SEC or Applicable SAP;

(l) Change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund;

(m) Alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, reserving or actuarial practice, guideline or policy or any material assumption underlying any reserves or actuarial practice or policy, except as may be required by GAAP, Applicable SAP or applicable Laws;

(n) Settle or compromise, or offer to do the same with respect to, any Legal Action, in each case made or pending against, or made by or contemplated to be made by, as applicable, it or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of any Legal Actions that: (i) are solely for monetary damages for an amount not to exceed $500,000 for any such settlement individually or $2,000,000 in the aggregate; or (ii) are in the ordinary course for claims under Policies and Reinsurance Contracts within applicable policy or contractual limits;

(o) Acquire or dispose of any Investment Assets in any manner inconsistent with its Investment Guidelines;

(p) Amend, modify or otherwise change its Investment Guidelines in any material respect;

(q) Adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries;

(r) Cancel any material indebtedness or waive any claims or rights of material value, in each case other than in the ordinary course of business;

(s) Abandon, modify, waive or terminate any material Permit; or

(t) Agree, authorize or commit to do any of the foregoing.

Section 6.02. Bermuda Required Actions. Prior to the Effective Time: (a) PRE shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the PRE shareholder resolutions evidencing the Requisite PRE Vote and deliver such documents to Parent; and (b) Parent shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the Merger Sub shareholder resolutions evidencing the Requisite Merger Sub Vote and deliver such documents to PRE.

Section 6.03. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, subject to applicable Law, the Surviving Company shall indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of PRE and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any Legal Action based or arising, in whole or in part, on such Indemnified Party’s service as an officer or director of PRE or any of its respective Subsidiaries prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) to the fullest extent provided or permitted under PRE’s Organizational Documents and any indemnification agreement entered into between PRE or any of its Subsidiaries and such Indemnified Party as in effect as of the date of this Agreement.

(b) The Surviving Company shall, at the Effective Time, purchase, a “tail” directors’ and officers’ liability insurance policy, for PRE’s and its Subsidiaries’ present and former directors and officers who are covered prior to the Effective Time by existing policies of directors’ and officers’ liability insurance, with coverage for six years following the Effective Time and on other terms that provide at least substantially equivalent benefits to the covered persons as such existing policies. If such prepaid “tail policy” has been obtained by the Surviving Company, it shall be deemed to satisfy all obligations pursuant to this Section 6.03(b) and the Surviving Company shall use its reasonable best efforts to cause such “tail policy” to be maintained in full force and effect for its full term and to honor all of its obligations thereunder.

(c) If the Surviving Company or any of its respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, the Surviving Company or any of its respective successors and assigns, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.03.

(d) This Section 6.03 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by Contract, applicable Law or otherwise.

Section 6.04. Intentionally Left Blank.

Section 6.05. Employees and Employee Benefits.

(a) For a period of one (1) year following the Closing Date (the “Continuation Period”), Parent shall, or shall cause the Surviving Company or any of its Affiliates to, provide to each Continuing Employee (i) the same salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) the same short-term (annual or more frequent) bonus or commission opportunity provided to such Continuing Employee immediately prior to the Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards, which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, as those provided to such Continuing Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of PRE and its Subsidiaries in effect immediately prior to the Effective Time. Without limiting the foregoing, and with the intention of retaining key employees, it is EXOR’s intention to have PartnerRe implement total compensation packages, including incentive compensation, that will be market competitive and will take into account the prior total compensation opportunity of Continuing Employees.

(b) Prior to the Effective Time, PRE shall take all actions necessary or required under the ESPP and SSPP (together, the “Purchase Plans”) and any applicable Laws to: (i) ensure that no offering period shall be authorized or commenced on or after the date of this Agreement; (ii) no PRE employees will be permitted to begin participating in the Purchase Plans, and no existing participants in the Purchase Plans will be permitted to make additional deferrals or increase elective deferral rates in respect of the current offering period under such Purchase Plan, in each case, on or after the date of this Agreement; and (iii) if the Closing shall occur prior to the end of the offering period in existence under the respective Purchase Plan, on the date of this Agreement, cause the rights of participants in such Purchase Plan, as applicable, with respect to any such offering period then underway to be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Purchase Plan. PRE shall terminate each Purchase Plan in its entirety effective as of the Effective Time. Prior to the Effective Time, PRE shall take all actions (including, if appropriate, amending the terms of the Purchase Plans) that are necessary to give effect to the transactions contemplated by this Section 6.05.

(c) With respect to any employee benefit plan maintained by the Surviving Company or any of its Affiliates in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for purposes of eligibility to participate and vesting thereunder (but not for purposes of benefit accrual or vesting of equity compensation) for service with PRE or any of its respective Subsidiaries (or predecessor employers to the extent PRE provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the applicable entity in which the Continuing Employee participated.

Section 6.06. Stock Exchange Delisting. PRE shall use its reasonable best efforts to cause the PRE Common Shares to be de-listed from the NYSE and deregistered under the Exchange Act promptly following the Effective Time.

Section 6.07. Intentionally Left Blank.

Section 6.08. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on September 14, 2015 (the “Go-Shop Period End Date”, such period, the “Solicitation Period”), PRE and its Subsidiaries and their respective Representatives shall have the right to (i) initiate, solicit or encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal (except that the reference to 15% in such term will be deemed changed to 50% for purposes of this Section 6.08(a)), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, PRE and its Subsidiaries to any Person pursuant to an Acceptable Confidentiality Agreement (it being understood that such Acceptable Confidentiality Agreement (A) must contain “standstill” or similar provisions or otherwise prohibit the making or amendment of any Acquisition Proposal not solicited by the PRE Board to the maximum extent permissible under applicable Law and (B) shall not include an obligation of PRE to reimburse such Person’s expenses); provided, that PRE shall make available to Parent (at substantially the same time) any non-public information concerning PRE or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal. PRE shall promptly (and in any event within 24 hours) notify Parent in writing of the identity of each Person or group of Persons from whom PRE receives an Acquisition Proposal during the Solicitation Period, the material terms and conditions of such Acquisition Proposal (including the financing sources, if applicable), and a copy of such Acquisition Proposal (including any agreements relating to such financing, if applicable).

(b) Subject to Section 6.08(a) and Section 6.08(d) through Section 6.08(i), PRE agrees that, from the date of this Agreement until the Effective Time or, if earlier, the date of termination of this Agreement in accordance with Article 8, neither it nor any of its Subsidiaries shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (“Representatives”) not to, directly or indirectly: (i) initiate, solicit or take any action to knowingly facilitate or knowingly encourage any inquiries or requests for information with respect to, the making of, or that could reasonably be expected to result in, an Acquisition Proposal; (ii) enter into, participate or engage in any negotiations concerning, or provide any non-public information or data relating to it or any of its Subsidiaries to any Person or afford access to the resources, properties, assets, books or records of it or any of its Subsidiaries to any Person relating to, in connection with, or in response to an Acquisition Proposal, or any inquiry or indication of interest that could reasonably expected to result in an Acquisition Proposal; (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger or amalgamation agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal (each an “Acquisition Agreement”); (v) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement (including an

Acceptable Confidentiality Agreement) or obligations of any Person (other than in respect of Parent); or (vi) propose publicly or commit, authorize or agree to do any of the foregoing relating to any Acquisition Proposal.

(c) Subject Section 6.08(d) through Section 6.08(i), prior to the Closing, neither the PRE Board nor any committee thereof shall, directly or indirectly: (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the PRE Board Recommendation; (ii) approve, adopt, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any Acquisition Proposal or otherwise enter into or permit PRE to enter into any Acquisition Agreement; (iii) if a tender offer or exchange offer for any issued and outstanding shares PRE is commenced prior to obtaining the Requisite PRE Vote, fail to recommend against acceptance of such tender offer or exchange offer by its respective shareholders (including, for these purposes, by taking no position or a neutral position in respect of the acceptance of such tender offer or exchange offer by its shareholders, which shall be deemed to be a failure to recommend against the acceptance of such tender offer or exchange offer) within five Business Days after commencement thereof (or in the event of a change in the terms of the tender offer or exchange offer, within five Business Days of the announcement of such changes); or (iv) fail to include the PRE Board Recommendation in the Proxy Statement (any action described in clauses (i)-(iv) above being referred to as a “Change of Recommendation”).

(d) Notwithstanding the limitations set forth in Section 6.08(b) and Section 6.08(c), and in addition to the rights of PRE pursuant to Section 6.08(a), until the earlier of receipt of the Requisite PRE Vote and any termination of this Agreement pursuant to Section 8.01, if PRE receives a written unsolicited bona fide Acquisition Proposal that the PRE Board has determined in good faith, after consultation with its outside legal counsel and financial advisors: (i) constitutes a Superior Proposal; or (ii) would reasonably be likely to result in a Superior Proposal, then PRE may: (A) furnish or disclose nonpublic information to the Person making such Acquisition Proposal if, prior to furnishing such information, PRE receives from the third party an executed Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal, in each case only if the PRE Board determines in good faith, after consultation with its outside legal counsel that failure to do so would violate the fiduciary duties of the PRE Board under applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, the PRE Board, at any time prior to the receipt of the Requisite PRE Vote, in response to the receipt of a written unsolicited bona fide Acquisition Proposal received after the date of this Agreement (or any bona fide Acquisition Proposal received during the Solicitation Period), which the PRE Board determines in good faith, after consultation with its outside legal counsel and financial advisors constitutes a Superior Proposal, shall be permitted to either: (i) effect a Change of Recommendation or (ii) if the Superior Proposal is received during the Solicitation Period, terminate this Agreement and concurrently enter into a definitive agreement with respect to such Superior Proposal (such agreement, the “Superior Acquisition Agreement”; the termination referred to in clause (ii), a “Go-Shop Termination”); provided, that such Go-Shop Termination must occur no later than the sixth Business Day immediately following the Go-Shop Period End Date; provided, further, that solely with respect to a Change of Recommendation, the PRE Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such Change of Recommendation would violate the fiduciary duties of the PRE Board under applicable Law. Notwithstanding the foregoing, the PRE Board shall not be permitted to effect such a Change of Recommendation or Go-Shop Termination unless and until (A) at least five Business Days shall have passed following the Parent Board’s receipt of a written notice from PRE (the “Superior Proposal Notice”) that includes PRE’s reasons for the Change of Recommendation or Go-Shop Termination and the material terms and conditions of any Superior Proposal (including the identity of the party making such proposal and its financing sources (if applicable), the most current version of the proposed agreement relating thereto and any agreement relating to such financing) that is the basis of the proposed Change of Recommendation or Go-Shop Termination (it being understood and agreed that any amendment to the financial or other material terms (including the form or allocation of consideration) of such Superior Proposal shall require a new Superior Proposal Notice and a new five Business Day period during which PRE shall comply with the terms of this Section 6.08), (B) during such five Business Day period (the “Matching Period”) (x) the PRE Board shall have provided the Parent Board with a reasonable opportunity to make any adjustments to the terms and conditions of this Agreement and the Transactions so that such Acquisition Proposal ceases to be a Superior Proposal and shall negotiate with Parent in good faith with respect thereto, and (y) the PRE Board shall have determined in good faith at the end of such Matching Period and, after considering the results of such negotiations and the revised proposals made by Parent, if any, and after consultation with its outside legal counsel and financial advisors that the Superior Proposal, giving rise to such Superior Proposal Notice, continues to be a Superior Proposal and that, solely with respect to a Change of Recommendation, the failure to make such a Change of Recommendation would violate its fiduciary duties under applicable Laws, and (C) the PRE Board has not materially breached its obligations under this Section 6.08. Any purported Go-Shop Termination pursuant to this Section 6.08(e) shall be void and of no force or effect, unless in advance of or concurrently with such termination PRE pays the Go-Shop Termination Fee pursuant to Section 8.02(b).

(f) Except in the case of a Go-Shop Termination, and notwithstanding any Change of Recommendation or anything else contained in this Agreement: (i) PRE shall call, give notice of, convene and hold the PRE Shareholders Meeting for the purpose of obtaining the Requisite PRE Vote, and nothing contained herein shall relieve PRE of such obligation, and such obligation shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to PRE of any Acquisition Proposal; (ii) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Change of Recommendation if and to the extent the PRE Board determines after consultation with outside legal counsel that the failure to include such disclosure would violate applicable Laws; and (iii) PRE shall not take any action knowingly to facilitate such Acquisition Proposal after the Solicitation Period including without limitation in connection with any approvals, except as required by applicable Law.

(g) Subject to Section 6.08(a), PRE agrees that it and its Subsidiaries shall (i) immediately following execution hereof (and immediately following the Go-Shop Period End Date) cease and cause to be terminated any existing activities, solicitations, discussions or negotiations, if any, with any Person or its Representatives (other than the parties hereto and their respective Representatives) conducted prior to the date of this Agreement (and, subject to Section 6.08(a), prior to the Go-Shop Period End Date) with respect to any Acquisition Proposal, and shall request that any such Person (together with its Representatives) that has executed a confidentiality agreement in connection with an Acquisition Proposal with it or any of its Subsidiaries within the 24-month period prior to the date hereof (and, subject to Section 6.08(a), prior to the Go-Shop Period End Date) and that is in possession of confidential information heretofore furnished by or on behalf of it or its Subsidiaries, to return or destroy such information as promptly as practicable, (ii) immediately following execution hereof (and immediately following the Go-Shop Period End Date) take all steps necessary (to the extent reasonably possible) to terminate any approval under any confidentiality, “standstill” or similar provision that may have been heretofore given by PRE to any Person to make an Acquisition Proposal and (iii) take the necessary steps to promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 6.08.

(h) From and after the date of this Agreement, PRE shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including the identity of the party making such proposal and its financing sources (if applicable), the most current version of the proposed agreement relating thereto and any agreement relating to such financing) and PRE shall provide Parent written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any Person making an Acquisition Proposal. PRE shall keep Parent informed orally, as soon as is reasonably practicable, of the status of any such Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and PRE shall provide to Parent written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. PRE also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 6.08 at substantially the same time it provides such information to such other Person. All information provided to Parent under this Section 6.08 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

(i) Nothing contained in this Agreement shall prevent the PRE Board from complying with its disclosure obligations to the PRE Shareholders contemplated by Rule 14d-9, 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act.

Section 6.09. Approvals.

(a) Other than the Requisite PRE Vote, each of the parties agree to obtain all requisite board of directors, shareholder and member approvals, to the extent not obtained prior to the date of this Agreement, required to be obtained to consummate the Transactions.

(b) Each of Merger Sub and PRE shall fulfill its obligations, and shall cause each of its Subsidiaries to fulfill each of their respective obligations, to inform and consult, under applicable Law, with any employee representative bodies (including any unions, labor organizations or works councils) which represent employees affected by the Transactions.

Section 6.10. Financing.

(a) Parent shall use its reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Facilities on the terms and conditions set forth in the Facilities Agreement. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Facilities Agreement without the prior written consent of PRE if such amendment, modification or waiver (i) reduces the aggregate amount of the Facilities by an amount or (ii) adversely expands, amends or modifies any of the conditions precedent to the Facilities in a manner, in each case that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Closing on the Closing Date.

(b) Parent shall use reasonable best efforts to (i) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the Facilities Agreement, (ii) upon satisfaction of such conditions, cause the funding of the Facilities at or prior to Closing, and (iii) give PRE prompt notice (A) of any material breach by any party to the Facilities Agreement of which Parent has become aware or (B) if Parent no longer believes in good faith that it will be able to obtain the Facilities on the terms set forth in the Facilities Agreement.

(c) If any portion of the Facilities necessary to consummate the Closing becomes unavailable on the terms and conditions contemplated in the Facilities Agreement, Parent shall promptly notify PRE and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Parent as to conditionality than those contained in the Facilities Agreement and in an amount sufficient for Parent to consummate the Closing. If Parent proceeds with such alternative financing, it shall be subject to the same obligations with respect to such alternative financing as those set forth in the foregoing clauses (a) and (b) with respect to the Facilities. For the avoidance of doubt, all references herein to the Facilities shall be deemed to include such alternative financing, and all references to the Facilities Agreement shall be deemed to include the definitive agreement governing such alternative financing.

Section 6.11. Restrictions on Distributions. From and after the Closing until December 31, 2020, neither the Surviving Company nor any of its Subsidiaries shall: (a) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any Junior Shares; or (b) redeem, purchase or otherwise acquire any Junior Shares (excluding any redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) (any restricted dividend, distribution, redemption, repurchase or acquisition referred to in clauses (a) and (b) collectively, “Distributions”), except for Distributions declared or paid with respect to any fiscal quarter that are less than, in the aggregate, 67% of the Surviving Company’s net income, as determined in accordance with GAAP (“Net Income”) during such fiscal quarter (the “Distributable Amount”); provided, that with respect to the first fiscal quarter immediately following the Closing Date, the “Distributable Amount” shall be defined as the sum of (i) 67% of the Surviving Company’s Net Income during such fiscal quarter, plus (ii) (A) 67% of PRE’s Net Income during the 2015 fiscal year, minus (B) the sum of (x) the aggregate amount of ordinary course quarterly cash dividends on PRE Common Shares paid during the 2015 fiscal year plus (y) the aggregate amount paid by PRE during the 2015 fiscal year to repurchase PRE Common Shares (the “Initial Distributable Amount”); provided, further, that if the Surviving Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Surviving Company’s Net Income during such subsequent fiscal quarters.

Section 6.12. Exchange Offer.

(a) As soon as reasonably practicable following the date hereof, until the earlier of (i) the receipt by PRE of a Ruling (as defined below) and (ii) the Closing Date, Parent and PRE shall use their respective commercially reasonable efforts to take or cause to be taken all actions and prepare all documentation reasonably required to obtain a private letter ruling from the U.S. Internal Revenue Service (“IRS”) satisfactory to Parent to the effect that (A) the issuance of the Exchange Securities (as defined below) will not result in the Exchange Securities being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)); (B) the Exchange Securities will not be part of a “fast-pay arrangement” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)); (C) the issuance or ownership of the Exchange Securities will not be treated as a “listed transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b)(2)) (a “Listed Transaction”); (D) none of the Surviving Company or its shareholders will be treated as having “participated” (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in a Listed Transaction as a result of the issuance or ownership of the Exchange Securities; or (E) the Surviving Company and its shareholders will otherwise be deemed to have satisfied, or will not be subject to, the U.S. federal income Tax requirements applicable to disclosure of Listed Transactions to the extent related to the issuance or ownership of the Exchange Securities (any of clauses (A) through (E), a “Ruling”). If PRE enters into a pre-filing agreement or a closing agreement from the IRS confirming any of the conclusions set forth in clauses (A)-(E), such agreement shall be deemed to be a Ruling for purposes of this Section 6.12.

(b) If, and only if, PRE receives a Ruling prior to the Closing Date, then the Surviving Company shall use its commercially reasonable efforts to commence an exchange offer promptly to exchange a newly issued series of preferred shares of the Surviving Company (“Exchange Securities”) for each series of Surviving Company Preferred Shares, with the Exchange Securities having identical terms in all material respects to the applicable series of Surviving Company Preferred Shares, except with respect to the terms described on Exhibit A hereto, and subject to the conditions therein (the “Exchange Offer”). The Surviving Company shall use its commercially reasonable efforts to complete the Exchange Offer not later than 180 days following the Closing Date. The Surviving Company shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Exchange Offer; provided, that in no event shall such period be less than 20 Business Days after the date of notice of the Exchange Offer is mailed to holders of the Surviving Company Preferred Shares.

(c) If PRE does not receive a Ruling prior to the Closing Date, then:

(i) As an inducement to the holders of the PRE Preferred Shares to have encouraged the PRE Board to enter into this Agreement, at or as soon as reasonably practicable following the Effective Time, Parent Guarantor shall deposit, or shall cause to be deposited, with the Paying Agent $42,687,500 (the “Preferred

Payment Fund”), which amount shall be distributed to the holders of record of PRE Preferred Shares as of the Effective Time, on a pro rata basis in accordance with their respective PRE Preferred Percentage Interest; provided, that if any PRE Preferred Shares are redeemed, repurchased or otherwise acquired by PRE or any of its Subsidiaries on or after the date hereof, the Preferred Payment Fund shall be proportionately adjusted downward to ensure that each holder of record of PRE Preferred Shares as of the Effective Time is eligible to receive the same payment as such holder would have received based on the number of outstanding PRE Preferred Shares on the date hereof.

(ii) At or as soon as reasonably practicable following the Effective Time, Parent shall use its commercially reasonable efforts to obtain an opinion of Paul, Weiss, counsel to Parent, substantially in the form attached hereto as Exhibit C, to the effect that the Alternate Exchange Offer (as defined below) will not result in the Alternate Exchange Securities (as defined below) being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)) (the “Alternate Tax Opinion”). For the avoidance of doubt, Parent and Merger Sub have been advised by Paul, Weiss, that based on applicable U.S. federal income Tax Law as of the date hereof, as well as the facts and circumstances of the PRE Preferred Shares and the Alternate Exchange Offer that exist as of the date hereof, consummation of the Alternate Exchange Offer (as defined below)) on the date hereof, would not result in the Alternate Exchange Securities being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)), and if the Surviving Company were its client, it would be able to provide to the Surviving Company the Alternate Tax Opinion, in the form attached hereto as Exhibit C.

(iii) Parent shall cause the Surviving Company to use its commercially reasonable efforts to promptly commence an exchange offer on the same terms as the Exchange Offer, but without giving effect to the 100 basis point increase in the dividend rate with respect to each newly issued series of preferred shares of the Surviving Company (such newly issued series of preferred shares, the “Alternate Exchange Securities” and such exchange offer, the “Alternate Exchange Offer”); provided, that if Parent has not received the Alternate Tax Opinion prior to commencement of the Alternate Exchange Offer, then Parent shall disclose such fact in the relevant documents prepared in connection with such Alternate Exchange Offer. The Surviving Company shall use its commercially reasonable efforts to complete the Alternate Exchange Offer not later than 180 days following the Closing Date. The Surviving Company shall keep the Alternate Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Alternate Exchange Offer; provided, that in no event shall such period be less than 20 Business Days after the date of notice of the Alternate Exchange Offer is mailed to holders of the Surviving Company Preferred Shares.

(d) At or as soon as reasonably practicable following the Effective Time, Parent shall use its commercially reasonable efforts to obtain an opinion of Paul, Weiss, counsel to Parent, substantially in either (i) the form attached hereto as Exhibit D, if PRE receives a Ruling prior to the Closing Date or (ii) the form attached hereto as Exhibit E, if PRE does not receive a Ruling prior to the Closing Date, providing that from the consummation of the Merger until the consummation of either the Exchange Offer or the Alternate Exchange Offer, as applicable, the Surviving Company Preferred Shares will not be treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)).

Section 6.13. EXOR Shares.

(a) From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms, Parent Guarantor shall not, and shall cause its Affiliates not to, (A) Transfer any PRE Common Shares or PRE Preferred Shares held by such Persons from time to time (the “EXOR Shares”) to any other Person (other than any direct or indirect wholly-owned Subsidiary of Parent Guarantor, so long as such transferee remains a direct or indirect wholly-owned Subsidiary of Parent Guarantor), or (B) enter into any Hedging Arrangement, except in each case with the prior written consent of the PRE Board.

(b) Parent Guarantor hereby agrees to vote, and to cause its Affiliates to vote, all EXOR Shares that it or its Affiliates are entitled to vote at the PRE Shareholder Meeting, and at any adjournment thereof, or with respect to any action by written consent, to approve and adopt this Agreement, the Merger and all agreements related to the Merger and any proposals related thereto (including the PRE Bye-law Amendment).

(c) If (i) PRE has entered into a Superior Acquisition Agreement prior to the Go-Shop Period End Date in accordance with the terms of this Agreement and (ii) the consideration provided to holders of PRE Common Shares under such Superior Acquisition Agreement is entirely cash (an “All-Cash Transaction”), then Parent Guarantor hereby agrees, for so long as it holds any EXOR Shares, to vote, and to cause its Affiliates to vote, all EXOR Shares that it and its Affiliates are entitled to vote at the time of any vote or with respect to any action by written consent, to approve and adopt the Superior Acquisition Agreement and all agreements and proposals related thereto and all transactions contemplated thereby at any meeting of the shareholders of PRE, and at any adjournment thereof, at which such Superior Acquisition Agreement and other related agreements (or any amended version thereof), or such other proposals, or the transactions contemplated thereby are submitted for the consideration and vote of the shareholders of PRE (a “Superior Acquisition Meeting”), in each case solely to the extent such vote remains consistent with the then current recommendation of the PRE Board.

(d) If (i) PRE has entered into a Superior Acquisition Agreement for the sale of PRE to a party other than AXIS prior to the Go-Shop Period End Date in accordance with the terms of this Agreement, (ii) some or all of the consideration provided to holders of PRE Common Shares under such Superior Acquisition Agreement consists of securities of a third party public company listed on the NYSE, NASDAQ Global Market, London Stock Exchange, Frankfurt Stock Exchange, Euronext or SIX Swiss Exchange (the “Third Party Securities”) and (iii) the implied per share value of PRE Common Shares under such transaction calculated using the VWAP of the Third Party Securities during the twenty consecutive trading day period immediately following the termination date of this Agreement, plus the amount of any cash component (including any special dividends conditioned on and payable at or shortly following the closing of such transaction), if any, exceeds $140.50 (an “Abstention Transaction”), then Parent Guarantor hereby agrees, for so long as it holds any EXOR Shares, to abstain, and to cause its Affiliates to abstain, from voting any EXOR Shares that it and its Affiliates are entitled to vote at the time of any vote or with respect to any action by written consent, to approve and adopt the Superior Acquisition Agreement and all agreements and proposals related thereto and all transactions contemplated thereby at a Superior Acquisition Meeting, solely to the extent that the PRE Board continues to recommend that shareholders adopt such Superior Acquisition Agreement at the Superior Acquisition Meeting.

(e) If PRE has entered into a Superior Acquisition Agreement that is not an All-Cash Transaction or an Abstention Transaction, then Parent Guarantor and its Affiliates shall have the right to vote the EXOR Shares in any manner (in their sole discretion), irrespective of any recommendation of the PRE Board.

(f) Notwithstanding anything to the contrary in this Section 6.13, Parent Guarantor and its Affiliates shall have the right to Transfer any or all EXOR Shares at any time and from time to time, free of any restrictions contained in Section 6.13(b)-(d), following the earlier of the Effective Time and the termination of this Agreement in accordance with its terms. For the avoidance of doubt, the restrictions contained in Section 6.13(b)-(d) are the sole commitments relating to the voting of EXOR Shares, and are not intended to restrict voting rights on any other matters or any other activities of Parent Guarantor or its Affiliates relating to the EXOR Shares.

(g) Until the later of (i) termination of this Agreement in accordance with its terms or (ii) the day following the conclusion of a Superior Acquisition Meeting at which a Superior Acquisition Agreement and all proposals relating thereto are voted on by holders of PRE Common Shares and PRE Preferred Shares (as applicable), Parent Guarantor shall not, and shall cause its Affiliates not to, without the prior written consent of PRE, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any EXOR Shares (other than in connection with a Transfer of such EXOR Shares permitted under the terms of this Agreement).

(h) For the purposes of this Section 6.13, “Transfer” means, with respect to the EXOR Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such

EXOR Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such EXOR Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, that a Transfer shall not include any restriction, negative pledge or encumbrance under the Facilities Agreement.

ARTICLE 7

CONDITIONS

Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. PRE shall have obtained the Requisite PRE Vote in accordance with its Bye-Laws and applicable Law.

(b) Intentionally Left Blank.

(c) Transaction Approvals. All Transaction Approvals shall have been filed, have occurred or been obtained and shall be in full force and effect or the waiting periods applicable thereto shall have terminated or expired, in each case, without any Regulatory Material Adverse Effect.

(d) Intentionally Left Blank.

(e) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other Transactions.

Section 7.02. Conditions to Obligations of PRE. The obligations of PRE to consummate the Transactions shall be subject to the satisfaction of the following conditions unless waived by PRE on or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Parent Guarantor set forth in Article 4 shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certification. PRE shall have received a certificate signed on behalf of Parent by an executive officer of Parent, certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction of the following conditions unless waived by Parent on or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of PRE set forth in Section 3.02(a) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) the representations and warranties of PRE set forth in Section 3.02(b)-3.02(g) (Capitalization), Section 3.03 (Corporate Authorization), Section 3.05 (Enforceability), Section 3.09 (Vote Required), Section 3.13(b)-(c) (Absence of Certain Changes), Section 3.24 (Takeover Statutes), Section 3.30 (Brokers and Finders) and Section 3.32 (Termination of AXIS Agreement), that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, and all of such representations that are so qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects, in each case as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); (iii) the representations and warranties contained in Section 3.13(d) shall be true and correct in all respects and (iv) the other representations and warranties of PRE set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of PRE. PRE shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certification. Parent shall have received a certificate signed on behalf of PRE by the Chief Executive Officer or the Chief Financial Officer of PRE, certifying that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 8

TERMINATION AND AMENDMENT

Section 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and PRE by action of their respective boards of directors;

(b) by either Parent or PRE if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order enjoins, restrains or otherwise prohibits Parent or PRE from consummating the Transactions and such Law or Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under this Agreement has primarily caused the issuance of any such Order;

(c) by either Parent or PRE if the Transactions shall not have been consummated on or prior to one year from the date hereof (the “End Date”); provided, that, the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under this Agreement has primarily contributed to the failure of the Transactions to occur on or before the End Date;

(d) by Parent prior to obtaining the Requisite PRE Vote: (i) (A) if the PRE Board shall effect a Change of Recommendation; (B) if the PRE Board fails to reaffirm publicly the PRE Board Recommendation within two Business Days following the Solicitation Period; (C) if an Acquisition Proposal with respect to PRE was publicly announced or disclosed after the Solicitation Period (or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal after the Solicitation Period) and the PRE Board fails to reaffirm publicly the PRE Board Recommendation within five Business Days after receipt of a written request from Parent to do so (other than in connection with a tender offer or exchange offer contemplated by Section 6.08(c)(iii)); or (D) the PRE Board publicly announces an intention to take any of the foregoing actions; or (ii) PRE has materially breached its obligations under Section 5.01(d) or Section 6.08;

(e) Intentionally Left Blank.

(f) by Parent or PRE if at the PRE Shareholders Meeting (including any adjournment or postponement thereof) the Requisite PRE Vote shall not have been obtained;

(g) Intentionally Left Blank.

(h) by Parent or PRE if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure of one or more of the conditions set forth in Section 7.02(a) or Section 7.02(b) (in the case of a breach by Parent) or Section 7.03(a) or Section 7.03(b) (in the case of a breach by PRE) to be satisfied on or prior to the End Date, and such breach shall not be capable of being cured or shall not have been cured within 30 Business Days after detailed written notice thereof shall have been received by the party alleged to be in breach; or

(i) by PRE prior to the sixth Business Day immediately following the Go-Shop Period End Date, in accordance with and subject to the terms and conditions of Section 6.08(e); provided, that PRE shall concurrently with such termination enter into the Superior Acquisition Agreement.

Section 8.02. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of the second sentence of Section 5.02, Section 6.13, this Section 8.02 and Sections 9.02 through 9.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders with respect thereto. Notwithstanding the foregoing, nothing in this Section 8.02 shall relieve any party to this Agreement of liability for fraud or any willful and intentional breach of any provision of this Agreement and, if it shall be judicially determined that termination of this Agreement was caused by a willful and intentional breach of this Agreement, then, in addition to other remedies at law or equity for a willful and intentional breach of this Agreement, the party so found to have willfully and intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement, including related severance costs and expenses and related documentation and shareholders’ meetings and consents (collectively, “Costs”); provided, however, that upon payment by (x) PRE of the Termination Fee in full or (y) Parent of the Partial AXIS Reimbursement in full, PRE or Parent (as applicable) shall no longer be required to indemnify and hold harmless Parent and Merger Sub, or PRE (as applicable), for their Costs pursuant to this Section 8.02(a). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

(b) If this Agreement is terminated by PRE pursuant to Section 8.01(i), then PRE will, concurrently with such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $135,000,000 (the “Go-Shop Termination Fee”).

(c) If this Agreement is terminated by Parent for any reason pursuant to Section 8.01(d), then PRE will, within three Business Days following any such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $250,000,000 (the “Termination Fee”).

(d) Intentionally Left Blank.

(e) If either party terminates this Agreement pursuant to Section 8.01(f) because the Requisite PRE Vote has not been obtained, then PRE shall, as promptly as reasonably practicable (and in any event within three Business Days following such termination), pay to Parent, by wire transfer in immediately available funds, an amount equal to $55,000,000 (the “No Approval Fee”); provided, that if: (i) an Acquisition Proposal in respect of PRE was publicly announced or disclosed (or any Person shall have publicly announced an intention to make an Acquisition Proposal in respect of PRE) prior to the PRE Shareholders’ Meeting at which the Requisite PRE Vote (including any adjournment or postponement thereof) was not obtained; and (ii) PRE, within 12 months after the date of such termination, enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then PRE will, prior to the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, also pay to Parent or its designee, in cash by wire transfer in immediately available funds to an account designated by Parent, the Termination Fee less the No Approval Fee.

(f) Intentionally Left Blank.

(g) Intentionally Left Blank.

(h) If this Agreement is terminated (A) by PRE or Parent pursuant to Section 8.01(c), and at such time all of the conditions set forth in Section 7.01 (other than Section 7.01(c) or Section 7.01(e) (only to the extent that a Law or Order making the condition in Section 7.01(e) incapable of being satisfied is enacted, issued, promulgated, enforced or entered by a Governmental Entity in connection with the Transaction Approvals)) and Section 7.03 have been satisfied (other than those conditions that have been waived by Parent, if and to the extent such waiver is permitted by applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Closing, but are capable of being satisfied at such time), or (B) by PRE or Parent pursuant to Section 8.01(b) (only to the extent that the Law or Order giving rise to the termination right pursuant to Section 8.01(b) is enacted, issued, promulgated, enforced or entered by a Governmental Entity in connection with the Transaction Approvals; provided, that any law, statute, ordinance, rule, regulation, agency requirement of general application or published interpretation of any Governmental Entity will only be considered final and non-appealable prior to the End Date for purposes of this clause (B) if the Transaction Approval has been expressly denied in a writing delivered to the parties from the relevant Governmental Entity with competent jurisdiction and such written decision is not subject to change, further review or appeal or any administrative or legislative overturn, regardless of any efforts or actions of the parties or their Affiliates), then Parent shall, as promptly as practicable (and in any event within three Business Days following the termination), pay to PRE or its designee in cash by wire transfer in immediately available funds to an account designated by PRE an amount equal to $225,000,000 as partial reimbursement for the payment by PRE of the AXIS Termination Fee (the “Partial AXIS Reimbursement”).

(i) If this Agreement is terminated by Parent for any reason pursuant to Section 8.01(h) or by either Parent or PRE pursuant to Section 8.01(c) (i) following the public announcement or disclosure of an Acquisition Proposal in respect of PRE or the intention by any Person to make such an Acquisition Proposal and (ii) within 12 months after the date of such termination pursuant to Section 8.01(h) or Section 8.01(c), PRE enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then PRE will, upon the earlier to occur of the entering into such letter of intent, agreement-in principle, acquisition agreement or other similar agreement and the consummation of such Business Combination, pay to Parent or its designee, in cash by wire transfer in immediately available funds to an account designated by Parent, the Termination Fee.

(j) For the purposes of this Section 8.02, “Business Combination” means: (i) a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving PRE as a result of which the shareholders of PRE prior to such transaction in the aggregate cease to own more than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate entity thereof); (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in PRE; or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets (including stock of the respective Subsidiaries of PRE), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of PRE and its Subsidiaries, taken as a whole.

(k) The parties acknowledge and agree that in no event shall PRE be required to pay the Termination Fee on more than one occasion. In the event the Termination Fee is paid to Parent in accordance with this Section 8.02, such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries, shareholders and Representatives against PRE or any of its Subsidiaries, shareholders and Representatives with respect to the termination, event or breach giving rise to that payment, except in the case of fraud or any willful or intentional breach of any provision of this Agreement.

(l) Upon any termination of this Agreement in circumstances where the Termination Fee, the Go-Shop Termination Fee, or the No Approval Fee is payable, PRE shall, in addition to payment of the Termination Fee, the Go-Shop Termination Fee or the No Approval Fee (as applicable), reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than three Business Days after such termination, for 100% of their out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in contemplation of, in connection with or in any way relating to the consideration, negotiation or implementation of this Agreement or the Transactions and other actions contemplated hereby in an amount not to exceed $35,000,000.

(m) Parent and PRE each acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if PRE or Parent fails promptly to pay any amount due to the other party pursuant to this Section 8.02 (the “Defaulting Party”), it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the Defaulting Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 8.03. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Requisite PRE Vote, but after any such approval, no amendment shall be made which by Law requires further approval or authorization by the shareholders of PRE without such further approval or authorization. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to PRE) and PRE (with respect to Parent) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of such other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement by a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay by any party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver by any party of any such right nor any single or partial exercise of any such right preclude any further exercise of such right or the exercise of any other such right.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including electronic mail transmission, so long as a receipt of such email is requested and received) and shall be given and shall be deemed given upon receipt if delivered personally, telecopied (delivery of which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties (delivery of which is confirmed) or by registered or certified mail (postage paid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, addressed to it at:

c/o Exor N.V.
Postbus 11063
1001 GB Amsterdam
Attention:	Marco Benaglia
Facsimile:	00352 22 7841
Email:	m.benaglia@lu.exor.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Toby S. Myerson
Kelley D. Parker
Facsimile:	(212) 492-0033
Email:	tmyerson@paulweiss.com
kparker@paulweiss.com
if to PRE:

PartnerRe Ltd.
Wellesley House South,
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention:	Mark Wetherhill / Chief Legal Counsel
Facsimile:	+1 441 292 3060
Email:	marc.wetherhill@partnerre.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Phillip R. Mills
Facsimile:	(212) 701-5800
Email:	phillip.mills@davispolk.com

Section 9.03. Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated to the contrary. The descriptive Article and Section headings and the table of contents contained in this Agreement are for reference purposes only and are not intended to be part of and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or other document. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The parties have participated jointly in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “herewith” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be construed non-exclusively. The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed. The phrases “the date of this Agreement,” “the date hereof” and words of similar import, shall be deemed to refer to the date set forth on the cover page of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement. References to “dollars” or “$” are to United States dollars. Each section or subsection of the PRE Disclosure Letter or Parent Disclosure Letter, as applicable, qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided, that information disclosed in one section or subsection of the PRE Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be included in each other section or subsection of such disclosure letter in which the relevance of such information would be readily apparent on the face thereof. Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time may be amended, modified or supplemented, including (i) in the case of Contracts, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes; provided, that with respect to Contracts, such rule of construction shall only be effective with respect to amendments, modification or supplements effected prior to the date hereof. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.

Section 9.04. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.05. Entire Agreement. This Agreement (including the Exhibits and Annexes hereto), the Parent Disclosure Letter, the PRE Disclosure Letter, the Statutory Merger Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings or representations by or among the parties whether written and oral with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement. Each party hereby disclaims any other representation, warranty or inducement, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, the Statutory Merger Agreement or the Transactions.

Section 9.06. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9.07. Third-Party Beneficiaries. Except (a) for the Indemnified Parties intended to benefit from the provisions of Section 6.03 and (b) the record holders of PRE Preferred Shares solely with respect to the provisions of Sections 6.11 and 6.12, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries or confer upon any Person other than the parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.08. Governing Law. This Agreement shall be governed by and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of New York with respect to contracts performed within that state; provided, that any provisions of this Agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including but not limited to mergers under the Companies Act) shall be governed by and in accordance with the laws of Bermuda.

Section 9.09. Consent to Jurisdiction; Venue. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Supreme Court of Bermuda (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Supreme Court of Bermuda, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 9.02 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.10. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to a decree of specific performance and shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Legal Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law.

Section 9.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations arising under this Agreement shall be directly or indirectly assigned, delegated sublicensed or transferred by any of the parties (whether by operation of law or otherwise), in whole or in part, to any other Person (including any bankruptcy trustee) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign any of their respective rights and obligations to any financing source for security purposes, and the enforcement of all rights and remedies that Parent and Merger Sub, as applicable, has against PRE, but no such assignment will relieve Parent and Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.12. Expenses. Subject to the provisions of Section 8.02, all costs and expenses (including those payable to Representatives) incurred in connection with this Agreement and the Transactions and shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing, and mailing the Proxy Statement (including filing fees related thereto) and those expenses incurred in connection with obtaining the Transaction Approvals will be shared equally by Parent and PRE.

Section 9.13. Guarantee. Parent Guarantor absolutely, irrevocably and unconditionally guarantees the full and timely payment and performance of the obligations of Parent when due and payable or required to be performed, as applicable, in accordance with this Agreement. If Parent fails to discharge any of its obligations when due under this Agreement, upon written notice from PRE to Parent Guarantor of such failure, Parent Guarantor will perform and discharge such obligations. To enforce the obligations of Parent Guarantor in this Section 9.13, it shall not be necessary for PRE first to (a) institute suit or exhaust its remedies against Parent or any other Person, (b) join Parent or any other Person in any action seeking to enforce any obligation hereunder or (c) resort to any other means of obtaining payment or enforcement of the obligations of Parent. The guarantee set forth in this Section 9.13 is a continuing and absolute guarantee, and it will not be discharged, and will remain in full force and effect, until the full payment and performance required to be paid and performed by Parent pursuant to this Agreement is satisfied. The guarantee set forth in this Section 9.13 shall immediately and automatically terminate upon the full payment and performance of all amounts and obligations required to be paid and performed by Parent pursuant to the terms of this Agreement. In addition to the obligations of Parent Guarantor contained in this Section 9.13, Parent Guarantor intends to be directly bound by Section 6.12(c)(i).

Section 9.14. Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Abstention Transaction” shall have the meaning set forth in Section 6.13(d).

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by PRE from and after the date of this Agreement that contains customary confidentiality and other terms that are not materially less favorable in the aggregate to PRE than those contained in the Confidentiality Agreement.

“Acquisition Agreement” shall have the meaning set forth in Section 6.08(a).

“Acquisition Proposal” means any proposal or offer made by any Person (other than Parent and its Subsidiaries) with respect to: (i) a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving PRE; (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in PRE; or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets (including stock of the respective Subsidiaries of PRE), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of PRE and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Introduction.

“All-Cash Transaction” shall have the meaning set forth in Section 6.13(c).

“Alternate Exchange Offer” shall have the meaning set forth in Section 6.12(c)(iii).

“Alternate Exchange Securities” shall have the meaning set forth in Section 6.12(c)(iii).

“Alternate Tax Opinion” shall have the meaning set forth in Section 6.12(c)(ii).

“Applicable SAP” means, with respect to any Insurance Subsidiary of PRE the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the Insurance Regulator of the jurisdiction of domicile of such PRE Insurance Subsidiary under applicable Insurance Law.

“Appraised Fair Value” means the fair value of a PRE Dissenting Share as appraised by the Supreme Court of Bermuda, under Section 106(6) of the Companies Act.

“Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director of PRE.

“Assumed Reinsurance Contract” shall mean means a reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement or Contract under which any PRE Insurance Subsidiary is the reinsurer or retrocessionaire.

“AXIS” shall have the meaning set forth in the Recitals.

“AXIS Agreement” shall have the meaning set forth in the Recitals.

“AXIS Termination Fee” shall have the meaning set forth in the Recitals.

“Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“Business Combination” shall have the meaning set forth in Section 8.02(j).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, Milan or Bermuda are obligated by Law or executive order to be closed.

“Bye-Laws” shall have the meaning set forth in Section 3.01(c).

“Ceded Reinsurance Contract” means a reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement or Contract under which any Insurance Subsidiary of PRE is a cedent or retrocedent.

“Certificate of Merger” shall have the meaning set forth in Section 1.01.

“Change of Recommendation” shall have meaning set forth in Section 6.08(c).

“Chosen Courts” shall have the meaning set forth in Section 9.09.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Code” shall have the meaning set forth in the Recitals.

“Companies Act” shall have the meaning set forth in the Recitals.

“Conditional Dividend Record Date” shall have the meaning set forth in Section 6.01(b).

“Conditional Extraordinary Dividend” shall have the meaning set forth in Section 6.01(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02.

“Continuation Period” shall have the meaning set forth in Section 6.05(a).

“Continuing Employee” shall mean any employee of PRE or any of its Subsidiaries who continues employment with the Surviving Company or any of its Affiliates.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Costs” shall have the meaning set forth in Section 8.02(a).

“Data Protection Laws” means any data protection Laws and regulations in the United States of America, the European Union, or elsewhere in the world.

“Defaulting Party” shall have the meaning set forth in Section 8.02(m).

“Distributable Amount” shall have the meaning set forth in Section 6.11.

“Distributions” shall have the meaning set forth in Section 6.11.

“Effective Time” shall have the meaning set forth in Section 1.01.

“End Date” shall have the meaning set forth in Section 8.01(c).

“Environmental Law” means any applicable Law that has as its principal purpose the protection of the environment.

“Equity Award” shall have the meaning set forth in Section 3.02(a).

“ERISA” shall have the meaning set forth in Section 3.18(a).

“ESPP” shall mean PRE’s 2009 Employee Share Purchase Plan.

“Exchange Act” shall have the meaning set forth in Section 3.08(b).

“Exchange Offer” shall have the meaning set forth in Section 6.12(b).

“Exchange Securities” shall have the meaning set forth in Section 6.12(b).

“Excluded Shares” shall have the meaning set forth in Section 2.01(a).

“EXOR Shares” shall have the meaning set forth in Section 6.13(a).

“Facilities” shall mean, collectively, each “Facility” as defined in the Facilities Agreement.

“Facilities Agreement” shall mean that certain Agreement, dated as of May 11, 2015, by and among the Parent Guarantor, Parent, Citigroup Global Markets Limited and Morgan Stanley Bank International Limited as mandated lead arrangers, the financial institutions listed on Schedule 1 thereto, and Citibank International Limited as facility agent (as amended, supplemented or otherwise modified from time to time to the extent not prohibited by Section 6.10 of this Agreement).

“GAAP” shall have the meaning set forth in Section 3.11(a)(ii).

“Go-Shop Period End Date” shall have the meaning set forth in Section 6.08(a).

“Go-Shop Termination” shall have the meaning set forth in Section 6.08(e).

“Go-Shop Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Governmental Entity” shall have the meaning set forth in Section 3.08.

“Grant Date” shall have the meaning set forth in Section 3.02(c).

“Hazardous Substance” means any pollutant, contaminant, or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Hedging Arrangement” means any agreement or arrangement designed to fix, alter, mitigate or swap, or that has the effect of fixing, altering, mitigating or swapping, the risks of any Person arising from its ownership of PRE Common Shares, including any hedge, call, put, swap, collar, floor, cap, option, swaption, derivative transaction, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any security at a future date for a specific price).

“HSR Act” shall have the meaning set forth in Section 3.08(e).

“Indemnified Parties” shall have the meaning set forth in Section 6.03(a).

“Information Security Breach” means any unauthorized acquisition of or access to, or unauthorized disclosure of, any Personal Data of employees or customers of a party or any of its Subsidiaries.

“Initial Distributable Amount” shall have the meaning set forth in Section 6.11.

Insurance Approvals” means those Transaction Approvals identified as “Insurance Approvals” on Section 3.08(f) of the PRE Disclosure Letter.

“Insurance Laws” means all Laws (including all applicable domestic, foreign (including Bermuda), national, provincial, federal, state and local statutes and regulations) regulating the business and products of insurance or concerning the regulation of insurance companies (including acquisition of control), all applicable requirements relating to the sale, issuance, marketing, advertising, and administration of insurance products and all applicable Orders of Insurance Regulators.

“Insurance Regulator” means all Governmental Entities regulating the business of insurance and reinsurance under applicable Insurance Law.

“Insurance Subsidiaries” shall have the meaning set forth in Section 3.16(a).

“Intellectual Property” means: (i) patents, patent applications and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof; (iii) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration thereof; (iv) trade secrets under applicable Laws, including confidential and proprietary information and know-how; (v) moral rights, rights of publicity and rights of privacy; and (vi) any other intellectual property rights, or similar proprietary or industrial rights, under the Laws of any jurisdiction.

“Interested Party Transaction” shall mean have the meaning set forth in Section 3.25.

“Investment Assets” shall have the meaning set forth in Section 3.15(a).

“Investment Guidelines” shall have the meaning set forth in Section 3.15(a).

“IRS” shall have the meaning set forth in Section 6.12(a).

“IT Systems” shall mean, with respect to a party and its Subsidiaries, all information technology systems, owned or otherwise used by such party or its Subsidiaries in their respective businesses, including servers, computer hardware, networks, software, databases, telecommunications systems, interfaces, and their related systems.

“Junior Shares” means the PRE Common Shares and any other class or series of shares of PRE now or hereafter issued and outstanding over which all of the PRE Preferred Shares have preference or priority in either (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of PRE.

“Knowledge” shall mean (i) with respect to Parent, the actual knowledge, without due inquiry, of the officers of Parent Guarantor set forth in Section 9.14(a) of the Parent Disclosure Letter and (ii) with respect to PRE, the actual knowledge, without due inquiry, of the officers of PRE set forth in Section 9.14(a) of the PRE Disclosure Letter, as the case may be.

“Law” shall mean any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.22(b).

“Legal Actions” shall have the meaning set forth in Section 3.14.

“Liabilities” shall have the meaning set forth in Section 3.12(a).

“Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

“Listed Transaction” shall have the meaning set forth in Section 6.12(a).

“Matching Period” shall have the meaning set forth in Section 6.08(e).

“Material Adverse Effect” means, (1) for purposes of the representations and warranties in Article 3, the covenants of PRE hereunder and the conditions in Section 7.03, any event, circumstance, change or effect that is materially adverse (a) to the business, operations, assets or financial condition of PRE (or for purposes of

Section 5.03, the Surviving Company) or its Subsidiaries, taken as a whole, or (b) on the ability of such party to perform its obligations hereunder without material delay or impairment; provided, that in this case of paragraph (a) in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any events, circumstances, changes or effects resulting from any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect:

(i) (A) a change in general political, legislative, economic or financial market conditions or securities, credit, financial or other capital markets or currency conditions; (B) the commencement, continuation or escalation of actions or war, armed hostilities, sabotage, acts of terrorism, or other man-made disaster; (C) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas and product markets in which such party or its Subsidiaries conduct business; (D) any change in any applicable Laws; (E) any change in GAAP or Applicable SAP following the date of this Agreement; or (F) liabilities under policies of insurance written or Assumed Reinsurance Contracts from any terrorist act, earthquake, hurricane, tsunami, tornado, windstorm, epidemic or other natural or man-made disaster; except in the case of the foregoing clauses (A) through (E) to the extent those events, circumstances, changes or effects have a disproportionate effect on such party and its Subsidiaries compared to other companies of similar size operating in the industries and geographic regions in which such party and its Subsidiaries operate; and

(ii) (A) the public announcement of the execution of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, cedents, reinsureds, retrocessionaires, reinsurance brokers or intermediaries, suppliers, vendors, lenders, venture partners or employees; (B) any decline, in and of itself, in the market price, or change in trading volume, of the PRE Common Shares; the failure, in and of itself, to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement; (D) any action taken at the written request of the other party; or (E) any change or announcement of a potential change in such Person’s or any of its Subsidiaries’ credit or claims paying rating or the rating of any of its or its Subsidiaries’ businesses or securities; provided, that the exceptions described in the foregoing clauses (B) and (C) shall not prevent or otherwise affect a determination that any underlying changes, state of facts, circumstances, events or effects have resulted in, or contributed to, a Material Adverse Effect; or

(2) for purposes of the representations and warranties in Article 4, the covenants of Parent made hereunder and the conditions in Section 7.02, any event, circumstance, change or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Memorandum of Association” shall have the meaning set forth in Section 3.01(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Application” shall have the meaning set forth in Section 1.01.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Director” shall have the meaning set forth in the Recitals.

“Net Income” shall have the meaning set forth in Section 6.11.

“Newly Issued Surviving Company Preferred Shares” shall have the meaning set forth in Exhibit A.

“No Approval Fee” shall have the meaning set forth in Section 8.02(e).

“Non-U.S. Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“NYSE” shall have the meaning set forth in Section 3.08(c).

“Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.21(a)(iii).

“Owned Real Property” shall have the meaning set forth in Section 3.22(a).

“Parent” shall have the meaning set forth in the Introduction.

“Parent Assets” shall have the meaning set forth in Section 4.03(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Counsel” shall have the meaning set forth in Section 5.04.

“Parent Disclosure Letter” shall have the meaning set forth in Article 4.

“Parent Guarantor” shall have the meaning set forth in the Introduction.

“Partial AXIS Reimbursement” shall have the meaning set forth in Section 8.02(h).

“parties” shall have the meaning set forth in the Introduction.

“Paul, Weiss” shall have the meaning set forth in Section 1.02.

“Paying Agent” shall have the meaning set forth in Section 2.02(a).

“Payment Fund” shall have the meaning set forth in Section 2.02(b).

“Permits” shall have the meaning set forth in Section 3.23(a).

“Permitted Encumbrance” means, with respect to a party: (i) statutory liens securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements included in the SEC Reports of such party; (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties; (iii) restrictions on transfer imposed by applicable Laws; (iv) assets pledged or transferred to secure reinsurance or retrocession obligations;

(v) ordinary course securities lending and short-sale transactions entered into in accordance with the Investment Guidelines; (vi) investment securities held in the name of a nominee, custodian or other record owner; (vii) statutory deposits required under any applicable Insurance Laws or as may be required under other applicable Laws or Material Contracts, Reinsurance Contracts or Benefit Plans; (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (ix) zoning, building codes and other land use laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon and which are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property; (x) encumbrances and restrictions on any Owned Real Property or Leased Real Property (including easement, covenants, conditions, rights of way and similar restrictions) that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the present or intended use, occupancy and/or operation of such Owned Real Property or Leased Real Property; or (xi) any failure to hold good title which would not reasonably be expected, individually or in the aggregate, to materially detract from the value of any of the property, rights or assets of the business of such party or any of the Subsidiaries of such party or materially interfere with the use thereof as currently used by such party or, as the case may be, any of the Subsidiaries of such party.

“Person” shall mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Policies” shall mean all policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by a party or any of its Insurance Subsidiaries.

“PRE” shall have the meaning set forth in the Introduction.

“PRE Assets” shall have the meaning set forth in Section 3.06(b).

“PRE Board” shall have the meaning set forth in the Recitals.

“PRE Board Recommendation” shall have the meaning set forth in Section 3.04(a).

“PRE Bye-law Amendment” shall mean amending the PRE Bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”.

“PRE Certificate” shall have the meaning set forth in Section 2.02(a).

“PRE Common Share” shall have the meaning set forth in Section 2.01(a).

“PRE Consideration” shall have the meaning set forth in Section 2.01(b).

“PRE Contracts” shall have the meaning set forth in Section 3.06(c).

“PRE’s Counsel” shall have the meaning set forth in Section 5.04.

“PRE Credit Facilities” shall mean those letter of credit facilities set forth on Section 9.14 of the PRE Disclosure Letter.

“PRE Disclosure Letter” shall have the meaning set forth in Article 3.

“PRE Dissenting Holder” shall mean a holder of PRE Common Shares or PRE Preferred Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of PRE Common Shares or PRE Preferred Shares (as applicable) to require appraisal of their PRE Common Shares pursuant to Bermuda Law.

“PRE Dissenting Shares” shall mean PRE Common Shares held by a PRE Dissenting Holder.

“PRE Option” shall have the meaning set forth in Section 2.03(a).

“PRE Option Payments” shall have the meaning set forth in Section 2.03(a).

“PRE Other Share-Based Award” shall have the meaning set forth in Section 2.03(c).

“PRE Preferred Percentage Interest” shall mean, with respect to any Person, an amount (expressed as a percentage) equal to: (i) the number of PRE Preferred Shares held of record by such Person as of the Effective Time divided by (ii) the total number of PRE Preferred Shares issued and outstanding as of the Effective Time.

“PRE Preferred Shares” shall mean each of PRE’s 6.50% Series D Cumulative Preferred Shares, $1.00 par value (“Series D Preferred”), 7.25% Series E Cumulative Preferred Shares, $1.00 par value (“Series E Preferred”) and 5.875% Series F Non-Cumulative Preferred Shares, $1.00 par value (“Series F Preferred”).

“PRE SAR” shall have the meaning set forth in Section 2.03(b).

“PRE SAR Payments” shall have the meaning set forth in Section 2.03(b).

“PRE SEC Reports” shall mean SEC Reports of PRE.

“PRE Share Plans” shall mean the PartnerRe Ltd. Amended and Restated Employee Equity Plan, the PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan and the PartnerRe Ltd. Amended Employee Incentive Plan, in each case, as amended from time to time.

“PRE Share Register” shall have the meaning set forth in Section 2.02(a).

“PRE Shareholders” shall have the meaning set forth in Section 2.01(b).

“PRE Shareholders Meeting” shall have the meaning set forth in Section 5.01(d).

“Preferred Payment Fund” shall have the meaning set forth in Section 6.12(c)(i).

“Proxy Statement” shall have the meaning in Section 3.28.

“Purchase Plans” shall have the meaning in Section 6.05(b).

“Real Property Lease” shall have the meaning set forth in Section 3.22(b).

“Registrar” shall have the meaning set forth in Section 1.01.

“Regulatory Material Adverse Effect” shall have the meaning set forth in Section 5.03(d).

“Reinsurance Contracts” means the Assumed Reinsurance Contracts and the Ceded Reinsurance Contracts.

“Relevant Record Holders” shall have the meaning set forth in Section 6.01(b).

“Representatives” shall have the meaning set forth in Section 6.08(b).

“Required Permits” shall have the meaning set forth in Section 3.23(a).

“Requisite Merger Sub Vote” means the approval and adoption of this Agreement, the Statutory Merger Agreement and the Merger by Parent, in its capacity as the sole shareholder of Merger Sub, which approval is provided in the form of a written resolution of Parent.

“Requisite PRE Vote” means the affirmative vote of a majority of the votes cast at a duly convened meeting of the shareholders of PRE, at which a quorum is present in accordance with PRE’s Bye-Laws, to approve and adopt this Agreement, the Statutory Merger Agreement, and the Merger; provided that if the PRE Bye-law Amendment is not approved, then “Requisite PRE Vote” shall mean the affirmative vote of three fourths of the votes cast at a duly convened meeting of the shareholders of PRE at which a quorum is present to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger in accordance with section 106(4A) of the Companies Act.

“Ruling” shall have the meaning set forth in Section 6.12(a).

“SEC” shall have the meaning set forth in Section 3.08(b).

“SEC Reports” shall have the meaning set forth in Section 3.10(a).

“Securities” shall have the meaning set forth in Section 3.02(b).

“Securities Act” shall have the meaning set forth in Section 3.10(a).

“Series D-1 Preferred” shall have the meaning set forth in Exhibit A.

“Series E-1 Preferred” shall have the meaning set forth in Exhibit A.

“Series F-1 Preferred” shall have the meaning set forth in Exhibit A.

“Shareholders Meeting” shall have the meaning set forth in Section 3.28.

“Solicitation Period” shall have the meaning set forth in Section 6.08(a).

“Specified Approvals” shall have the meaning set forth in Section 4.05(b).

“SSPP” shall mean PRE’s Swiss Share Purchase Plan.

“Statutory Merger Agreement” shall have the meaning set forth in the Recitals.

“Statutory Statements” shall have the meaning set forth in Section 3.16(c).

“Subsidiary” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of: (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person; or (iii) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superior Acquisition Agreement” shall have the meaning set forth in Section 6.08(e).

“Superior Acquisition Meeting” shall have the meaning set forth in Section 6.13(b).

“Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of the “Acquisition Proposal” to 15% shall be replaced by 50%) made after the date of this Agreement by any Person (other than Parent or its Subsidiaries on terms that the PRE Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the PRE Board considers to be appropriate (including all the terms and conditions of the Acquisition Proposal, including any break-up fees, conditions to consummation, the timing and likelihood of consummation of such proposal), are more favorable to PRE and the PRE Shareholders than the transactions contemplated by this Agreement, taking into account any change to the transaction proposed by Parent.

“Superior Proposal Notice” shall have the meaning set forth in Section 6.08(e).

“Surviving Company” shall have the meaning set forth in the Recitals.

“Surviving Company Preferred Shares” shall have the meaning set forth in Section 2.01(g).

“Takeover Statutes” shall have the meaning set forth in Section 3.24.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including, without limitation, information returns, declarations of estimated Taxes, amended returns or claims for refunds (and any attachments thereto).

“Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Termination Fee” shall have the meaning set forth in Section 8.02(c).

“Third Party Securities” shall have the meaning set forth in Section 6.13(c).

“Transaction Approvals” shall mean have the meaning set forth in Section 3.08(f).

“Transactions” means the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“Treasury Regulations” shall have the meaning set forth in the Recitals.

“U.S. Benefit Plans” shall have the meaning set forth in Section 3.18(b).

“Uncertificated PRE Common Shares” shall have the meaning set forth in Section 2.02(a).

“VWAP” shall mean, with respect to the Third Party Securities, the volume-weighted average price per share on the principal securities exchange on which such Third Party Securities trade, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Parent) in respect of the twenty consecutive trading day period, beginning at the open of trading on the first trading day of such period and continuing until the close of trading on such twentieth trading day.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXOR N.V.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Director

PILLAR LTD.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Director

PARTNERRE LTD.

By:	/s/ David Zwiener
Name: David Zwiener
Title: President and Chief Executive Officer

EXOR S.p.A,*

By:	/s/ John Elkann
Name: John Elkann
Title: Chairman and CEO

* solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13

[Signature Page to Agreement and Plan of Merger]

Exhibit A

PRE Preferred Shares

Exchange Offer Term Sheet

The following is a summary of the principal terms of the proposed Exchange Offer. Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Exchange Offer:

1.      Each share of PRE’s 6.50% Series D Cumulative Preferred Shares, $1.00 par value that were continued as Surviving Company Preferred Shares with the same terms at Closing shall be exchangeable for one share of Surviving Company 7.50% Series D-1 Cumulative Preferred Shares, $1.00 par value (“Series D-1 Preferred”);

2.      Each share of PRE’s 7.25% Series E Cumulative Preferred Shares, $1.00 par value that were continued as Surviving Company Preferred Shares with the same terms at Closing shall be exchangeable for one share of Surviving Company 8.25% Series E-1 Cumulative Preferred Shares, $1.00 par value (“Series E-1 Preferred”); and

3.      Each share of PRE’s 5.875% Series F Non-Cumulative Preferred Shares, $1.00 par value that were continued as Surviving Company Preferred Shares with the same terms at Closing shall be exchangeable for one share of Surviving Company 6.875% Series F-1 Non-Cumulative Preferred Shares, $1.00 par value (“Series F-1 Preferred”, and together with the Series D-1 Preferred and Series E-1 Preferred, the “Newly Issued Surviving Company Preferred Shares”).

Summary of Material Terms of Newly Issued Surviving Company Preferred Shares:

The terms of the Newly Issued Surviving Company Preferred Shares will be provided in certificates of designation satisfactory to the Surviving Company, which will be substantially identical to the existing certificates of designation for each applicable series, but for the following changes:

1.      Dividend Rate: 100 basis points greater than current per annum dividend rate of the applicable series of preferred. As a result, each series of Newly Issued Surviving Company Preferred Shares shall have the following dividend rates:

a.      7.50% of the liquidation preference per annum with respect to the Series D-1 Preferred

b.      8.25% of the liquidation preference per annum with respect to the Series E-1 Preferred

c.      6.875% of the liquidation preference per annum with respect to the Series F-1 Preferred

2.      Redemption: Not redeemable by the Surviving Company prior to the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, except (i) with respect to the Series E-1 Preferred or Series F-1 Preferred (as applicable), if a “Change in Tax Law”

(as defined in the certificates of designation for the Series E Preferred and Series F Preferred, as applicable) occurs, subject to the terms set forth in such certificates of designation; or (ii) with respect to the Series F-1 Preferred, if a “Capital Disqualification Event” occurs (as defined in the certificate of designation for the Series F Preferred), subject to the terms set forth in such certificate of designation.

3.      Surviving Company Distribution Restrictions: From and after the Closing until December 31, 2020, the Surviving Company shall not make any Distributions in respect of any Junior Shares, except for Distributions during any fiscal quarter that do not, in the aggregate, exceed the Distributable Amount; provided, that with respect to the first fiscal quarter immediately following the Closing Date, the “Distributable Amount” shall be the Initial Distributable Amount; provided, further, that if the Surviving Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Surviving Company’s Net Income during such subsequent fiscal quarters.

Listing and Registration:	Newly Issued Surviving Company Preferred Shares to be registered with the SEC, listed for public trading, and otherwise issued in accordance with all applicable laws.

Conditions to the Exchange Offer:	The making, and acceptance, of the Exchange Offer shall be subject to compliance by the Issuer and exchanging holders with applicable laws.

Exhibit B

FORM OF TAX OPINION

212 373 3000

212 757 3990

www.paulweiss.com

                    , 2015

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Exchange Offer”) wherein PartnerRe (as the Surviving Company in the Merger described in the Agreement and Plan of Merger by and among Parent, Merger Sub, PartnerRe and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 thereof, Parent Guarantor, dated as of August [●], 2015 (the “Merger Agreement”)) has offered to exchange each of its Series D Preferred, Series E Preferred and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares”) for a new series of preferred shares (the “Exchange Securities”). This Exchange Offer is being offered pursuant to the materials delivered to the existing holders of the Surviving Company Preferred Shares in connection with the Exchange Offer (the “Exchange Offer Materials”) and offers the terms described in the Merger Agreement. This opinion is being furnished to you pursuant to Section 4.10 of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Exchange Offer Materials. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified, is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from Parent and the Surviving Company dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Exchange Offer, and the characterization of the Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year. The determination of whether stock is fast-pay stock is based on all the relevant facts and circumstances, and the regulations provide that regulations on fast-pay stock and fast-pay arrangements are “intended to prevent the avoidance of tax by persons participating in fast pay arrangements... and should be interpreted in a manner consistent with this purpose.” Treas. Reg. § 1.7701(l)-3(a). In particular, the fast-pay regulations appear to seek to prevent shifting dividend income to tax indifferent parties.

The obligation to undertake the Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Exchange Securities being offered in exchange for the Surviving Company Preferred Shares have increased dividend rates, a dividend blocker as contemplated by the Merger Agreement, and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares. We understand that at the Closing of the Exchange Offer, each series of the Surviving Company Preferred Shares may trade above its redemption value. The Exchange Securities will be widely held and publicly traded. All shares of the Surviving Company other than the Surviving Company Preferred Shares are owned by a single non-U.S. shareholder.

There is no direct guidance on the treatment of an exchange of preferred stock for preferred stock when the old preferred shares trade above the redemption price. The Exchange Offer was undertaken for business purposes in connection with a larger business transaction. It was not undertaken for tax avoidance purposes described in the fast-pay regulations or other authorities on such regulations.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Exchange Securities should not be fast-pay stock, and that the transactions effected by the Exchange Offer should not result in a fast-pay arrangement.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Exchange Offer Materials may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

Exhibit C

FORM OF ALTERNATE TAX OPINION

212 373 3000

212 757 3990

www.paulweiss.com

                    , 2015

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Exchange Offer”) wherein PartnerRe (as the Surviving Company in the Merger described in the Agreement and Plan of Merger by and among Parent, Merger Sub, PartnerRe and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 thereof, Parent Guarantor, dated as of August [●], 2015 (the “Merger Agreement”)) has offered to exchange each of its Series D Preferred, Series E Preferred, and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares”) for a new series of preferred shares (the “Alternate Exchange Securities”). This Alternate Exchange Offer is being offered pursuant to the materials delivered to the existing holders of the Surviving Company Preferred Shares in connection with the Alternate Exchange Offer (the “Alternate Exchange Offer Materials”) and offers the terms described in the Merger Agreement. This opinion is being furnished to you pursuant to Section 6.12 of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Alternate Exchange Offer Materials. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from Parent and the Surviving Company dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Alternate Exchange Offer, and the characterization of the Alternate Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year.

The obligation to undertake the Alternate Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Alternate Exchange Securities being offered in exchange for the Surviving Company Preferred Shares will have a dividend blocker as contemplated by the Merger Agreement and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares. We note that as further incentive to encourage the PRE Board to enter into the Merger Agreement, all holders of record of PRE Preferred Shares as of the Effective Time also received an inducement payment from Parent Guarantor equal to their pro rata share, determined in accordance with their PRE Preferred Percentage Interest, of approximately $42.7 million, which is the entire amount of 100 basis points of additional dividend payments for five years on all PRE Preferred Shares.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Alternate Exchange Securities will not be fast-pay stock, and that the transactions effected by the Alternate Exchange Offer will not result in a fast-pay arrangement.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Alternate Exchange Offer Materials may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

Exhibit D

FORM OF TAX OPINION

212 373 3000

212 757 3990

www.paulweiss.com

                    , 2015

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Exchange Offer”) wherein PartnerRe intends to offer to exchange each of its Series D Preferred, Series E Preferred, and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares” or, before the consummation of the Merger, the “PRE Preferred Shares”) for a new series of preferred shares (the “Exchange Securities”). This Exchange Offer is contemplated by the Agreement and Plan of Merger by and among EXOR N.V., Pillar Ltd., PartnerRe Ltd. and solely with respect to Sections 4.01 to 4.05, Section 6.13 and 9.13, EXOR S.p.A., dated as of August 2, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of [●] (the “Merger Agreement).” Following the Merger but before the consummation of the Exchange Offer, holders of the Surviving Company Preferred Shares will hold shares that are eligible to participate in the Exchange Offer. PartnerRe has obtained a private letter ruling from the Internal Revenue Service, dated [●] (the “Private Letter Ruling”), to the effect that the Surviving Company Preferred Shares [will not be fast-pay stock]. This opinion is being furnished to you pursuant to Section 6.12(d) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Private Letter Ruling. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from PartnerRe dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Exchange Offer, and the characterization of the Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year.

The obligation to undertake the Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Exchange Securities being offered in exchange for the Surviving Company Preferred Shares have increased dividend rates, a dividend blocker as contemplated by the Merger Agreement, and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Surviving Company Preferred Shares will not be fast-pay stock following the consummation of the Merger and before the consummation of the Exchange Offer.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Private Letter Ruling may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

Exhibit E

212 373 3000

212 757 3990

www.paulweiss.com

                    , 2015

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Alternate Exchange Offer”) wherein PartnerRe intends to offer to exchange each of its Series D Preferred, Series E Preferred, and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares” or, before consummation of the Merger, the “PRE Preferred Shares”) for a new series of preferred shares (the “Alternate Exchange Securities”). This Alternate Exchange Offer is contemplated by the Agreement and Plan of Merger by and among EXOR N.V., Pillar Ltd., PartnerRe Ltd. and solely with respect to Sections 4.01 to 4.05, Section 6.13 and 9.13, EXOR S.p.A., dated as of August 2, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of [●] (the “Merger Agreement).” Following the Merger but before the consummation of the Alternate Exchange Offer, holders of the Surviving Company Preferred Shares will hold shares that are eligible to participate in the Alternate Exchange Offer. This opinion is being furnished to you pursuant to Section 6.12(d) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed a copy of the Merger Agreement. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from PartnerRe dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Alternate Exchange Offer, and the characterization of the Alternate Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year.

The obligation to undertake the Alternate Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Alternate Exchange Securities being offered in exchange for the Surviving Company Preferred Shares will have a dividend blocker as contemplated by the Merger Agreement and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares. We note that as further incentive to encourage the PRE Board to enter into the Merger Agreement, all holders of record of PRE Preferred Shares as of the Effective Time also received an inducement payment from Parent Guarantor equal to their pro rata share, determined in accordance with their PRE Preferred Percentage Interest, of approximately $42.7 million, which is the entire amount of 100 basis points of additional dividend payments for five years on all PRE Preferred Shares.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Surviving Company Preferred Shares will not be fast-pay stock following the consummation of the Merger and before the consummation of the Alternate Exchange Offer.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

Annex A-1

AGREED FORM

DATED                     2015

(1) PartnerRe Ltd.;

(2) Pillar Ltd.; and

(3) Exor N.V.

MERGER AGREEMENT

A-1-1

AGREED FORM

THIS MERGER AGREEMENT is dated as of                     2015

BETWEEN:

(1)	Exor N.V. a Dutch public limited liability company (naamloze vennootschap) having its registered office at Claude Debussylaan 24, NL-1082 MD Amsterdam, The Netherlands (Parent);

(2)	Pillar Ltd. an exempted company incorporated under the laws of Bermuda having its registered office at Cumberland House 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda (Merger Sub); and

(3)	PartnerRe Ltd. an exempted company incorporated under the laws of Bermuda having its registered office at Wellesley House South, 90 Pitts Bay Road Pembroke HM 08, Bermuda (PRE).

WHEREAS:

(A)	Merger Sub is a wholly-owned subsidiary of Parent;

(B)	Pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub, PRE, and solely with respect to Sections 4.01 to 4.05, Section 6.13 and Section 9.13, EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy, dated 2 August 2015 (Plan of Merger), and subject to the terms and conditions set forth therein, Parent, Merger Sub and PRE have agreed that Merger Sub will merge with and into PRE (Merger), with PRE continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (Companies Act); and

(C)	This Agreement is the Statutory Merger Agreement referred to in the Plan of Merger.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Plan of Merger.

2.	EFFECTIVENESS OF MERGER

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the Companies Act, at the Effective Time Merger Sub shall be merged with and into PRE with PRE surviving such Merger and continuing as the Surviving Company.

The Surviving Company will continue to be a Bermuda exempted company under the conditions of this Agreement and the Plan of Merger.

The Merger shall be conditional on the satisfaction or waiver on or before the Effective Time of each of the conditions to Merger identified in Article VII of the Plan of Merger.

The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

Pursuant to Section 1.01 of the Plan of Merger, the parties to this Agreement have agreed to request that the Registrar of Companies in Bermuda provides in the Certificate of Merger that the Effective Time will be 10:00 a.m. and thereby effectively requesting 9:00 a.m., New York City time, on the Closing Date.

3.	NAME OF SURVIVING COMPANY

The Surviving Company shall continue to be named “PartnerRe Ltd.”.

A-1-2

4.	MEMORANDUM OF ASSOCIATION

The memorandum of association of the Surviving Company shall be the memorandum of association of PRE immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable law.

5.	BYE-LAWS

The bye-laws of the Surviving Company shall be in the form of the bye-laws of Merger Sub in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable law.

6.	DIRECTORS

The persons whose names and addresses are set out below, shall be the Board of Directors of the Surviving Company until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws:

NAME	ADDRESS
[to be inserted prior to execution]	[to be inserted prior to execution]
[to be inserted prior to execution]	[to be inserted prior to execution]
[etc].

7.	EFFECT OF MERGER ON SHARE CAPITAL

7.1	At the Effective Time by virtue of the Merger and without any action on the part of the holder of any share capital of Merger Sub or PRE:

(a)	Notwithstanding anything in this Agreement or the Plan of Merger, to the contrary, each common share of PRE, par value $1.00 per share (each a PRE Common Share) that is owned by PRE, Parent or by any respective Subsidiary or Affiliate of PRE or Parent immediately prior to the Effective Time (Excluded Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no PRE Consideration shall be delivered in respect of the Excluded Shares.

(b)	Each PRE Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall automatically be cancelled and converted into the right to receive an amount in cash equal to $137.50 without interest thereon (PRE Consideration). As of the Effective Time, all PRE Common Shares shall be cancelled automatically and shall cease to exist and the holders of PRE Common Shares (PRE Shareholders) shall cease to have any rights with respect to such PRE Common Shares, except: (i) in the case of the PRE Common Shares (other than Excluded Shares), the right to receive the PRE Consideration in accordance with Section 2.02 of the Plan of Merger, and (ii) in the case of the PRE Dissenting Shares that are PRE Common Shares, the PRE Consideration in accordance with Section 2.02 of the Plan of Merger plus the excess, if any, of the fair value thereof as determined in accordance with (and subject to the terms and conditions of) the Plan of Merger over the PRE Consideration.

(c)	Each common share of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into one validly issued, fully paid and non-assessable common share of the Surviving Company, par value $1.00 per share.

(d)

The PRE Consideration shall be appropriately adjusted to reflect fully and equitably the effect of any share split, reverse share split, share consolidation, share subdivision, share bonus issue, share dividend (including any dividend or similar distribution of securities convertible into PRE Common Shares), reorganization, recapitalization, reclassification or other similar event that occurs between the date of this Agreement and the Effective Time with respect to PRE Common Shares in order to provide the

A-1-3

PRE Shareholders with the same economic effect as contemplated by this Agreement and the Plan of Merger prior to any such event; provided, that nothing in this Section 7.1(d) nor Section 2.01(d) of the Plan of Merger shall be construed to permit PRE to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Plan of Merger.

(e)	At the Effective Time any PRE Dissenting Shares shall be cancelled, and unless otherwise required by applicable Law, be converted into the right to receive the PRE Consideration as described in Section 2.01(b) of the Plan of Merger or, as the case may be, the preferred shares of the Surviving Company as described in Section 2.01(g) of the Plan of Merger and any PRE Dissenting Holders, in the event that the Appraised Fair Value of a PRE Dissenting Share is greater than the PRE Consideration or, as the case may be, the value of their preferred shares of the Surviving Company described in Section 2.01(g) of the Plan of Merger, be entitled to receive such difference from the Surviving Company by payment within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure. PRE shall give Parent: (i) prompt notice of (A) any demands for appraisal of PRE Dissenting Shares or withdrawals of such demands received by PRE and (B) to the extent that PRE has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the PRE Dissenting Shares; and (ii) to the extent permitted by applicable Law, the opportunity to participate with PRE in, and to be regularly consulted by PRE with respect to, any settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act.

(f)	Each of the PRE Preferred Shares issued and outstanding at the Effective Time shall remain outstanding as preferred shares of the Surviving Company (Surviving Company Preferred Shares) and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificate of designation, preferences and rights of such PRE Preferred Shares.

8.	SETTLEMENT OF MERGER CONSIDERATION

Promptly after the Effective Time the exchange procedures identified in Section 2.02 of the Plan of Merger shall be implemented.

9.	MISCELLANEOUS

9.1	Termination, Amendment and Waiver

(a)	This Agreement shall terminate upon the earliest to occur of: (i) agreement in writing between Parent, Merger Sub and PRE at any time prior to the Effective Time; and (ii) automatically upon termination of the Plan of Merger in accordance with its terms. Without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto (including those which have accrued under the Plan of Merger), if this Agreement is terminated pursuant to this Section then this Agreement shall terminate and there shall be no other liability between Parent and Merger Sub, on the one hand, or PRE, on the other hand.

(b)	The amendment and extension; waiver provisions set out in Sections 8.03 and 8.04 of the Plan of Merger shall apply to this Agreement mutatis mutandis.

9.2	Entire Agreement

Except as set out in the Plan of Merger, this Agreement and any documents referred to in this Agreement, constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

9.3	Execution in Counterparts

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

A-1-4

10.	NOTICES

Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

IF TO PARENT OR TO MERGER SUB, TO:

c/o Exor N.V.

Postbus 11063

1001 GB Amsterdam

Attention: Marco Benaglia

Facsimile: 00352 22 7841

Email: m.benaglia@lu.exor.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Toby S. Myerson

Kelley D. Parker

Facsimile: (212) 492-0033

Email: tmyerson@paulweiss.com

kparker@paulweiss.com

IF TO PRE, TO:

PartnerRe Ltd.

Wellesley House South, 90 Pitts Bay Road

Pembroke HM08

Bermuda

Attention: Marc Wetherhill, Chief Legal Counsel

Facsimile: (441) 292 3060

Email: marc.wetherhill@partnerre.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Phillip R. Mills

Facsimile: (212) 701 5800

Email: phillip.mills@davispolk.com

11.	GOVERNING LAW

The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute, suite, action arbitration or proceedings (Proceedings) which may arise out of or in connection with this agreement and waive any objection to Proceedings in courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

Signature Page Follows

A-1-5

AGREED FORM

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.

SIGNED for and on behalf of PARENT

By:

Name:

Title:

SIGNED for and on behalf of MERGER SUB

By:

Name:

Title:

SIGNED for and on behalf of PRE

By:

Name:

Title:

A-1-6

Annex B

August 2, 2015

PartnerRe Ltd.

Wellesley House, 90 Pitts Bay Road

Pembroke, Bermuda HM 08

Attention: Board of Directors

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common shares of PartnerRe Ltd., (the “Company”), par value $1.00 per share (“Company Common Shares”), of the Consideration (as defined below) set forth in the execution version of the Agreement and Plan of Merger, dated August 2, 2015 (the “Merger Agreement”), to be entered into by and among Exor N.V. (“Parent”), Pillar Ltd. (“Merger Sub”), the Company and, solely with respect to certain specified provisions of the Merger Agreement, EXOR S.p.A. As more fully described in the Merger Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease and the surviving company shall continue as a Bermuda exempted company (the “Surviving Company”), upon the terms and subject to the conditions of the Merger Agreement and a statutory merger agreement in a form to be agreed between the parties (the “Statutory Merger Agreement”) and (ii) each outstanding Company Common Share that is owned by the Company, Parent or by any respective subsidiary or affiliate of the Company or Parent (the “Excluded Persons”) immediately prior to the effective time of the Merger (the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no Merger Consideration (as defined below) shall be delivered in respect of the Excluded Shares and (iii) each outstanding Company Common Share (other than any Excluded Shares) shall automatically be cancelled and converted into the right to receive an amount in cash equal to $137.50, without interest thereon (the consideration in clause (iii), the “Merger Consideration”). In addition, the Merger Agreement provides that each holder of Company Common Shares as of immediately prior to the effective time of the Merger will be entitled to a special cash dividend of $3.00 per Company Common Share (such special dividend, together with the Merger Consideration, the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company, including certain financial forecasts relating to the Company through 2017, prepared by and provided to or discussed with us by the Company and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects. With respect to the financial forecasts for the Company that we have used and relied upon for purposes of our analyses and opinion, management of the Company has advised us, and we have assumed, that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your

Board of Directors

PartnerRe Ltd.

August 2, 2015

consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Surviving Company or any of its subsidiaries or the contemplated benefits of the Merger and that the Merger will be consummated and the special dividend will be made in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof, including as a result of the terms of the Statutory Merger Agreement. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal (including any actuarial appraisal) of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters. With your consent, we have further assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion and that the terms of the Statutory Merger Agreement will in no way be material to the contemplated benefits of the Merger, our analyses or this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders (other than the Excluded Persons) of Company Common Shares of the Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the Merger to, or any consideration to be received in connection therewith, by, the holders of any other class of securities, including the Company’s 6.50% Series D Cumulative Preferred Shares, the Company’s 7.25% Series E Cumulative Preferred Shares or the Company’s 5.875% Series F Non-Cumulative Preferred Shares, the fairness of the consideration that may be paid to dissenting holders of Company Common Shares, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee. We have not undertaken, and are no under obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company; however, we understand that the Company will solicit such indications of interest from potential buyers for a limited period after the date of the Agreement as permitted under the provisions thereof.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided, currently are providing and in the future may provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates, including capital markets transactions for CNH Global, an affiliate of Parent, for which we and

Board of Directors

PartnerRe Ltd.

August 2, 2015

our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Common Shares, other than the Excluded Persons.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Alejandro Przygoda
Managing Director

Annex C

August 2, 2015

The Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke

Bermuda

Dear Members of the Board:

We understand that PartnerRe Ltd., a Bermuda exempted company (“Company”), Exor N.V., a Dutch public limited liability company (naamloze vennootschap) (“Buyer”), Pillar Ltd., a Bermuda exempted company and wholly owned subsidiary of Buyer (“Merger Sub”) and EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy (“EXOR”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) dated as of August 2, 2015, pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company (the “Merger”) and (a) each common share, par value $1.00 per share, of Company (“Company Common Share”), other than Company Common Shares held by (i) holders who are entitled to and properly demand an appraisal of their Company Common Shares, or (ii) Company, Buyer or any respective subsidiary or affiliate of Company or Buyer (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $137.50 in cash, without interest thereon and (b) and Company will declare and pay a one-time extraordinary cash dividend to holders of Company Common Shares immediately prior to the effective time of the Merger (“Effective Time”) in the amount of $3.00 per Company Common Share (each of (a) and (b), together, the “Consideration”). Each of Company’s 6.50% Series D Cumulative Preferred Shares, $1.00 par value, 7.25% Series E Cumulative Preferred Shares, $1.00 par value and 5.875% Series F Cumulative Preferred Shares, $1.00 par value (together, “Company Preferred Shares”) that are issued and outstanding at the Effective Time shall be converted into preferred shares in the name of Company as the surviving company, and we do not express any opinion as to their conversion or the modification of their terms, or otherwise relating in any way to those preferred shares. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Shares (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts for the six months ended 2015 and the years ended 2016 and 2017 and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical share prices and trading volumes of Company Common Shares; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors

PartnerRe Ltd.

August 2, 2015

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (including loss reserves), contingent or otherwise, of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. As you are aware, management of the Company has not prepared forecasts relating to the business of the Company beyond 2017. With the consent of the Company, for purposes of our analyses, we have utilized the financial forecasts which are referred to in paragraph (iii) above and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Shares may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we have not been requested to and have not solicited indications of interest from third parties regarding a potential transaction with Company (although we note that the Agreement contains a customary ‘go-shop’ provision which continues until 11:59 p.m. (New York time) on September 14, 2015). In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory, accounting or actuarial matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is payable upon the closing of the Transaction or the expiration or termination of our engagement by Company. We in the past have provided and in the future may provide certain investment banking services to EXOR and/or certain of its affiliates, for which we have received and may receive compensation, including, during the past two years, having (a) advised Fiat S.p.A. on the acquisition of the remaining equity interests in Chrysler Group LLC from VEBA Trust (EXOR was at the time and continues to be the largest shareholder in Fiat S.p.A.) and (b) been retained to act as investment banker to the Special Committee of CNH Global in connection with the 2013 merger between CNH Global and Fiat Industrial (EXOR was at the time and continues to be the largest shareholder in Fiat Industrial and the successor firm CNH Industrial). Furthermore, we have had, and are currently engaged in, discussions with EXOR and certain of its affiliates on

The Board of Directors

PartnerRe Ltd.

August 2, 2015

matters unrelated to Company and may in the future be engaged by such parties. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, EXOR and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, EXOR and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Shares (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Gary W. Parr
Gary W. Parr
Vice Chairman

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the date before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you					For Against Abstain
vote FOR proposals 1, 2, 3 and 4.
1.	to approve amending the PartnerRe bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”				☐ ☐ ☐
2	to approve and adopt the merger agreement, the statutory merger agreement required in accordance with Section 105 of the Companies Act and the merger				☐ ☐ ☐
3	on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the merger				☐ ☐ ☐
4

to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special general meeting

☐ ☐ ☐

NOTE: This proxy when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the proposal. If any other business is presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.			Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES
CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

PartnerRe LTD.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd.

in connection with our Special General Meeting of Shareholders to be held on November 19, 2015

The undersigned shareholder(s) of PartnerRe Ltd. hereby appoint(s) Jean-Paul L. Montupet and David Zwiener, or either of them, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all of our Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Special General Meeting of Shareholders to be held Thursday, November 19, 2015 and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the approval of proposals 1, 2, 3 and 4 described on the reverse side. In his or their discretion, the proxies are authorized to vote this proxy upon such other business as may properly come before the Special General Meeting or any adjournment or postponement thereof.

Please complete, sign, date and return this card using the enclosed envelope.

PARTNERRE LTD.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	to approve and adopt the merger agreement, the statutory merger agreement required in accordance with Section 105 of the Companies Act and the merger	☐	☐	☐

4.	to approve the adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special general meeting	☐	☐	☐

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the Proposal. If any other business is presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

PartnerRe Ltd.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd. in connection with our Special General Meeting of Shareholders

to be held on November 19, 2015

The undersigned shareholder(s) of PartnerRe Ltd. hereby appoint(s) Jean-Paul L. Montupet and David Zwiener, or either of them, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all of our Preferred Shares, $1.00 par value per share which the undersigned may be entitled to vote at the Special General Meeting of Shareholders to be held November 19, 2015 and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the approval of proposals 2 and 4 described on the reverse side. In his or their discretion, the proxy is authorized to vote this proxy upon such other business as may properly come before the Special General Meeting or any adjournment or postponement hereof.

Continued and to be signed on reverse side